                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-12

                             NAB ASSET CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required. (Fee paid in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as part of related Schedule 13E-3)

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
          $ ___________________

        ------------------------------------------------------------------------

     (5)  Total fee paid: $ ___________________

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                         DISCLOSURE AND PROXY STATEMENT


                             NAB ASSET CORPORATION

           4144 N. Central Expressway, Suite 800, Dallas, Texas 75204


      SOLICITATION OF ACCEPTANCES OF A PREPACKAGED PLAN OF REORGANIZATION


    NAB Asset Corporation is soliciting votes from our shareholders for the acceptance of a "prepackaged" bankruptcy plan. Pursuant to the plan of reorganization, our shareholders will either receive cash in the amount of $0.106 per share to redeem their shares or will retain their shares of common stock. The shareholders who will retain their shares are Consumer Portfolio Services, Inc., Greenhaven Associates, Inc., and Centex Financial Services, Inc. These shareholders collectively beneficially own approximately 48% of our currently outstanding common stock. EXCEPT FOR THESE SHAREHOLDERS, ALL OF OUR SHAREHOLDERS WILL RECEIVE CASH FOR THEIR COMMON STOCK AND WILL NO LONGER OWN STOCK IN A PUBLIC COMPANY. To fund the redemption of shares, we will sell to Centex Financial newly issued shares of our common stock equal to 49.9% of the outstanding shares following the redemption. When these newly issued shares are added to the shares of our common stock currently held by Centex Financial, Centex Financial will own approximately 52% of our outstanding shares.



    Our board of directors has unanimously determined the reorganization transactions are fair to all of our shareholders, including, without limitation, our unaffiliated shareholders, and recommends you vote to accept the plan of reorganization. However, you should be aware that members of our board of directors and management have interests that give rise to actual and potential conflicts of interest with respect to the reorganization transactions. One of our directors is the sole shareholder of an entity that will receive a $6.4 million loan from Centex Financial, and two of our directors are greater than 5% shareholders of Consumer Portfolio Services, which is one of the shareholders whose shares will not be redeemed. In addition, another director is the managing director of one of our financial advisors and this advisor will be entitled to a $125,000 fee in connection with the consummation of the reorganization transactions. We did not retain an independent and disinterested third party to represent our shareholders.



    We will not hold a meeting to vote on the proposed plan of reorganization. You should complete, sign and return the applicable ballot or master ballot in accordance with the instructions set forth in this disclosure and proxy
statement by 5:00 p.m., Dallas, Texas time, on          , 2001, unless extended.
Approval of the proposed plan of reorganization requires the affirmative vote of the holders of at least two-thirds of the shares voted. Consumer Portfolio Services and Greenhaven Associates have agreed to vote in favor of the proposed plan of reorganization. Since these shareholders and Centex Financial collectively control approximately 42.7% of the voting power of our outstanding common stock, we believe it is very likely the plan of reorganization will be approved. If the plan is not accepted by the required vote, we will likely still file the reorganization case and request that the bankruptcy court confirm the plan under the provision of the bankruptcy code which is commonly referred to as the "cramdown provision." This provision would permit confirmation of the plan if the court finds the plan does not discriminate unfairly and is fair and equitable to our other shareholders.



    This disclosure and proxy statement gives you detailed information about the proposed plan of reorganization. We encourage you to read this disclosure and proxy statement carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 12 FOR A DESCRIPTION OF THE VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING THE PROPOSED PLAN OF REORGANIZATION. You should also be aware that, under certain circumstances, if the stock purchase agreement with Centex Financial is terminated and we consummate an acquisition proposal with a third party, we will owe Centex Financial a termination fee of $500,000.



    ON THE EFFECTIVE DATE OF THE PLAN, WE AND EACH SHAREHOLDER WHO SIGNS AND RETURNS A BALLOT WILL, EXCEPT AS PROVIDED BELOW, BE DEEMED TO UNCONDITIONALLY RELEASE CERTAIN PARTIES INCLUDING, WITHOUT LIMITATION, US, EACH OF OUR PRESENT AND FORMER OFFICERS AND DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, FINANCIAL ADVISORS AND OTHER REPRESENTATIVES, CENTEX FINANCIAL AND STANWICH FINANCIAL FROM ALL CLAIMS AND LIABILITIES RELATING TO THE REORGANIZATION TRANSACTIONS, EXCEPT FOR PERFORMANCE OR NONPERFORMANCE UNDER THE PLAN OF REORGANIZATION OR STOCK PURCHASE AGREEMENT OR ANY ACTION OR OMISSION THAT CONSTITUTES ACTUAL FRAUD OR CRIMINAL BEHAVIOR. THE RELEASE WILL BE SUBJECT TO THE EFFECT OF SECTION 29 OF THE SECURITIES EXCHANGE ACT OF 1934, WHICH PROVIDES THAT ANY AGREEMENT BINDING ANY PERSON TO WAIVE COMPLIANCE WITH THE EXCHANGE ACT IS VOID. ACCORDINGLY, THE RELEASE MAY NOT BE EFFECTIVE WITH RESPECT TO CERTAIN CLAIMS ARISING UNDER FEDERAL SECURITIES LAWS. YOU MAY ELECT NOT TO GRANT THIS RELEASE BY CHECKING THE APPROPRIATE BOX PROVIDED FOR THIS ELECTION ON THE BALLOT AND RETURNING YOUR BALLOT TO US.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REORGANIZATION TRANSACTIONS OR PASSED UPON THE MERITS OR FAIRNESS OF THE REORGANIZATION TRANSACTIONS OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE AND PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    THIS DISCLOSURE AND PROXY STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT WITH RESPECT TO ADEQUACY OF INFORMATION. HOWEVER, IF THE PLAN OF REORGANIZATION IS ACCEPTED BY THE REQUIRED VOTE, WE WILL SEEK BANKRUPTCY COURT APPROVAL OF THIS DISCLOSURE AND PROXY STATEMENT AS PART OF THE ORDER CONFIRMING THE PLAN OF REORGANIZATION.


    This disclosure and proxy statement is dated         , 2001 and was first
mailed to our shareholders on or about          , 2001.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
  NAB.......................................................    1
  The Reorganization Transactions...........................    1
  Purpose of the Reorganization Transactions................    2
  Available Alternatives....................................    2
  Liability Releases........................................    2
  Price Range of Common Stock...............................    3
  Special Factors...........................................    3
  "Cramdown" Provision of the Bankruptcy Code...............    5
  Stock Purchase Agreement..................................    5
  Relationship with Centex Financial........................    6
  The Plan of Reorganization................................    6
  Our Operation During the Reorganization Case..............    6
  Effect of Confirmation of the Reorganization Plan.........    6
  Federal Income Tax Consequences...........................    7
  Voting Instructions.......................................    7
  Summary Historical Financial Data.........................    9
  Summary Pro Forma Financial Data..........................   10
RISK FACTORS................................................   12
  Risks Associated with the Plan of Reorganization..........   12
  Risks Associated with the Failure to Confirm the Plan of
     Reorganization.........................................   15
  Risks Associated with Remaining a Shareholder After the
     Reorganization Transactions............................   15
SPECIAL FACTORS.............................................   17
  Purpose of the Reorganization Transactions................   17
  Structure of the Reorganization Transactions..............   17
  Available Alternatives....................................   17
  Events Leading to the Reorganization Transactions.........   18
  Going Private Transaction.................................   24
  Recommendation of the Board of Directors; Fairness of the
     Reorganization Transactions............................   25
  Interests of Affiliates...................................   29
  Opinion of Financial Advisor..............................   29
  Other Reports.............................................   37
  Liquidation Analysis......................................   38
  Interests of Certain Persons in the Reorganization
     Transactions; Conflicts of Interest....................   40
  Dissenters' Rights........................................   41
  Voting Agreement..........................................   41
  Our Operation During the Reorganization Case..............   41
  Certain Information Regarding Centex Financial and Centex
     Corporation; Plans for Reorganized NAB After the
     Reorganization Transactions............................   44
  Transition Services Agreement.............................   46
  Certain Financial Projections.............................   46

                                                              PAGE
                                                              ----
SOURCES AND USES OF FUNDS...................................   48
SELECTED HISTORICAL FINANCIAL INFORMATION...................   49
PRO FORMA FINANCIAL DATA....................................   50
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   52
  General...................................................   52
  Financial Condition.......................................   52
  Results of Operations.....................................   55
  Liquidity and Capital Resources...........................   64
  Quantitative and Qualitative Disclosures About Market
     Risk...................................................   66
  Recent Accounting Pronouncements..........................   67
BUSINESS....................................................   69
  NAB.......................................................   69
  Our Business..............................................   69
  Competition and Other Risks...............................   72
  Regulation................................................   72
  Seasonality...............................................   73
  Discontinued Operations...................................   73
  Employees.................................................   73
  Properties................................................   73
  Legal Proceedings.........................................   74
MANAGEMENT..................................................   75
  Current Executive Officers and Directors..................   75
  Bankruptcy Proceedings....................................   76
  Board and Committee Meetings..............................   76
  Executive Compensation....................................   78
  Indemnification...........................................   80
  Transactions with Officers and Directors..................   81
  Management of Reorganized NAB after the Reorganization
     Transactions...........................................   82
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................   83
OWNERSHIP OF OUR SECURITIES.................................   84
  Ownership Prior to Reorganization Transactions............   84
  Ownership Following Consummation of Reorganization
     Transactions...........................................   85
STOCK PURCHASE AGREEMENT....................................   86
  Purchase and Sale of Common Stock.........................   86
  Determination and Payment of the Purchase Price...........   86
  Loan to Stanwich Financial................................   87
  Representations and Warranties............................   87
  Covenants Regarding the Solicitation and the
     Reorganization Case....................................   88
  Covenants Regarding the Conduct of Business Prior to the
     Closing................................................   90
  Covenants Regarding Other Acquisition Proposals...........   91
  Certain Additional Covenants..............................   93
  Conditions to Closing.....................................   93
  Indemnification...........................................   94
  Termination; Termination Payments.........................   95

                                                              PAGE
                                                              ----
SUMMARY OF THE PLAN OF REORGANIZATION.......................   97
  Brief Explanation of Chapter 11...........................   97
  The Solicitation; Voting..................................   97
  Liability Releases........................................   98
  Classification and Treatment of Claims and Interests......   99
  Conditions to Confirmation and Occurrence of the Effective
     Date...................................................  104
  Executory Contracts and Unexpired Leases..................  104
  Effectuation of Competing Acquisition Proposal............  105
  Plan Modifications; Severability of Plan Provisions.......  106
  Officers' and Directors' Indemnification Rights...........  106
  Confirmation of the Plan..................................  107
  Implementation of the Plan................................  109
  Effects of Plan Confirmation..............................  111
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................  114
  General...................................................  114
  Tax Consequences to Shareholders..........................  114
  Tax Consequences to NAB...................................  114
VOTING REQUIREMENTS AND INSTRUCTIONS........................  115
  Voting Record Date........................................  115
  Classes Entitled to Vote..................................  115
  Ballots and Disclosure and Proxy Statement Packages.......  115
  Tabulation of Ballots.....................................  115
  Waivers of Defects, Irregularities, Etc...................  116
  Casting a Ballot..........................................  116
  Agreement Upon Voting.....................................  117
  Authorization.............................................  117
  Expiration Date...........................................  117
  Voting Questions..........................................  118
SOLICITATION INFORMATION....................................  118
OTHER MATTERS...............................................  118
FEES AND EXPENSES...........................................  118
WHERE YOU CAN FIND MORE INFORMATION.........................  119
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-1

Annex A -- Plan of Reorganization...........................  A-1
Annex B -- Stock Purchase Agreement.........................  B-1
Annex C -- Opinion of Howard Frazier Barker Elliott Inc.....  C-1
Annex D -- Sample Ballots and Master Ballot.................  D-1

                                    SUMMARY

     This summary highlights selected information from this disclosure and proxy statement and may not contain all of the information that is important to you. The reorganization transactions are complex, and the following summary is only an aid to understanding the reorganization transactions and should not serve as a substitute for a careful review of this entire disclosure and proxy statement and the attached annexes. We urge you to study this disclosure and proxy statement and the attached annexes in full and to consult with your legal and financial advisors about the reorganization transactions and their effects on your legal rights, including possible tax consequences, before voting on the plan of reorganization.


NAB (PAGE 69)


     We are a financial services company engaged in the residential mortgage banking business. We originate, acquire, warehouse and sell sub-prime and prime residential mortgage loans. Substantially all of our residential mortgage banking activities are conducted through our majority-owned subsidiary, Mortgage Portfolio Services, Inc.

     Our principal executive offices are located at 4144 N. Central Expressway, Suite 800, Dallas, Texas 75204 and our phone number is (888) 451-7830.


THE REORGANIZATION TRANSACTIONS (PAGES 17 AND 97)



     We are soliciting votes for the acceptance of a "prepackaged" plan of reorganization to be filed with the United States Bankruptcy Court for the Northern District of Texas. The plan of reorganization provides for a redemption of the shares of our common stock held by all shareholders other than Consumer Portfolio Services, Inc., Greenhaven Associates, Inc. and Centex Financial Services, Inc. and the sale of newly issued shares of our common stock to Centex Financial equal to 49.9% of the shares of our issued and outstanding common stock to be outstanding immediately following the redemption of the shares of our common stock described above. Upon acceptance of the plan by holders of at least two-thirds of the shares voted in the solicitation, we intend to file a voluntary petition for relief under chapter 11 of title 11 of the United States code to implement the transactions contemplated by the plan. The principal components of the reorganization transactions are as follows:



     - Our shareholders will either receive cash for redemption of their shares or will retain the shares of common stock they hold. The shareholders whose shares are to be redeemed will receive cash in the aggregate amount of approximately $280,000 for the 2,633,794 shares of common stock they own, or $0.106 per share. The shareholders who will retain their shares of common stock are Consumer Portfolio Services, Greenhaven Associates and Centex Financial. These shareholders collectively control approximately 42.7% of the voting power of the shares entitled to vote on the reorganization transactions and, as a result of arm's-length negotiations with Centex Financial, have agreed to treatment we believe is less favorable than that accorded our other shareholders. In addition, Consumer Portfolio Services and Greenhaven Associates have separately agreed with Centex Financial to vote to accept the plan of reorganization. Accordingly, we believe it is very likely the plan of reorganization will be approved by the required vote of our shareholders.


     - We have entered into a stock purchase agreement with Centex Financial and Stanwich Financial Services Corp. pursuant to which we will issue and sell to Centex Financial a number of shares of common stock equal to 49.9% of our common stock outstanding immediately following the redemption of the stock contemplated by the reorganization transactions. The sale of that common stock will provide us with the funds required to effect the redemption described above. Centex Financial currently owns 117,500 shares of our common stock which it purchased in open market transactions on January 25 and 26, 2001. As a result of the sale of shares to Centex Financial and the other reorganization transactions, Centex Financial will own approximately 52% of our outstanding common stock after completion of the reorganization transactions.

     - Centex Financial or one of its affiliates will make a non-recourse loan to Stanwich Financial Services Corp. in the amount of approximately $6.4 million, which will include a cash advance of approximately $6.1 million and a $300,000 commitment fee. This loan will be secured by and will be payable out of and to the extent of payments we make on two existing notes we owe to Stanwich Financial. Among other things, the loan from Centex Financial to Stanwich Financial will provide that, except for an aggregate of $1,000,000 of principal payments and certain interest payments, all amounts that we pay to Stanwich Financial under our notes to Stanwich Financial will be remitted to Centex Financial until the Centex Financial loan is paid in full. See "Stock Purchase
        Agreement -- Loan to Stanwich Financial" for a discussion of this loan. Charles E. Bradley, Sr., who is one of our officers and directors, is the sole shareholder of Stanwich Financial. See "Special
        Factors -- Interests of Certain Persons in the Reorganization Transaction; Conflicts of Interest."


PURPOSE OF THE REORGANIZATION TRANSACTIONS (PAGE 17)


     The primary purpose of the reorganization transactions is to alleviate our liquidity and solvency problems by providing for a sale of shares of our common stock to Centex Financial, thereby coordinating our operations with the substantially larger operations of Centex Financial and its affiliates and providing for the payment of our debts as they come due. We believe, absent a significant continued improvement in our results of operations, there is a substantial likelihood we will not be able to satisfy our payment obligations under our existing debt. We are currently in default on our notes to Stanwich Financial. We believe the reorganization transactions provide the best opportunity to maximize the value of our assets for the benefit of our shareholders and creditors. The basic structure of the reorganization transactions was proposed by Centex Financial in connection with arm's-length negotiations with our board of directors. See "Special Factors -- Purpose of the Reorganization Transactions" and "-- Structure of the Reorganization Transactions."


AVAILABLE ALTERNATIVES (PAGE 17)


     If the reorganization transactions are not consummated, our board of directors believes the principal available alternatives are as follows: we can continue to operate our current business, we can liquidate our mortgage portfolio as quickly as possible, either in a proceeding under chapter 7 of the bankruptcy code, or outside of the bankruptcy code, or we can seek an alternative plan of reorganization. For the reasons discussed under "Special Factors -- Available Alternatives," our board of directors has determined the reorganization transactions provide the best opportunity to maximize the value of our assets and business for the benefit of our creditors and shareholders. You should be aware our independent auditors have, in connection with our 2000 annual audit, qualified their opinion due to questions regarding our ability to continue as a going concern.


LIABILITY RELEASES (PAGES 98 AND 111)



     Each shareholder who votes to accept the plan of reorganization, unless such shareholder affirmatively indicates it rejects such release, will be deemed to have unconditionally released each of our agents, employees, accountants, attorneys, financial advisors and representatives, present and former officers and directors, the entities that elected such directors to the extent they are or may be liable for the actions or inactions of such directors, Stanwich Financial, Centex Financial and its subsidiaries and their respective present and former officers, directors, agents, employees, accountants, attorneys, financial advisors and representatives, or any one or more of the foregoing, from any liability based on any act or omission in any way relating to us, the reorganization case, the stock purchase agreement, or the plan. This release will not apply to the performance or nonperformance of the stock purchase agreement or any act or omission that constitutes actual fraud or criminal behavior. The release will be subject to the effect of Section 29 of the Securities Exchange Act of 1934, which provides that any agreement binding any person to waive compliance with the exchange act is void. Accordingly, the release may not be effective with respect to certain claims arising under federal securities laws. YOU MAY ELECT NOT TO GRANT THIS RELEASE BY CHECKING THE BOX PROVIDED FOR THIS ELECTION ON YOUR BALLOT AND SIGNING AND RETURNING YOUR BALLOT TO US.


     If you do not sign and return your ballot you will not be deemed to have granted these releases. NOTWITHSTANDING THE FOREGOING, IF AND TO THE EXTENT THE BANKRUPTCY COURT CONCLUDES THE PLAN CANNOT BE

CONFIRMED WITH ANY PORTION OF THE FOREGOING THIRD-PARTY RELEASE, THEN THE PLAN MAY BE CONFIRMED WITH THAT PORTION EXCISED OR MODIFIED TO GIVE EFFECT AS MUCH AS POSSIBLE TO THE FOREGOING RELEASE WITHOUT PRECLUDING CONFIRMATION OF THE PLAN. See "Summary of the Plan of Reorganization -- Effects of Plan Confirmation -- Releases."


PRICE RANGE OF COMMON STOCK (PAGE 83)


     The last bid and ask prices for our common stock on March 15, 2001, the last trading date prior to the public announcement of the proposed reorganization transactions, were $0.05 and $0.08, respectively.

     The following table below sets forth the high and low sale prices for our common stock for the periods indicated.


                                                                 HIGH      LOW
                                                                ------    ------
YEAR ENDED DECEMBER 31, 1999:
  First Quarter.............................................    $1.625    $1.031
  Second Quarter............................................    $1.250    $0.813
  Third Quarter.............................................    $1.000    $0.313
  Fourth Quarter............................................    $1.750    $0.625
YEAR ENDED DECEMBER 31, 2000:
  First Quarter.............................................    $0.500    $0.188
  Second Quarter............................................    $0.250    $0.125
  Third Quarter.............................................    $0.250    $0.125
  Fourth Quarter............................................    $0.094    $0.016
YEAR ENDED DECEMBER 31, 2001:
  First Quarter.............................................    $0.125    $0.020
  Second Quarter............................................    $0.065    $0.045
  Third Quarter (through July 13, 2001).....................    $0.700    $0.700



SPECIAL FACTORS (PAGE 17)


     The following is a summary of certain special factors relevant to an evaluation of the reorganization transactions, which are more fully described under "Special Factors."


     Events Leading to the Reorganization Transactions. Since 1998, we have had to divert substantial portions of our revenue to pay debt and meet mortgage repurchase obligations. During this time, we also suffered substantial recurring losses. The combination of these factors has placed our ability to meet our debt payment obligations in doubt. We currently owe approximately $7.1 million in principal on loans from Stanwich Financial in addition to approximately $1,269,000 owed to other creditors. Our board began considering possible alternatives to address our capital and liquidity problems in 1999. In September 2000, Charles Bradley, Sr., our chief executive officer, began informal discussions regarding a possible business combination with Centex Corporation or one of its subsidiaries. We entered into a confidentiality agreement with Centex Corporation on January 2, 2001, and Centex Financial began its due diligence investigation. After conducting negotiations with Centex Financial, we entered into an agreement in principle on January 29, 2001, which outlined the reorganization transactions. We executed the stock purchase agreement in connection with the reorganization transactions on March 16, 2001. On June 22, 2001, Stanwich Financial filed for protection under chapter 11 of the U.S.
bankruptcy code. On July   , 2001, we entered into an amended and restated stock
purchase agreement with Centex Financial and Stanwich Financial in order to address certain issues arising as a result of Stanwich Financial's bankruptcy filing.


     Going Private Transaction. After completion of the reorganization transactions, our equity securities will be held by a total of three record holders, and thereafter we will no longer be subject to the reporting requirements or proxy rules applicable to public companies under the Securities Exchange Act of 1934. At the present time, there is only a limited trading market in our common stock, and, therefore, the opportunities for shareholders to realize the value of their shares is minimal. Our board of directors believes the reorganization transactions will provide an opportunity for the vast majority of our shareholders to dispose of their shares at a significant premium over recent trading prices.


     Recommendation of the Board of Directors; Fairness of the Reorganization Transactions. Our board of directors has unanimously determined the reorganization transactions are fair to and in the best interests of the corporation and all of our shareholders, including, without limitation, our unaffiliated shareholders. Our board of directors unanimously recommends you vote to accept the plan of reorganization. See "Special Factors -- Recommendation of the Board of Directors; Fairness of the Reorganization Transactions" for a discussion of the factors our board of directors considered with respect to this determination.


     Opinion of Financial Advisor. We retained Howard Frazier Barker Elliott Inc. to act as our financial advisor in connection with certain proposed restructuring alternatives and to render its opinion as to the fairness of certain aspects of the reorganization transactions. Howard Frazier has delivered its opinion to our board of directors that, from a financial point of view, the cash consideration to be received by our shareholders whose shares will be redeemed in the reorganization transactions is fair to such holders, and the shareholders whose shares will not be redeemed in the reorganization transactions will receive less favorable treatment than the shareholders whose shares will be redeemed. Howard Frazier's opinion is based on analyses that contain estimates and valuation ranges that are not necessarily indicative of actual values or predictive of future results or values.

     Liquidation Analysis. A liquidation analysis we prepared reflects that, based on certain assumptions, in a short-term liquidation of our assets, our general unsecured creditors and shareholders whose shares are to be redeemed would receive no distributions, as compared to full payment to our general unsecured creditors and payment of a distribution of approximately $280,000 to such shareholders in the reorganization transactions.

     Interests of Certain Persons in the Reorganization Transactions; Conflicts of Interest. As a result of the loan Centex Financial or one of its affiliates will make to Stanwich Financial, the treatment of our shareholders in the reorganization transactions and certain releases and indemnification obligations provided under the plan, members of our board of directors and management have interests that give rise to actual and potential conflicts of interest with respect to the reorganization transactions. One of our directors is the sole shareholder and an officer and director of Stanwich Financial. Two members of our board of directors are greater than 5% shareholders of Consumer Portfolio Services, Inc., which is one of the shareholders whose shares will not be redeemed in the reorganization transactions. Another director is the managing director of Service Asset Management Company, the parent company of SAMCO Capital Markets, one of our financial advisors. SAMCO will be entitled to a $125,000 fee in connection with the consummation of the reorganization transactions as compensation for its assistance in the negotiation of the reorganization transactions. See "Special Factors -- Interests of Certain Persons in the Reorganization Transactions; Conflicts of Interest" for a discussion of these conflicts of interest. In addition, as part of the reorganization transactions, these parties will be released from potential liability under the plan. Stanwich Financial has also agreed to indemnify Centex Financial for certain matters under the stock purchase agreement.

     Dissenters' Rights. There are no dissenters' rights available under applicable law with respect to the reorganization transactions.


     Voting Agreement. Consumer Portfolio Services and Greenhaven Associates entered into a voting agreement with Centex Financial whereby Consumer Portfolio Services and Greenhaven Associates agreed to vote in favor of the plan of reorganization. Consumer Portfolio Services and Greenhaven Associates collectively control approximately 40.4% of the voting power of the shares entitled to vote on the reorganization transactions and Centex Financial controls an additional 2.3% of such voting power. Accordingly, we believe it is very likely the plan of reorganization will be approved by the required vote of our shareholders. See "Special Factors -- Voting Agreement" for a discussion of this voting agreement.


     Certain Information Regarding Centex Financial and Centex Corporation; Plans for Reorganized NAB After the Reorganization Transactions. After the consummation of the reorganization transactions, Centex Financial will own a majority of our outstanding common stock and will be in a position to control most aspects of our business and affairs. Centex Financial is a wholly-owned subsidiary of Centex Corporation, which, through its subsidiaries, currently operates in five principal business segments: home building, investment real estate, financial services, construction products, and contracting and construction services. Centex Financial has advised us that, following the completion of the reorganization transactions, it intends to conduct a detailed review of our corporate structure, operations, properties, policies, management and personnel and to consider what, if any, changes are desirable in light of the circumstances as they then exist.


"CRAMDOWN" PROVISION OF THE BANKRUPTCY CODE (PAGE 109)


     If the shareholders who will retain their shares of common stock accept the plan, but the shareholders whose shares will be redeemed, as a class, reject the plan, we will likely still file the reorganization case and request that the bankruptcy court confirm the plan under the provision of the bankruptcy code which is commonly referred to as the "cramdown provision." This provision of the bankruptcy code would permit confirmation of the plan in these circumstances if the court finds that the plan does not discriminate unfairly and is fair and equitable to the shareholders whose shares will be redeemed.


STOCK PURCHASE AGREEMENT (PAGE 86)


     General. We have entered into the stock purchase agreement with Centex Financial and Stanwich Financial pursuant to which Centex Financial has agreed to purchase a number of shares of our common stock equal to 49.9% of our common stock to be outstanding immediately following the redemption of stock pursuant to the reorganization transactions. The purchase price to be paid by Centex Financial under the stock purchase agreement will be an amount equal to approximately $880,000 plus the total of certain of our outstanding claims identified prior to closing. We estimate the total purchase price will be approximately $1,549,000.

     Termination Fee. If the stock purchase agreement is terminated under certain circumstances and we enter into an agreement relating to an acquisition proposal or consummate an acquisition proposal, then we will be obligated to pay to Centex Financial a termination fee of $500,000. We have agreed to use commercially reasonable efforts to provide security for payment of the termination fee.

     Alternative Transactions. The stock purchase agreement prohibits us or our affiliates from soliciting or encouraging third-party interest in a transaction that is inconsistent with the stock purchase agreement and limits our ability to negotiate with, or provide information to, third parties in response to unsolicited inquiries or proposals. Such prohibitions and limitations are subject, however, to exceptions specified in the stock purchase agreement.

     By voting to accept the plan of reorganization you will be accepting all provisions of the plan, including those that operate to allow us to consummate certain competing transactions without any further solicitation of acceptances. Under limited circumstances described in the stock purchase agreement, we could be entitled to terminate the stock purchase agreement and accept a third-party proposal with respect to an alternative transaction. Depending on the circumstances, if the plan of reorganization is approved by the required shareholders and we accept a third-party proposal that complies with the provisions of the stock purchase agreement, it is possible under the terms of the plan of reorganization that the bankruptcy court could approve such a proposal and implement it without another solicitation of acceptances.

     Indemnification. Under the terms of the stock purchase agreement, our shareholders will have no obligation to indemnify Centex Financial for any breaches of representations and warranties or any other matter. At the request of Centex Financial, however, Stanwich Financial has agreed to indemnify Centex Financial against all losses, damages, costs and expenses arising from any breach by us or Stanwich Financial of our or its representations and warranties or other obligations under the stock purchase agreement, subject to certain limitations. See "Stock Purchase Agreement -- Indemnification."

RELATIONSHIP WITH CENTEX FINANCIAL

     Except for the relationships listed below, there are no material relationships or agreements between Centex Financial and its affiliates on the one hand and NAB and our affiliates on the other hand. The material relationships between such parties are as follows:

     - Centex Financial owns approximately 2% of our currently outstanding common stock (see "Ownership of Our Securities -- Ownership Prior to Reorganization Transactions");

     - we have entered into the stock purchase agreement relating to the reorganization transactions (see "Stock Purchase Agreement") with Centex Financial and Stanwich Financial which encompasses the proposed loan between Centex Financial and Stanwich Financial;

     - we have entered into a transition services agreement with Centex Financial (see "Special Factors -- Transition Services Agreement") in connection with the ongoing operation of our business; and

     - Centex Financial entered into an agreement with Consumer Portfolio Services and Greenhaven Associates (see "Special Factors -- Voting Agreement") whereby Consumer Portfolio Services and Greenhaven agreed to vote in favor of the reorganization transactions.


THE PLAN OF REORGANIZATION (PAGE 97)


     Upon acceptance of the plan of reorganization by the requisite vote of our shareholders we intend to file a petition under chapter 11 of the bankruptcy code, thereby commencing the reorganization case. Thereafter, we will seek the entry of an order by the bankruptcy court confirming the plan of reorganization.

     In general, the plan of reorganization (1) provides for consummation of the reorganization transactions, (2) divides most claims against, and interests in, us into four different classes and (3) specifies the treatment to be afforded to holders of claims and interests. The plan also designates each class of claims or interests as either "impaired" or "unimpaired." In general, a class of claims or interests is "unimpaired" under the bankruptcy code if such claims or interests are paid in cash in full satisfaction, settlement, release, extinguishment and discharge of such claims or interests or the plan of reorganization does not alter the legal, equitable and contractual rights of the holders of such claims or interests. Under the plan, classes 1, 2 and 3 are unimpaired and only our common stock interests are impaired. See "Summary of the Plan of Reorganization -- The Solicitation; Voting" and "Summary of the Plan of Reorganization -- Classification and Treatment of Claims and Interests."


OUR OPERATION DURING THE REORGANIZATION CASE (PAGE 41)


     Following commencement of the reorganization case, we intend to continue operating our business and managing our properties as a "debtor in possession" under the bankruptcy code. In general, we will operate our business in the ordinary course during the reorganization case, subject to certain covenants set forth in the stock purchase agreement that will be applicable to the conduct of our business prior to the effective date of the plan of reorganization. We have also agreed to covenants in the transition services agreement which govern our operations during the term of that agreement. See "Stock Purchase
Agreement -- Covenants Regarding the Conduct of Business Prior to the Closing" and "Special Factors -- Transition Services Agreement."


EFFECT OF CONFIRMATION OF THE REORGANIZATION PLAN (PAGE 111)


     If the reorganization case is filed, we intend to seek confirmation of the plan of reorganization at a hearing that will be scheduled by the bankruptcy court. Either prior to or as part of the confirmation hearing, the bankruptcy court must approve this disclosure and proxy statement and the solicitation process. The bankruptcy court will approve the disclosure and proxy statement and solicitation process if it determines the solicitation process was in compliance with applicable bankruptcy laws, rules, or regulations governing the disclosure in connection with solicitations of this type or the disclosure provided "adequate information" to our shareholders. At the confirmation hearing, the bankruptcy court will enter the confirmation order confirming the plan if it determines that the requirements of section 1129(a) or, if applicable, section 1129(b) of the bankruptcy code have been satisfied. Section 1129(a) of the code requires, among other things, that:

     - the plan comply, and the debtor, in proposing the plan, has complied, with the applicable provisions of chapter 11;

     -  the plan is proposed in good faith;

     - the debtor has disclosed certain information regarding the officers and directors of the reorganized debtor and insiders to be employed by the reorganized debtor;

     - the reorganization be in the "best interests" of any holder of a claim or interest in an impaired class under the plan that has not accepted the plan;

     - each class of claims or interests has accepted the plan or is unimpaired under the plan; and

     -  at least one impaired class of claims has voted to accept the plan.

We believe all applicable requirements of section 1129(a) of the bankruptcy code for confirmation of the plan of reorganization will be met. See "Summary of the Plan of Reorganization -- Confirmation of the Plan -- Requirements for Confirmation under section 1129(a)of the Bankruptcy Code." IF THE PLAN MEETS ALL THE APPLICABLE REQUIREMENTS OF SECTION 1129(a) OTHER THAN THE REQUIREMENT SET FORTH ABOVE THAT EACH IMPAIRED CLASS ACCEPT THE PLAN, THE PLAN MAY NONETHELESS BE CONFIRMED IF IT MEETS THE REQUIREMENTS OF SECTION 1129(b) OF THE BANKRUPTCY CODE. SECTION 1129(b), COMMONLY REFERRED TO AS THE "CRAMDOWN" PROVISION, PERMITS CONFIRMATION OF THE PLAN EVEN IF THE PLAN IS NOT ACCEPTED BY SHAREHOLDERS IN CLASS 4 AS LONG AS THE PLAN "DOES NOT DISCRIMINATE UNFAIRLY" AND IS "FAIR AND EQUITABLE" AS TO SUCH CLASS. SEE "SUMMARY OF THE PLAN OF
REORGANIZATION -- CONFIRMATION OF THE PLAN -- CONFIRMATION UNDER SECTION 1129(b) OF THE BANKRUPTCY CODE -- CRAMDOWN." Subject to our sole discretion, we anticipate we would seek to utilize the cramdown provisions of the bankruptcy code if necessary to confirm the plan.


FEDERAL INCOME TAX CONSEQUENCES (PAGE 114)


     Shareholders whose stock is to be redeemed pursuant to the plan will receive cash in exchange for all of their common shares. Each shareholder will recognize taxable gain or loss on the redemption of his or her shares for cash in an amount equal to the difference between such shareholder's adjusted tax basis in his or her common stock and the cash received in the redemption. See "Certain Federal Income Tax Consequences" for a further discussion of the tax consequences of the reorganization transactions.


VOTING INSTRUCTIONS (PAGE 115)



     To confirm the plan under the bankruptcy code, we must receive the affirmative vote of at least two-thirds of the votes cast in connection with the reorganization transactions. You should be aware that Consumer Portfolio Services and Greenhaven Associates, who together control approximately 40.4% of the voting power of our shares, have agreed in writing to vote in favor of the plan. In addition, Centex Financial owns an additional 2.3% of our outstanding stock. Accordingly, we believe it is likely the plan of reorganization will be approved by the required vote of our shareholders.


     We have sent ballots with voting instructions and copies of this disclosure and proxy statement to all record holders of our stock. Banks, brokerage firms and agents through which beneficial owners who are not also record holders hold common stock will receive both ballots and master ballots in their disclosure and proxy statement packages, and are obligated to promptly forward a disclosure and proxy statement package containing a ballot to each beneficial owner of common stock for which it holds common stock, along with a return envelope provided by and addressed to the bank, brokerage firm or agent. The beneficial owner may vote by marking the ballot and returning it to the bank, brokerage firm or agent and the bank, brokerage firm or agent will summarize the votes of its respective beneficial owners on a master ballot and return the master ballot to us.

     You should read the documents sent to you carefully and follow the voting instructions included in those documents. The sample ballots and master ballots attached to this disclosure and proxy statement as Annex D are intended for reference only. You should use only the official ballots or master ballots that accompany this disclosure and proxy statement. WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE.


     The record date for determining which shareholders are entitled to vote on
the plan is July   , 2001.


     TO BE COUNTED FOR VOTING PURPOSES, WE MUST RECEIVE YOUR BALLOTS AND/OR
MASTER BALLOTS NO LATER THAN 5:00 P.M., DALLAS, TEXAS TIME, ON           , 2001,
UNLESS WE HAVE EXTENDED THE PERIOD DURING WHICH VOTES ON THE PLAN WILL BE ACCEPTED. IN THAT CASE, THE VOTING PERIOD WILL EXPIRE AT SUCH LATER TIME AND DATE AS WE DETERMINE AND ANNOUNCE IN OUR SOLE DISCRETION. SEE "VOTING REQUIREMENTS AND INSTRUCTIONS -- EXPIRATION DATE."

     By voting to accept the plan, you expressly waive any right you or your successors or assigns may have to change or withdraw your acceptance after the expiration date unless the bankruptcy court determines that (1) the disclosure you received was not adequate as required by section 1126(b) of the bankruptcy code or (2) the plan has been modified in a manner that materially and adversely changes the treatment of your claim or interest. By voting to accept the plan, you will be accepting all provisions of the plan, including those that operate, in certain circumstances, to allow us to consummate a competing acquisition proposal without any further solicitation of acceptances. If you fail to vote you will not be counted as either accepting or rejecting the plan.

     Ballots you execute and deliver without checking any of the boxes entitled "Votes to Accept the Prepackaged Plan," "Votes to Reject the Prepackaged Plan" or that have both of these boxes checked will be deemed to constitute acceptance of the plan. IF WE RECEIVE THE REQUISITE VOTE TO ACCEPT THE PLAN, BASED ON SHAREHOLDERS ACTUALLY VOTING TO ACCEPT OR REJECT THE PLAN, ALL SHAREHOLDERS WILL BE BOUND BY THE TERMS OF THE PLAN IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT.

     If you have any questions regarding the provisions or requirements for voting to accept or reject the plan or require assistance in completing your ballot or master ballot, you should contact Alan Ferree, our chief financial officer, at (888) 451-7830.

SUMMARY HISTORICAL FINANCIAL DATA (PAGE 49)


     Set forth below is a summary of certain of our historical consolidated financial information. Balance sheet data is as of the end of the applicable period. For additional financial information regarding us, see "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto appearing elsewhere in this disclosure and proxy statement.

                                                 THREE MONTHS
                                                ENDED MARCH 31,    FISCAL YEARS ENDED DECEMBER 31,
                                                ---------------   ---------------------------------
                                                     2001           2000        1999        1998
                                                ---------------   ---------   ---------   ---------
                                                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
Revenues from continuing operations...........      $ 6,249       $ 20,947    $ 27,210    $ 35,676
Loss from continuing operations...............       (1,097)        (4,888)     (5,000)       (634)
Earnings (loss) from discontinued operations,
  net of income taxes.........................           15             24      (1,553)        796
Net earnings (loss)...........................       (1,082)        (4,864)     (6,553)        162
Basic and diluted loss per share from
  continuing operations before cumulative
  effect of change in accounting principle....        (0.21)         (0.96)      (0.95)      (0.13)
Basic and diluted earnings (loss) per share...        (0.21)         (0.96)      (1.29)       0.03
Weighted average number common shares
  outstanding.................................        5,091          5,091       5,091       5,091

BALANCE SHEET:
Residential mortgage loans held for sale......       69,705         51,828      46,029      78,911
Construction loans............................        1,512          2,808       3,330       9,465
Total assets..................................       80,074         64,624      64,406     113,317
Total debt....................................       66,371         55,736      49,495      86,994
Total liabilities.............................       83,974         67,442      62,313     104,203
Shareholders' equity (deficit)................       (3,900)        (2,818)      2,046       8,599

SUMMARY PRO FORMA FINANCIAL DATA (PAGE 50)


     The pro forma consolidated balance sheet of NAB set forth below gives effect to the reorganization transactions as if they had been completed on December 31, 2000. The pro forma consolidated statement of operations of NAB set forth below has been prepared as if the reorganization transactions had been completed as of January 1, 2000. The pro forma adjustments represent (1) the contribution by Centex Financial of $1,549,000, (2) the redemption of 2,633,794 shares of common stock for $.106 a share, (3) the payment of $1,269,000 of accounts payable and accrued expenses currently due, (4) the issuance of 2,447,694 shares of common stock to Centex Financial and (5) the estimated costs incurred in 2000 as a result of being a public company. The summary pro forma financial data do not purport to represent our actual financial condition had the reorganization transactions actually been completed on the dates indicated, nor do they project our financial position for any future dates or periods. The summary pro forma data have been prepared assuming that there will be no purchase price adjustments. For information regarding the adjustments made in preparing the summary pro forma data, see "Pro Forma Financial Data."

PRO FORMA BALANCE SHEET

                                                                       AS OF DECEMBER 31, 2000
                                                               ---------------------------------------
                                                                                PRO FORMA    PRO FORMA
                                                               AS REPORTED     ADJUSTMENTS   ADJUSTED
                                                               -----------     -----------   ---------
                                                                           (IN THOUSANDS)
ASSETS
  Current assets............................................    $ 63,268         $    --     $ 63,268
  Property and equipment, net...............................         298              --          298
  Real estate...............................................         492              --          492
  Costs in excess of net assets acquired, net (goodwill)....         230              --          230
  Other assets..............................................         336              --          336
                                                                --------         -------     --------
    Total assets............................................    $ 64,624         $    --     $ 64,624
                                                                ========         =======     ========
LIABILITIES AND SHAREHOLDERS' DEFICIT
  Liabilities
  Notes payable -- mortgage warehouse line..................    $ 48,634         $    --     $ 48,634
  Notes payable -- affiliates (Stanwich Financial)..........       7,102              --        7,102
  Drafts payable (loans in process).........................       7,673              --        7,673
  Accounts payable and accrued expenses.....................       3,993          (1,269)       2,724
  Net liabilities of discontinued operations................          40              --           40
                                                                --------         -------     --------
    Total liabilities.......................................      67,442          (1,269)      66,173
  Shareholders' deficit
    Common stock............................................         509             (18)(1)      491
    Additional paid in capital..............................       7,815           1,287(2)     9,102
    Accumulated deficit.....................................     (11,142)             --      (11,142)
                                                                --------         -------     --------
         Total shareholders' deficit........................      (2,818)          1,269       (1,549)
                                                                --------         -------     --------
         Total liabilities and shareholders' deficit........    $ 64,624         $    --     $ 64,624
                                                                ========         =======     ========

---------------

(1) Redemption of common stock and issuance of shares to Centex Financial.

(2) Contribution of funds totaling $1,549,000 from purchase of common stock by Centex Financial less $280,000 to be paid to redeem common stock.

PRO FORMA STATEMENT OF OPERATIONS

                                                                     YEAR ENDED DECEMBER 31, 2000
                                                             ---------------------------------------------
                                                                              PRO FORMA         PRO FORMA
                                                             AS REPORTED     ADJUSTMENTS         ADJUSTED
                                                             -----------     -----------        ----------
                                                                (IN THOUSANDS, EXCEPT NUMBER OF SHARES
                                                                          AND PER SHARE DATA)
Revenues:
  Gains on sales of loans.................................   $    8,518       $      --         $    8,518
  Interest income.........................................        4,122              --              4,122
  Origination and other fee income........................        8,307              --              8,307
                                                             ----------       ---------         ----------
         Total revenues...................................       20,947              --             20,947
                                                             ----------       ---------         ----------
Costs and expenses:
  Compensation and benefits...............................       14,634              --             14,634
  Interest expense........................................        3,401              --              3,401
  Interest expense-affiliates.............................        1,080              --              1,080
  General and administrative..............................        6,822            (280)(1)          6,542
  Minority interest.......................................          (47)             --                (47)
                                                             ----------       ---------         ----------
         Total costs and expenses.........................       25,890            (280)            25,610
                                                             ----------       ---------         ----------
Loss before income taxes..................................       (4,943)            280             (4,663)
Income tax benefit........................................          (55)             --                (55)
                                                             ----------       ---------         ----------
Net Loss..................................................   $   (4,888)      $     280             (4,608)
                                                             ==========       =========         ==========
Basic and diluted earnings (loss) per share...............   $    (0.96)                        $    (0.89)
                                                             ==========                         ==========
Weighted average number of common shares outstanding......    5,091,300        (186,100)(2)      4,905,200
                                                             ==========       =========         ==========

---------------


(1) Eliminate costs related to being a public company, including quarterly and annual reporting, printing and distribution costs, compensation and benefits of our board of directors and premiums to maintain directors' and officers' insurance ($280,000). The plan provides that reorganized NAB will have three shareholders of record and accordingly, our equity securities will not be required to be registered under the Securities Exchange Act of 1934, as amended.


(2) Reflects the redemption of 2,633,794 common shares from the non-principal shareholders and the issuance of 2,447,694 common shares to Centex Financial.

                                  RISK FACTORS

     You should carefully review the risks described below in considering the matters set forth in this disclosure and proxy statement.

RISKS ASSOCIATED WITH THE PLAN OF REORGANIZATION

THE STOCK PURCHASE AGREEMENT MAY BE TERMINATED AND WE WOULD NOT BE ABLE TO CONFIRM THE PLAN.


     If the stock purchase agreement were terminated, we would not be able to confirm the plan as currently proposed, and we cannot assure you that any alternative to the plan would be available or, if available, will be as favorable to you as the plan. The stock purchase agreement may be terminated at any time prior to the effective date of the plan by Centex Financial or by us upon the occurrence of particular events, including the failure of the closing of the reorganization transactions to occur before October 31, 2001, provided that if the closing has not occurred for any reason beyond our control, this date will be extended for a period not to exceed 30 days unless further extended by the parties. See "Stock Purchase Agreement -- Termination; Termination Payments" for a discussion of the events that could lead to the termination of the stock purchase agreement.


EVEN IF WE RECEIVE THE REQUISITE VOTES NECESSARY TO CONFIRM THE PLAN, THE BANKRUPTCY COURT MAY NOT CONFIRM THE PLAN BECAUSE OF THE RELEASE OF THIRD PARTY LIABILITIES.

     Because our plan of reorganization contains provisions whereby we and each shareholder who signs and returns a ballot without checking the appropriate box provided for on the ballot will be deemed to release certain parties from specified liabilities, the bankruptcy court may not confirm the plan. See "Summary of the Plan of Reorganization -- Effects of Plan
Confirmation -- Releases" for a discussion of the releases. In addition, if the bankruptcy court concludes that the plan may not be confirmed with any portion of the foregoing third-party releases, then it may also confirm the plan with that portion of the releases excised or modified to give effect as much as possible to the releases without precluding confirmation of the plan.

IF YOU RETURN A BALLOT AND DO NOT CHECK THE APPROPRIATE BOX ON THE BALLOT, THEN YOU WILL BE DEEMED TO RELEASE CERTAIN PARTIES FROM LIABILITIES FOR WHICH YOU MAY HAVE A CLAIM.

     On the effective date of the plan, each shareholder that signs and returns its ballot without checking the appropriate box provided for on the ballot will be deemed to unconditionally release certain parties, including, without limitation, each of our present and former officers and directors, employees, agents, attorneys, financial advisors and other representatives and Centex Financial and Stanwich Financial from all claims and liabilities relating to the reorganization transactions, except for performance or nonperformance under the plan of reorganization or stock purchase agreement or any action or omission that constitutes actual fraud or criminal behavior. See "Summary of the Plan of Reorganization -- Effects of Plan Confirmation -- Releases" for a discussion of the releases. If you return a ballot and fail to check the appropriate box, you may waive claims you could otherwise raise.

THE STOCK PURCHASE AGREEMENT LIMITS OUR ABILITY TO UNDERTAKE ALTERNATIVE TRANSACTIONS WITH ANYONE OTHER THAN CENTEX FINANCIAL AND THIS LIMITATION COULD DISCOURAGE THIRD PARTIES FROM MAKING PROPOSALS THAT WOULD BE MORE FAVORABLE TO YOU THAN THE PLAN.

     The stock purchase agreement places substantial restrictions on our ability to contact, solicit, encourage or pursue possible alternative transactions with any person other than Centex Financial. These provisions could have the effect of discouraging third parties that might otherwise have an interest in making a proposal with respect to a transaction that could result in distributions to our shareholders that exceed those provided for under the stock purchase agreement and the plan. See "Stock Purchase Agreement -- Covenants Regarding Other Acquisition Proposals" for a discussion of these provisions.

IF THE PLAN IS APPROVED, MOST OF OUR SHAREHOLDERS WILL NO LONGER HAVE AN OWNERSHIP INTEREST IN US, AND WE CANNOT ASSURE YOU THE PLAN WOULD PROVIDE YOU GREATER VALUE THAN IF YOU RETAINED YOUR INTEREST IN US.

     We cannot assure you the reorganization transactions will provide as much value to you as you might receive if you retained your interests in us. As a result of the reorganization transactions, shareholders whose shares are redeemed pursuant to the reorganization transactions will have no continuing interest in us. Consequently, the vast majority in number of our shareholders will have no opportunity to participate in any future earnings, profits or growth we might enjoy.

IN CONSIDERING THE RECOMMENDATION OF OUR BOARD OF DIRECTORS, YOU SHOULD BE AWARE THAT SOME MEMBERS OF OUR BOARD OF DIRECTORS AND OUR MANAGEMENT HAVE CONFLICTS OF INTEREST WITH RESPECT TO THE REORGANIZATION TRANSACTIONS, AND THESE CONFLICTS OF INTEREST COULD AFFECT THEIR JUDGMENT.

     In considering the recommendation of our board of directors with respect to the reorganization transactions, you should be aware that some members of our board of directors and management have certain interests that give rise to actual and potential conflicts of interest with respect to the reorganization transactions, and these conflicts could affect their recommendation. One of our directors is the sole shareholder and an officer and director of Stanwich Financial, one of our primary creditors and a party to the stock purchase agreement. Two of our directors are present or former officers or directors of Consumer Portfolio Services, Inc., one of the shareholders whose shares will not be redeemed pursuant to the reorganization transactions. In addition, these directors beneficially own 18.4% and 9.3% of the outstanding shares of Consumer Portfolio Services, Inc. Another director is the managing director of one of our financial advisors that assisted us in negotiating the reorganization transactions. For its services, this financial advisor is entitled to a $125,000 financial advisory fee in connection with the consummation of the reorganization transactions. In addition, upon approval of the plan as currently proposed, each of our present and former officers and directors will be released from substantially all claims and liabilities relating to our business, the reorganization case, the stock purchase agreement or the plan and will be entitled to indemnification to the fullest extent permitted under applicable law if the plan is confirmed. See "Special Factors -- Interests of Certain Persons in the Reorganization Transactions; Conflicts of Interest" for a discussion of these conflicts of interest.

OUR FINANCIAL ADVISOR DID NOT INDEPENDENTLY VERIFY ANY INFORMATION THAT WE PROVIDED.

     Howard Frazier Barker Elliott Inc. relied on the completeness and accuracy of, and did not independently verify, any of the information concerning us that is publicly available or that we provided. With respect to financial forecasts provided to Howard Frazier, they assumed the forecasts were reasonably prepared on a basis reflecting the best current available judgments and estimates of our management. Howard Frazier did not make an independent evaluation or appraisal of our assets.

EVEN IF WE RECEIVE ENOUGH VOTES TO CONFIRM THE PLAN, THE BANKRUPTCY COURT COULD DETERMINE THESE VOTES SHOULD NOT BE CONSIDERED.

     Even if the required number of votes to confirm the plan are received prior to the commencement of the reorganization case and the reorganization case is filed, the bankruptcy court may determine not to consider these votes if it determines that:

     -  the plan was not transmitted to substantially all of our shareholders;

     - an unreasonably short time was prescribed for our shareholders to accept or reject the plan;

     - the solicitation was not made in accordance with applicable nonbankruptcy law or, if there is no such law, that this disclosure and proxy statement does not contain adequate information for purposes of section 1125(a) of the bankruptcy code; or

     - the voting was not limited to persons or entities that were shareholders of record as of the record date.

     If the reorganization case is commenced, but the plan is not confirmed for any reason, you will not realize the benefits that are intended to result from the plan and the reorganization transactions, and we cannot predict the outcome of the reorganization case.

EVEN IF WE RECEIVE ENOUGH VOTES TO CONFIRM THE PLAN, THE BANKRUPTCY COURT MIGHT NOT CONFIRM THE PLAN IF THE COURT DETERMINES THE PLAN DOES NOT MEET THE REQUIREMENTS OF THE BANKRUPTCY CODE.

     Even if our shareholders accept the plan, the bankruptcy court may still deny confirmation of the plan if it determines the plan does not meet the requirements of applicable law, including the applicable requirements of section 1129 of the bankruptcy code. The bankruptcy code requires the plan be in the "best interests" of dissenting members of impaired classes and be "feasible." The requirement that a plan be in the best interests of dissenting members of impaired classes generally means that the value of the consideration to be distributed under the plan to our shareholders is not less than those parties would receive if we were liquidated in a hypothetical liquidation under chapter 7 of the bankruptcy code. Under the feasibility requirement, the bankruptcy court must find that confirmation of the plan is not likely to be followed by our liquidation or the need for further financial reorganization. If the bankruptcy court estimates any claims relating to the legal proceedings discussed under "Business -- Legal Proceedings," or any contingent or unliquidated claims not incurred in the ordinary course of business, to be more than a nominal amount, then the plan will no longer be feasible. Thus, we cannot assure you the bankruptcy court will determine that the plan is in the "best interests" of dissenting members of impaired classes and is "feasible." If the reorganization case is commenced, but the plan is not confirmed for any reason, you will not realize the benefits that are intended to result from the plan and the reorganization transactions, and we cannot predict the outcome of the reorganization case. See "Special Factors -- Liquidation Analysis."


THE CONNECTICUT BANKRUPTCY COURT'S CONSIDERATION OF THE ROLE OF STANWICH FINANCIAL IN THE REORGANIZATION TRANSACTIONS COULD DELAY THE CLOSING OF THE REORGANIZATION TRANSACTIONS.



     Because Stanwich Financial has filed for reorganization under chapter 11 of the U.S. bankruptcy code, the loan to Stanwich and the performance by it of its obligations under the stock purchase agreement must be approved by the bankruptcy court for the District of Connecticut in addition to the approval of the plan of reorganization by the bankruptcy court for the Northern District of Texas. If the Connecticut bankruptcy court does not grant its approval in a timely manner, the closing of the transactions could be delayed.



IF THE CONNECTICUT BANKRUPTCY COURT DOES NOT APPROVE THE PLAN IN CONNECTION WITH STANWICH FINANCIAL'S BANKRUPTCY FILING, CENTEX FINANCIAL WILL NOT BE OBLIGATED TO CLOSE THE REORGANIZATION TRANSACTIONS.



     The approval of the loan to Stanwich Financial and its other obligations under the stock purchase agreement by the Connecticut bankruptcy court is a condition to the obligations of Centex Financial under the stock purchase agreement. If the Connecticut bankruptcy court does not issue a final order granting its approval prior to October 31, 2001, subject to a thirty day extension, Centex Financial will not be obligated to close the reorganization transactions and will be entitled to terminate the stock purchase agreement.


EVEN IF OUR SHAREHOLDERS APPROVE THE PLAN, WE COULD RECEIVE A COMPETING ACQUISITION PROPOSAL, AND THE BANKRUPTCY COURT COULD APPROVE THAT TRANSACTION WITHOUT SOLICITING YOUR ACCEPTANCE.

     In some circumstances, if the plan is approved by our shareholders and we subsequently accept an acquisition proposal that complies with the provisions of the stock purchase agreement, it is possible that this proposal could be approved by the bankruptcy court and implemented without another solicitation of acceptances. See "Stock Purchase Agreement -- Covenants Regarding Other Acquisition Proposals" for a discussion of competing acquisition proposals.

EVEN IF OUR SHAREHOLDERS WHOSE SHARES ARE TO BE REDEEMED PURSUANT TO THE REORGANIZATION PLAN DO NOT ACCEPT THE PLAN, THE BANKRUPTCY COURT CAN STILL CONFIRM THE PLAN.

     If each of the shareholders whose shares are not redeemed pursuant to the reorganization plan accepts less favorable treatment by voting to accept the plan, but the other holders of our common stock, as a class, reject the plan, we still will likely file the reorganization case and request that the bankruptcy court confirm the plan. Section 1129(b) of the bankruptcy code, which is commonly referred to as the "cramdown" provision, permits confirmation of a plan even if the plan is not accepted by all impaired classes, as long as with respect to each non-accepting class of claims or interests that is impaired under the plan, the plan "does not discriminate unfairly" and is "fair and equitable" as to that class.

RISKS ASSOCIATED WITH THE FAILURE TO CONFIRM THE PLAN OF REORGANIZATION

ACTUAL RESULTS MAY BE HIGHER OR LOWER THAN THE PROJECTIONS INCLUDED IN THIS DISCLOSURE AND PROXY STATEMENT.

     We cannot assure you the projected results can be realized, or that actual results will not be higher or lower than those projected. The estimates and assumptions underlying the projections are inherently uncertain, being based upon events that have not taken place, are subject to economic, competitive and other uncertainties and contingencies beyond our control and involve judgments based upon past performance and industry trends, which may not necessarily be indicative of future performance or trends. The projections do not reflect amounts that could be achieved in a short-term liquidation, and they do not reflect any changes in our operations or business activities as reorganized that may be effected following the effective date of the plan.

IF THE PLAN OF REORGANIZATION IS NOT APPROVED, WE WILL BE SUBJECT TO RISKS ASSOCIATED WITH OUR INABILITY TO PAY OUR DEBTS AS THEY COME DUE.

     If the plan is not confirmed and the reorganization transactions are not otherwise consummated, we will have difficulty paying our debts as they come due unless a viable alternative is present. It is possible we would have to liquidate our assets under either chapter 7 or chapter 11 of the bankruptcy code or the holders of our debt could foreclose their liens. Our independent auditors have, in connection with our 2000 annual audit, qualified their opinion due to questions regarding our ability to continue as a going concern.

RISKS ASSOCIATED WITH REMAINING A SHAREHOLDER AFTER THE REORGANIZATION TRANSACTIONS

CENTEX FINANCIAL WILL BE ABLE TO CONTROL THE OUTCOME OF MANY ACTIONS REQUIRING SHAREHOLDER APPROVAL, INCLUDING ELECTING ALL OF THE MEMBERS OF OUR BOARD OF DIRECTORS.

     Upon completion of the reorganization transactions, Centex Financial will own approximately 52% of our outstanding common stock and will be able to control the outcome of many actions requiring shareholder approval, including the election of the entire board of directors. In addition, through its control of our board of directors, Centex Financial will be able to cause us to incur debt, which would be senior to the common stock, or issue equity, which could dilute the interests of shareholders, or cause us to enter into a range of new business activities. See "Special Factors -- Certain Information Regarding Centex Financial and Centex Corporation; Plans for Reorganized NAB After the Reorganization Transactions" for a discussion of these issues.

OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN RESTRICTIONS ON THE TRANSFER OF COMMON STOCK, AND THE SHAREHOLDERS MAY HAVE DIFFICULTY DISPOSING OF THEIR INVESTMENT IN US.

     The terms of our articles of incorporation and bylaws generally prohibit the transfer of common stock to any person who is a 5% or greater shareholder or who, as a result of the transfer, will become a 5% shareholder, and these provisions may make it difficult for the shareholders to dispose of their common stock. In addition, there is currently a limited trading market for our common stock, and we do not expect a more active market will develop in the foreseeable future.

WE HAVE INCURRED NET LOSSES, AND WE CANNOT ASSURE YOU THAT WE WILL NOT INCUR LOSSES IN THE FUTURE.

     We have experienced net losses in 1999 and 2000 and expect to continue to experience losses for the foreseeable future. Although our liquidity and solvency will be improved as a result of the reorganization transactions, we cannot assure you that we will not incur net losses in the future.

                                SPECIAL FACTORS

PURPOSE OF THE REORGANIZATION TRANSACTIONS

     The primary purpose of the reorganization transactions is to alleviate our anticipated liquidity and solvency problems by providing for a sale of our shares to Centex Financial, thereby coordinating our operations with the substantially larger operations of Centex Financial and its affiliates and providing for the payment of our debts as they come due. We believe the reorganization transactions provide the best opportunity to maximize the value of our assets and business for the benefit of our creditors and shareholders.

STRUCTURE OF THE REORGANIZATION TRANSACTIONS

     The basic structure of the reorganization transactions was proposed by Centex Financial. See "-- Events Leading to the Reorganization Transactions." In particular, as a part of its initial bid, Centex Financial proposed that:

     - the reorganization transactions be consummated pursuant to a prepackaged bankruptcy plan;

     - the holders of relatively small amounts of common stock receive all cash for the redemption of their shares, and the holders of relatively large amounts of common stock continue to hold their common stock in a reorganized NAB;

     - the cash payments to our shareholders be funded principally through the acquisition of common stock by Centex Financial; and

     - we terminate the registration of our common stock under the Securities Exchange Act of 1934.

     We negotiated the terms of the stock purchase agreement and the plan, which implement the proposed structure of the reorganization transactions, at arm's length with Centex Financial. However, such negotiations did not alter the basic structure of the reorganization transactions as initially proposed by Centex Financial. We were willing to accept the structure proposed by Centex Financial because we believed the reorganization transactions offer the best opportunity to maximize the value of our assets and operations for the benefit of our shareholders and creditors.

AVAILABLE ALTERNATIVES

     If we are not able to consummate the reorganization transactions, we believe that the four alternatives described below are the principal alternatives currently available to us. If the plan is approved and the reorganization case is commenced, the first and second alternatives -- a continuation of our current business or a liquidation outside of the bankruptcy process -- will no longer be available, and only the third and fourth alternatives described below will be available.

     - Continuation of Current Business. We could continue to operate our current business. Under this approach, our shareholders would have the opportunity to share in any increase in our value. However, we believe that, under such an approach, our asset base would continue to deteriorate and there is a substantial likelihood we would continue to be unable to satisfy our payment obligations under our outstanding debt.

     - Liquidation outside of the Bankruptcy Process. One alternative to a bankruptcy proceeding is an out-of-court liquidation of our assets. Under this alternative, we would continue to operate our current business outside a bankruptcy proceeding while attempting to conduct an orderly liquidation of our assets. We estimate that this type of liquidation process might take from twelve to eighteen months to complete. While this type of liquidation outside bankruptcy might bring a greater value for our assets due to the longer period provided for the liquidation process we believe it would also be substantially more expensive. Through this longer liquidation process, our shareholders might have the opportunity to share in a distribution from the proceeds of the liquidation of our assets and the possible greater liquidation value. It is also possible that the value of our assets could increase in value during this longer liquidation process. However, it is also possible that the value of our assets would deteriorate during the liquidation process. If such deterioration occurs, our shareholders might receive no additional value, notwithstanding the additional time for liquidation. Additionally, we believe it is likely that any increased liquidation value would be offset by the increased cost of continuing to operate our business during the liquidation process.

     - Liquidation under Chapter 7. We could liquidate our assets pursuant to a bankruptcy case under chapter 7 of the bankruptcy code. Pursuant to chapter 7, a third party would be appointed and would liquidate our assets for distribution to creditors in accordance with the priorities established by the bankruptcy code. A chapter 7 trustee would likely have a difficult task in liquidating some of our assets. Based on the liquidation analysis we prepared, our board of directors has concluded that in a short-term liquidation of our assets, the shareholders whose shares are to be redeemed pursuant to the plan of reorganization would receive no distributions, as compared to the total distributions to such shareholders provided for in the reorganization transactions. See
        "-- Liquidation Analysis." Assuming that the chapter 7 trustee was successful in liquidating our assets, chapter 7 establishes certain priorities for distribution among creditors and shareholder groups. For example, unsecured creditors would have to be paid in full before any distributions could be made to shareholders.

     - Alternative Plan of Reorganization. We could seek an alternative plan of reorganization. An alternate plan might involve either a reorganization and continuation of our businesses or an orderly liquidation of our assets. In either case, it is possible that, given time, we could successfully identify and implement an alternative plan of reorganization that would result in greater distributions to our shareholders than those provided for in the proposed reorganization transactions. In evaluating the possibility that a superior alternative might emerge, however, our board of directors has considered the substantial uncertainties and additional administrative costs that would be involved in pursuit of new alternatives. In connection with the extensive negotiations involved in the formulation of the plan and the negotiation of the stock purchase agreement with Centex Financial, we considered other alternatives for reorganizing and continuing our businesses. None of these other alternatives provided for cash distributions of the magnitude contemplated by the plan of reorganization. See "-- Events Leading to the Reorganization Transactions." With respect to an alternative plan involving an orderly liquidation of our assets, we believe that such a plan would be superior to a short-term liquidation under chapter 7, because additional time would be provided to obtain fair value for our assets. In addition, the expenses for professional fees could be lower than those incurred in a chapter 7 case. However, based on our history of operating losses and the fact that expenses associated with an orderly liquidation of our assets would reduce the amounts available for distribution in a chapter 11 case, our board of directors believes an orderly liquidation of our assets under chapter 11 would produce less value for distribution to our shareholders than the value of the distributions under the plan.

EVENTS LEADING TO THE REORGANIZATION TRANSACTIONS


     Financial Developments and Background of the Transactions. Since 1998, we have encountered substantial financial difficulties. These difficulties include, but are not limited to, (1) reduced prices and margins for our loan products, resulting in reduced earnings, (2) more restrictive investors' underwriting guidelines for our sub-prime loans which has reduced origination volume, (3) significant repurchases of loans in 1998 and 1999 which reduced liquidity, (4) the maturity of certain outstanding debts and the use of available funds to pay those debts, (5) decreased loan originations due to higher interest rates, and
(6) restrictions on the ability of our primary operating subsidiary to distribute revenue to us. The origins and causes of these difficulties are described in more detail below.


     Prior to 1997, our principal source of earnings was from the sub-prime mortgage origination business. In 1997, Mortgage Portfolio Services, our majority-owned subsidiary, purchased a prime mortgage origination unit. This unit, using the marketing name of Pacific American Mortgage Company or PAMCO, operates as a division of Mortgage Portfolio Services.

     In September 1998, as a result of a number of factors, cash prices paid by investors for sub-prime mortgages declined by approximately 200 basis points. This negatively impacted our earnings.

     Subsequently, certain investors that purchased Mortgage Portfolio Services' sub-prime loans tightened underwriting guidelines and began requiring the repurchase of some defaulted loans. In these cases, the investors asserted that the representations and warranties contained in the loan sale agreement had been breached. The repurchases used a significant amount of Mortgage Portfolio Services' liquidity and negatively impacted earnings. Mortgage loan repurchases totaled $518,000 in 1998, $1,230,000 in 1999 and $1,176,000 in 2000. In response to the investors' actions, we tightened our underwriting guidelines and began reducing personnel and costs in this segment of our business. As a result, sub-prime mortgage loan production declined significantly and our earnings declined further.

     At September 1998, we had borrowings totaling $5,094,000 from Consumer Portfolio Services and $11,880,000 from Stanwich Financial. Due to developments in the capital markets and constraints on capital availability, Consumer Portfolio Services demanded that we repay our debt to them. We sold approximately half of our construction loan portfolio and used the net proceeds from that sale, together with distributions of excess capital from Mortgage Portfolio Services, to repay the Consumer Portfolio Services debt in full in July 1999.

     In April 1999, long-term interest rates began to increase. This negatively affected the origination volume of Mortgage Portfolio Services' prime loan origination division. In 1998, the division contributed $2,637,000 in earnings. In 1999, the contribution was $1,303,000 and in 2000, the contribution declined to a loss of $56,000.

     While our revenue was continuing to decline, our debt levels remained relatively high. We owed Stanwich Financial $4,400,000, which was scheduled to mature on January 5, 2000, and $6,377,000, which was scheduled to mature on September 30, 2000. From September 1999 to June 2000, we disposed of our investments in the construction and commercial lending business and used the proceeds as they became available to pay accrued interest on, and to retire approximately $2,175,000 in principal of, the Stanwich Financial notes. Also during this period, Stanwich Financial extended the remaining debt maturity from January and September 2000 to December 2002. Despite these extensions, we continued to struggle to pay interest on the Stanwich Financial debt and our other operating expenses.

     In March 2000, we restructured the Stanwich Financial debt into two notes, each bearing interest at 14% and due in December 2002. Required monthly principal payments of $100,000 became due in March 2001. Despite this restructuring, we have not been able to make any principal payments on our debt to Stanwich Financial. We also have not paid interest on the notes since July 2000.

     Because of rising interest rates and anemic production levels at Mortgage Portfolio Services, the net worth and leverage coverage covenants in its line of credit agreement prohibited Mortgage Portfolio Services from distributing any further dividends or making tax sharing payments to us. In August 2000, we began to explore various ways to restore Mortgage Portfolio Services' profitability and cash flow. These alternatives included the potential sale of one or more divisions, the sale of the entire company or changes to its operating plan.

     As a result of these factors, we began considering alternatives to maximize shareholder value and provide liquidity to our creditors. These alternatives included the potential sale of one or more divisions, the sale of the entire company, third-party equity investments, or changes to our operating plan or Mortgage Portfolio Services' operating plan.

     On October 11, 2000, Mortgage Portfolio Services hired Charbonneau-Klein, an outside investment firm, to study these alternatives. Based on Charbonneau-Klein's analysis and management's internal assessment, we concluded Mortgage Portfolio Services' prime loan origination division would have some value in a third party sale. However, the costs associated with disposing of the remaining operations, other than the prime loan origination division, might exceed the sales value of these operations and the prime loan origination division. Accordingly, we concluded that the spring and summer months, traditionally the best time of the year for mortgage companies, might yield higher production volumes and profits and make a sale of our prime loan origination division more attractive. We determined we would reassess the potential sale of the prime origination unit at a later date but we would also remain open to alternatives other than a sale of the unit if attractive options presented themselves.

     Currently, our sole source of cash flow is from interest payments on debt due from Mortgage Portfolio Services. This debt totals approximately $1,800,000 and the interest payments are approximately $24,000 a month. This amount is not sufficient to pay our current operating expenses. Unless and until Mortgage Portfolio Services creates excess capital through profits, it cannot make payments to us as either dividends or tax sharing payments.


     Negotiations and Board Deliberations. On September 11, 2000, Mr. Ed Wachenheim, a manager of Greenhaven Associates, Inc., one of the shareholders whose shares are not being redeemed, attended the annual DLJ Growth Conference in New York, New York. At the conference, Mr. Wachenheim met Mr. Laurence Hirsch, Mr. David Quinn and Ms. Sheila Gallagher of Centex Corporation and raised with them the possibility that our operations might be complementary to Centex Corporation's mortgage banking operations. After Mr. Quinn stated he would like to learn about our operations, Mr. Wachenheim suggested Charles Bradley, Sr., our Chief Executive Officer, contact Mr. Quinn. Mr. Quinn, the Vice Chairman of Centex Corporation, noted Centex Financial was engaged in lines of business similar to ours and stated it was possible Centex Financial would be interested in learning about our operations. Greenhaven Associates made a filing with the Securities and Exchange Commission in January 2001 indicating that at December 31, 2000 it owned approximately 5% of the outstanding shares of common stock of Centex Corporation, the parent of Centex Financial.



     On September 14, 2000, Charles Bradley, Sr. contacted Mr. Quinn to determine whether Centex Corporation would be interested in some form of business combination with us. Mr. Bradley and Mr. Quinn discussed the possibility of a business combination with Centex Financial and Mr. Bradley stated he would contact Mr. Quinn with more information.


     On November 14, 2000, our board of directors held a regularly scheduled meeting where, among other things, they discussed possible alternatives to address our capital and liquidity problems, including a possible transaction with Centex Financial. Although the board did not determine to exclusively pursue any particular alternative, the board did authorize our officers to explore opportunities as they presented themselves.

     Mr. Bradley sent Mr. Quinn a letter dated November 14, 2000 in which he proposed a structure of a possible business combination with Centex Corporation. Mr. Bradley proposed that (1) Centex Corporation purchase 3.5 million shares of our common stock at $0.10 per share, (2) Centex Corporation purchase our loans from Stanwich Financial for $7.6 million and (3) Consumer Portfolio Services grant Centex Corporation an option to purchase all of its shares of our common stock for $2.00 per share, which option would not become exercisable for three years. On or about December 7, 2000, Mr. Bradley and Mr. Quinn discussed Mr. Bradley's proposal and Mr. Quinn indicated that this proposal was unacceptable to Centex Corporation. Mr. Bradley and Mr. Quinn agreed to have representatives of both NAB and Centex Corporation meet at a future date to further discuss a possible business combination.

     At our request, on December 11, 2000, Mr. James Gardner, one of our directors and the managing director of SAMCO Capital Markets, met with David Quinn and other representatives of Centex Corporation to discuss a possible transaction between us and Centex Financial. Mr. Quinn indicated Centex Financial might be willing to consider making a significant equity investment in our company to be implemented through a prepackaged bankruptcy plan. After the December 11, 2000 meeting, we contacted Winstead Sechrest & Minick P.C. to discuss engaging that firm as corporate and bankruptcy counsel in connection with a possible reorganization transaction. On December 12, 2000, we engaged Winstead as counsel.

     On December 18, 2000, we received an initial draft of a proposed agreement in principle from Centex Financial through SAMCO. This draft provided for a transaction whereby Centex Financial would acquire 49.9% of our outstanding common stock and retire or purchase our outstanding debt, other than our warehouse line of credit. Holders of relatively small amounts of our common stock would receive cash in the amount of $0.25 per share in redemption of their shares and holders of relatively large amounts of our common stock would receive equity securities with a per-share value equal to that paid to our small shareholders. Under the proposal, Centex Financial could elect to purchase the loan from Stanwich Financial or purchase preferred shares from our company. The proposal contemplated we would use the proceeds from a purchase of our preferred shares to repay the loan from Stanwich Financial. The proposed transactions would have been conducted through a prepackaged bankruptcy plan. Finally, the proposed transaction would have provided Centex the ability to reduce the consideration to be paid by the amount any breaches of our representations or warranties exceeded $150,000. On December 22, 2000, James Gardner, Alan Ferree and representatives from Winstead met with David Quinn, Raymond Smerge and other representatives of Centex Corporation and its outside counsel to discuss potential terms for a transaction between the parties. Commencing December 22, 2000, the parties and their counsel negotiated the terms and conditions of an agreement in principle based on the terms described above.

     On January 2, 2001, we entered into a confidentiality agreement with Centex Corporation in connection with our negotiations and Centex Financial began preliminary due diligence regarding our operations. On this date we also entered into a consulting agreement with SAMCO Capital Markets, a division of Service Asset Management Company, to assist us in negotiating the proposed transaction with Centex Corporation. We determined it was advisable to formally engage SAMCO to represent us in connection with the proposed reorganization transactions due to the fact that we have a very limited executive staff whose time and focus has been, due to our financial difficulties, on the maintenance of our ongoing operations. James Gardner, the managing director of SAMCO and one of our directors, had previously been informally assisting us with negotiations with Centex Financial. SAMCO, through Mr. Gardner, has had extensive involvement and experience in negotiating business combination transactions, particularly with respect to distressed companies. Under the terms of the consulting agreement, SAMCO was authorized to represent us in the discussions with Centex Financial regarding a prepackaged bankruptcy plan in which Centex Financial would acquire a significant interest in the Company and substantially all of our debts would be paid. In consideration of SAMCO's services, we will pay $125,000 to SAMCO if we complete the reorganization transactions.

     Except as otherwise indicated, SAMCO acted as our principal negotiating agent in connection with the reorganization transactions. Accordingly, SAMCO participated in all material discussions with Centex Financial, and Mr. James Gardner, as managing director of SAMCO, communicated with members of our management and board of directors regarding significant developments in the negotiations and solicited their views on the terms proposed by Centex Financial.

     On January 10, 2001, Centex Financial proposed, through SAMCO, a transaction whereby it would acquire 49.9% of our outstanding common stock pursuant to a pre-packaged bankruptcy plan in exchange for a cash payment to be used to redeem the shares of common stock held by shareholders holding relatively small amounts of our stock. Under the proposal, the holders of relatively small amounts of our common stock would receive cash in the amount of $0.25 per share in redemption of their shares. The holders of relatively large amounts of our common stock would retain their equity securities. In addition, the proposal provided that Centex Financial would be entitled to a price adjustment such that, if we breached our representations and warranties prior to closing, Centex Financial would have the right to reduce the consideration payable by it by an amount equal to the cost of such breaches. The proposal also provided that Centex Financial could elect to purchase or otherwise retire our loans from Stanwich Financial, which were in the aggregate principal amount of $7.1 million, at the closing of the reorganization transactions. The primary differences between the December 18 proposal and the January 10 proposal were the selection of Texas as the forum for initiating the bankruptcy case, the retirement of the warehouse line of credit by Centex Corporation promptly following the effectiveness of the plan of reorganization, clarification of the circumstances under which NAB would not be required to pay a termination fee, reimbursement of NAB expenses by Centex Corporation under certain circumstances if the transactions did not close, and exclusion of the fee payable to SAMCO from the calculation of excess expenses.


     The parties entered into an agreement in principle on January 29, 2001, which outlined the basic structure of the transactions described above. Prior to January 29, 2001, none of the parties to the stock purchase agreement had entered into any agreement with respect to the reorganization transactions. As part of the agreement in principle, Centex Financial deposited $250,000 with Commerce Land Title, Inc. under an escrow agreement with us and Commerce Land Title.

     On February 1, 2001, counsel for Centex Financial delivered a preliminary draft of the stock purchase agreement which contained the terms outlined in the agreement in principle. Subsequently, James Gardner and Alan Ferree of our company negotiated the proposed stock purchase agreement and plan of reorganization with David Quinn, Raymond Smerge and Jeff Howeth of Centex Financial, Scott Junkin on behalf of Stanwich Financial and their respective counsel. The parties signed amendments to the agreement in principle on February 15, February 21, February 23, February 28, March 2 and March 7, 2001 to extend the date by which a definitive agreement was to be signed.

     James Gardner, one of our directors, contacted Howard Frazier Barker Elliott, Inc. on February 2, 2001 to discuss engaging that firm as its financial advisor in connection with the proposed transaction with Centex Financial. Howard Frazier and its principals have been active in valuing companies and rendering fairness opinions with respect to mergers and acquisitions, going-private transactions and financings. We selected Howard Frazier due to its substantial experience with these matters in general and the mortgage banking industry in particular. Prior to our engagement of Howard Frazier regarding the reorganization transactions, we and Howard Frazier had no relationship. We engaged Howard Frazier on February 9, 2001 and agreed to pay them a $40,000 fee, plus out-of-pocket expenses, when Howard Frazier delivered its opinion.

     On February 23, 2001, James Gardner, on our behalf, met with David Quinn and Mr. Raymond Smerge of Centex Financial to discuss the proposed transactions. At this meeting, Centex Financial advised us that, in the course of its due diligence review, it had become aware of certain losses or contingencies that reduced the amount of consideration it was prepared to offer pursuant to the stock purchase agreement. These losses included operating losses that exceeded the amount of the losses projected at the time the agreement in principle was executed by the parties. Centex Financial also expressed concern about the potential costs associated with certain litigation to which we are a party. As a result of these factors, Centex Financial stated it would be necessary for it to reduce the consideration offered to the shareholders whose shares would be redeemed pursuant to the reorganization plan from $0.25 to $0.125 per share. Centex Financial indicated, however, it would be willing to eliminate the feature of the agreement in principle that allowed it to make further purchase price reductions equal to the cost of any breaches of our representations and warranties. In addition, we and Centex Financial agreed to enter into a transition services agreement soon after a definitive agreement was signed so we could utilize Centex Financial's operating expertise to improve our efficiency and control our costs.

     The parties made revisions to the draft of the stock purchase agreement following the meeting on February 23, 2001. The revisions included the following changes from that initially contemplated by the parties in the agreement in principle entered into on January 29, 2001:

     - the consideration payable to the shareholders whose shares would be redeemed pursuant to the plan was reduced from $0.25 per share to $0.125 per share, subject to possible reductions as a result of excess expenses;

     - the feature contained in the agreement in principle whereby Centex Financial could make purchase price reductions as a result of any breaches of our representations and warranties was eliminated;

     - Stanwich Financial agreed to indemnify Centex Financial for breaches of our representations and warranties contained in the stock purchase agreement, and Centex Financial received the right to offset such breaches against amounts payable by us with respect to our notes payable to Stanwich Financial;

     - the feature contained in the agreement in principle whereby Centex Financial could make further purchase price reductions equal to the full amount of expenses we incur in connection with the reorganization transactions that exceed $250,000, exclusive of a $125,000 fee payable to our financial advisors, was limited to a maximum of $50,000; and

     - Centex Financial agreed to make the $6.4 million loan to Stanwich Financial.

     On March 5, 2001, Centex Financial requested that Consumer Portfolio Services and Greenhaven Associates execute a voting agreement pursuant to which each of them would agree to vote all of the shares of our common stock held by them in favor of the reorganization plan. At the same time, Centex Financial advised us that it was requesting the execution of the voting agreement and that Centex Financial would not be willing to enter into the stock purchase agreement until the voting agreement had been executed.

     On March 16, 2001, our board of directors met telephonically to consider the proposed reorganization transactions. In connection therewith, the board of directors heard presentations from our management and our financial and legal advisors describing the discussions, negotiations and potential alternatives leading to the reorganization transactions. Messrs. Bradley, Sr., Bradley, Jr., Gardner, Hinton and Kramer, constituting all of the members of our board of directors, participated in the meeting. Mr. Alan Ferree, our chief financial officer, also participated in the meeting. Mr. Robert E. Crawford, Jr., Mr. Mark Brannum and Mr. Christopher Williams participated in the meeting on behalf of Winstead Sechrest & Minick, our legal counsel, and Messrs. Alex Howard and Alan Harp participated in the meeting on behalf of Howard Frazier Barker Elliot, Inc., our financial advisor.

     At the request of the board of directors, our management and financial advisors described the feasibility of the reorganization transactions. At this time, Howard Frazier delivered an oral summary of its evaluation of the reorganization transactions and delivered its written fairness opinion. In addition, the board of directors considered other available alternatives. After consideration and discussion of these matters, the board of directors voted unanimously to approve the terms of the reorganization transactions and to authorize management to proceed with the steps necessary to effect the reorganization transactions and determined such transactions were fair to and in the best interests of our company and our shareholders including, without limitation, the shareholders whose shares are to be redeemed pursuant to the plan. Such approval was conditioned upon a further approval of the reorganization transactions by at least a majority of the "disinterested" members of the board of directors. To comply with the requirements of the Texas Business Corporation Act, the terms of the reorganization transactions were separately approved by Messrs. Jeffrey W. Kramer and James E. Hinton on March 16, 2001, two of our directors who were deemed not to have a financial interest in the consummation of the reorganization transactions that created a conflict of interest.

     We entered into the definitive stock purchase agreement with Centex Financial and Stanwich Financial on March 16, 2001 and publicly announced the signing of the stock purchase agreement. The parties to the voting agreement also entered into the voting agreement on March 16, 2001.


     On April 4, 2001, we entered into a transition services agreement with Centex Financial. This agreement generally provides that Centex Financial will provide us with assistance to increase our operational efficiency, to prepare a new business plan and to seek financing alternatives. We also agreed to not take specified actions without Centex Financial's consent that are similar to the restrictions we agreed to as part of the stock purchase agreement.



     Also, in April 2001, we entered into an amendment to our warehouse credit facility, which was due to expire, with Washington Mutual Bank and Centex Financial. Centex Financial agreed to be directly responsible for unpaid advances to us under the credit facility.



     On June 22, 2001, Stanwich Financial filed a petition in the U.S. bankruptcy court for the District of Connecticut seeking protection under chapter 11 of the U.S. bankruptcy code. As a result of this filing and other financial difficulties Stanwich Financial has experienced, the parties determined it was necessary to amend certain aspects of the stock purchase agreement.



     On July 9, 2001, the parties met in Dallas, Texas to discuss the proposed amended and restated stock purchase agreement and other matters related to the reorganization transactions. Participating in this meeting were representatives of NAB and Centex Financial and the respective counsel of NAB, Stanwich Financial and Centex Financial. Following this meeting, counsel for Centex Financial distributed a draft of the proposed amended and restated stock purchase agreement reflecting the changes discussed at the meeting. Counsel for the parties negotiated this draft and it was approved by our board of directors
on July   , 2001.

     The primary differences between the amended and restated stock purchase agreement and the original stock purchase agreement are follows:



     - the deadline for closing was extended to October 31, 2001, subject to a potential additional 30 day extension;



     - the approval of the bankruptcy court administering Stanwich Financial's bankruptcy case was added as a condition to Centex Financial's obligations to close the reorganization transactions;



     - an additional condition to Centex Financial's obligations to close the reorganization transactions was added requiring the bankruptcy court to have estimated claims related to the matters described under "Legal Proceedings" at zero or a nominal amount, all claims related to indemnification of our officers and directors at zero or a nominal amount and any other contingent or unliquidated claims at zero or a nominal amount; and



     - an additional condition to Centex Financial's obligations to close the reorganization transactions was added requiring Charles E. Bradley, Sr. and Charles E. Bradley, Jr. to deliver waivers of any and all claims for indemnification they might have against NAB to Centex Financial.



     Our board of directors unanimously approved the amended and restated stock
purchase agreement on July   , 2001 after concluding the changes made did not
materially affect the factors it considered at its March 16, 2001 meeting and the parties executed the amended and restated stock purchase agreement on that date.


GOING PRIVATE TRANSACTION


     As of July 13, 2001, there were approximately 7,200 holders of record of our common stock, many of whom own a relatively small number of shares. Centex Financial, Consumer Portfolio Services and Greenhaven Associates own of record approximately 48% of our outstanding common stock, while the remaining 52% is owned by approximately 7,197 holders of record. There is only a limited trading market for our common stock, and, therefore, the opportunities for small shareholders to realize the value of their shares are minimal. Our board of directors believes the reorganization transactions will provide an opportunity for the vast majority of our shareholders to dispose of their shares at a significant premium over historical trading prices. See "Price Range of Common Stock and Dividends."


     Our compliance with the periodic reporting requirements of the Securities Exchange Act of 1934 requires that we incur significant legal and accounting fees and divert our executive officers' time and attention from our operations and management. We estimate that during the fiscal years ended December 31, 1999 and 2000, we incurred $245,000 and $280,000, respectively, of general and administrative expenses as a direct result of the fact that our common stock is publicly traded. These expenses include quarterly and annual reporting, printing and distribution costs and premiums to maintain directors' and officers' insurance, as well as compensation and benefits for our board of directors. Because of concerns regarding potential liability to public security holders, the compensation and benefits necessary to attract directors for a public company, and the expenses associated with directors' and officers' insurance, are significantly higher than for a privately held company.

     After completion of the reorganization transactions, our equity securities will be held by a total of three record holders. Our common stock is currently registered under Section 12 of the Securities Exchange Act of 1934. Under the Securities Exchange Act of 1934, registration of a class of equity securities may be terminated within 90 days, or such shorter period as the Securities and Exchange Commission may determine, after the issuer files a certification with the SEC that the number of record holders of its securities is less than 300. Centex Financial has indicated it intends to cause us to file a certificate and notice of termination of registration with the SEC as soon as practicable after the effective date of the plan. As a result of the filing of this certificate and notice of termination of registration, we will no longer be subject to the reporting requirements or proxy rules under the Securities Exchange Act of 1934. In addition, upon the effectiveness of the notice of termination of registration, our officers, directors and 10% shareholders will be relieved of reporting requirements and "short swing" trading restrictions under section 16 of the Securities Exchange Act of 1934.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE REORGANIZATION TRANSACTIONS


     Recommendation; Fairness of the Reorganization Transactions. Our board of directors has unanimously approved the terms of the reorganization transactions, determined such transactions were fair to and in the best interests of our company and our shareholders, including, without limitation, the shareholders whose shares will be redeemed pursuant to the plan and our unaffiliated shareholders, and recommended all of our shareholders consent to the plan of reorganization and the reorganization transactions. The proposed reorganization transactions were approved not only by the unanimous vote of the entire board but also by the unanimous vote of our directors who are not employees of our company and by our directors who have no separate interest in the reorganization transactions. In conducting its deliberations, the board adopted the analysis of Howard Frazier relating to the fairness, from a financial point of view, of the consideration to be received by our shareholders whose shares are to be redeemed pursuant to the plan of reorganization and relating to the treatment of our shareholders whose shares will not be redeemed.


     The board of directors approved the reorganization transactions because it believes the reorganization transactions will make it possible for us to satisfy our outstanding obligations and remain in business and provide our shareholders with the best opportunity to receive any value or return for their investment.

     In considering the reorganization transactions prior to and at the March 16, 2001 meeting, the board of directors considered, among other things, the factors set forth below.

     - The uncertainty of our ability to continue as a going concern due to our weak financial condition. Since 1998, we have struggled to pay interest and principal on our outstanding debt and to meet our operating expenses. Currently, our sole source of income is interest payments on debt due to us from Mortgage Portfolio Services. These interest payments are approximately $24,000 per month. Required monthly principal payments of $100,000 became due on the debt we owe Stanwich Financial in March 2001. See "-- Events Leading to the Reorganization Transactions." In recommending the reorganization transactions, our board of directors concluded that, in the absence of a significant and continued improvement in our operating results, we would not be able to satisfy our payment obligations under our loans from Stanwich Financial.


     - The current and historical market prices for our common stock and the premium the reorganization transactions represent over such prices. Our board evaluated the fairness of the consideration to be paid to our shareholders whose shares will be redeemed. Since the first quarter of 2000, our stock price has generally declined. The per share price for our common stock has not risen above $0.125 since May 18, 2000. Beginning in May 2000, our stock price generally declined from $0.125 per share to as low as $0.02 per share in late December 2000. The only time our per share price demonstrated a significant rebound to a level near the proposed redemption price was when Centex Financial purchased approximately 2% of our common stock in late January 2001. Following those purchases and prior to the approval of the transactions by our board of directors, our stock price generally ranged between $0.065 and $0.07 per share. At the time of the approval of the reorganization transactions, the trading price for our stock was $0.06 per share and the board had no indication the trading price for our stock would recover in the foreseeable future. In addition to the board's consideration of the premium the reorganization transactions would afford to our shareholders compared to recent historical per share trading prices, the board also considered the consistently low trading volume for our common stock and the impact that low volume has on our shareholders' ability to sell their shares. The board was mindful of the fact that the amount to be paid to our shareholders in redemption of their shares provided certainty of a return to such shareholders for their investment in the company in contrast to the speculative nature of a continuing interest in NAB. In addition, our board noted the reorganization transactions would remove the risk of our shareholders whose shares are to be redeemed losing all of their investment if we are unable to continue as a going concern.


     - The opinion of Howard Frazier delivered to the board on March 16, 2001 regarding the fairness of the reorganization transactions to our shareholders whose shares are to be redeemed and the treatment of our shareholders whose shares are not to be redeemed. On March 16, 2001, our board received, reviewed and extensively discussed the opinion of Howard Frazier prior to adopting it. Howard

       Frazier's opinion was to the effect that the consideration to be received by our shareholders whose shares are to be redeemed pursuant to the plan is fair to such shareholders. Howard Frazier also rendered an opinion to the effect that the treatment of our shareholders whose shares are not to be redeemed constituted less favorable treatment than that to be afforded our shareholders whose shares are to be redeemed. After reviewing Howard Frazier's qualifications, reasoning and methodology, the board adopted Howard Frazier's findings and analysis. The full text of the written opinion is attached hereto as Annex C. See "-- Opinion of Financial Advisor" below.

     - The liquidation analysis prepared by our management. Our liquidation analysis reflected that, in a short-term liquidation of our assets, based on certain assumptions, our shareholders would receive no distributions, as compared to the amounts to be distributed to the shareholders whose shares are to be redeemed pursuant to the plan. See "-- Liquidation Analysis." Our board of directors also believed a short-term liquidation would result in the payment of significantly lower distributions to our creditors than those provided for in the reorganization transactions. Accordingly, our board of directors concluded a short-term liquidation of our business and assets was not an attractive alternative to the reorganization transactions. The board also considered the fact that our enterprise going concern value and liquidation value are in each case substantially less than our liabilities.

     - Possible alternatives to the reorganization transactions. The members of the board considered the potential alternatives to the reorganization transactions discussed under "-- Available Alternatives" including continuation of our current business, liquidation of our business outside of the bankruptcy process, liquidation under chapter 7 of the bankruptcy code or possible alternative plans of reorganization under chapter 11 of the bankruptcy code. Based on a variety of factors, which are described under "-- Available Alternatives" above, the board concluded that none of the alternatives was reasonably likely to provide greater value to our shareholders or provide for the full repayment of our debt.

     - The agreement of Consumer Portfolio Services and Greenhaven Associates with respect to the plan of reorganization. The board also took into account the fact that Consumer Portfolio Services and Greenhaven Associates had separately agreed with Centex Financial with respect to the treatment of such shareholders pursuant to the plan of reorganization by agreeing to vote in favor of the plan of reorganization pursuant to the voting agreement.

     - The willingness of Stanwich Financial to indemnify Centex
       Financial. After reviewing our operations and prospects, and as a result of arms-length negotiations with NAB and Centex Financial, Stanwich Financial agreed to indemnify Centex Financial against all losses, damages, costs and expenses arising from any breach by us or Stanwich Financial of our or its representations and warranties or other obligations under the stock purchase agreement. As a result of Stanwich Financial's willingness to bear the risk of any post-closing claim by Centex Financial, subject to certain limitations, none of our shareholders will be required to bear any indemnification obligations.

     - The consideration to be received by our shareholders in redemption of their shares is greater than our book value per share. Our board considered the relationship of the consideration to be paid to our shareholders whose share are to be redeemed pursuant to the plan to our per share book value, as set forth in our recent financial statements, and to our going concern value, as reflected in the presentation made to the board of directors by Howard Frazier. As of December 31, 2000, we had a stockholders' deficit per share of $0.55. In addition, the valuation analyses employed by Howard Frazier to value us as a going concern each indicated that our equity value is negative. As a result of the reorganization transactions, our shareholders whose shares will be redeemed will receive value in excess of our book value per share and our going concern value.

     - The terms and conditions of the stock purchase agreement allow us to accept, under certain circumstances, a proposal that is superior to the reorganization transactions. The members of the board noted the provisions of the stock purchase agreement, which were determined through extensive arms-length negotiations with Centex Financial, provide that we may terminate the stock purchase agreement and accept a superior alternative proposal. Although such provisions are structured in such a way as to permit us to disclose nonpublic information to, and engage in negotiations with, third parties interested in pursuing a transaction with us under certain circumstances, they impose significant restrictions on our ability to do so. In addition, the stock purchase agreement provides in the event it is terminated under certain circumstances for reasons related to a competing acquisition proposal, we will be obligated to pay a $500,000 termination fee to Centex Financial upon consummation of such competing proposal. After weighing the benefits provided by the stock purchase agreement against the limitations imposed by the provisions of the agreement relating to a competing acquisition proposal, which were required by Centex Financial, the board of directors concluded it was reasonable to agree to such provisions. Despite the provisions in the stock purchase agreement permitting us to respond to unsolicited offers from qualified third parties, no such offers have been forthcoming since the proposed reorganization transactions were publicly announced.

     The board believed that each of the above factors generally supported its determination and recommendation. The board did consider the following potentially negative factors in its deliberations concerning the reorganization transactions:

     - The fact that, following the consummation of the reorganization transactions, our shareholders whose shares will be redeemed will no longer participate in any future earnings or growth or benefit from any increases in the value of our stock or assets.

     - The fact that our shareholders whose shares will be redeemed may, depending on their tax basis in our common stock, recognize a taxable gain on the completion of the reorganization transactions.

     - The various conflicts of interest described under "-- Interests of Certain Persons in the Reorganization Transactions; Conflicts of Interest" including the fact that a member of our board is the sole shareholder and an officer and director of Stanwich Financial, our primary creditor, and that two members of our board have significant ownership and management interests in Consumer Portfolio Services, one of the shareholders whose shares are not being redeemed pursuant to the plan of reorganization, and that a company with which another board member is affiliated would receive a financial advisory fee of $125,000 upon consummation of the reorganization transactions.

     In connection with its fairness analysis, our board of directors also determined that the retention of their existing shares by the shareholders whose shares are not to be redeemed constitutes less favorable treatment than that afforded under the plan to our other common shareholders while still being fair to our shareholders whose shares are not being redeemed. This determination was based on the following factors:

     - The shareholders whose shares are not to be redeemed, other than Centex Financial, will be minority shareholders of a reorganized NAB after consummation of the reorganization transactions. As a result, Centex Financial will be able to control the election of the entire board of directors and the outcome of many shareholder votes. In addition, through its control of the reorganized corporation, Centex Financial would be able to cause the reorganized corporation to incur new debt.

     - After the reorganization transactions are completed, our common stock will no longer be traded in the over-the-counter market and it is not contemplated that any such market will develop in the foreseeable future.

     - The shareholders in reorganized NAB will be subject to the risks associated with our continuing business.

     - Under applicable bankruptcy law, to confirm the reorganization plan, the bankruptcy court must conclude that the shareholders whose shares are not to be redeemed will receive less favorable treatment than our other shareholders under the reorganization plan.

     - Howard Frazier Barker Elliott rendered its opinion to the effect that the per share value of the shares that are not to be redeemed was less than the per share consideration to be paid under the plan to our shareholders whose shares are to be redeemed.

     The foregoing discussion of the information and factors considered by our board is not meant to be exhaustive but includes all material factors it considered. In view of the variety of factors considered, the board did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination that the reorganization transactions are fair to our shareholders. The board of directors considered all of these factors as a whole and considered the factors collectively to be favorable to and to support the determination that the reorganization transactions are fair to, and in the best interests of, the company and its shareholders, including, without limitation, the shareholders whose shares will be redeemed pursuant to the plan of reorganization.

     Procedural Safeguards. With respect to the procedural fairness of the reorganization transaction to our shareholders, the board of directors noted the following:

     - confirmation of the plan requires the affirmative vote of the holders of at least two-thirds of the common stock actually voted to accept or reject the plan (unless the plan is confirmed under the "cramdown" provisions of the bankruptcy code); the board also noted that approval of the reorganization transactions would be very likely due to the voting agreement entered into by Consumer Portfolio Services and Greenhaven who respectively own 38% and 8.21% of our outstanding common stock;

     - confirmation of the plan requires that the bankruptcy court find the plan is in the "best interests" of our shareholders who do not vote to accept the plan, even if the plan is confirmed under the "cramdown" provisions of the bankruptcy code;

     - any shareholder who objects to the confirmation of the plan will be entitled, subject to compliance with the procedural and other requirements of the bankruptcy code, to file an objection with the bankruptcy court and to have such objection considered at the confirmation hearing; and

     - the reorganization transactions were approved by the unanimous vote of both the entire board of directors and the disinterested directors including those directors who are not employed by us.

     With respect to the shareholders whose shares are not being redeemed pursuant to the plan of reorganization, the board of directors also noted that, in order for the plan to be confirmed, each such shareholder agreed to accept the less favorable treatment afforded to it under the plan by voting in favor of the plan. The board of directors also considered the fact that no representative or independent advisor was appointed to act solely on behalf of any group of our shareholders. However, the board of directors noted that, in order for the plan to be confirmed, the bankruptcy court must determine that the value received by the shareholders whose shares are not being redeemed pursuant to the plan of reorganization under the plan constitutes less favorable treatment than that afforded to our other shareholders. Finally, the board of directors noted that, because the shareholders whose shares are not being redeemed pursuant to the plan of reorganization in the aggregate own approximately 48% of the outstanding shares of common stock, the outcome of the vote on the plan would not necessarily be assured even if such shareholders voted in favor of the plan. However, the board of directors did recognize that, as a practical matter, if each of the shareholders whose shares are not being redeemed pursuant to the plan of reorganization vote in favor of the plan as most of such shareholders have agreed to do, it would be extremely difficult for our other shareholders to block approval of the plan based on the diversity of our share ownership.

     A finding by the bankruptcy court that the plan is in the "best interests" of our shareholders who do not vote to accept the plan generally means the court has determined they will receive property of a value that is not less than the value they would receive if we were liquidated under chapter 7 of the bankruptcy code. Such a finding does not necessarily imply that the reorganization transactions are fair to our shareholders in all respects. It does, however, provide a significant procedural safeguard in that it requires the bankruptcy court to determine the value of the consideration to be paid to our shareholders in the reorganization transactions exceeds the value of the distributions they would receive in a hypothetical chapter 7 liquidation, which is one of the principal alternatives to the reorganization transactions recommended by the board of directors.

INTERESTS OF AFFILIATES

     Each of our affiliates that is engaged in the reorganization transactions has filed a joint transaction statement on Schedule 13E-3 with the SEC as required pursuant to Rule 13e-3. These affiliates are Consumer Portfolio Services, which is our largest shareholder and will retain its shares after the reorganization transactions; Charles E. Bradley, Sr., Charles E. Bradley, Jr. and James Gardner, who are members of our board of directors; and Stanwich Financial, which is controlled by Charles E. Bradley, Sr. and will receive a loan from Centex Financial or one of its affiliates in connection with the reorganization transactions.

     The affiliates principal purpose for the reorganization transactions, given NAB's inability to sustain its operations, is to achieve the maximum total return for NAB's shareholders and creditors. Each of these affiliates has been provided access to the material information our board reviewed and considered in making its determination as to the fairness of the reorganization transactions and its recommendation to our shareholders. On the basis of this information and considering the same factors as described under "-- Recommendation of the Board of Directors; Fairness of the Reorganization Transactions," each affiliate has stated such affiliate reasonably believes the reorganization transactions are fair to our shareholders. In reaching their conclusions, these affiliates have adopted the analysis of the factors referred to above as having been taken into account by our board and those discussed in Howard Frazier's opinion. These affiliates did not find it practicable to, and did not, quantify or otherwise attach relative weights to such factors independent of the analysis described above in reaching their conclusion as to fairness. These affiliates have not received any report, opinion or appraisal from an outside party that is related to the reorganization transactions.

OPINION OF FINANCIAL ADVISOR


     Howard Frazier Barker Elliott, Inc. has acted as our financial advisor in connection with rendering a fairness opinion with respect to the reorganization transactions. Howard Frazier has advised our board of directors that, in its opinion, the consideration to be received by our shareholders whose stock is to be redeemed pursuant to the plan is fair, from a financial point of view, to such shareholders, and that the treatment of the shareholders whose stock is not being redeemed pursuant to the plan is less favorable than the treatment of our other shareholders. We do not intend to seek an updated fairness opinion from Howard Frazier unless our financial condition or general economic conditions materially improve from those prevailing on March 16, 2001. Examples of the types of changes that could cause us to seek an updated fairness opinion include a substantial and sustained improvement in the market price for our common stock not attributable to the reorganization transactions, a substantial and sustained improvement in our net asset value or substantial and sustained improvement in overall industry conditions. As of the date of this proxy and disclosure statement, we do not believe a change has occurred that would prompt us to seek an updated fairness opinion. The full text of the Howard Frazier opinion is included in this disclosure and proxy statement as Annex C. We urge you to read the full opinion.


     HOWARD FRAZIER'S OPINION ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION PAYABLE TO OUR SHAREHOLDERS WHOSE STOCK IS TO BE REDEEMED PURSUANT TO THE REORGANIZATION TRANSACTIONS AND THE TREATMENT OF OUR SHAREHOLDERS WHOSE STOCK IS NOT TO BE REDEEMED. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE REORGANIZATION TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW YOU SHOULD VOTE WITH RESPECT TO THE REORGANIZATION TRANSACTIONS OR ANY OTHER RELATED MATTER. HOWARD FRAZIER'S OPINION IS BASED ON ANALYSES WHICH CONTAIN ESTIMATES AND VALUATION RANGES WHICH ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR PREDICTIVE OF FUTURE RESULTS OR VALUES.

     In arriving at its written opinion, Howard Frazier, among other things:

     - reviewed our Form 10-K and related financial information for the years ended December 31, 1996 through 1999;

     - reviewed our Form 10-Q for the quarters ended September 30, 2000, June 30, 2000 and March 31, 2000;

     - reviewed our internally prepared financial statements dated December 31, 2000;

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

     - reviewed certain information relating to our business, earnings, cash flow, assets and prospects we furnished;

     - conducted discussions with members of our senior management concerning our business and prospects;

     - conducted discussions with representatives of Service Asset Management Company, our investment banker, regarding the reorganization transactions and negotiations with Centex Financial;

     - reviewed the historical market prices and trading activity for our common stock;

     - compared the results of our operations with those of certain companies which it deemed to be reasonably similar to our line of business;

     - analyzed the nature and financial terms of certain business combinations involving companies in lines of business Howard Frazier believes to be generally comparable to ours;

     - reviewed our projected consolidated operating results for the years ended December 31, 2001 and 2002;

     -  reviewed the stock purchase agreement;

     -  reviewed the plan of reorganization;

     - reviewed the appraisals or other estimated values of certain of our assets provided by management, including an analysis prepared by Charbonneau-Klein, Inc. dated November 8, 2000; and

     -  considered the pro forma effect of the transaction on our balance sheet.

     In preparing its opinion, Howard Frazier relied on the accuracy and completeness of all information we supplied or otherwise made available to it. Howard Frazier did not independently verify such information or undertake an independent appraisal or physical inspection of our assets or individual properties.

     Howard Frazier's opinion is based upon market, economic, financial and other conditions as they existed on March 16, 2001 and could be evaluated as of that date. Howard Frazier was not requested to and did not solicit third party indications of interest in acquiring all or any part of us. Howard Frazier expressed no opinion as to the price at which our common stock may trade at anytime following the reorganization transactions. Howard Frazier assumed there had been no material change in our financial condition, results of operations, business or prospects since the date of the last financial statements made available to Howard Frazier.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to particular circumstances. Therefore, the Howard Frazier opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, Howard Frazier did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, Howard Frazier believes its analysis must be considered as a whole and that considering any portion of its analysis and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Howard Frazier made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. Estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values.

Valuation Analysis

     Asset Based Approach

     Howard Frazier first analyzed us using an asset based valuation. With regard to mortgage banking firms, application of the asset based approach involves the determination of three components of value: (1) the loan servicing portfolio; (2) the loan origination network or production premium; and (3) the net asset value, as determined by marking all other balance sheet items to market value.

     Servicing Portfolio. Sales are generally made on a servicing released basis, meaning a portion of the price paid represents the value of the servicing rights that have been released to the investor. As a result, we do not have a material servicing portfolio. We do service a loan portfolio of $24 million associated with Mortgage Portfolio Service's June 1998 securitization of sub-prime loans. Our management has indicated the net servicing income from that portfolio is less than the cost of servicing that portfolio. Because of its small size and lack of profitability, Howard Frazier determined our servicing portfolio has no value.

     Origination Network -- Sub-prime. The sub-prime division generated a loss of approximately $3.0 million during the nine-months ended September 30, 2000 and a loss of $4.2 million during the year ended December 31, 1999. The sub-prime division operated near a break-even level for the year ended December 31, 1998. The losses stemmed from severe turmoil in the credit markets during 1998, which continued to impact the sub-prime industry as of the valuation date. Because of the losses in this operating division and a continuation of unfavorable pricing as of the valuation date, Howard Frazier did not attribute any material value to the origination network of the sub-prime division.

     Origination Network -- Prime. In contrast to the sub-prime division, the prime division remained profitable during the past three years. The prime division generated operating profit near break-even during the nine-months ended September 30, 2000 and profit of $1.3 million during the year ended December 31, 1999. The prime division generated operating profit of $2.6 million for the year ended December 31, 1998. Historical loan origination production for this division for the years 1998 to 2000 (estimated) is shown below.

                                                   ANNUAL LOAN ORIGINATIONS FOR YEARS ENDED DECEMBER 31:
                                                                      (IN THOUSANDS)
                                                  -------------------------------------------------------
                                                     2000                  1999                  1998
                                                  -----------        -----------------        -----------
Origination Network -- Prime..................     $372,516              $488,242              $597,678

Howard Frazier used the two approaches described below in evaluating the origination network of the prime division.

     - Income Approach -- Projections for the origination network of the prime division were based on those contained in a strategic plan analysis dated November 8, 2000 prepared for our management by Charbonneau-Klein, Inc., a mortgage bank consulting firm based in Spring, Texas. Howard Frazier also reviewed the target forecast prepared by our management for the years 2001 and 2002. Charbonneau-Klein projected operating profit for this division at $1,065,000 for 2001; management's target forecast projected operating profit at $755,000 for the same period. Charbonneau-Klein prepared two sets of projections: Model 1 projected operating results assuming no hedging activities and no changes in warehousing costs (which is the way we actually conduct our business) and Model 2 presented a pro forma projection assuming that warehousing costs could be reduced and a hedging strategy could be initiated. Since management did not actually implement either of these recommendations, Howard Frazier utilized the projections in Model 1 in its valuation. Howard Frazier chose not to work with management's target forecast because it was not as current as the Charbonneau-Klein analysis and was not prepared by an independent third party. The Charbonneau-Klein analysis also shows projections for the years 2002 to 2005 which Howard Frazier deemed to not be material to its analysis. Due to the inherent difficulties in projecting beyond one year, due to mortgage company profitability being dependent on fluctuating mortgage rates, and the recent history, Howard Frazier utilized projections only for year 2001, considering all other projections too speculative for valuation purposes. Debt-free cash flow was calculated for year 2001 assuming (1) a federal tax rate for this division on a stand alone basis of 36%, (2) capital expenditures approximate depreciation and (3) additional working capital requirements would approximate 5% of total income growth. Resulting debt-free cash flow for 2001 was $637,000. Utilizing the build-up method and widely-accepted risk premium studies, including data from Ibbotson and Associates, Howard Frazier developed a discount rate or required rate of return for this division of 25%. The weighted average cost of capital was assumed to equate to 25% due to the inability to materially leverage this business. Specific company risk factors included consideration of the significant deterioration in these originations during the past three years and the business' usual sensitivity to changes in interest rates.

       Assuming a perpetual growth rate of 5%, the resulting capitalization rate is 20% and the resulting market value of this division is $3,185,000.

     Howard Frazier has informed us that, according to Ibbotson's Cost of Capital Center, whose data is updated through March 2001, the median cost of equity for the seven mortgage banking and brokerage firms in their database was widely divergent, ranging from a low of 11.5 percent to 21.5 percent depending on the method used to calculate the estimate. The low figure was produced by using CAPM, the high reading was produced from the Fama French 3-Factor model.

     Because of the wide variances that can result from these methods, Howard Frazier utilized the build-up methodology. This methodology builds the cost of equity by adding risk premiums to the risk free rate. The risk free as of the valuation date was 5.5 percent. The equity risk premium for large stocks from 1926 to 1999 as published in the Stocks, Bonds, Bills, and Inflation: 2000 Yearbook was 8 percent. The small stock premium for very small firms was 2.2 percent resulting in an expected equity cost of 15.8 percent. This is the required equity return assuming an industry beta of one and no specific company risk factors are present. The calculation of NAB's cost of equity, however, would need to consider the fact that because of ongoing losses and debt service requirements NAB's going-concern status is questionable -- a specific company risk factor. In Howard Frazier's opinion, this fact would cause a potential investor to apply a significant premium to the previously calculated required return on equity. In Howard Frazier's opinion, an investor would require an additional 10.0 percentage points resulting in a cost of equity of approximately 25 percent.

     - Market Approach -- Comparable Transactions Analysis. Howard Frazier researched various merger and acquisition databases to review transactions involving sales of companies comparable to this division within the past three years. Financial disclosure was available for nine transactions of comparable companies including the following:

       TARGET                                      ACQUIRER
       ------                                      --------

       Ocwen Asset Investment Corp                 Ocwen Financial Corp
       First Financial Corp of Mt Juliet           National Commerce Bancorp
       Long Beach Financial Corp                   Washington Mutual Inc.
       Litchfield Financial Corp                   Textron Financial Corp.
       Rock Financial Corp                         Intuit Inc
       BNC Mortgage Inc                            Investor Group
       Prism Financial Corp.                       Royal Bank of Canada
       Somerset Group Inc                          First Indiana Corp.
       WMF Group Ltd.                              Prudential Mortgage Capital Corp.

     The following table shows the range of selected multiples for the comparable transactions:

                                                            MEDIAN   75TH PERCENTILE   25TH PERCENTILE
                                                            ------   ---------------   ---------------
Enterprise value to earnings before interest, taxes,
  depreciation and amortization or "EBITDA"..............    3.9x         10.2x              2.3x
Price to earnings........................................   16.0x         22.7x             11.4x

     Consideration for three of the transactions involved cash only. The consideration for the other transactions consisted of a combination of cash and stock. In the view of Howard Frazier, all cash transactions provide the truest valuation indication. The enterprise value to EBITDA multiples for the three all cash deals were 1.1x, 3.5x and 3.9x. Accordingly, Howard Frazier concluded the value of this division should be within the range of multiples listed for the all cash transactions. Application of a 3x to 3.5x EBITDA multiple to this division's estimated EBITDA of $888,000 for 2000 would result in a market value for this division of $2,665,000 to $3,109,000.

     The targets used by Howard Frazier in the three all cash transactions included BNC Mortgage, Prism Financial Corp and Litchfield Financial Corp. which all fall within the same SIC code -- Mortgage Bankers

& Loan Correspondents. BNC Mortgage and Prism are in the business of originating, purchasing and selling residential mortgage loans. Litchfield is a specialty finance company that purchases consumer loans and makes loans to businesses secured by consumer receivables or other assets. In Howard Frazier's opinion, this group, and in particular, the three all cash transactions are sufficiently comparable to NAB for valuation purposes.

     Howard Frazier also considered other valuation metrics commonly used in the mortgage banking business. The value of origination networks or production premium can be expressed as a percentage of the proven loan production level of the firm. Howard Frazier reviewed comparable transactions and found that production premiums tend to range from 0.4% to 1.0% of proven production depending on the mix between retail and wholesale loan production. The higher the contribution from retail production, the higher the selected premium since retail production is more profitable than wholesale production. Assuming the origination network-prime division's proven production level is $400 million per year, and that a multiple near the upper end of the range (0.8 percent) is selected, since almost all of this division's production is originated at the retail level, the implied value of the origination network is $3,200,000.


     Howard Frazier's use of an assumed $400 million per year prime production level was based on subjective factors. According to Howard Frazier, 1998 was one of the strongest years on record as the combination of a strong economy, strong housing activity and low interest rates created ideal conditions for both mortgages on new homes and refinancings. Production declined in 1999 and 2000 due to modest increases in mortgage rates for those years. However, 1999 and 2000 were still two of the strongest years on record as the homebuilding industry was robust and interest rates remained relatively low. Although mortgage rates were still attractive during the first quarter of 2001, Howard Frazier did not believe these conditions were likely to persist indefinitely. Based on these factors, Howard Frazier believed its assumption of a $400 million proven production level was reasonable.


     Howard Frazier also considered Charbonneau-Klein's valuation of this division as of November 2000. Charbonneau-Klein assumed this division could be sold in exchange for an initial production premium of $1,065,000 and participate in earnings for future years through an earn-out for years two through four. In years two, three and four, the earnings participation is projected at $564,000, $806,000 and $1,082,000, respectively. Application of Howard Frazier's aforementioned discount rate of 25% results in a market value of this division of $2,300,000.

     Based on the preceding analysis, it is Howard Frazier's opinion that the value of the origination network of this division ranged from $2,800,000 to $3,000,000. Allocating 84% of the network origination value to us results in a contribution to our market value of $2,500,000 (rounded).

     Other Projections. In conducting its analysis, Howard Frazier considered the projections for our PAMCO division discussed in Charbonneau-Klein, Inc.'s November 2000 report for the years 2001 to 2005 but did not utilize or rely on those projections in arriving at its fairness opinion. In Howard Frazier's opinion, these projections were based on assumptions Howard Frazier could not confirm, were overly optimistic and were not useful for its valuation purposes. Charbonneau-Klein's projections for the PAMCO division's prime origination network for years 2002 to 2005 are summarized as follows:



                       PAMCO PROJECTED OPERATING RESULTS


                            CHARBONNEAU-KLEIN, INC.


                             (DOLLARS IN THOUSANDS)



                                PROJECTED
                                  2000        2001       2002       2003       2004       2005
                                ---------   --------   --------   --------   --------   --------
Originations..................  $385,960    $417,775   $459,552   $505,507   $556,058   $611,664
Loan origination fees.........     2,029       2,196      2,416      2,657      2,923      3,216
Servicing fees released.......     4,556       4,932      5,425      5,967      6,564      7,220
Other.........................     4,318       4,674      5,141      5,656      6,220      6,842
                                --------    --------   --------   --------   --------   --------
          Total income........    10,903      11,801     12,982     14,280     15,708     17,279
Operating expenses............    10,225      10,736     11,273     11,836     12,428     13,050
                                --------    --------   --------   --------   --------   --------
          Pretax income.......       678       1,065      1,709      2,443      3,280      4,229
Taxes.........................       244         384        615        880      1,181      1,522
                                --------    --------   --------   --------   --------   --------
          Net income..........  $    434    $    682   $  1,094   $  1,564   $  2,099   $  2,706
                                ========    ========   ========   ========   ========   ========
Annual growth in net income...                    57%        60%        43%        34%        29%



     As discussed under "Special Factors-Certain Financial Projections," our management also prepared a set of projections with respect to our company as a whole to provide information to our board of directors concerning our ability to meet our restructured financial obligations after the effective date of the plan as required under chapter 11 of the bankruptcy code. Howard Frazier considered but did not rely on these projections in its analysis due to the fact that they were based on the assumption that our business would be operated as a unit of Centex Financial, rather than a stand-alone entity, and due to its belief that, because the profitability of mortgage companies depends heavily on movements in mortgage rates, which cannot be predicted with any degree of accuracy, projections beyond one year are of limited value.


     Net Asset Value. Howard Frazier concluded the book value of the assets and liabilities listed on our internally prepared balance sheet dated December 31, 2000 approximated the market value of such assets and liabilities, except that the investment in subsidiaries having a book value of ($29,000) and costs in excess of net assets acquired, net having a book value of $283,000 either had no value or its value was included in Howard Frazier's prior analysis and was eliminated from the asset total. The market value of assets was $65,614,000 and the market value of liabilities was $68,634,000 resulting in a net asset value of ($3,020,000).

     Summary of Asset Based Approach. In Howard Frazier's opinion, the market value of our equity as of the date of its opinion was negative. The summation of the servicing value of $0, the origination network of $2,500,000 and the net asset value of ($3,020,000) resulted in a negative market value of equity of ($548,000). It is important to note that this value excludes liquidation expenses which could be significant. No value was assigned to our net operating losses which totaled over $180 million as of December 31, 2000, as a result of the restrictions imposed on the sale of the net operating losses by the Internal Revenue Code.

     Market Based Approach

     Comparable Companies. Howard Frazier identified certain publicly traded companies deemed to be similar to NAB with regard to their business and operations. In the opinion of Howard Frazier, the comparable companies were:

     -  First Mortgage Corp/CA

     -  New Century Financial Corp.

     -  Resource Bancshares Mortgage Group

     -  Transnational Financial Network

     -  Homegold Financial Inc.

     Because we generated net losses and negative gross cash flow during the latest twelve month period and the latest fiscal year, historical earnings and gross cash flow figures cannot be used to make meaningful valuation comparisons with these companies. Our earnings before interest, taxes, depreciation and amortization were immaterial during the latest twelve month period rendering this pricing parameter unusable. Projected earnings were not available for the comparable company group. Based on these factors, Howard Frazier believed it was inappropriate to rely on the market based approach.

     Trading Prices. Our common stock price remained in the $0.02 to $0.04 per share range during December 2000 and January 2001, prior to late January 2001 when Centex Financial acquired over 100,000 shares. As of the date of Howard Frazier's opinion, our common shares were trading at $0.0625 per share. The last trade was made on March 13, 2001 at $0.0625 per share when 16,300 shares were traded.

Valuation Conclusion

     Based on its analysis of the asset based approach and the market based approach, Howard Frazier determined that the market value of our equity was negative as of the valuation date. Howard Frazier's analysis is summarized in the table below. Our shareholders whose stock is to be redeemed pursuant to the plan are to receive between $0.106 and $0.125 per share in the reorganization transactions. Since the market value of our equity was determined to be negative, the consideration to be received by such shareholders is fair, from a financial point of view, to such shareholders.

                   SUMMARY OF VALUATION OF NAB COMMON EQUITY
                        BY HOWARD FRAZIER BARKER ELLIOT
                                    (000'S)


Asset Approach
  Components of value:
     (1) Servicing portfolio................................          0
     (2) Origination network
         Prime..............................................  $   2,500(a)
         Sub-prime..........................................          0
     (3) Market value of other assets/liabilities...........     (3,048)
                                                              ---------
            Subtotal........................................  $    (548)(b)
                                                              =========
Market Approach
  NAB's pricing parameters all point to negative value.
     NAB's EBITDA is near breakeven and its net income and
     book value are negative................................   Negative
Income Approach
  Projected losses render this approach irrelevant..........   Unusable
            CONCLUSION......................................   NEGATIVE

---------------

(a)  Valuation of the Origination Network -- Prime

Income Approach.............................................  $3,185
Market Approach.............................................  $2,665-3,109
Industry Valuation Metrics..................................  $3,200
Charbonneau-Klein, Inc. Valuation (11/00)...................  $2,300(c)
         Conclusion.........................................  $2,800-3,000
         Allocate 84% of value to NAB.......................  $2,500

(b)  Before liquidation expenses.

(c)  Modified to consider time value of money for earn-out payments.

Pro forma Valuation

     As a part of the reorganization transactions, Centex Financial will purchase approximately 2,447,696 newly issued shares of our common stock for an estimated purchase price of approximately $1,549,000. On a pro forma basis, after these capital infusions are made, our liabilities will decline by $1,269,000. Therefore, based on Howard Frazier's earlier market value determination of our equity of ($548,000), the pro forma value of our equity will approximate $720,000 -- excluding transaction expenses. Excluding the shares of newly issued common stock acquired by Centex Financial in the transaction, the shareholders whose shares are not to be redeemed pursuant to the plan would hold 51% of this pro forma equity value or $367,000.

Negative Factors


     From 1994 to 1998, the sales price per share for our common stock ranged from $1.00 to $4.00. During 1999, our stock price began to decline and was at $0.25 per share as of December 31, 1999. During 2000, our stock price continued to decline, reaching a low of $0.02 per share as of December 31, 2000 as a result of continued deterioration in our financial condition. On January 26, 2001, our stock price reached a peak of $0.125 per share, due to Centex Financial's purchase of over 100,000 shares of our stock, which represented more than 25 times our average daily trading volume since September 1, 2000. Despite this spike in the price of our stock, the average price for our stock during January 2001 was approximately $0.05 per share and trades made in February were generally between $0.06 and $0.08 per share. On March 13, 2001, which was immediately prior to Howard Frazier's opinion, our shares had last traded at $0.625 per share.



     Due to the low trading volume of our stock and the continued deterioration in our financial condition during the latter half of 2000 and early 2001, Howard Frazier did not consider market prices prior to August 2000 to be meaningful in rendering its opinion and therefore did not believe those prior market prices should be considered as a negative factor in its analysis of the fairness of the reorganization transactions. Howard Frazier did not identify any other factors that did not support its fairness opinion.


Treatment of Shareholders whose Common Stock will not be Redeemed

     Howard Frazier was informed that subsequent to the reorganization transactions, our common stock will cease trading in the over-the-counter market and will no longer be registered under the Securities Exchange Act. Howard Frazier determined that a lack of marketability discount of at least 30% would be applicable to the determination of the market value of the common shares held by the shareholders whose shares are not being redeemed pursuant to the plan of reorganization. Application of the 30% discount results in a market value of the common shares held by such shareholders of $253,000 -- excluding transaction expenses. Since this value is less than the maximum possible consideration received by the other shareholders, it is Howard Frazier's opinion, that from a financial point of view, the treatment of the shareholders whose shares are not being redeemed pursuant to the plan of reorganization under the plan is less favorable than the treatment of our other shareholders.


     Howard Frazier's use of a 30% lack of marketability discount was a subjective decision on the part of Howard Frazier and was based on several factors. Because our common stock will no longer be publicly traded following consummation of the reorganization transactions, the shareholders who retain their shares will have no public market for their shares and their ability to easily liquidate their positions will be significantly diminished. According to Howard Frazier, a number of studies during the past 25 years have attempted to determine average levels of discounts for lack of marketability. These studies generally fall into two basic categories: restricted ("letter") stock studies and studies of closely held stocks prior to initial public offerings. In general, letter stocks are identical to the freely traded stock of public companies except they are restricted from trading on the open market for a specified time period. According to Howard Frazier, the primary difference between a letter stock and its freely traded counterpart is marketability. According to Howard Frazier, the average discounts from these studies ranged from 25% to 35% prior to April 1997 when the SEC's restricted stock holding period was shortened from two years to one year. Thereafter, discounts declined as a result of the shorter holding period requirement.



     Over the past several years, Willamette Management Associates conducted a series of studies comparing private stock transactions to subsequent public offerings of stock of the same companies. The studies covered approximately 21 years. According to Howard Frazier, median discounts in the Willamette studies ranged from 40% to 60%. Howard Frazier believes these discounts are higher than the restricted stock discounts because the subject firms were privately held and therefore the owners had no assurance of the existence or development of a public market for their shares. Howard Frazier determined the Willamette studies were more comparable to the reorganization transactions because, following consummation of the transactions, there will be no public market for our shares and no assurances that such a market would develop in the future.



     According to Howard Frazier, additional factors, such as a company's financial condition and dividend payout level can influence the lack of marketability discount. Generally, the more unfavorable a company's financial condition, the higher the lack of marketability discount. After considering the lack of a public market for our shares for the foreseeable future following consummation of the reorganization transactions and our unfavorable financial condition, Howard Frazier concluded that a lack of marketability discount of at least 30% was appropriate in valuing the shares of our common stock to be retained by the shareholders whose shares will not be redeemed.


     Howard Frazier was informed there was no agreement between the shareholders whose shares are not being redeemed pursuant to the plan of reorganization and Centex Financial regarding a potential sale of the common shares not owned by Centex Financial to Centex Financial.

     We paid Howard Frazier $40,000 for its opinion. Howard Frazier has consented to the disclosure and use of the opinion in this proxy and disclosure statement. In addition, we have agreed to reimburse Howard Frazier for all its related expenses and to indemnify Howard Frazier against certain liabilities, including liabilities under federal securities laws.

OTHER REPORTS

     On October 11, 2000, Mortgage Portfolio Services engaged Charbonneau-Klein, Inc. to determine a strategic plan by which Mortgage Portfolio Services could maximize its shareholder value. As part of its analysis, Charbonneau-Klein reviewed financial and production data provided by Mortgage Portfolio Services. Mortgage Portfolio Services asked Charbonneau-Klein to restrict available alternatives to its then existing business structure and capital base. Charbonneau-Klein delivered its analysis on November 8, 2000. Charbonneau-Klein's analysis suggested the following alternatives:

     - maintain current operations, while introducing a hedging strategy;

     - expand operations through acquisition;

     - sell the prime loan origination division;

     - sell the wholesale sub-prime and Second Lien operations; or

     - sell the prime loan origination division, Mortgage Portfolio Services and the net branches.

After analyzing each alternative, Charbonneau-Klein concluded that either (1) continuing operations while including a hedging program or (2) selling the prime loan origination division was the most favorable alternative.

LIQUIDATION ANALYSIS

     To determine if the plan is in the best interests of our creditors and shareholders, as required by applicable bankruptcy law, we prepared a liquidation analysis. This liquidation analysis gives the estimated value that might be obtained by holders of general unsecured claims and our shareholders if we were liquidated in a hypothetical chapter 7 case. The analysis is based on certain assumptions described below. The liquidation analysis was completed as of March 31, 2001 and reflects amounts estimated to be owed on that date. We are not currently aware of any events that might occur between that date and the projected effective date for the plan that would materially affect the estimates in the liquidation analysis.

     In a chapter 7 case, our management would be replaced by a chapter 7 trustee. This chapter 7 trustee would be appointed from the panel of standing chapter 7 trustees for the Northern District of Texas. There is a strong probability that a chapter 7 trustee appointed through this process would not possess any particular knowledge of our assets or have any experience with the liquidation of assets of these types. By statute, a chapter 7 trustee is required to "collect and reduce to money the property of the estate...and close such estate as expeditiously as is compatible with the best interests of the parties in interest." Under ordinary circumstances, a chapter 7 trustee is not authorized to continue operating a debtor's business. We assume that any chapter 7 trustee appointed would not continue our business operations. Our liquidation analysis also assumes the chapter 7 trustee would elect to liquidate our assets, as opposed to paying another liquidating agent to conduct liquidation sales. We cannot assure you that these assumptions would be made or accepted by the bankruptcy court.

     Below is a summary of our assets, their book value at December 31, 2000 and the liquidation value that we would expect to receive for such assets in a hypothetical chapter 7 case. The liquidation value assumes that the assets would be sold over a period of sixty to ninety days. Thus, the liquidation value for the assets represents a reduced amount due to the general "fire sale" atmosphere of the liquidation. The value of certain assets would also be reduced by the elimination of prepaid items that have no liquidation value but are reported as "other assets" in accordance with generally accepted accounting principles. All of the following numbers are in thousands.

                                                              BOOK VALUE
                                                                  AT       LIQUIDATION   LIQUIDATION
ASSETS                                                         12/31/00    PERCENTAGE       VALUE
------                                                        ----------   -----------   -----------
Cash and Cash Equivalents..................................     $    0           0%        $    0
Receivables
  Loans to Mortgage Portfolio Services Officers............        827         100%           827
  Note from Mortgage Portfolio Services....................      1,800         100%         1,800
Investments
  Mortgage Portfolio Services..............................      4,978(1)       70%         3,500(2)
  Other....................................................        (40)          0%           (40)
Other Assets...............................................        168          26%            43
                                                                ------                     ------
Total......................................................     $7,773          72%        $6,170
                                                                ======                     ======

---------------

(1) This represents the book value for our 84% interest in Mortgage Portfolio Services including any preference and accrued but unpaid dividends. The total book value for the equity of Mortgage Portfolio Services is $5,179,000.

(2) This represents the liquidation value for our 84% interest in Mortgage Portfolio Services including any preference and accrued but unpaid dividends. The total liquidation value for the equity of Mortgage Portfolio Services is approximately $3.5 million.

     Once our assets have been liquidated, the chapter 7 trustee would distribute the proceeds according to the priority scheme established by the bankruptcy code. However, before any distributions to general unsecured creditors or shareholders could be made, the chapter 7 trustee would perform necessary offsets and pay secured claims. Accordingly, the value of certain assets, such as the loan owed by Mortgage Portfolio Services officers and the note from Mortgage Portfolio Services, must be offset against amounts owed to certain creditors. We currently owe Mortgage Portfolio Services an amount in excess of the amount owed by Mortgage Portfolio Services to us. Thus, this asset has a net liquidation value of zero. Because the Mortgage Portfolio Services officers owe us in excess of the loan to Mortgage Portfolio Services Officers, this asset has a positive offset value.

     After the performance of the above offsets, $3,929,000 would remain available for distribution to our creditors. These net liquidation proceeds would be distributed to creditors according to the chapter 7 distribution scheme. Before distribution occurs, the net liquidation proceeds would be subject to a commission payable to the chapter 7 trustee. By statute, the commission amount on the $3,929,000 would be $141,000. After payment of this commission, $3,788,000 would be left for payment to creditors.

     Under a chapter 7 bankruptcy, claims for administrative expenses associated with the bankruptcy case and any creditors holding priority claims would be paid first. The chapter 7 trustee would first make distribution of the $3,788,000 to creditors holding these types of claims. We estimate approximately $100,000 in administrative expenses for the bankruptcy case and $200,000 for the fees and expenses associated with the professionals employed by the trustee. The chapter 7 trustee would also pay the $88,000 priority tax claim. Next, the chapter 7 trustee would distribute the remaining proceeds in partial satisfaction of the claims of general unsecured creditors, including the notes payable to Stanwich Financial.

     Below is a summary of the above described distribution under a chapter 7 liquidation (in thousands):

CLAIM TYPE                                                   CLAIM AMOUNT   BALANCE   NET PROCEEDS
----------                                                   ------------   -------   ------------
Offsets
  Mortgage Portfolio Services Note & Payable..............      $1,800      $6,170      $ 4,370
  Payable to Mortgage Portfolio Services Officers.........         441       4,370        3,929
Chapter 7 Administrative Expenses.........................         100       3,788(1)     3,688
Chapter 7 Professional Expenses...........................         200       3,688        3,488
Priority Tax Claims.......................................          88       3,488        3,400
General Unsecured Creditors...............................       9,068       3,400       (5,668)
Net Proceeds to Shareholders..............................                               (5,668)

---------------

(1) The net distribution of $3,788,000 represents net proceeds of assets after payment of $141,000 for the chapter 7 trustee commission.

     Based on the above, we believe that liquidation under chapter 7 would result in a much smaller distribution to our creditors and no distributions to our shareholders compared to the distributions under the plan. Under a liquidation in a chapter 7 case, our unsecured creditors would receive a much smaller distribution. Finally, our shareholders would not receive any value on account of their interests and would not retain any ownership interest in the company. Under the plan, the Stanwich Financial notes will be satisfied, all other unsecured claims will be paid in full and our shareholders whose shares are to be redeemed under the plan will receive $0.106 per share for the redemption of their shares following adjustments for expenses exceeding the amounts prescribed in the stock purchase agreement. Below is a summary of the comparison of the distribution to general unsecured creditors and shareholders under a hypothetical chapter 7 liquidation and the plan:

                              HYPOTHETICAL CHAPTER 7 LIQUIDATION                PLAN OF REORGANIZATION
                        -----------------------------------------------    ---------------------------------
                           CLAIM VALUE          AMOUNT       % RECOVERY        AMOUNT          % RECOVERY
                        -----------------   --------------   ----------    --------------   ----------------
                         (IN THOUSANDS)     (IN THOUSANDS)                 (IN THOUSANDS)
General Unsecured
  Claims.............               9,068       3,400            37%            9,068                   100%
Shareholders.........   (based on shares)           0             0            $  280       $0.106 per share

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION TRANSACTIONS; CONFLICTS OF INTEREST

     In considering the recommendation of our board of directors with respect to the reorganization transactions, you should be aware that our board of directors and members of our management have certain interests described below, which give rise to actual and potential conflicts of interest with respect to the reorganization transactions. Our board of directors was aware of these conflicts in making its recommendation regarding the reorganization transactions to our shareholders. The reorganization transactions were approved by the unanimous vote of the members of our board of directors as well as by the unanimous vote of the disinterested members of our board of directors.

AFFILIATIONS OF DIRECTORS

     Pursuant to the plan, Centex Financial or an affiliate of Centex Financial will make a non-recourse loan to Stanwich Financial Services Corp. in the amount of approximately $6.4 million, which will include a cash advance of approximately $6.1 million and a $300,000 commitment fee. This loan will be secured by and payable only out of and to the extent of payments we make on our loan from Stanwich Financial. Among other things, the loan from Centex Financial will provide that, except for an aggregate of $1,000,000 of principal payments and certain interest payments, all amounts that we pay to Stanwich Financial under our loan will be remitted to Centex Financial until the Centex Financial loan is paid in full. See "Stock Purchase Agreement -- Loan to Stanwich Financial" for a discussion of this loan. As part of the stock purchase agreement, Stanwich Financial has agreed to indemnify Centex Financial against damages Centex Financial might incur in connection with breaches of our representations and warranties under the agreement. Charles E. Bradley, Sr., who is one of our officers and directors, is the sole shareholder of Stanwich Financial. Mr. Bradley Sr. is also the president and a member of the board of directors of Stanwich Financial.

     Mr. Bradley Sr. is also the chairman of the board and a director of Consumer Portfolio Services, Inc., one of the shareholders whose shares are not being redeemed in the reorganization transactions, and beneficially owns 18.4% of the outstanding shares of Consumer Portfolio Services.

     Mr. Bradley Jr. is the chief executive officer, president and a member of the board of directors of Consumer Portfolio Services and beneficially owns 9.3% of the outstanding shares of Consumer Portfolio Services.

     Mr. James Gardner, one of our directors, is the managing director of Service Asset Management Company, the parent company of SAMCO Capital Markets, one of our financial advisors. SAMCO acted as one of our financial advisors in connection with the negotiation of the reorganization transactions and is entitled to a $125,000 financial advisory fee upon consummation of the reorganization transactions.

RELEASES, INDEMNIFICATION AND LIMITATIONS OF LIABILITY

     Each shareholder that executes and delivers a ballot will release, among others, each of our present and former officers and directors from all claims and liabilities whatsoever based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the effective date of the plan in any way relating to the reorganization case, the stock purchase agreement or the plan, except with respect to performance or nonperformance under the plan or the stock purchase agreement or any action or omission that constitutes actual fraud or criminal behavior, unless any holder elects not to grant this release by checking the box provided for such election on the ballot. In addition, in accordance with the plan, none of our directors or officers, including our officers and directors after our reorganization, will have or incur any liability to any person or entity for any act taken or omission made in good faith in connection with or related to the negotiation of the stock purchase agreement, any competing acquisition proposal, the conduct of the reorganization case, the pursuit of confirmation of the plan or the consummation of the plan, except for any act or omission that constitutes willful misconduct and with respect to performance or nonperformance under the stock purchase agreement and the plan.

     The releases and indemnification provisions provided by the plan could create a conflict of interest for all of our directors and officers with respect to a competing acquisition proposal in that such provisions may cause the directors and officers to support the plan as opposed to a competing acquisition proposal that did not provide such releases or indemnification.

EFFECT OF CONFLICTS OF INTEREST ON THE BOARD'S FAIRNESS DETERMINATION

     Although our board of directors recognizes the existence of the conflicts of interest described above, our board of directors does not believe these conflicts of interest had the effect of causing the terms of the reorganization transactions to be different in any material respect than the terms would have been in the absence of these conflicts of interests. See "-- Recommendation of the Board of Directors; Fairness of the Reorganization Transactions."

DISSENTERS' RIGHTS

     There are no dissenters' rights available under applicable law with respect to the reorganization transactions. If the plan is confirmed by the bankruptcy court and the reorganization transactions are consummated, holders of common stock that do not vote in favor of the plan will still be bound by all the terms and conditions of the plan.

VOTING AGREEMENT

     Consumer Portfolio Services and Greenhaven Associates entered into a voting agreement with Centex Financial whereby Consumer Portfolio Services and Greenhaven Associates agreed to vote all shares of common stock owned by such shareholder or over which such shareholder exercises voting control and shares that such shareholder may acquire after the date of the voting agreement in favor of the plan of reorganization and the other transactions contemplated by the stock purchase agreement. In addition, such shareholders have agreed to vote against any acquisition proposal or other action or agreement that, directly or indirectly, is inconsistent with the plan of reorganization or the stock purchase agreement. As of the date of this disclosure and proxy statement, such shareholders beneficially own an aggregate of 2,352,351 shares of common stock, which represents approximately 46% of our issued and outstanding shares of common stock. The voting agreement will remain in effect until the earliest of
(1) the closing of the transactions contemplated by the stock purchase agreement, (2) the termination of the stock purchase agreement or (3) March 16, 2002.

OUR OPERATION DURING THE REORGANIZATION CASE

GENERAL

     Following commencement of the reorganization case, we intend to continue operating our business and managing our properties as "debtor in possession" under the bankruptcy code. In general, we will operate our business in the ordinary course during the reorganization case, subject to certain covenants set forth in the stock purchase agreement that will be applicable to the conduct of our business prior to the effective date of the plan. We have also agreed to covenants in the transition services agreement which govern our operations during the term of that agreement. See "Stock Purchase Agreement -- Covenants Regarding the Conduct of Business Prior to the Closing" and "Special
Factors --Transition Services Agreement." However, the bankruptcy code and bankruptcy rules impose certain duties and responsibilities on us and will impose certain limitations on our ability to operate our business during the reorganization case. For example, absent bankruptcy court approval, we will be prohibited from making any payment on a claim that arose prior to commencement of the reorganization case. In addition, we will be required to seek prior approval of the bankruptcy court for any transactions that are out of the ordinary course of our business. Accordingly, on or shortly after the petition date, we intend to seek bankruptcy court approval of a number of first day orders that will, among other things, permit us to make payments to employees and trade creditors on account of certain prepetition claims, and will otherwise facilitate the operation of our business during the reorganization case and our performance under the stock purchase agreement.

FIRST DAY ORDERS

     Simultaneously with the filing of the bankruptcy petition, we presently intend to file applications or motions seeking bankruptcy court approval of some or all of the following first day orders:

     - an order authorizing the retention of Winstead Sechrest & Minick PC, as our counsel, and Howard Frazier Barker Elliott Inc., as our financial advisor;

     - an order authorizing us to employ and compensate professionals retained in the ordinary course of our business;

     - an order authorizing the payment of certain prepetition claims incurred in the ordinary course of business;

     - an order authorizing us to use existing bank accounts and cash management systems, and to waive the requirements of section 345 of the bankruptcy code regarding investment of our funds;

     - an order extending the time for us to provide adequate assurance to utilities pursuant to section 366 of the bankruptcy code;

     - an order authorizing us to pay prepetition wages, salaries and benefits to our employees;

     -  an order authorizing us to pay prepetition sales and use taxes;

     - an order authorizing variations to the United States Trustee's reporting guidelines;

     - an order establishing a limited claims bar date for filing proofs of certain claims;

     -  an order authorizing the transition services agreement;

     - an order scheduling and approving notice procedures for the hearings on approval of the solicitation and this disclosure and proxy statement and confirmation of the plan;

     - the interim order authorizing, among other things, the security of the termination fee of $500,000 by a first priority lien and security interest in the termination fee collateral, which order we are obligated under the stock purchase agreement to use our commercially reasonable efforts to obtain from the bankruptcy court; and

     - such other orders as we may deem necessary and appropriate to facilitate the operation of our business during the reorganization case and our performance under the stock purchase agreement.

A more detailed description of some of the more significant of these orders follows.

     Our Representation. We have been represented in the negotiation and preparation of the stock purchase agreement, the plan and preparation of this disclosure and proxy statement by the law firm of Winstead Sechrest & Minick PC, and, in certain respects, by our financial advisor, Howard Frazier Barker Elliott Inc. We intend to seek approval from the bankruptcy court to retain such firms for purposes of representation in connection with the reorganization case. In addition, we may seek approval from the bankruptcy court to retain other professionals including, without limitation, accountants, additional financial advisors or special counsel.

     Fixing of the Limited Claims Bar Date and Notice Thereof. We intend to file an application requesting the bankruptcy court to enter an order fixing a date as the last day by which all holders of claims will be required to file proofs of claim in the reorganization case, other than those claims excluded from the application of the limited claims bar date. Pursuant to bankruptcy rule 3003(c)(2) and in accordance with the limited claims bar date order, if entered, if our schedules either omit a claim (other than an excepted claim) or schedule a claim (other than an excepted claim) as contingent, unliquidated or disputed, the holder of such a claim must file a proof of claim to be treated as a creditor with respect to the claim for purposes of, among other things, receiving a distribution under the plan.

     Additionally, a holder of a claim whose claim has been scheduled as undisputed, not contingent or liquidated, but who fails to file a proof of claim on or prior to the limited claims bar date, will be deemed to agree with the scheduled amount and may not thereafter seek to increase the amount of such claim. The limited claims bar date order, if entered, will provide that "excepted claims" will include, without limitation, (1) trade debt, (2) the claims of any person with respect to our liability or potential liability based on or arising from the matters disclosed in a schedule to the stock purchase agreement or based on or arising from the same underlying facts as are set forth in such schedule, and (3) other claims as to which the bankruptcy court orders that no proof of claim or request for payment of administrative claim need be filed. In addition, proofs of interest need not be filed on account of the interests evidenced by certificates representing shares of common stock held by or on behalf of our shareholders as of the record date for distribution. See "Summary of the Plan of Reorganization -- Classification and Treatment of Claims and Interests -- General."

     Ordinary Course Claims. We believe the continued availability of trade credit in amounts and on terms consistent with those currently in place is of great importance in preserving our value. Notwithstanding provisions of the bankruptcy code that would otherwise require payment of prepetition trade claims to be deferred until the effective date of the plan, we intend to seek the approval of the bankruptcy court to make immediate payments with respect to claims for goods provided or services rendered in the ordinary course of business on or prior to the petition date. Under the plan, all ordinary course claims will be paid in full, if allowed. See "Summary of the Plan of Reorganization -- Classification and Treatment of Claims and
Interests -- Treatment of Classified Claims and Interests -- Class 3: Allowed Unsecured Claims." Therefore, assuming the plan will be confirmed and become effective, the entry of such an order will affect only the timing of payment to holders of ordinary course claims and not the ultimate amount of distribution. There can be no assurance, however, that the bankruptcy court will permit early payment to the holders of ordinary course claims.

     Employee Wages and Benefits. Pursuant to the plan, we intend that all of our employee compensation and benefit plans, policies and programs, including those benefits that are provided to individuals actually providing services for us or a subsidiary under the lease-employee management contracts with Administaff Companies, Inc., in effect on the petition date, will continue in full force and effect, without prejudice to our rights under applicable nonbankruptcy law to modify, amend or terminate any of the foregoing plans, policies and programs. There can be no assurance that the bankruptcy court will permit early payment of employee claims and benefits. Allowed employee claims not paid or honored, as the case may be, prior to consummation of the plan will be paid or honored in full upon consummation of the plan or as soon thereafter as such payment or other obligation becomes due or performable under the plan.

     Interim Order. The stock purchase agreement requires us to file with the bankruptcy court a motion seeking entry of the interim order, and to use our reasonable best efforts to cause the bankruptcy court to enter the interim order. In general, the interim order would be in form and substance reasonably satisfactory to Centex Financial and would

     - approve the provisions of and authorize our performance under article 6 and section 9.03 of the stock purchase agreement;

     - provide that, so long as the stock purchase agreement has not been terminated in accordance with section 9.01 thereof, the bankruptcy court will not permit consideration of or approve an acquisition proposal unless we have fully complied with all the provisions of section 6.02 thereof as they apply to such acquisition proposal and such acquisition proposal is made by a third party that we have determined would provide for an increase of at least $1.0 million in the fair market value of the consideration attributable to our common stock as determined by an investment banking firm and has other terms no less favorable to us and our shareholders than the stock purchase agreement;

     - provide that the termination fee of $500,000 will be secured by a first priority lien and security interest in the termination fee collateral; and

     - provide that such interim order cannot be amended or modified without the consent of Centex Financial, which consent will not be unreasonably withheld.

See "Stock Purchase Agreement -- Covenants Regarding the Solicitation and the Reorganization Case."

     Scheduling Order. We intend to seek an order of the bankruptcy court that will (1) set the time, date and place of a hearing to consider the adequacy of the solicitation procedures and the disclosure contained in this disclosure and proxy statement, and (2) set the time, date and place of a hearing to consider confirmation of the plan. We intend to request that such hearings be held on the same day. Such scheduling order also will approve certain notice procedures with respect to such hearings and will fix the date by which objection to such matters must be filed with the bankruptcy court.

FUNDING OF ORDINARY COURSE OPERATIONS

     During the pendency of the reorganization case, consistent with our intention to operate our business in the ordinary course, we intend to make payment in full on a timely basis to all of our trade creditors and professionals with respect to prepetition and postpetition claims, subject, with respect to prepetition claims, to entry by the bankruptcy court of the first day orders described above under "-- Our Operation During the Reorganization
Case -- First Day Orders." We believe that cash-on-hand on the petition date will provide us with sufficient unencumbered cash during the projected pendency of the reorganization case to operate our business in the ordinary course and, with necessary bankruptcy court approval, to pay all trade creditors and professionals in full on a timely basis without the need to seek bankruptcy court approval to use encumbered cash or to obtain postpetition financing. If, however, such cash-on-hand proves insufficient, we may seek the authority of the bankruptcy court to use "cash collateral" within the meaning of section 363(a) of the bankruptcy code.

COMMITTEES

     Pursuant to section 1102(a) of the bankruptcy code, following the commencement of a chapter 11 case, the United States Trustee may appoint a committee of creditors holding unsecured claims against a chapter 11 debtor, and may appoint additional committees of creditors or equity security holders as deemed appropriate to assure the adequate representation of creditors and equity security holders in the case. The appointment of each official statutory committee, if any has been approved in the reorganization case, will terminate on the effective date of the plan.

CERTAIN INFORMATION REGARDING CENTEX FINANCIAL AND CENTEX CORPORATION; PLANS FOR REORGANIZED NAB AFTER THE REORGANIZATION TRANSACTIONS

     Centex Financial is a wholly-owned subsidiary of Centex Corporation. Centex Financial serves as the holding company for Centex Corporation's financial services subsidiaries. Through its various subsidiaries, Centex Corporation is one of the nation's largest home builders and general building contractors and also provides retail mortgage lending services. Centex Corporation, through its subsidiaries, currently operates in five principal business segments:

     -  home building;

     -  investment real estate;

     -  financial services;

     -  construction products; and

     -  contracting and construction services.

     Centex Corporation's home building business includes both conventional homes and manufactured homes. The conventional homes operations currently involve the construction and sale of single-family homes, town homes and low-rise condominiums and also include the purchase and development of land. Centex Corporation's manufactured homes operations include the manufacture of residential and park model homes, and some commercial structures, and their sale through company-owned retail outlets and a network of independent dealers. Investment real estate operations involve the acquisition, development and sale of land, and the development of industrial, office, retail and other commercial projects and apartment complexes. Through its financial services operations, Centex Corporation offers financing of conventional homes, home equity and sub-prime lending and the sale of title and other insurance coverages. Through its construction products operations, Centex Corporation manufactures cement, gypsum wallboard, paperboard and ready-mix concrete for distribution and sale. In April 1994, Centex Corporation's construction products subsidiary, Centex Construction Products, Inc., completed an initial public offering of 51% of its common stock. Principally as a result of stock repurchases by Centex Construction Products, Centex Corporation's ownership interest in Centex Construction Products has increased to 65.3% as of December 31, 2000. Contracting and construction services activities involve the construction of buildings for both private and government interests, including hotels, office buildings, hospitals, correctional facilities, schools, shopping centers, airports, parking garages, sport stadiums, military facilities, post offices and convention and performing arts centers.

     Centex Corporation's common stock is listed and traded on the New York Stock Exchange under the symbol "CTX." Centex Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 and is required to file reports and other information with the Securities and Exchange Commission under the Exchange Act relating to its business, financial condition, results of operations and other matters. These reports and other information may be inspected and copies may be obtained from the offices of the Securities and Exchange Commission in the same manner as described with respect to information concerning us under "Where You Can Find More Information." Centex Financial has advised us that Centex Corporation is current in its obligations to file reports and information with the SEC.

     After completion of the reorganization transactions, Centex Financial will own a majority of the outstanding shares of our common stock. In addition, in accordance with the plan, on the effective date of the plan, our board of directors will consist of the persons identified under "Management -- Management of Reorganized NAB after the Reorganization Transactions," each of whom currently serves as an officer of Centex Corporation or one of its subsidiaries. Therefore, Centex Corporation and Centex Financial will be in a position to control our business and affairs following the reorganization transactions, other than those actions which require a supermajority vote of the a corporation's shareholders under Texas law.

     Centex Financial has also advised us that, following the consummation of the reorganization transactions, it intends to cause our board of directors to conduct a detailed review of our corporate structures, operations, properties, policies, management and personnel and to consider what, if any, changes are desirable in light of the circumstances as they then exist. It is expected the new board of directors will evaluate whether significant benefits could be derived from coordinating our business activities with those of one or more subsidiaries of Centex Financial.

     In evaluating its alternatives, the new board of directors will likely focus on, among other things, whether the proposed transactions or arrangements are likely to maximize the opportunities for developing our business holdings in a profitable manner. At the present time, no determination has been made as to the timing or manner of coordinating our business activities with those of one or more of Centex Financial's subsidiaries. Centex Financial has advised us that any such coordination would be achieved in a manner that is consistent with the fiduciary duties of the new board of directors under applicable law. Depending upon the nature and size of the proposed transactions or arrangements, the new board of directors may determine it is necessary or advisable for it to engage outside experts or consultants, secure fairness opinions, appraisals or other reports, establish a committee of independent and disinterested directors, seek a shareholder vote or take other actions to ensure that any such transactions or arrangements are fair to, and in our best interests and those of our shareholders.

TRANSITION SERVICES AGREEMENT

     On April 4, 2001, we entered into a transition services agreement with Centex Financial which governs aspects of our relationship with Centex Financial pending consummation of the reorganization transactions. During the term of the transition services agreement, Centex Financial will review our business and operations and assist us in evaluating alternative means of increasing the efficiency of our operations and reducing our losses. Centex Financial will also assist us with preparing a business plan and budget to implement the results of our business review. Centex Financial will also assist us in seeking and evaluating alternatives to finance our ongoing operations pending consummation of the reorganization transactions.

     We have agreed to utilize loan processing and post-closing services provided by Centex Financial in connection with the mortgage loan applications we originate, subject to the mutual agreement of the parties regarding applicable terms and conditions. During the term of the transition services agreement, we have agreed to not take any of the actions listed below without Centex Financial's prior written consent:

     -  hire new employees;

     -  promote any employees or increase compensation or benefits payable;

     -  open new offices or business locations;

     - offer or authorize new loan or mortgage products or change our underwriting or compliance policies;

     - enter into any agreements to securitize or sell or transfer any of the loans or mortgages we hold;

     - enter into any warehouse line of credit or increase, extend or modify any existing warehouse line of credit;

     - obtain any commitment from any financing source for a loan or financial transaction;

     -  apply for or obtain any new lending license; or

     -  increase the fees or commissions we pay to our loan officers.

     As compensation for the services Centex Financial will provide, we, or one of our subsidiaries, will pay a fee of $5,000 per month to Centex Financial, payable quarterly in arrears. We will also reimburse Centex Financial for documented expenses.

     On March 22, 2001, Mortgage Portfolio Services entered into a master mortgage loan purchase agreement with Centex Credit Corporation, a subsidiary of Centex Financial. For a description of this agreement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CERTAIN FINANCIAL PROJECTIONS

     Summarized below is a set of financial projections we prepared to provide information to our board of directors concerning our ability to meet our restructured financial obligations after the effective date of the plan. We have provided these projections to assist in the evaluation of the plan's feasibility as required by chapter 11 of the bankruptcy code. See "Summary of Plan of Reorganization -- Confirmation of the Plan -- Requirements for Confirmation Under Section 1129(a) of the Bankruptcy Code -- Feasibility of the Plan." The projections reflect the anticipated effect of the plan's consummation on June 30, 2001 and reflect an assessment of our business as of the date of their preparation. The projections do not take into account any possible changes in corporate structures, properties, operations or policies that may be made after the effective date. See "Special Factors -- Certain Information Regarding Centex Financial and Centex Corporation; Plans for Reorganized NAB After the Reorganization Transactions." Howard Frazier did not rely on these projections in preparing its fairness opinion.

     The projections are not facts and should not be relied upon as being representative of future results. The estimates and assumptions underlying the projections are inherently uncertain, being based upon events that have not taken place, are subject to economic, competitive and other uncertainties and contingencies beyond our control and involve judgments based upon past performance and industry trends, which may not necessarily be indicative of future performance or trends. The projections have not been updated to reflect changes in facts or circumstances since the date the projections were prepared, and we do not intend to update any of the projections prior to the effective date of the plan. Although we believe that the assumptions upon which the projections are based are reasonable, we cannot assure you that the projected results will be realized, or that actual results will not be higher or lower than those projected. The projections were not prepared with a view towards compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections or forecasts. Our independent auditors have not examined, reviewed or compiled the projections and, consequently, do not express an opinion or any other form of assurance with respect to the projections.

     The projections should be read together with the information in this disclosure and proxy statement under the captions "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and our Consolidated Financial Statements and notes thereto.

     We caution you to not place undue reliance on the projections summarized below in determining whether to vote to accept or reject the plan.


                             NAB ASSET CORPORATION


                                AND SUBSIDIARIES


                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


                             (DOLLARS IN THOUSANDS)



                                                SIX MONTHS
                                 YEAR ENDED       ENDED
                                DECEMBER 31,   DECEMBER 31,             YEAR ENDING DECEMBER 31,
                                ------------   ------------   ---------------------------------------------
                                    2000           2001         2002        2003        2004        2005
                                   ACTUAL       PROJECTED     PROJECTED   PROJECTED   PROJECTED   PROJECTED
                                ------------   ------------   ---------   ---------   ---------   ---------
Revenues:
  Gains on sales of loans....     $ 8,518        $ 4,453       $ 8,805     $ 8,805     $ 8,805     $ 8,805
  Interest income............       4,122          1,946         3,808       3,678       3,549       3,424
  Origination and other fee
     income..................       8,307          7,432        14,927      14,913      14,898      14,884
                                  -------        -------       -------     -------     -------     -------
          Total revenues.....      20,947         13,831        27,540      27,396      27,252      27,113
                                  -------        -------       -------     -------     -------     -------
Costs and expenses:
  Compensation and
     benefits................      14,634          7,417        14,813      14,813      14,813      14,813
  Interest expense...........       4,481          1,799         3,495       3,365       3,236       3,138
  General and
     administrative..........       6,822          4,630         9,118       8,857       8,857       8,857
  Minority interest..........         (47)            --            --          --          --          --
                                  -------        -------       -------     -------     -------     -------
          Total costs and
            expenses.........      25,890         13,846        27,426      27,035      26,906      26,808
                                  -------        -------       -------     -------     -------     -------
Net earnings (loss) before
  income taxes...............     $(4,943)       $   (15)      $   114     $   361     $   346     $   305
                                  =======        =======       =======     =======     =======     =======



     The projections are intended to show the feasibility of the plan and the forecasted results of the reorganization transactions that are dependent upon Centex Financial as the acquirer of a majority of our common stock. The projections do not purport to be and do not represent the expected results of operations if we remained a stand-alone entity unaffiliated with Centex Financial. The projections are based on the following assumptions determined by our management's experience with our industry and operations:

Revenues



Gains on Sales of Loans and Origination and Other Fee Income



     - Retail mortgage loan production levels remain at current 2001 levels throughout the projection period. Gains on sales of prime mortgage loans increase by approximately .125% from current levels due to the implementation of bulk mortgage loan sales in a manner similar to the mortgage operations of Centex Financial. Origination and other fee income as a percentage of retail mortgage loan production remain at current 2001 levels.



     - Wholesale sub-prime mortgage loan production increases from current 2001 levels reflecting additional origination related personnel to be hired. The production assumptions reflect levels consistent with 2000 originations. Origination and other fee income as a percentage of wholesale sub-prime mortgage loan production remain at current 2001 levels.



     - Other non-origination based fees decline over the projection period due to the prepayments related to the 1998 securitization of loans that reduces our servicing related revenues.



Interest Income



     - Interest income is based upon the current 2001 interest environment for both short-term and long-term interest rates using the mortgage loan production forecast discussed above. Interest income declines slightly over the forecast period due to our prepayments related to the 1998 securitization of loans that reduces the over-collateralization deposits.



Costs and Expenses



Compensation and benefits



     - Compensation and benefits decline in relation to our mortgage loan production as the result of the elimination of all deferred compensation arrangements with executives as required under the stock purchase agreement with Centex Financial and the elimination of certain of our executive positions based on the maintenance of our current mortgage origination levels rather than assuming growth in originations above our assumed capacity. All other compensation costs are assumed to remain at current levels.



Interest expense



     - Interest expense is based upon the current 2001 interest environment for both short-term and long-term interest rates using the mortgage loan production forecast discussed above.



General and administrative



     - General and administrative costs are reduced from current levels over the projection period by the elimination of excess occupancy costs and other contractual arrangements as the contracts expire in 2001 and 2002. Additionally costs are reduced by the estimated expenses of being a public company. All other general and administrative costs are assumed to remain at current levels.


                           SOURCES AND USES OF FUNDS

     We estimate the aggregate amount of funds required to fund the distributions to our shareholders whose stock is to be redeemed pursuant to the plan will be approximately $280,000. The source of these funds will be the purchase price to be paid by Centex Financial pursuant to the stock purchase agreement.

     We will redeem each share of common stock held by the shareholders whose shares are to be redeemed pursuant to the plan of reorganization for $0.106 per share. We estimate we will redeem 2,633,794 shares of our common stock. We will use the remaining portion of the purchase price to pay current liabilities as they become due and payable.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected consolidated financial data sets forth a summary of certain financial data for us and our subsidiaries. Balance sheet data is as of the end of the applicable period. Reference should be made to the Consolidated Financial Statements and the notes thereto appearing elsewhere in this disclosure and proxy statement and to "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more complete description of our financial results and performance.

                                        THREE MONTHS
                                           ENDED
                                         MARCH 31,            FISCAL YEARS ENDED DECEMBER 31,
                                        ------------   ----------------------------------------------
                                            2001        2000      1999      1998      1997      1996
                                        ------------   -------   -------   -------   -------   ------
                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
Revenues from continuing operations...    $ 6,249      $20,947   $27,210   $35,676   $16,213   $1,414
Earnings (loss) from continuing
  operations before cumulative effect
  of change in accounting principle...     (1,097)      (4,888)   (5,000)     (634)    1,053     (796)
Earnings (loss) from discontinued
  operations, net of income taxes.....         15           24    (1,553)      796     1,181    2,344
Net Earnings (loss)...................     (1,082)      (4,864)   (6,553)      162     2,234    1,548
Basic and diluted earnings (loss) per
  share from continuing operations
  before cumulative effect of change
  in accounting principle.............      (0.21)       (0.96)    (0.95)    (0.13)     0.21    (0.16)
Basic and diluted earnings (loss) per
  share...............................      (0.21)       (0.96)    (1.29)     0.03      0.44     0.30
Weighted average number common shares
  outstanding.........................      5,091        5,091     5,091     5,091     5,091    5,091
BALANCE SHEET:
Residential mortgage loans held for
  sale................................     69,705       51,828    46,029    78,911    45,472   12,648
Construction loans....................      1,512        2,808     3,330     9,465    13,091       --
Total assets..........................     80,074       64,624    64,406   113,317    83,235   17,904
Total debt............................     66,371       55,736    49,495    86,994    66,302   11,819
Total liabilities.....................     83,974       67,442    62,313   104,203    75,080   12,298
Shareholders' equity (deficit)........     (3,900)      (2,818)    2,046     8,599     7,839    5,605
Distributions.........................         --           --        --        --        --   21,883
Book value per share..................      (0.77)       (0.55)     0.40      1.69      1.54     1.10
Cash distributions per share(1).......         --           --        --        --        --     3.64
Transfer to liquidating trust per
  share(1)............................         --           --        --        --        --     1.56

---------------

(1) Paid on 4,208,835 shares of common stock. See "Business -- NAB" for a discussion of our merger with CPS Investing Corp. and the resulting distribution of cash and other assets to shareholders.

                            PRO FORMA FINANCIAL DATA

     The pro forma consolidated balance sheet of NAB set forth below has been prepared as if the reorganization transactions had been completed on December 31, 2000. The pro forma consolidated statement of operations of NAB set forth below has been prepared as if the reorganization transactions had been completed as of January 1, 2000. The pro forma adjustments represent (1) the contribution by Centex Financial of $1,549,000, (2) the redemption of 2,633,794 shares of common stock for $.106 a share, (3) the payment of $1,269,000 of accounts payable and accrued expenses currently due, (4) the issuance of 2,447,694 shares of common stock to Centex Financial and (5) the estimated costs incurred in 2000 as a result of being a public company. The pro forma financial data does not purport to represent our actual financial condition or results of operations had the reorganization transactions actually been completed on the dates indicated, nor does it project our financial position or results of operations for any future dates or periods.

PRO FORMA BALANCE SHEET

                                                                     AS OF DECEMBER 31, 2000
                                                              -------------------------------------
                                                                             PRO FORMA    PRO FORMA
                                                              AS REPORTED   ADJUSTMENTS   ADJUSTED
                                                              -----------   -----------   ---------
                                                                         (IN THOUSANDS)
ASSETS
Current assets
  Cash and cash equivalents.................................    $   198       $    --      $   198
  Restricted cash...........................................      3,945            --        3,945
  Receivables -- construction loans, net....................      2,808            --        2,808
  Receivables -- residential mortgage loans.................     51,828            --       51,828
  Receivable -- loans to officers (KEEP)....................        827            --          827
  Receivables -- other (includes interest rec.).............        756            --          756
  Residual interest in securitization of loans..............      2,906            --        2,906
                                                                -------       -------      -------
     Total current assets...................................    $63,268       $    --      $63,268
                                                                -------       -------      -------
Property and equipment, net.................................        298            --          298
Real estate.................................................        492            --          492
Costs in excess of net assets acquired, net (goodwill)......        230            --          230
Other assets................................................        336            --          336
                                                                -------       -------      -------
     Total assets...........................................    $64,624       $    --      $64,624
                                                                =======       =======      =======
LIABILITIES AND SHAREHOLDERS' DEFICIT
  Liabilities
  Notes payable -- mortgage warehouse line..................    $48,634       $    --      $48,634
  Notes payable -- affiliates (Stanwich Financial)..........      7,102            --        7,102
  Drafts payable (loans in process).........................      7,673            --        7,673
  Accounts payable and accrued expenses.....................      3,993        (1,269)       2,724
  Net liabilities of discontinued operations................         40            --           40
                                                                -------       -------      -------
     Total liabilities......................................     67,442        (1,269)      66,173
  Shareholders' deficit
     Common stock...........................................        509           (18)(1)      491
     Additional paid in capital.............................      7,815         1,287(2)     9,102
     Accumulated deficit....................................    (11,142)           --      (11,142)
                                                                -------       -------      -------
     Total shareholders' deficit............................     (2,818)        1,269       (1,549)
                                                                -------       -------      -------
     Total liabilities and shareholders' deficit............    $64,624       $    --      $64,624
                                                                =======       =======      =======

---------------

(1) Redemption of shareholders common stock and issuance of shares to Centex Financial.

(2) Contribution of funds totaling $1,549,000 from purchase of common stock by Centex Financial less than $280,000 to be paid to redeem common stock.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                             YEAR ENDED DECEMBER 31, 2000
                                                     --------------------------------------------
                                                                       PRO FORMA       PRO FORMA
                                                     AS REPORTED      ADJUSTMENTS       ADJUSTED
                                                     -----------      -----------      ----------
                                                        (IN THOUSANDS, EXCEPT NUMBER OF SHARES
                                                                 AND PER SHARE DATA)
Revenues:
  Gains on sales of loans..........................  $    8,518        $      --       $    8,518
  Interest income..................................       4,122               --            4,122
  Origination and other fee income.................       8,307               --            8,307
                                                     ----------        ---------       ----------
          Total revenues...........................      20,947               --           20,947
                                                     ----------        ---------       ----------
Costs and expenses:
  Compensation and benefits........................      14,634               --           14,634
  Interest expense.................................       3,401               --            3,401
  Interest expense--affiliates.....................       1,080               --            1,080
  General and administrative.......................       6,822             (280)(1)        6,542
  Minority interest................................         (47)              --              (47)
                                                     ----------        ---------       ----------
          Total costs and expenses.................      25,890             (280)          25,610
Loss before income taxes...........................      (4,943)             280           (4,663)
Income tax benefit.................................         (55)              --              (55)
                                                     ----------        ---------       ----------
Net loss...........................................  $   (4,888)       $     280       $   (4,608)
                                                     ==========        =========       ==========
Basic and diluted loss per share...................  $    (0.96)                       $    (0.89)
                                                     ==========                        ==========
Weighted average number of common shares
  outstanding......................................   5,091,300         (186,100)(2)    4,905,200
                                                     ==========        =========       ==========

---------------

(1) Eliminate costs related to being a public company including quarterly and annual reporting, operating and distribution costs, compensation and benefits of our Board of Directors and premiums to maintain directors' and officers' insurance ($280,000). The plan provides that reorganized NAB will have three shareholders and accordingly, our equity securities will not be required to be registered under the Securities Exchange Act of 1934, as amended.

(2) Reflects the redemption of 2,633,794 common shares to principal shareholders and the issuance of 2,447,694 common shares to Centex Financial.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following should be read in conjunction with our Consolidated Financial Statements for the three months ended March 31, 2001 and for the three years ended December 31, 2000.

     We are a financial services company engaged in two reportable segments, sub-prime and prime residential mortgage banking. We acquired our sub-prime residential mortgage banking segment, Mortgage Portfolio Services, in July 1996 and our prime residential mortgage banking segment, PAMCO, in August of 1997. PAMCO is a division of Mortgage Portfolio Services. In the third quarter of 1999, we began disposition efforts related to two other segments, residential construction lending and commercial lending. The residential construction lending business, begun in December 1997, originated and held for investment single family residential construction loans to homebuilders and to a lesser extent lots, model homes and acquisition and development projects for those homebuilders. The commercial finance operations, begun in January 1997, provided financing to operators of rent-to-own or rental purchase retailers. In 1997 we sold our interest in our retail automobile sales business. Prior to our merger with CPS Investing Corp. on June 5, 1996, our primary operations consisted of the acquisition, ownership, management and disposition of loans and real estate for our own account and the account of others.

FINANCIAL CONDITION

     Beginning in September 1998, as a result of a number of factors, cash prices in the sub-prime mortgage market significantly deteriorated. Prices paid for our sub-prime production declined in excess of 200 basis points. The sub-prime mortgage market has yet to recover and prices received for sub-prime loans may never return to the levels seen in the period prior to the third quarter of 1998. Our sub prime production has declined significantly and the segment has incurred significant losses. In the second quarter of 2000, Mortgage Portfolio Services sold its California sub-prime wholesale operation and closed its correspondent division. We continue to originate sub-prime loans on a wholesale basis using our Dallas facility and originate sub-prime loans through retail branches.

     Long-term interest rates rose steadily in 1999 and 2000, until the third quarter, severely reducing the mortgage banking industry's level of prime originations, particularly the refinancing of existing borrower indebtedness to a lower rate. Although historically PAMCO has not relied on the refinance business, our origination of prime mortgages has declined. Recently, rates have declined and the level of loan applications has increased substantially, although originations at the end of 2000 and early 2001 have not increased from prior periods.

     Operating income from the two reportable segments has been insufficient to cover the corporate expenses and interest to date. We continue to minimize, to the extent possible, expenses for our ongoing operations and to expand our origination network without requiring any capital.

     In order to reduce the debt to Stanwich Financial and Consumer Portfolio Services, in the third quarter of 1999, we elected to dispose of our investment in Consumer Portfolio Funding and NAFCO. The disposition is substantially complete. Proceeds from the disposal were used primarily to reduce the outstanding indebtedness to Stanwich Financial. The notes payable to Consumer Portfolio Services were paid in full during 1999.

LOANS HELD FOR SALE

     Our mortgage loan production is financed under a $55,000,000 line of credit with a federal savings bank and a mortgage loan purchase agreement with an affiliate of Centex Financial, Centex Credit Corporation. The interest rates charged on the line of credit vary based on the type of loan, such as prime, sub-prime and construction. Generally, we must fund 2% of the mortgage loan amount and 10% of the outstanding balance of the construction loan. The interest rate we are charged is based on a spread over the one month London Inter Bank Offering Rate ranging from 1.75% to 2.75%. At March 31, 2001, the LIBOR was 5.13%. The mortgage loan purchase agreement allows us to finance certain mortgage loans, based on product type, with Centex Credit Corporation at 98% of the sales price of the loan. On final payment of the sales price from the investor, Centex Credit Corporation will remit the remaining funds to us. In addition to the purchase price, we will receive interest at the rate stated in the mortgage loan less the federal funds rate plus 1.5%. At March 31, 2001, the federal funds rate was 5.29%. Amounts due under the line of credit and mortgage loan purchase agreement totaled $49,729,000 and $9,540,000, respectively, at March 31, 2001.

     At March 31, 2001 residential mortgage loans held for sale totaled $69,705,000. Of this amount $56,586,000 was conventional and government insured or guaranteed loans (prime) and $13,119,000 was sub-prime loans.


     The prime loans are sold individually to large mortgage bankers or financial institutions. We represent and warrant to the investor that the loans were underwritten to the appropriate guidelines. The sub-prime loans held for sale at March 31, 2001 are being sold on a bulk and flow basis. Both prime and sub-prime loans are generally sold within a forty-five day period from the date of origination. We generally represent and warrant to the investor that each sub-prime loan was underwritten to the guidelines of the investor. We also agree to reimburse the investor a portion of the purchase premium if the loan pays in full over a period of up to one year. We defer a portion of the purchase premium, which reduces the gain recorded on each loan sale, to cover the potential liability resulting from the warranties given to the investor.



     At March 31, 2001 the liability as a result of the warranties given to the purchasers of our loans (accrual for indemnifications) totaled $208,000 and is included in accounts payable and other liabilities in our consolidated balance sheet. Additions to the liability resulting from a deferral of a portion of the gain arising from the sale of loans totaled $143,000 and $240,000 for the three months ended March 31, 2001 and 2000, respectively. At December 31, 2000, the liability totaled $342,000. Additions to the liability for the years ended December 31, 2000, 1999 and 1998 totaled $633,000, $1,141,000 and $1,555,000 respectively. Additions to the liability have declined as repurchase activity has subsided.


SECURITIZATION

     In June 1998 we securitized, through Mortgage Portfolio Services, approximately $51,000,000 of sub-prime mortgage loans. Mortgage Portfolio Services retained the servicing responsibilities for the loans. Mortgage Portfolio Services recorded a net gain of $1,908,000 or 3.74% of the principal balance of the loans sold, which is the excess of the cash received and fair value of the assets we retained over the relative fair value of the loans sold, less transaction costs. No servicing asset was recorded upon securitization of the loans in 1998 as the service fee represents adequate compensation.

     The performance of the loans underlying the security through March 31, 2001 and December 31, 2000 is as follows:

                                       MARCH 31, 2001                  DECEMBER 31, 2000
                                -----------------------------    -----------------------------
                                FIXED RATE    ADJUSTABLE RATE    FIXED RATE    ADJUSTABLE RATE
                                -----------   ---------------    -----------   ---------------
Remaining Principal...........  $15,380,000     $5,814,000       $17,131,000     $6,794,000
Annualized prepayment rates...       14.69%         26.18%            13.86%         27.09%
Cumulative losses.............  $    12,429             --       $     1,000             --
Delinquency percentages
  30-59 days..................        1.98%          7.77%             1.48%          3.70%
  60-89 days..................           --             --              .20%             --
  Over 90 days................         .37%             --                --             --
  Delinquent bankruptcies.....        4.66%          6.66%             4.71%          5.71%
  Loans in foreclosure........        3.14%         15.07%             2.47%         12.89%
  Foreclosed loans............        1.94%          5.04%             1.85%          4.31%
  Total delinquencies.........       12.09%         34.54%            10.71%         26.61%

     In order to reduce our potential exposure we purchased a mortgage pool insurance policy that covers all losses on loan and real estate dispositions up to 5% of the initial pool balances. Claims for losses that have been paid to date by the insurer totaled $929,000 and $60,000 for the years ended December 31, 2000 and 1999, respectively and $520,000 for the three months ended March 31, 2001. Total remaining loss coverage under the pool insurance policy is $1,060,000. The fee for the insurance coverage is .52% annually of the unpaid principal of the loans. Losses paid by the insurer have no impact on our financial statements.


     In addition, to facilitate the sale, we provided a credit enhancement for the benefit of the investors in the form of an over-collateralization account held by the trust. The over-collateralization account is required by the servicing agreement to be maintained at 2.75% of the fixed rate balance and 4% of the adjustable rate balance of the securities, subject to certain minimum performance requirements relating to the loans in the security. One of these requirements is a delinquency (60 days or more) ratio that must be less than 10.50% on a six month rolling average basis. In December of 2000 the actual delinquency ratio exceeded 10.50%. As a result, the required levels of over-collateralization were increased to an amount equal to the principal balance of the loans that are 60 days or more delinquent. At March 31, 2001, that amount was $3,112,000. No cash will be released to us until the delinquency ratio declines to below 10.50% or the over-collateralization account exceeds the new required levels of over-collateralization. Based upon the projected decline in delinquencies, we expect to resume receiving distributions in the third or fourth quarter of 2001.

     The residual interests in the securitization of loans represents the sum of
(1) the net interest receivable which is the present value of the difference between the contractual interest rates on the loans and the rate paid to the buyer or bondholder using various prepayment, discount rate and loss assumptions and (2) the over-collateralization account which is the excess monthly cash flows, other than servicing revenues, that are required to be maintained with the trustee until certain over-collateralization levels are met. The residual interest is accounted for as a trading security and as such is recorded at its estimated fair value. We are not aware of an active market for the purchase or sale of the residual interests. Accordingly, we determine the estimated fair value of the residual interests by discounting the expected cash flows released from the trust (the cash out method) using a discount rate which we believe is commensurate with the risks involved.

     The residual interests in the securitization consisted of the following:

                                                             MARCH 31,     DECEMBER 31,
                                                                2000           2000
                                                             ----------    ------------
Net interest receivable..................................    $1,023,000     $1,164,000
Over-collateralization account...........................     1,927,000      1,742,000
                                                             ----------     ----------
                                                             $2,950,000     $2,906,000
                                                             ==========     ==========

     The assumptions used in the valuation of the residual interests at March 31, 2001 and December 31, 2000 were as follows:

                                                     MARCH 31, 2001           DECEMBER 31, 2000
                                                 -----------------------   -----------------------
                                                   FIXED      ADJUSTABLE     FIXED      ADJUSTABLE
                                                 ----------   ----------   ----------   ----------
Discount rate.................................      12%          12%          12%          12%
Weighted average life.........................   5.01 years   1.93 years   4.95 years   2.02 years
Prepayment speeds-ramp up to..................    20% CPR      70% CPR      20% CPR      70% CPR
Cumulative defaults...........................     13.57%       13.57%       12.50%       12.50%
Cumulative losses, net of losses covered by
  pool insurance..............................     0.22%        0.22%        0.25%        0.25%


     The general decline in interest rates during 2000 resulted in increasing prepayments that we have considered in the valuation at December 31, 2000. Because of the higher prepayment assumptions the cumulative defaults and resulting loss assumptions decreased as there are less loans that could default. Additionally, as discussed above, cash flows from the over-collateralization account are not expected to resume until the fourth quarter of 2001. Changes in the assumptions negatively impacted earnings from the residual interest in 2000 by $314,000. Changes in assumptions primarily related to prospective prepayments for adjustable rate loans negatively impacted earnings from the residual interest in 1999 by $217,000. Changes in assumptions for the three month period ending March 31, 2001 resulted in no material adjustment to the valuation of the residual interest.


     At December 31, 2000, the sensitivity of the fair value of the residual interest to two adverse changes in each of the key assumptions were as follows (in thousands):

Carrying value of residual interest.........................    $ 2,906
Discount rate:
  Up to 10% to 13.2%........................................    $  (102)
  Up to 20% to 14.4%........................................    $  (198)
Prepayment speeds:
  Up 10% ramp up to 22% CPR for fixed and 77%
  CPR for adjustable........................................    $  (117)
  Up 20% to ramp up to 24% CPR for fixed and 84%
  CPR for adjustable........................................    $  (225)
Cumulative Losses:
  Up 10% to 0.275%..........................................    $  (127)
  Up 20% to 0.3%............................................    $  (255)

DISCONTINUED OPERATIONS

     In the third quarter of 1999 we elected to dispose of two of our operating segments, Consumer Portfolio Funding and NAFCO. The disposition has been substantially completed.

     At December 31, 2000 the discontinued segments had $220,000 in remaining assets of which $213,000 was a foreclosed property. At December 31, 2000, Consumer Portfolio Funding had an outstanding borrowing to an officer totaling $185,000 secured by the foreclosed property.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

     For the three months ended March 31, 2001 we reported a net loss of $1,082,000 as compared to a net loss of $1,875,000 for the three months ended March 31, 2000.

     The continued losses are due to our sub prime mortgage lending operation, Mortgage Portfolio Service, a decline in our principally prime production operation's (or PAMCO) loan sale margins due to higher levels of wholesale production which have lower profit margins and lower gains on sales of loans at PAMCO in proportion to mortgage loan production in the first quarter of 2001. The lower sales volume resulted in a significant increase in mortgage loan inventory at quarter end.

     Results of Continuing Operations

     The following discussion and analysis presents the significant changes in financial condition and results of continuing operations of our operating segments for the three months ended March 31, 2001 and 2000. A summary of the operating profits and losses by our operating segments is as follows (in thousands):

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Revenues:
  Residential mortgage banking -- sub prime.................  $ 3,405    $ 2,191
  Residential mortgage banking -- prime.....................    2,834      2,344
  Corporate and intercompany eliminations...................       10         40
                                                              -------    -------
Total Revenues:.............................................    6,249      4,575
Costs and Expenses:
  Residential mortgage banking -- sub prime.................    3,866      3,450
  Residential mortgage banking -- prime.....................    3,120      2,598
  Corporate and intercompany eliminations...................      360        388
                                                              -------    -------
Total Costs and Expenses....................................    7,346      6,436
Loss from Continuing Operations:
  Residential mortgage banking -- sub prime.................     (461)    (1,259)
  Residential mortgage banking -- prime.....................     (286)      (254)
  Corporate and intercompany eliminations...................     (350)      (348)
                                                              -------    -------
Loss from Continuing Operations.............................  $(1,097)   $(1,861)
                                                              =======    =======

     We operate our mortgage banking activities through our 84% owned subsidiary, Mortgage Portfolio Services. The mortgage banking operations has two primary divisions, sub-prime and prime. The prime origination function operates as Pacific American Mortgage Company or PAMCO.

     A summary of the major revenue and expense components of the mortgage banking operation is as follows (in thousands):

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                                2001      2000
                                                              --------   -------
MORTGAGE PORTFOLIO SERVICES (PRINCIPALLY SUB-PRIME)
Gains on sales of loans and other fee income................  $  2,981   $ 1,643
Interest income.............................................       424       548
Compensation and benefits...................................    (2,450)   (2,226)
Interest expense............................................      (269)     (391)
Other expenses..............................................    (1,147)     (833)
                                                              --------   -------
          Loss from operations..............................  $   (461)  $(1,259)
Loans originated............................................  $ 63,800   $54,509
Loans sold..................................................  $ 63,660   $55,325
Gains on sales of loans and other fee income as a percent of
  loans sold................................................     4.68%     2.97%
Compensation and benefits as a percent of originations......     3.84%     4.08%
Other expenses as a percent or originations.................     1.80%     1.53%
Net interest income as a percent of originations............      .24%      .29%
PAMCO (PRINCIPALLY PRIME)
Gains on sales of loans and other fee income................  $  2,222   $ 1,954
Interest income.............................................       612       390
Compensation and benefits...................................    (1,828)   (1,558)
Interest expense............................................      (597)     (405)
Other expenses..............................................      (695)     (635)
                                                              --------   -------
          Loss from operations..............................  $   (286)  $  (254)
Loans originated............................................  $117,689   $78,569
Loans sold..................................................  $ 99,952   $82,589
Gains on sales of loans and other fee income as a percent of
  loans sold................................................     2.22%     2.37%
Compensation and benefits as a percent of originations......     1.55%     1.98%
Other expenses as a percent of originations.................      .59%      .81%
Net interest income as a percent of originations............      .01%     (.02%)

     Mortgage Portfolio Services Operations

     For the three months ended March 31, 2001 the loss from the Mortgage Portfolio Services mortgage operation totaled $461,000 as compared to a loss of $1,259,000 for the same period in 2000. Revenues increased $1,214,000 or 55% over 2000 and expenses increased $416,000 or 12% over 2000. Net gains on loan sales and other fees increased from 2.97% as a percent of loans sold in the first quarter of 2000 to 4.68% as a percent of loans originated in the first quarter of 2001. Increases in the margins are attributable to the increase in Mortgage Portfolio Services's retail sub-prime production which generates larger fees and the elimination of the correspondent operation subsequent to the first quarter of 2000 along with the sale of the California wholesale operation in April 2000, both of which carried lower sales margins. Retail originations of sub-prime loans accounted for approximately 56% of the first quarter 2001 production as compared to just 9% in the first quarter of 2000.

     Compensation expenses as a percent of production decreased to 3.84% in 2001 from 4.08% in 2000. Other expenses increased to 1.80% of production for the quarter ended March 31, 2001 from 1.53% of production for the three months ended March 31, 2000. Compensation expenses were lower due to the large increase in mortgage loan production that absorbs support personnel costs, offset somewhat by larger incentive compensation associated with the retail sub-prime branches. Additionally, other operating expenses increased as the costs of operating retail branches are higher than those of wholesale and correspondent origination functions as a result of additional costs of facilities, telecommunications, equipment and other expenses associated with additional retail production personnel.

     Net interest spread as a percentage of production decreased from .29% for the three months ended March 31, 2000 to .24% for the three months ended March 31, 2001 as a result of a lower spread between the rates charged to borrowers and the LIBOR based borrowings of Mortgage Portfolio Services.

     PAMCO Operations

     For the three months ended March 31, 2001 Mortgage Portfolio Services' principally prime production operation, PAMCO, recorded a loss of $286,000 as compared to a loss of $254,000 for the three months ended March 31, 2000. Operating revenues totaled $2,834,000 as compared to $2,344,000 for 2000 and expenses totaled $3,120,000 as compared to $2,598,000 for 2000.

     Gains on sales of loans and other loan fees as a percent of loans sold was 2.22% for the three months ended March 31, 2001 as compared to 2.37% for the three months ended March 31, 2000. Margins were adversely affected by the higher percentage of wholesale loan production and sales than in the same period in 2000. Wholesale originations accounted for 31% of first quarter 2001 production as compared to 14% in the same period of 2000.

     Compensation expenses as a percent of production decreased to 1.55% from 1.98% for the three months ended March 31, 2000 due to the higher levels of loan production particularly wholesale originations which result in lower personnel costs. Other expenses as a percent of loan originations decreased from .81% for the three months ended March 31, 2000 to .59% for the three months ended March 31, 2001. Other expenses have declined as increases in production have absorbed fixed costs.

     Net interest income as a percent of production was .01% for the three months ended March 31, 2001 as compared to net interest expense of .02% for the same period in 2000.

     Corporate and Intercompany Eliminations

     Corporate revenues and expenses represent interest income and unallocated compensation, interest expense, minority interest and other general and administrative expenses.

     Compensation expense totaled $55,000 for the three months ended March 31, 2001 as compared to $80,000 for the same period in 2000. The decrease was attributable to a reduction in personnel as compared to 2000.

     Interest expense to affiliates was $264,000 for the three months ended March 31, 2001, a decrease of $37,000 over 2000. The decrease is attributable to our partial repayment of debt to Stanwich Financial.

     Other expenses totaled $113,000 for the first quarter of 2001 as compared to $127,000 in the first quarter of 2000. The decline is attributable to a decrease in professional fees and costs associated with our California office that was eliminated in the second quarter of 2000. Additionally, the first quarter of 2000 included a $47,000 reduction in minority interest due to losses at Mortgage Portfolio Services. Minority interest was reduced to zero in the first quarter of 2000. Reducing other expenses at the corporate level are credits for interest we earned from Mortgage Portfolio Services. Interest earned from Mortgage Portfolio Services totaled $71,000 and $73,000 for the first quarter of 2001 and 2000, respectively.

     Discontinued Operations

     Discontinued operations consist of commercial and construction lending activities. Operating results of the discontinued operations are summarized as follows (in thousands):

                                                              THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              -------------
                                                              2001    2000
                                                              -----   -----
Revenues....................................................  $ --    $ 95
Expenses....................................................   (15)    109
                                                              ----    ----
          Net earnings (loss)...............................  $ 15    $(14)
                                                              ====    ====

     The net earnings in 2001 are attributable to resolution of pending litigation at NAFCO at a cost less than the amount anticipated and accrued.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

     For the year ended December 31, 2000, we reported a loss from continuing operations of $(4,888,000), compared to a loss from continuing operations of $(4,845,000) for the year ended December 31, 1999. In 1999 we disposed of our construction and commercial lending operations. Including discontinued operations we reported a net loss of $(4,864,000) in 2000 as compared to a net loss of $(6,553,000) in 1999.

     The 2000 loss was principally due to two factors: (1) the continued losses associated with our sub-prime mortgage lending operation, Mortgage Portfolio Service; and (2) a decline in PAMCO's originations resulting from an increase in long-term interest rates.

     PAMCO's mortgage production declined approximately 24% over 1999. Rising long-term interest rates have reduced originations in general in the prime mortgage banking industry as a whole.

     The following discussion and analysis presents the significant changes in financial condition and results of continuing operations of our operating segments for the years ended December 31, 2000, 1999 and 1998. A summary of the operating profits and losses by our operating segments is as follows:

                                                                 2000       1999       1998
                                                                -------    -------    -------
Revenues:
  Residential mortgage banking -- sub-prime.................    $ 9,704    $10,663    $15,427
  Residential mortgage banking -- prime.....................     11,158     16,329     19,634
  Corporate and intercompany eliminations...................         85        218        615
                                                                -------    -------    -------
Total Revenues:.............................................     20,947     27,210     35,676
Costs and Expenses:
  Residential mortgage banking -- sub-prime.................     13,105     14,842     15,308
  Residential mortgage banking -- prime.....................     11,214     15,026     16,997
  Corporate and intercompany eliminations...................      1,516      2,187      4,005
                                                                -------    -------    -------
Total Costs and Expenses:...................................     25,835     32,055     36,310
                                                                -------    -------    -------
Operating Profit (loss):
  Residential mortgage banking -- sub-prime.................     (3,401)    (4,179)       119
  Residential mortgage banking -- prime.....................        (56)     1,303      2,637
  Corporate and intercompany eliminations...................     (1,431)    (1,969)    (3,390)
                                                                -------    -------    -------
Earnings (loss) from continuing operations before cumulative
  effect of change in accounting principle..................    $(4,888)   $(4,845)   $  (634)
                                                                =======    =======    =======

     We operate our mortgage banking activities through our 84% owned subsidiary, Mortgage Portfolio Services. The mortgage banking operations have two primary divisions, sub-prime and prime. The prime origination function operates as Pacific American Mortgage Company or PAMCO. The two divisions originate loans in 41 states.

     Residential mortgage loan production for 2000, 1999 and 1998 is summarized as follows (in thousands):

                                                 PRIME                          SUB-PRIME
                                     ------------------------------   ------------------------------
                                       2000       1999       1998       2000       1999       1998
                                     --------   --------   --------   --------   --------   --------
Retail:
  Originations obtained from the
     consumer......................  $319,743   $433,156   $534,497   $ 75,198   $ 11,497   $ 14,785
Wholesale:
  Loans received from mortgage
     brokers and closed in MPS's
     name..........................    52,773     55,086     63,181    141,450    202,714    234,999
Correspondent:
  Closed loans purchased from other
     mortgage originators..........        --         --         --     10,576     41,472     83,144
                                     --------   --------   --------   --------   --------   --------
                                     $372,516   $488,242   $597,678   $227,224   $255,683   $332,928
                                     ========   ========   ========   ========   ========   ========

     Total combined 2000, 1999 and 1998 originations by state are as follows (in thousands):

                                                  2000                     1999                     1998
                                         ----------------------   ----------------------   ----------------------
                                         ORIGINATIONS   PERCENT   ORIGINATIONS   PERCENT   ORIGINATIONS   PERCENT
                                         ------------   -------   ------------   -------   ------------   -------
Texas..................................    $328,357       55%       $323,600       43%       $365,667       39%
California.............................      87,617       15%        160,876       22%        154,631       16%
Tennessee..............................      15,962        3%         65,947        9%         98,772       11%
Colorado...............................      29,289        5%         43,624        6%         71,072        8%
All Others.............................     138,515       22%        149,878       20%        240,464       26%
                                           --------      ----       --------      ----       --------      ----
                                           $599,740      100%       $743,925      100%       $930,606      100%
                                           ========      ====       ========      ====       ========      ====

     Mortgage banking revenues consist primarily of gains from the sales of loans, fees collected from the borrower or mortgage broker/banker and interest earned on mortgage loans held for sale. Expenses consist primarily of compensation and benefits and interest expense.

     A summary of the major revenue and expense components of the mortgage banking operation is as follows (in thousands):

                                                               2000        1999        1998
                                                             --------    --------    --------
MORTGAGE PORTFOLIO SERVICES (PRINCIPALLY SUB-PRIME)
Gains on sales of loans and other fee income.............    $  7,610    $  8,062    $ 11,630
Interest income..........................................       1,983       2,601       3,797
Other income.............................................         111          --          --
  Compensation and benefits..............................      (7,939)     (9,475)     (8,609)
  Interest expense.......................................      (1,546)     (1,657)     (2,769)
  Other expenses.........................................      (3,620)     (3,710)     (3,930)
                                                             --------    --------    --------
     Earnings (loss) from operations.....................    $ (3,401)   $ (4,179)   $    119
Loans originated.........................................    $221,375    $244,197    $318,240
Loans sold...............................................    $221,913    $250,489    $305,652
Gains on sales of loans and other fee income as a percent
  of loan sales..........................................       3.43%       3.22%       3.80%
Compensation and benefits as a percent of originations...       3.59%       3.88%       2.71%
Other expenses as a percent of originations..............       1.64%       1.52%       1.23%
Net interest income as a percent of originations.........        .20%        .39%        .32%
PAMCO (PRINCIPALLY PRIME)
Gains on sales of loans and other fee income.............    $  9,104    $ 13,773    $ 16,459
Interest income..........................................       2,054       2,556       3,175
Compensation and benefits................................      (6,435)     (9,189)    (10,520)
Interest expense.........................................      (2,144)     (2,522)     (3,383)
Other expenses...........................................      (2,635)     (3,315)     (3,094)
                                                             --------    --------    --------
     Earnings (loss) from operations.....................    $    (56)   $  1,303    $  2,637
Loans originated.........................................    $378,365    $499,728    $612,366
Loans sold...............................................    $370,400    $524,071    $595,209
Gains on sales of loans and other fee income as a percent
  of loan sales..........................................       2.46%       2.63%       2.77%
Compensation and benefits as a percent of originations...       1.70%       1.84%       1.72%
Other expenses as a percent of originations..............        .70%        .66%        .51%
Net interest income (expense) as a percent of
  originations...........................................       (.02%)       .01%       (.03%)

     Mortgage Portfolio Services Operations

     For the year ended December 31, 2000 the Mortgage Portfolio Services' mortgage operation incurred losses totaling $(3,401,000) as compared to losses of $(4,179,000) for the year ended December 31, 1999. Revenues decreased $959,000 or 9% over 1999 and expenses decreased $1,737,000 or 12% over 1999.

     In late 1998 severe turmoil in the credit markets resulted in a credit crunch for the larger sub-prime lenders. Many of the larger lenders cut back production or eliminated entirely their loan production facilities. Additionally, spreads on sub-prime backed securities widened considerably, reducing the profitability of Mortgage Portfolio Services larger competitors and many of the firms that Mortgage Portfolio Services sold loans to. In reaction to the turmoil the investors that continued to purchase loans reduced the price paid for such loans which negatively impacted Mortgage Portfolio Services' spreads between the prices received upon the sale of the loans and the price or brokerage premiums paid to acquire the loans. As a result the net gain on loan sales has declined significantly from 1998. In response to the price declines, we reduced staff and tightened underwriting standards to reduce repurchase risk. In 2000, we sold our California wholesale sub-prime operation and eliminated our correspondent division.

     We opened a significant number of retail branches in 2000. The branches originate primarily sub-prime loans. Gains have decreased as a percent of sales but have been offset by higher fees earned by the retail branches.

     Compensation expenses as a percent of production decreased to 3.59% in 2000 from 3.88% in 1999. The decrease is attributable to cost savings from staffing reductions and elimination of the business operations discussed above.

     Other expenses increased in 2000 to 1.64% from 1.52% of production in 1999 as a result of rising fixed costs, as a percentage of originations, such as rent and depreciation expense.

     Net interest spread as a percentage of production decreased to 0.20% in 2000 from 0.39% in 1999 as a result of higher short term rates that negatively impact the interest rate we are charged on our line of credit. Additionally, the spread on the line of credit was increased at the time the line was renewed.

     PAMCO Operations

     For the year ended December 31, 2000, Mortgage Portfolio Services' principally prime production operation, PAMCO, incurred losses of $(56,000). For the year ended December 31, 1999 PAMCO earned $1,303,000. Operating revenues for 2000 totaled $11,158,000 as compared to $16,329,000 for 1999 and expenses totaled $11,214,000 as compared to $15,206,000 for 1999.

     Gains on sales of loans and other loan fees as a percent of loans sold was 2.46% in 2000 as compared to 2.63% in 1999. In periods of increasing interest rates, our competitors generally reduce rates relative to the sales prices that can be received. In order to maintain production levels, PAMCO will also reduce prices or fees charged to borrowers. In late 2000 long term interest rates began declining significantly and borrower applications have increased as a result, although we had no appreciable increase in mortgage loan production or related revenues in late 2000. Compensation expenses as a percent of production declined to 1.70% from 1.84% in 1999. Commission levels have declined as a result of lower revenues. Other expenses as a percent of originations increased to .70% in 2000 as compared to .66% in 1999 as a result of rising fixed costs, as a percentage of originations, such as rent and depreciation expense.

     Net interest expense was .02% in 2000 as a percent of production as compared to net interest income of .01% in 1999. Higher short-term rates in 2000 negatively impacted the interest rate we were charged on our line of credit. Additionally, the spread on the line of credit was increased at the time the line was renewed.

     Corporate and Intercompany Eliminations

     Corporate revenues and expenses represent interest income and unallocated compensation, interest expense, minority interest and other general and administrative expenses.

     Compensation expense totaled $260,000 in 2000 as compared to $592,000 1999. The decrease was primarily related to a reduction in incentive compensation expense from $108,000 in 1999 to $0 in 2000 and a reduction in personnel in mid 1999 and 2000.

     Interest expense to affiliates was $1,080,000 for the year ended December 31, 2000 as compared to $1,776,000 for 1999. The decrease is attributable to our partial repayment of debt to Stanwich Financial and the full repayment of debt to Consumer Portfolio Services, Inc.

     Other expenses totaled $517,000 for the year ended December 31, 2000 as compared to $485,000 for the same period in 1999. Reductions in minority interest due to losses at Mortgage Portfolio Services totaled $550,000 in 1999 as compared to $47,000 this year. Minority interest was reduced to zero in the first quarter of 2000. Additionally income tax expense has declined from 1999. The tax expense arises from the 1998 securitization of loans and represents the tax effect of excess inclusion interest income that cannot be offset by our net operating loss carryforwards. Included in other expenses are credits for interest we earned from Mortgage Portfolio Services. Interest earned from Mortgage Portfolio Services totaled $289,000 for the year ended December 31, 2000 as compared to $381,000 for the year ended December 31, 1999.

     Discontinued Operations

     The discontinued operations, consisting of commercial and construction lending, recorded earnings in 2000 of $24,000 as compared to losses of $1,553,000 in 1999. The 1999 loss included charges totaling $2,061,000 related to the disposition of loans and severance and disposal charges totaling $346,000.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

     For the year ended December 31, 1999 we reported a loss from continuing operations, before cumulative change in accounting principle of $(4,845,000), compared to a loss from continuing operations of $(634,000) for the year ended December 31, 1998. In 1999 we disposed of our construction and commercial lending operations. Including discontinued operations we reported a net loss of $(6,553,000) in 1999 as compared to net earnings of $162,000 in 1998.

     The 1999 loss was principally due to three factors: the continued losses associated with our sub-prime mortgage lending operation, Mortgage Portfolio Services; a decline in PAMCO's originations resulting from an increase in long-term interest rates; and the losses associated with disposal of our commercial lending operation, NAFCO.

     PAMCO's mortgage production declined approximately 18% over 1998. Rising long-term interest rates have reduced originations in general in the prime mortgage banking industry as a whole. Although still profitable, the PAMCO segment contributed less earnings than in prior periods.

     We recorded $1,962,000 in losses in 1999 for the discontinued operations of NAFCO, which was primarily a result of the disposal of the commercial loan portfolio.

     Mortgage Portfolio Services Operations

     For the year ended December 31, 1999 the Mortgage Portfolio Services mortgage operation incurred losses totaling $(4,179,000) as compared to earnings of $119,000 in 1998. Revenues decreased $4,764,000 or 31% over 1998 and expenses decreased $466,000 or 3% over 1998.

     In late 1998 severe turmoil in the credit markets resulted in a credit crunch for the larger sub-prime lenders. Many of the larger lenders cut back production or eliminated entirely their loan production facilities. Additionally, spreads on sub-prime backed securities widened considerably, reducing the profitability of Mortgage Portfolio Services' larger competitors and many of the firms that Mortgage Portfolio Services sold loans to. In reaction to the turmoil the investors that continued to purchase loans reduced the price paid for such loans which negatively impacted Mortgage Portfolio Services' spreads between the prices received upon the sale of the loans and the price or brokerage premiums paid to acquire the loans. As a result the net gain on loan sales declined from 3.80% as a percent of loans sold to 3.22%. Mortgage Portfolio Services also tightened its underwriting standards which had a negative impact on origination volumes.

     Compensation expenses as a percent of production increased to 3.88% in 1999 from 2.71% in 1998. The increase is partially attributable to deferred compensation expense of $1,278,000 or .52% of production as compared to $778,000 or .24% of production in 1998. Additionally, processing and underwriting costs at Mortgage Portfolio Services have remained higher as a percentage of loan production as we have increased our underwriting procedures and cost savings from staffing reductions have not completely offset the lower production levels.

     Other expenses increased in 1999 to 1.52% from 1.23% of production in 1998. The increase was attributable to the increased processing and underwriting costs discussed above.

     Net interest spread as a percentage of production increased from .32% in 1998 to .39% in 1999 as a result of higher rates charged borrowers.

     PAMCO Operations

     For the year ended December 31, 1999, Mortgage Portfolio Services' principally prime production operation, PAMCO, earned $1,303,000. For the year ended December 31, 1998 PAMCO earned $2,637,000. Operating revenues totaled $16,329,000 for 1999 as compared to $19,634,000 for 1998 and expenses totaled $15,026,000 for 1999 as compared to $16,997,000 for 1998.

     Gains on sales of loans and other loan fees as a percent of loans sold was 2.63% in 1999 as compared to 2.77% in 1998. In periods of increasing interest rates our competitors generally reduce rates relative to the sales prices that can be received. To maintain production levels, PAMCO will also reduce prices or fees charged to borrowers. Compensation expenses as a percent of production increased to 1.84% from 1.72% in 1998 as PAMCO's average monthly mortgage production declined over 1998. Other expenses as a percent of originations increased to .66% in 1999 as compared to .51% in 1998 as a result of rising fixed costs, as a percentage of originations, such as rent and depreciation expense.

     Net interest income was .01% in 1999 as a percent of production as compared to net interest expense of .03% in 1998. Higher rates charged to borrowers were offset mostly by higher borrowing costs.

     Corporate and Intercompany Eliminations

     Corporate revenues and expenses represent interest income and unallocated compensation, interest expense, minority interest and other general and administrative expenses.

     Compensation expense totaled $592,000 in 1999 as compared to $1,316,000 in 1998. The decrease was primarily attributable to a reduction in personnel costs of $184,000 in 1999 and a reduction in option termination related charges of $108,000 in 1999 from $636,000 in 1998. Interest expense totaled $1,776,000 in
1999, a decrease of $657,000 over 1998. The decrease was due to a total reduction in debt payable to Consumer Portfolio Services and Stanwich Financial of $3,600,000 from the end of 1998 to the end of 1999.

     Discontinued Operations

     The discontinued operations, consisting of commercial and construction lending, recorded losses in 1999 of $1,553,000 as compared to earnings of $796,000 in 1998. The 1999 loss included charges totaling $2,061,000 related to the disposition of loans and severance and disposal charges totaling $346,000.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 31, 2001, we had $411,000 in unrestricted cash as compared to $198,000 at December 31, 2000. Cash balances have increased as a result of improved cash flows from new mortgage loan inventory financing, disposals of real estate and under-performing loans that require additional cash to finance and an advance from an officer of $220,000. These additional liquidity sources have been offset by our operating losses. Cash operating losses have been less than the recorded losses due to the non-payment of interest on the Stanwich Financial obligations totaling $264,000 and recorded compensation charges of $229,000 that are not yet due.

     Total assets have increased to $80,074,000 at March 31, 2001 from $64,624,000 at December 31, 2000. The increase is attributable to a significant increase in mortgage loan inventory as a result of the increase in origination activity of our prime operation, PAMCO and, to a lesser extent, an increase in Mortgage Portfolio Services' mortgage loan production and inventory levels.

     Our cash flows from operations are insufficient to cover our corporate operating expenses. Our sole source of internally generated cash is from interest and tax sharing payments from Mortgage Portfolio Services. No tax sharing payments are expected until Mortgage Portfolio Services generates sufficient taxable income to offset its accumulated tax losses. Interest payments from Mortgage Portfolio Services currently approximate $72,000 each quarter, less than the cash we require to fund our operating expenses as they currently exist.

     Mortgage Portfolio Services' bank line of credit totals $55,000,000. Outstanding borrowings bear interest at various spreads, ranging from 1.75% to 2.75%, over the LIBOR rate. At March 31, 2001, the LIBOR was
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5.13%. At March 31, 2001, $49,729,000 was borrowed under the line. The line of credit maturity scheduled for April 30, 2001 was extended to the earlier of (1) August 31, 2001 or (2) termination of the reorganization transactions. All amounts outstanding at the termination of the line of credit are due within sixty days of maturity. To provide additional credit enhancement to the lenders, Centex Financial agreed to repurchase any defective loan, as defined by the amended agreement upon demand by the bank. Mortgage loans receivable, construction loans receivable and real estate owned totaling $61,720,000 are pledged as collateral under the line of credit.

     On March 22, 2001, Mortgage Portfolio Services entered in a Master Mortgage Loan Purchase Agreement with Centex Credit Corporation. The master mortgage loan purchase agreement allows Mortgage Portfolio Services to finance certain mortgage loans, based on product type, with Centex Credit Corporation. We will assign the collateral, loan file and take out commitment from the investor to Centex Credit Corporation and Centex Credit Corporation will fund a portion of the purchase price to Mortgage Portfolio Services. Upon final payment from the investor, Centex Credit Corporation will remit the remaining funds to Mortgage Portfolio Services. In addition to the purchase price, we will receive interest at the rate stated in the mortgage loan less the federal funds rate plus 1.5%. This was 5.29% at March 31, 2001. The master mortgage loan purchase agreement may be terminated on thirty days notice. Outstanding borrowings under the agreement total $9,540,000 at March 31, 2001 and are collateralized by mortgage loans held for sale totaling $9,594,000.

     At December 31, 2000, we had borrowed under two notes from Stanwich Financial a total of $7,102,000. The notes bear interest at 14% and are due December 31, 2002. Interest on the notes is due monthly. In 2000, we elected to defer interest payments on the notes. The unpaid interest also accrues interest at 14%. The notes require interest to be paid monthly beginning in March 2001, along with mandatory monthly principal repayments of $100,000. We currently do not have the cash resources to make principal or interest payments under the notes and are currently in default under these notes. Stanwich Financial has waived this default in anticipation of the proposed reorganization transactions.

     On March 7, 2000, Construction Portfolio Funding borrowed $500,000 from two of our officers. The notes were paid in July 2000. A renewal note was entered into in July 2000 for $185,000 with one of the officers. The note bears interest at 14% and was due April 30, 2001. The maturity date of the note has been extended to July 30, 2001. The note is secured by real estate owned by Construction Portfolio Funding with a net book value of $213,000. Interest due on the note as of March 31, 2001 totals $9,000.

     MPS has entered into loan sale agreements with investors in the normal course of business that includes standard representations and warranties customary to the mortgage banking industry. Violations of these representations and warranties may require MPS to repurchase loans previously sold or make payments to the investor representing the loss incurred on the loan. If repurchases of loans do occur MPS may only finance 70% of the loan or fair value of the property if a foreclosed property is repurchased, much less than the 98% to 100% of the loan amount under its regular financing arrangements. As of March 31, 2001 and 2000, MPS had no repurchase requests outstanding. In the opinion of management, the potential exposure related to loan sale agreements of MPS will not have a material adverse effect on our consolidated financial position and results of operations.

     In connection with a securitization of loans in 1998, MPS provided a credit enhancement for the benefit of the investors in the form of an over-collateralization account held by the trust. The over-collateralization account is required by the servicing agreement to be maintained at 2.75% of the fixed rate balance and 4% of the adjustable rate balance of the securities, subject to certain minimum performance requirements relating to the loans in the security. One of these requirements is a delinquency (60 days or more) ratio that must be less than 10.50% on a six month rolling average basis. In March of 2001, the actual delinquency ratio exceeded 10.50%. As a result, the required levels of over-collateralization were increased to an amount equal to the principal balance of the loans that are 60 days or more delinquent. At March 31, 2001 that amount was $3,112,000. No cash will be released to us until the delinquency ratio declines to below 10.50% or the over-collateralization account exceeds the new required levels of over-collateralization. Based upon the projected decline in delinquencies we expect to resume receiving distributions in the third or fourth quarter of 2001.

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     As discussed in this disclosure and proxy statement, we have entered into the stock purchase agreement with Centex Financial. As part of the stock purchase agreement, we have agreed to solicit acceptances of a prepackaged plan of reorganization under chapter 11 of the United States bankruptcy code from our shareholders. We have agreed to commence solicitation of these acceptances as soon as practicable following receipt of required Securities and Exchange Commission approvals. Once we have received the requisite consents necessary to satisfy applicable bankruptcy code requirements, we have agreed to file a voluntary petition for relief under chapter 11 of the United States bankruptcy code with the bankruptcy court. Consummation of transactions contemplated by the stock purchase agreement is contingent upon a number of conditions precedent, including, without limitation, approval of the plan of reorganization by the bankruptcy court. We anticipate that upon completion of the reorganization transactions, we will have sufficient funds to pay our creditors. Additionally, we will become privately held and our common stock will no longer be publicly traded.

     At closing of the reorganization transactions, Centex Financial or an affiliate of Centex Financial, will lend $6,102,000, net of a loan fee, to Stanwich Financial. Centex Financial will cause us to pay our obligations to Stanwich Financial in the ordinary course of business and, using the proceeds from the repayment of our obligations, Stanwich Financial will repay Centex Financial or its affiliate the amounts due under the $6,102,000 note.

     We have had no indication that the reorganization transactions will not be completed as contemplated. If the reorganization transactions do not occur we will be required to sell assets, operations or our investment in Mortgage Portfolio Services to settle our obligations. Additionally, Mortgage Portfolio Services' line of credit matures on August 31, 2001. There can be no assurance that the lenders will extend or renew Mortgage Portfolio Services' credit facility. As discussed above Mortgage Portfolio Services has entered into a master mortgage loan purchase agreement with Centex Credit Corporation. The agreement may be terminated on 30 days notice. If the reorganization transactions are not completed, it is expected that the master mortgage loan purchase agreement and the bank line of credit would be terminated. If financing is unavailable we will be required to sell assets, operations or our investment in Mortgage Portfolio Services to settle our obligations. These factors raise substantial doubt about our ability to continue as a going concern.

     The accompanying consolidated financial statements have been prepared assuming that NAB will continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

     Centex Financial advanced $50,000 to us pursuant to a note, with interest at 8%, due on demand. We used the proceeds to pay costs associated with the reorganization transactions. One of our officers advanced Mortgage Portfolio Services $220,000 in March 2001. The amount remained due at March 31, 2001.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the risk of loss from adverse changes in market prices and interest rates. Our operations are materially impacted by net gains on sales of mortgage loans and net interest margins. The level of gains from loan sales we achieve is dependent on demand for the products originated. Net interest margins are dependent upon our ability to maintain the spread or interest differential between the interest we charge the customer for loans and the interest we are charged for the financing of those loans.

     Loans held for sale and securitization related assets

     The sub-prime loans we sell generally are included in asset backed securities the investor or purchaser issues. These securities are priced at spreads over the LIBOR or an equivalent term treasury security. These spreads are determined by demand for the security. Demand is affected by the perception of credit quality and prepayment risk associated with the loans we originate and sell. Interest rates offered to customers also affect prices paid for loans. These rates are determined by review of competitors' rate offerings to the public and current prices being paid to us for our products. We do not hedge these price risks.

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     Prices paid for prime loans are impacted by movements in long-term interest rates. We mitigate this risk by locking in prices with our investors as the customer locks in the price with us, thus allowing us to maintain our margins. Generally, if interest rates rise significantly, home sales will decline, which adversely affects our prime mortgage loan production.

     Our residual interest in the securitization represents the present value of the excess cash flows we expect to receive over the life of the underlying sub-prime mortgage loans. The value is adversely affected by prepayments, losses and delinquencies. The value would also be negatively impacted by an increase in short-term interest rates, as a portion of the cash flows fluctuate monthly based upon the one-month LIBOR.

     In summary, we would be negatively impacted by rising interest rates and declining prices for our sub-prime loans. Rising interest rates would negatively impact prime mortgage production and the value of the residual interest in the securitization and declining prices for our sub-prime loans would adversely affect the levels of gains achieved upon the sale of those loans. The estimated negative effect on the statement of operations for fiscal year 2001 of a 1% rise in interest rates and a 1% decline in prices received for our sub-prime loans would be as follows:

     Sub prime operations -- $1,637,000

     Prime operations -- $1,093,000

     Residual interest in securitization -- $198,000

     As of December 31, 1999, the estimated negative effect on the statement of operations for fiscal year 2000 of a 1% rise in interest rates and a 1% decline in prices received for its sub-prime loans would be as follows:

     Sub prime operations -- $3,486,000

     Prime operations -- $1,139,000

     Residual interest in securitization -- $220,000

     The significant decline in the negative effect of changes in the sub-operation is due to the sale of our California wholesale operation and the elimination of the correspondent sub-prime division and an increased reliance on retail originations that replaces the emphasis on loan sale premiums with fees collected directly from the borrower.

     Certain shortcomings are inherent in the methodology used in the above market risk measurement. Modeling changes requires the making of certain assumptions that may tend to oversimplify the manner in which actual yield and costs respond to changes in market interest rate. Assumptions are the underlying factors that drive the interest rate and market risk measurement system which include asset and liability compositions, changes in pricing of loans, cost structures and prepayment assumptions. The model also assumes that a particular change in interest rates is reflected uniformly across the yield curve. Accordingly the model is intended to provide an indication of our market risk at a particular point in time and is not a forecast of the effect of changes in market conditions on our results of operations and will differ from actual results.

     The maturities of our construction loan portfolio are generally short-term and a substantial portion of the portfolio is adjustable rate mortgage loans where the rate fluctuates with the prime rate. We have determined that the market risk associated with this portfolio is not material to our financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and for Hedging Activities," requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133 requires that changes in fair value of a derivative be recognized currently in earnings unless specific hedge accounting criteria are met. Upon implementation of SFAS No. 133, hedging relationships may be redesignated and securities held to maturity may be transferred to held for sale or trading. In June 2000, SFAS No. 138 was issued to amend certain

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provisions of SFAS No. 133. We adopted SFAS No. 133 and SFAS No. 138 on January
1, 2001. The adoption of these two statements had no impact on our consolidated financial statements.

     In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a Replacement of FASB Statement No. 125 (SFAS 140). This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. See note 4 to our consolidated financial statements for the required disclosures. We do not expect the adoption of SFAS 140 to have a significant impact on our consolidated financial statements.

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                                    BUSINESS

NAB

     We are a financial services company incorporated under the laws of the State of Texas and engaged in the residential lending business. We commenced operations in July 1991 following our acquisition and assumption of substantially all the assets and liabilities of National Asset Bank, a bank in liquidation. National Asset Bank was formed in 1988 in connection with the merger of Allied Bancshares, Inc. with a subsidiary of First Interstate Bancorp for the purpose of liquidating various non-performing loan and real estate assets held by Allied and its subsidiaries for the benefit of the prior Allied stockholders. Until June 5, 1996, our business consisted of the acquisition, ownership, management and disposition of loans and real estate for our own account and the accounts of others. Our business activities were limited to the ownership, collection and sale of the assets we acquired from National Asset Bank and the investment in and management of four privately held limited partnerships formed for the purpose of acquiring non-performing and other troubled loans.

     On June 5, 1996, pursuant to a plan and agreement of merger, CPS Investing Corp., a wholly-owned subsidiary of Consumer Portfolio Services, Inc., was merged with and into us. Under the terms of the plan and agreement of merger and in exchange for all of the outstanding shares of NAB $.01 par value common stock, our shareholders received on a pro rata basis (1) an aggregate cash distribution of $15.3 million, or $3.64 per share, (2) an undivided interest in a liquidating trust, and (3) 62% of the outstanding shares of common stock, $.10 par value of the new combined company, which had a net asset value of $7.5 million as of the merger date. The liquidating trust was established for the benefit of converting the trust assets to cash for our shareholders. On June 5, 1996 in connection with this merger, we contributed approximately $3.0 million in cash and all of our remaining non-cash assets with a net book value of $3.7 million to the liquidating trust. We recognized no gain or loss in connection with the merger. In exchange for a $4.0 million contribution to us, Consumer Portfolio Services received 38% or 1,934,706 shares of our common stock.

     Simultaneously with the merger, we amended our articles of incorporation and by-laws to remove our previous operating restrictions and, to preserve our large net operating loss for tax purposes, to restrict the acquisition of 5% or more of the outstanding shares of our common stock so as to prevent the occurrence of an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended. Section 382 provides in general that if a corporation undergoes an ownership change, the amount of taxable income that the corporation may offset after the date of such ownership change with net operating losses and certain built-in losses existing at the date of such ownership change will be subject to an annual limitation. Our net operating losses could become subject to certain limitations on utilization in the event we undergo an ownership change within the meaning of Section 382.

     On July 10, 1996, we acquired from Consumer Portfolio Services 84% of the outstanding common stock of Mortgage Portfolio Services for a purchase price of $300,000. We also acquired all of the outstanding shares of Mortgage Portfolio Services preferred stock for $2.25 million, through conversion of debt to equity, and contributed $249,000 to the additional paid-in capital of Mortgage Portfolio Services.

     Mortgage Portfolio Services, which was organized in October 1995 and began business operations in April 1996, is a Dallas, Texas based mortgage lender whose customers are typically home purchasers and owners who cannot access traditional lending institutions for financing because of job stability, credit problems or type of property (sub-prime).

     On August 31, 1997, Mortgage Portfolio Services acquired the fixed assets and employed the personnel of the single-family mortgage lending division of Pacific Southwest Bank, a Dallas based savings and loan. A premium totaling $413,000 was paid for the operation. This division, PAMCO, is primarily engaged in mortgage lending, consisting primarily of conventional conforming, non-conforming and government insured mortgages (prime).

OUR BUSINESS

     Through Mortgage Portfolio Services, we originate, acquire, warehouse and sell residential mortgage loans. Mortgage Portfolio Services originates both conventional and government insured mortgages (prime
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originations) and originates non-conforming residential mortgage loans that are not salable to the government-sponsored entities or the government agencies. These loans are commonly referred to as sub-prime loans. Mortgage Portfolio Services also has a division that services construction loans that are made to consumers. This division is currently winding down its operation and no longer originates construction loans to individuals.

Origination Strategies

     Retail Originations

     PAMCO originates loans through nine branches in four states using account executives that solicit loans through real estate agents, homebuilders and referrals from previous customers. PAMCO retail originations totaled $318 million in 2000 and $444 million in 1999. PAMCO retail prime originations totaled $308 million in 2000 and $433 million in 1999. Retail sub-prime originations totaled $10 million in 2000 and $11 million in 1999.

     In late 1999, Mortgage Portfolio Services began to enter into the retail sub-prime origination market. At December 31, 2000, Mortgage Portfolio Services had nineteen branches in thirteen states. These branches originate both prime and sub-prime mortgage loans through direct contact with the consumer. Retail originations of this type totaled $77 million ($65 million in sub-prime and $12 million in prime) in 2000. In 1999, originations of this type amounted to less than $1 million.

     Wholesale Originations

     In 2000, Mortgage Portfolio Services originated approximately 62% of its sub-prime mortgage loans using a network of approved independent mortgage brokers. PAMCO also originated approximately 16% of its mortgages in the same manner through a branch in northern California. All loans are underwritten and closed centrally. A fee is normally paid to the mortgage broker of up to 2% of the loan amount for sub-prime loans and 3% of the loan amount for prime loans. Wholesale sub-prime originations totaled $141 million in 2000 and $203 million in 1999. Wholesale prime originations totaled $53 million in 2000 and $55 million in 1999.

     Correspondent Originations

     In 2000, Mortgage Portfolio Services originated approximately 20% of its sub-prime loans by purchasing closed loans from other mortgage bankers. These loans are underwritten by Mortgage Portfolio Services prior to purchase. The correspondent division was eliminated in the second quarter of 2000. Correspondent sub-prime production was $11 million in 2000 and $41 million in 1999.

     Underwriting

     Underwriting guidelines with respect to prime mortgage loans are based on the guidelines set forth by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Mortgage Portfolio Service's loan investors for conventional loans. The guidelines of the Federal Housing Administration and Veterans Administration are utilized for government insured or guaranteed mortgages. Prime mortgage loans that would be conforming, if not for the size of the loan, are underwritten to specific mortgage investor guidelines and are generally consistent with FNMA or FHLMC guidelines. In most cases, PAMCO has been approved to underwrite the mortgage loan on behalf of the investor. Mortgage Portfolio Services is also an approved FHLMC seller/servicer.

     Underwriting guidelines for sub-prime mortgages are developed to generally conform to the guidelines as set forth by mortgage loan investors that have approved Mortgage Portfolio Services as a seller of mortgage loans. Mortgage Portfolio Services has approximately eight active investors for its loans. As applications are received and underwritten, the loans are slotted to the investor program fitting the borrower's profile.

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Loan Sales

     Best Efforts Sales

     Our originations of conventional and government insured or guaranteed loans are sold to investors on a loan by loan basis. When the customer wishes to lock in an interest rate, PAMCO will grant the rate to the borrower and in turn, lock in a price on or about the same date with an investor. PAMCO represents to the investor that if the loan is closed within the time allotted by the investor, PAMCO will deliver that loan to that investor. If the loan does not close within the allotted time period, PAMCO is under no further obligation to the investor. If the loan closes, and upon receipt of the appropriate executed legal documentation, PAMCO will deliver the legal documents and credit file to the investor. Upon satisfactory completion of the investor's review of the documents the investor purchases the loan at the agreed upon price. All of PAMCO's loans are sold on a servicing released basis, meaning a portion of the price paid to PAMCO represents the value of the servicing rights that PAMCO has released to the investor.

     Bulk and Flow Sales

     Mortgage Portfolio Services has historically sold a majority of its sub-prime mortgage production on a servicing released basis to investors in pools of loans that meet its investors' guidelines (bulk sales). These pools are sold as often as weekly depending on loan production volumes. Mortgage Portfolio Services sells a small portion of its production on a loan by loan basis, servicing released (flow sales).

     Forward Commitments

     In late 1998 and continuing through late 2000, Mortgage Portfolio Services entered into commitments with investors to sell sub-prime mortgage loans at an agreed to price assuming certain criteria are met. The commitments also contain formulas that would allow the investor to pay less than the maximum price if those criteria were not met. These commitments generally provide for maximum delivery amounts and specific time periods for delivery ranging from three to six months. Mortgage Portfolio Services discontinued this practice in late 2000 and does not anticipate entering into such arrangements in the future.

     Securitization

     In June 1998, Mortgage Portfolio Services completed a securitization of approximately $51,000,000 of sub-prime loans. In a securitization, the owner of loans sells loans to a trust, which in turn issues mortgage loan asset backed securities to investors. The cash received is then distributed to the owner. The owner also receives an interest in the excess cash flow generated from the sold loans, which is known as a residual interest. The holder of the security then receives the stated interest on the security and the principal repayments on the underlying loans. The security that Mortgage Portfolio Services issued was insured by a monoline insurance company and the underlying mortgages were insured, as to credit losses, up to 5% of the original principal balance of the loans sold to the trust under a pool policy issued by a mortgage insurance company. Additionally, a portion of the excess cash flows accruing to Mortgage Portfolio Services monthly are held in trust until certain minimum levels of cash reserves are achieved.

     Mortgage Portfolio Services recorded a gain on sale of loans equal to the present value of the cash flows to be received over the life of the securities. This gain was calculated using prepayment and loss assumptions that affect the future cash flows to be received. Mortgage Portfolio Services is also the servicer of the loans and, as a result, receives a portion of the monthly interest paid by the borrowers as a fee.

     Hedging Activities

     All of our prime mortgage production is sold on a best efforts basis as described above. We incur no interest rate risk in our sales strategy and therefore have no hedging activities. Mortgage Portfolio Services sub-prime mortgage loans are generally sold within thirty days of origination and based upon its history, short term fluctuations in interest rates have had little impact on the prices that have been received for its mortgage loan production.

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Additionally, we have determined that the cost of hedging our sub-prime production outweighs any benefit that would be derived as a result.

COMPETITION AND OTHER RISKS

     Through Mortgage Portfolio Services, we face competition from numerous other mortgage bankers, banks, savings and loans and finance companies. Many of these competitors are larger and have greater access to capital and other financial resources than we do.

     In connection with financing Mortgage Portfolio Services' mortgage loans receivables, most financial institutions will not finance 100% of the loan amount. Mortgage Portfolio Services will generally be required to contribute, in addition to the normal costs of operating the origination function, 2% of the principal amount of the loans. Mortgage Portfolio Services must generate sufficient cash flow from sales of mortgage loans to fund the negative cash flow associated with the origination of its loans. Additionally, the term of Mortgage Portfolio Services financing agreements is generally one year and there can be no assurance that the financing can be renewed or replaced, or if renewed or replaced, at the same or more favorable terms.

     The contractual arrangements associated with the sale of sub-prime loans require, for a specified period of time, generally one to two years, indemnification for loans that prepay or default. Additionally, Mortgage Portfolio Services represents and warrants to the investor that at the date of sale, no material changes in the borrower's condition since the origination date has occurred. A significant increase in prepayments or defaults related to the loans sold would have a significant negative impact on the liquidity and financial condition of Mortgage Portfolio Services.

     The business of Mortgage Portfolio Services could be negatively affected if there is a downturn in the economy in the geographic areas served by Mortgage Portfolio Services, which results in a decline for consumer credit or in real estate values. If originations decline, sales of mortgage loans, the main source of Mortgage Portfolio Services revenue, will also decline. Declining real estate values inhibit the borrower's ability to refinance and obtain cash based on the value of the borrowers' property.

     Fluctuations in interest rates may adversely affect Mortgage Portfolio Services' loan production. Substantial increases in long-term interest rates generally result in a decline in mortgage originations. A large decline in interest rates may result in unusually large prepayments which, under the terms of the contracts governing Mortgage Portfolio Services' sales of mortgage loans, could require Mortgage Portfolio Services to reimburse the purchasers of such loans for a portion of the servicing release premium paid by them for such loans. Approximately 72% of Mortgage Portfolio Services' loan production is at a fixed rate of interest. If short-term interest rates rise, Mortgage Portfolio Services' borrowing cost would increase, resulting in a decline in the spread (the difference between interest received on loans and paid on borrowings) Mortgage Portfolio Services earns. Additionally, prices paid for our own loans may be negatively impacted. An increase in short-term interest rates would also negatively impact the value of Mortgage Portfolio Services' residual interest in securitization as a portion of the payments made to bondholders adjust based upon movements in the LIBOR.

     Our sub-prime mortgage loan production in 2000 represented 38% of our total loan production. We are highly dependent upon bulk sale and flow deliveries for our sub-prime revenue. The number of financial institutions purchasing sub-prime mortgages has declined over the past two years. Competitors that have greater capital and financial resources than we do have access to the financial markets to securitize their sub-prime production. If investors in our sub-prime mortgage loans continue to exit the market, it would have a material adverse effect on us.

     During 2000, approximately $6,717,000 or 32% of our revenue on sale of loans were as a result of loan sales to four customers.

REGULATION

     Our business, which is conducted primarily through Mortgage Portfolio Services, is subject to extensive regulation, supervision and licensing by federal, state and local government authorities, and is subject to
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various laws and judicial and administrative decisions imposing requirements and restrictions on a substantial portion of its operations. Our consumer lending activities are subject to:

     - the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994);

     - the Federal Equal Credit Opportunity Act and Regulation B, as amended, the Fair Credit Reporting Act of 1970, as amended;

     -  the Federal Real Estate Settlement Procedures Act and Regulation X;

     -  the Fair Housing Act;

     - the Home Mortgage Disclosure Act and the Federal Debt Collection Practices Act; and

     - other federal and state statutes and regulations affecting our activities.

We are also subject to the rules and regulations of, and examinations by, the Department of Housing and Urban Development and state regulatory authorities with respect to originating, processing, underwriting and selling loans. These rules and regulations, among other things, impose licensing obligations on us, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, demands for indemnification or mortgage loan repurchases, certain rights of rescission for mortgage loans, claims by mortgage borrowers and administrative enforcement actions.

SEASONALITY

     The mortgage banking industry is generally subject to seasonal trends. These trends reflect the general national pattern of sales and resales of homes, although refinancings tend to be less seasonal and more closely related to changes in interest rates. Sales and resales of homes typically peak during the spring and summer seasons and decline to lower levels from mid-November through February.

DISCONTINUED OPERATIONS

     In the third quarter of 1999, we elected to dispose of two of our operating segments, Construction Portfolio Funding, Inc. and NAFCO, Inc.

     Consumer Portfolio Funding began operations in December 1997 and was engaged in the business of providing financing and servicing to residential homebuilders for the construction of single family residences and, to a lesser extent, acquisition and development loans, lot loans and model home loans to those homebuilders.

     NAFCO began operations in January 1997 and was a lender to companies in the rent-to-own and rental purchase business.

EMPLOYEES


     At July 11, 2001, we and our subsidiaries employed 296 persons.


PROPERTIES

     Through our subsidiaries we occupy 42,000 square feet in Dallas, Texas for administrative and sales functions. Mortgage Portfolio Services leases office space for its branches in Arizona, California, Colorado, Florida, Georgia, Massachusetts, Michigan, Missouri, Nevada, North Carolina, Ohio, Oklahoma, Tennessee, Texas and Virginia. The offices vary in size depending on the origination volume in each location.

     We believe our facilities are adequate for our immediate needs and that additional space is available at a comparable cost if needed.
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LEGAL PROCEEDINGS

     We have been named as a defendant in the following related lawsuits, all filed in or after December 2000 in the Superior Court for Los Angeles County,
California:

     -  Robert Schultz et al v. Stanwich Financial Services Corp., et al;

     -  Jerry Walls, et al v. Stanwich Financial Services Corp., et al;

     -  Martha Torbitt v. Merrill Lynch Settlement Services, Inc. et al;

     -  Robert A. Havlik, et al v. Morgan Stanley Dean Witter & Co., et al; and

     - Lawrence M. Gomes, et al v. Merrill Lynch Pierce Fenner & Smith Incorporated, et al.

     The plaintiffs in each of these suits, other than the Schultz suit, are structured settlement payees to whom Stanwich Financial is indebted. There are numerous defendants in these suits, including Stanwich Financial, Charles E. Bradley, Sr., Charles E. Bradley, Jr. and several major financial institutions, in addition to us. All of these suits arise out of Stanwich Financial's default on certain payments to the structured settlement payees. Although the claims made and the relief sought vary somewhat from suit to suit, in general:

     - the suits allege breach of contract, breach of fiduciary duty, negligence, conversion, fraudulent conveyance, fraud and violations of certain statutes, and

     - the relief sought includes compensatory and punitive damages, statutory penalties and attorneys' fees and costs.

     The plaintiffs in the Schultz suit, who are former owners of a predecessor of the Stanwich Financial business and current operators of a structured settlement business, also claim that their business and reputation has been damaged by Stanwich Financial's default in payments to the payees and seek damages for unfair competition. The Walls and Torbitt suits claim class action status and the plaintiffs in the Schultz suit purport to sue on behalf of the payees.


     The plaintiffs' theory of liability against us in these suits is based on the allegations that we are the alter ego of Stanwich Financial and Mr. Bradley Sr., who is the sole shareholder and director of Stanwich Financial, as well as the chairman of our board of directors, and that we participated in the alleged actions and omissions. Although we deny these allegations, we are currently in settlement discussions with the plaintiffs in such suits. We cannot assure you we will be able to settle or dispose of the suits.



     In May 1998, Charles E. Bradley, Sr., Stanwich Financial, Consumer Portfolio Services and NAB entered into an indemnification agreement with Bankers Trust Company and Bankers Trust Company of New York and Bankers Trust Company of California N.A. relating to the Settlement Services Treasury Assignments, Inc. business which is the subject of the suits described above. In this agreement, Bradley Sr., Stanwich Financial, Consumer Portfolio Services and NAB agreed to, jointly and severally, indemnify the Bankers Trust entities against claims, liabilities and judgements asserted against the Bankers Trust entities relating to the agreements whereby such entities provided services to Settlement Services Treasury Assignments, Inc. On March 19, 2001, we, along with Stanwich Financial, Mr. Bradley, Sr., and Consumer Portfolio Services, received a demand for indemnification of the Bankers Trust entities with respect to the suits described above. We do not believe this claim for indemnification has merit and are in discussions to dispose of the claim, although we cannot assure you we will be able to dispose of the claim.


     We are also subject to lawsuits which arise in the ordinary course of our business. Our management is of the opinion, based in part upon consultation with our counsel, that although the outcomes cannot be determined at this time our liability, if any, arising from these other existing and threatened lawsuits would not have a material adverse effect on our consolidated financial position and results of operations.

                                   MANAGEMENT

CURRENT EXECUTIVE OFFICERS AND DIRECTORS

     Our current executive officers and directors are listed in the table below:

NAME                                             AGE    POSITION
----                                             ---    --------
Charles E. Bradley, Sr.......................    71     Chairman of the Board, Chief Executive
                                                        Officer and Director
Alan Ferree..................................    42     Senior Vice-President, Chief Financial
                                                        Officer, and Secretary
Charles E. Bradley, Jr.......................    41     Director
James B. Gardner.............................    66     Director
Jeffrey W. Kramer............................    36     Director
James Hinton.................................    50     Director

     Charles E. Bradley, Sr. has been chairman of the board, chief executive officer, and a director of our company since June 1996. He has been chairman of the board of Consumer Portfolio Services, Inc. since its formation in March 1991. From 1988 to March 2000, Mr. Bradley served as chairman of the board of Chatwins Group, Inc., a company involved in the design, manufacture and marketing of a broad range of industrial parts with a business address at 300 Wexman Plaza, Suite 340, Pittsburgh, Pennsylvania 15040. Mr. Bradley was one of the founders of Stanwich Partners, Inc., a Connecticut investment firm that invests in companies in conjunction with the existing operating management of such companies, and has been president, director and a shareholder of that company since its formation in 1982. Stanwich Partners' address is 62 Southfield Avenue, Stamford, Connecticut 06902. He has been a director of Reunion Industries since June 1995 and has served as its president from October 1995 to March 2000 and as its chairman of the board since March 2000. Mr. Bradley is also a director of DeVlieg-Bullard, Inc., Sanitas, Inc., and Texon Energy Corporation all three of which are currently inactive. Mr. Bradley is the father of Charles E. Bradley, Jr.

     Charles E. Bradley, Jr. has been a member of our board of directors since June 1996. Mr. Bradley Jr. has served as president and a director of Consumer Portfolio Services, Inc. since its formation in March 1991. In January 1992, Mr. Bradley Jr. was appointed chief executive officer of Consumer Portfolio Services, Inc. He is a director of Texon Energy Corporation and Thomas Nix Distributor, Inc. Mr. Bradley Jr. is the son of Charles E. Bradley, Sr.

     James B. Gardner has been a member of our board of directors since November 1996. He has served as the senior managing director of Service Asset Management Company, a capital management company located at 1700 Pacific Avenue, Suite 1400, Dallas, Texas 75201, since May 1994. Mr. Gardner served as president and chief executive officer of Pacific Southwest Bank F.S.B, a banking institution with a business address at 4144 N. Central Expressway, Suite 800, Dallas, Texas 75204, from November 1991 to April 1994. Mr. Gardner is the retired vice chairman of Banc One, Texas, NA, a banking institution located at 202 W. Main Street, Dallas, Texas 76010. Mr. Gardner is a director of Century Telephone Enterprises, Inc., a provider of local exchange telephone services and wireless communications with a business address at 100 Century Park Drive, Monroe, Louisiana 71203, and Ennis Business Forms, Inc., a manufacturer and distributor of business forms and designs located at 1510 N. Hampton, Suite 300, Desoto, Texas 75115.

     Jeffrey W. Kramer has served as a member of our board of directors since February 1998. Since November 2000, Mr. Kramer has served as the director of the commercial bank and securities units of West LB, focusing on structured corporate lending and asset securitization. Mr. Kramer served as the vice president of Rothschild Inc., an investment banking firm located at 1251 Avenue of the Americas, New York, New York 10020, from May 1999 to November 2000. With Rothschild, Inc., Mr. Kramer focused on the structuring and placement of asset backed securities. Mr. Kramer was the Vice President of Nomura Securities International, Inc., a financial services provider located at 2 World Financial Center, Building B, New York, New York 10281, from April 1998 to May 1999 where his duties focused on investing in and banking for companies financed through asset backed securities. From March 1996 to March 1998, Mr. Kramer served as a director of Black Diamond Advisors, Inc., an investment and merchant banking firm focusing on the structuring and placement of asset backed securities. Black Diamond Advisors, Inc. is located at 370 17th Street, Suite 3060, Denver, Colorado 80202.

     James Hinton has been a member of our board of directors since January 2000. Mr. Hinton has served as president and chief executive officer of Mortgage Portfolio Services since April 1996. From 1992 to 1996, he served as executive vice president in charge of the mortgage banking division and the chief mortgage officer of Pacific Southwest Bank, a banking institution with a business address located at 4144 N. Central Expressway, Suite 800, Dallas, Texas 75204.

     Alan Ferree has been our senior vice president, chief financial officer and secretary since January 1997. From 1995 to 1996, Mr. Ferree served as senior vice president of Pacific Southwest Bank, a banking institution with a business address located at 4144 N. Central Expressway, Suite 800, Dallas, Texas 75204. From 1994 to 1995, he was an independent consultant. From 1989 to 1994 he was executive vice president of wholesale banking for Bluebonnet Savings Bank FSB, a banking institution with a business address located at 8150 N. Central Expressway, Suite 1900, Dallas, Texas 75206.

BANKRUPTCY PROCEEDINGS


     Mr. Bradley, Sr. is chairman of the board of directors of DeVlieg-Bullard, Inc. On July 15, 1999, DeVlieg-Bullard, Inc. filed a voluntary petition in the United States bankruptcy court for the northern district of Ohio for reorganization under chapter 11 of the United States bankruptcy code. Mr. Bradley, Jr. is chairman of the board of members and chief executive officer of LINC Acceptance Company, LLC. LINC Acceptance Company is a majority-owned subsidiary of Consumer Portfolio Services, Inc., which engaged in the business of purchasing retail motor vehicle installment purchase contracts. On October 29, 1999, three former employees of LINC Acceptance Company filed an involuntary petition in the United States bankruptcy court for the district of Connecticut seeking LINC Acceptance Company's liquidation under chapter 7 of the bankruptcy code. Mr. Bradley, Sr. is also the sole owner of Stanwich Holdings, Inc., which is the sole shareholder of Stanwich Financial and he is the sole executive officer of Stanwich Financial. On June 22, 2001, Stanwich Financial filed for reorganization under chapter 11 of the U.S. bankruptcy code.


BOARD AND COMMITTEE MEETINGS

     Our board of directors met two times during the 2000 fiscal year. Standing committees of our board include an audit committee and a compensation committee, both of which met concurrently with our board of directors during the period. The audit committee met one additional time.

     The audit committee is comprised of Messrs. Gardner (Chairman) and Kramer. All members are non-employee directors. The committee addresses matters which include, among other things, (1) making recommendations to our board regarding engagement of independent auditors, (2) reviewing with our financial management the plans for, and results of, the independent audit engagement, (3) reviewing the adequacy of our system of internal accounting controls and (4) reviewing legal and regulatory matters that may have a material impact on our financial statements.

     During the last fiscal year, each incumbent director other than Mr. Bradley, Jr. attended all meetings of the board of directors and all meetings of committees of the board on which he served. Mr. Bradley, Jr. attended one meeting during the fiscal year.

     The compensation committee is comprised of Messrs. Gardner (Chairman) and Kramer. All members are non-employee directors. The committee's primary functions are to determine remuneration policies applicable to our executive officers and to determine the bases of the compensation of our chief executive officer, including the factors and criteria on which such compensation is to be based.

Report of the Audit Committee

     In accordance with our audit committee charter, adopted by our board of directors, the audit committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2000 with management and KPMG LLP, our auditors. The audit committee reviewed and discussed with KPMG all matters required by auditing standards generally accepted in the United States of America, including Statements on Auditing Standards No. 61. The audit committee received the written disclosures from KPMG required by Independence Standards Board No. 1, Independence Discussion with Audit Committees, and discussed with KPMG any relationships that might impair the firm's independence from management and our company and satisfied itself as to KPMG's independence.

     Based upon these reviews and discussions, the audit committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                            THE AUDIT COMMITTEE

                                            James B. Gardner
                                            Jeffrey W. Kramer

     Audit Fees and All Other Fees

     The following sets forth the aggregate fees billed to the Company for the year ended December 31, 2000 by KPMG.

                        FEES BILLED BY KPMG
--------------------------------------------------------------------
CATEGORY                                                     AMOUNT
--------                                                    --------
Audit Fees (1)...........................................   $132,000
Tax Consultation (2).....................................   $ 44,000

---------------

(1) Includes those fees for professional services rendered for the audit of the consolidated financial statements relating to the year ended December 31, 2000 and the reviews of the consolidated financial statements included in the Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission during 2000.

(2) The Audit Committee has considered whether the provision of these services is compatible with maintaining KPMG's independence.

EXECUTIVE COMPENSATION

GENERAL

     The following table sets forth all compensation earned during 2000, 1999 and 1998 by our chief executive officer and all other persons who are or may be deemed to be current executive officers.

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION
                                        --------------------    LONG-TERM COMPENSATION     ALL OTHER
                                        FISCAL                    AWARDS SECURITIES       COMPENSATION
NAME AND POSITION                        YEAR       SALARY        UNDERLYING OPTIONS      ($)(1)(2)(3)
-----------------                       -------    ---------    ----------------------    ------------
Charles E. Bradley, Sr. ..............   2000      $125,000               --                     --
  Chairman of the Board, Chief           1999      $ 36,458               --                     --
  Executive Officer, and Director        1998      $121,873               --                     --
Alan Ferree...........................   2000      $148,000               --                     --
  Senior Vice President, Chief           1999      $142,750               --                 25,000
  Financial Officer, and Secretary       1998      $130,000               --                 25,000
James Hinton..........................   2000      $192,500               --                448,933
  Director, and President of             1999      $171,428               --                448,933
  Mortgage Portfolio Services            1998      $225,000               --                  6,600

---------------

(1) Includes car allowances.

(2) Includes amounts paid under the terminated stock option plan.

(3) Mr. Hinton is party to a deferred compensation arrangement as settlement for a prior stock option incentive agreement terminated in 1998. See
    " -- Employment and Other Compensation Agreements" below.

TERMINATION OF STOCK OPTION PLANS

     In June 1996, our board of directors adopted, subject to shareholder approval, the 1996 Incentive Stock Option Plan, which we refer to as the "incentive plan" and the 1996 Non-Employee Director Stock Option Plan, which we refer to as the "director plan." The incentive plan provided for, among other things, the grant of options to our key employees to purchase shares of our common stock. The director plan provided for, among other things, the grant of options to purchase shares of our common stock to our directors who were not also our employees.

     In September 1997, our board of directors terminated the incentive plan and the director plan, and, by agreement with the optionees, terminated all outstanding options under both plans. Accordingly, we currently have no employee or director stock option plans, and there are no currently outstanding stock options held by any employee or director.

     In April 1998, our board of directors authorized us to make the payments to the present or former directors and executive officers that held such options, as compensation in lieu of the options. In each case, the amount of the payment was determined by multiplying the number of shares subject to the option by the amount by which $5.00 exceeded the applicable per share option exercise price. At December 31, 2000 all required compensation payments had been satisfied, except for Mr. Ferree who is due $25,000 for his 2000 compensation payment.

     Amounts paid to the executive officers named above resulting from the terminated plan were as follows:

Mr. Ferree    1999........................................................    $25,000
              1998........................................................    $25,000

EMPLOYMENT AND OTHER COMPENSATION AGREEMENTS

     Mr. Hinton previously had an employment agreement with Mortgage Portfolio Services, pursuant to which he served as president and chief executive officer of Mortgage Portfolio Services for a salary of $275,000 per year. Under the agreement, he received a car allowance of $550 per month and was eligible to receive an annual bonus at the discretion of the board of directors of Mortgage Portfolio Services. The agreement expired on March 18, 2001 and has not been renewed. In 1999, Mr. Hinton elected to take no salary for three months. In 2000, Mr. Hinton voluntarily reduced his annual compensation by $82,500.

     In 1997, we entered into agreements with the executives of Mortgage Portfolio Services, including Mr. Hinton, that granted options to the executives, exercisable only if certain conditions are satisfied, to acquire up to 20% of the authorized common shares of Mortgage Portfolio Services. The number of shares to be issued pursuant to the agreements was dependent upon several factors, including the future earnings and value of Mortgage Portfolio Services. Mr. Hinton's potential ownership was 37.5% of the 20%.

     On June 26, 1998 we entered into a restructure agreement with Mortgage Portfolio Services and the executives which terminated the options. Mr. Hinton, in exchange for the termination of the options, entered into a deferred compensation arrangement that requires us to pay annual installments of $442,000, $422,000 and $422,000 over the three-year period beginning June 26, 1999, as long as Mr. Hinton continues employment with us. If Mr. Hinton is terminated without cause all remaining amounts due under the deferred compensation arrangement become immediately due to Mr. Hinton.

     We also granted loans to the executives, in which Mr. Hinton received $1,200,000, which are repayable in three equal annual installments, plus interest at 5.7% per annum, beginning June 30, 1999. The loans are secured by the Mortgage Portfolio Services stock that each executive owns. If Mr. Hinton terminates for any reason prior to the end of the three-year period, all remaining amounts under the note become immediately payable.

     In June 1999, Mr. Caton resigned his position as our president. We entered into a consulting arrangement with Caton Financial Services, Inc., a company controlled by Mr. Caton, that expires in December 2002. During that period Caton Financial Services will, upon our request, provide consulting services to us on acquisitions and dispositions of business investments, debt financing and other organizational matters. Caton Financial Services is being paid a monthly consulting retainer of $15,150. In addition, Caton Financial Services may earn fees in respect of certain transactions completed by us, if initiated by Caton Financial Services. The retainer paid to the date of any such transaction or transactions will offset amounts otherwise due.

     In connection with Mr. Caton's resignation, we repurchased Mr. Caton's stock ownership in two of our subsidiaries. The purchase price totaled $108,000, of which $53,000 is payable in equal monthly installments of $1,300 to December 2002.

     Director Compensation

     Directors who are officers or employees do not receive any additional compensation for serving as directors or as members of committees of the board of directors. Directors who are not officers or employees each receive an annual retainer of $15,000 and a fee of $750 for each meeting of the board of directors or committee of the board which he attends. Directors are reimbursed for out-of-pocket costs incurred in connection with attending meetings.

     Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     During the last fiscal year, the compensation committee was composed of Messrs. Gardner and Kramer. Neither of these persons at any time has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the compensation committee or entities whose executives serve on our board or the compensation committee that require disclosure under applicable regulations promulgated by the Securities and Exchange Commission.

     Report of Compensation Committee on Executive Compensation

     The compensation committee of our board of directors provides advice and recommendations to our board of directors concerning the salaries and bonuses of our officers. Our board of directors approves those salaries and bonuses. This report describes the policies and principles that shape the structure of our executive compensation program.

     Our executive compensation program is structured to achieve the following objectives:

     - to attract, retain and motivate highly qualified, energetic and talented executives;

     - to create an incentive to increase stockholder returns by establishing a direct and substantial link between individual compensation and certain financial measures which have a direct effect on stockholder values, and;

     - to create substantial long-term compensation opportunities for individual executive officers based not only on long-term corporate performance but also on sustained long-term individual performance.

     To achieve its compensation objectives, we have structured an executive compensation program using a combination of short-term and long-term elements:
(1) annual salary, (2) annual bonus, and (3) if warranted, long-term contingent performance bonuses. In addition, our executive officers are eligible to receive other benefits such as medical benefits, which are generally available to our employees and our subsidiaries' employees.

     In structuring the specific components of executive compensation, we are guided by the following principles:

     - annual compensation should be set within reasonable ranges of the annual compensation for similar positions with similarly-sized and types of companies, which engage in one or more of the principal businesses in which we engage.

     - bonus payments should vary with the individual's performance and NAB's financial performance; and

     CEO Compensation

     Our current chief executive officer, Charles Bradley, Sr. currently receives a salary at the rate of $125,000 per year. Due to our continued losses since 1998, the compensation of our chief executive officer has remained unchanged since 1998 and no bonuses have been paid. During 2000 he did not participate in any of our employee benefit programs. We currently have no long-term incentive compensation program

                                            THE COMPENSATION COMMITTEE

                                            James B. Gardner
                                            Jeffrey W. Kramer

INDEMNIFICATION

     Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because such person is or was a director only if it is determined in accordance with Section 2.02-1(F) of the Texas Business Corporation Act that such person:

     -  conducted himself in good faith;

     -  reasonably believed:

     (1) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and

     (2) in all other cases, that his conduct was at least not opposed to the corporation's best interests, and

     (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Except to the extent permitted in Section 2.02-1(E) of the Texas Business Corporation Act, a director may not be indemnified in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him whether or not the benefit resulted from an action taken in the person's official capacity, or a proceeding in which the person is found liable to the corporation.

     Article 2.02-1 of the Texas Business Corporation Act requires a corporation to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director or officer if he is wholly successful, on the merits or otherwise, in the defense of the proceeding. Reasonable expenses incurred by a director or officer who was, is, or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of a final disposition of the proceeding and without the determination specified in Section 2.02-1(F) of the Texas Business Corporation Act or the authorization or determination specified in Section 2.02-1(G) of the Texas Business Corporation Act, after the corporation receives a written affirmation by such director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification under Article 2.02-1 of the Texas Business Corporation Act and a written undertaking by or on behalf of director or officer to repay the amount paid or reimbursed if it is ultimately determined that he has not met the standard or if it is ultimately determined that indemnification of such director or officer against expenses incurred by him in connection with the proceeding is prohibited by Section 2.02-1(E) of the Texas Business Corporation Act.

     Article 2.02-1 of the Texas Business Corporation Act permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1 of the Texas Business Corporation Act.

     Our articles of incorporation provide for the indemnification of essentially the same persons to the fullest extent provided by Texas law, and further provides that no director will be personally liable for monetary damages to us or our shareholders for breach of fiduciary duties to the fullest extent permitted by Texas law. Additionally, the indemnification right conferred by our articles of incorporation include our obligation to pay the expenses incurred in defending a proceeding in advance of its final disposition to the fullest extent permitted, and only in compliance with, Texas law. Our obligation to indemnify or to prepay expenses, and all rights granted under the indemnification provisions of our articles of incorporation, vest at the time of the occurrence of the transaction or event to which such proceedings relate, or at the time that the action or conduct to which such proceeding was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such proceeding is first threatened, commenced or completed.

     Our bylaws also provide that we may purchase and maintain insurance or other arrangements on behalf of any such person against any liability asserted against such person in such a capacity or arising out of such person's status as such a person, whether or not we would have the power to indemnify such person against that liability under any applicable law.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

     From time to time, our officers and directors have advanced funds to us as well as our subsidiaries. Mr. Ferree loaned Construction Portfolio Funding $200,000 in March 2000. Mr. Ferree also advanced Mortgage Portfolio Services $200,000 between April and May 2000 and an additional $100,000 in March 2001. All of these sums have been repaid. Mr. Hinton advanced Mortgage Portfolio Services $125,000 in December 2000, which has been repaid, and $220,000 in March 2001 which remains outstanding. Mr. Hinton also has loaned to Construction Portfolio Funding $300,000 in March 2000. The current balance on this loan is $185,000.

     As described under "Special Factors -- Interests of Certain Persons in the Reorganization Transactions; Conflicts of Interest -- Affiliations of Directors" certain of our directors are either shareholders or controlling persons of Stanwich Financial, which is a party to the stock purchase agreement, Consumer Portfolio Services, which is one of our shareholders whose stock will not be redeemed as part of the reorganization transactions, and Service Asset Management Company, which will receive a financial advisory fee of $125,000 on consummation of the reorganization transactions.

MANAGEMENT OF REORGANIZED NAB AFTER THE REORGANIZATION TRANSACTIONS

     Upon completion of the reorganization transactions, Centex Financial has informed us that our board of directors will consist of three directors selected by Centex Financial. All such directors will serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

     The following table sets forth the name and age of each person who Centex Financial has informed us will serve as a member of our board of directors or as an executive officer following completion of the reorganization transactions.

NAME                                             AGE    ANTICIPATED POSITION
----                                             ---    --------------------
Leldon E. Echols.............................    45     Chairman of the Board, Director, President
                                                        and Chief Executive Officer
Anthony M. Barone............................    43     Director; Executive Vice President
John L. Matthews.............................    53     Director; Executive Vice President
Raymond G. Smerge............................    57     Vice President and Secretary
Vicki A. Roberts.............................    53     Treasurer

     Set forth below is a description of the background of each of the persons identified in the table above.

     Leldon E. Echols has served as executive vice president and chief financial officer of Centex Corporation since June 2000. Mr. Echols also serves as a member of the board of directors of Centex Financial. Prior to joining Centex Corporation, Mr. Echols was a Partner with Arthur Andersen LLP. Mr. Echols was with Arthur Andersen LLP for 22 years.

     Anthony M. Barone has served as president and chief executive officer of Centex Home Equity Corporation, Centex Financial's sub-prime lending subsidiary, and its predecessor since July 1997 and as president since January 1997. Prior to joining these subsidiaries, Mr. Barone was the executive vice president of the Northeast Division of Ford Consumer Finance Company. In addition, Mr. Barone serves on the board of directors of Centex Home Equity Corporation and Centex Financial.

     John L. Matthews has served as chairman and chief executive officer of CTX Mortgage Company, a subsidiary of Centex Financial that originates retail mortgages, since June 1999. Mr. Matthews joined CTX Mortgage Company in 1987 as regional vice president for Texas and became executive vice president-national production of CTX Mortgage Company in February 1998. Mr. Matthews also serves on the board of directors of Centex Financial.

     Raymond G. Smerge has served as executive vice president, chief legal officer and secretary of Centex Corporation since March 1997. Prior to this position, Mr. Smerge served as vice president and chief legal officer of Centex Corporation beginning in 1985. Mr. Smerge also serves as the executive vice president, chief legal officer and secretary of Centex Financial.

     Vicki A. Roberts has held numerous positions with Centex Corporation since 1978, most recently serving as treasurer beginning in May 1991 and as vice president and treasurer beginning in May 1998. Mrs. Roberts is also a vice president and/or treasurer of many of Centex Corporation's subsidiaries.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS


     Our common stock trades on The OTC Bulletin Board under the symbol "NABC.OB." As of July 13, 2001, we had approximately 7,200 shareholders of record.


     The following table below sets forth the high and low sale prices for our common stock for the periods indicated.


                                                                 HIGH        LOW
                                                                -------    -------
YEAR ENDED DECEMBER 31, 1999:
  First Quarter.............................................    $ 1.625    $     1.031
  Second Quarter............................................    $ 1.250    $     0.813
  Third Quarter.............................................    $ 1.000    $     0.313
  Fourth Quarter............................................    $ 1.750    $     0.625
YEAR ENDED DECEMBER 31, 2000:
  First Quarter.............................................    $ 0.500    $     0.188
  Second Quarter............................................    $ 0.250    $     0.125
  Third Quarter.............................................    $ 0.250    $     0.125
  Fourth Quarter............................................    $ 0.094    $     0.016
YEAR ENDED DECEMBER 31, 2001:
  First Quarter.............................................    $ 0.125    $     0.020
  Second Quarter............................................    $ 0.065    $     0.045
  Third Quarter (through July 13, 2001).....................    $ 0.700    $     0.700


     Our present policy is to retain earnings to provide funds for the operation of our business. We have never paid dividends on our common stock and do not anticipate that we will do so in the foreseeable future. We also cannot make any distributions to our shareholders under Texas law if, after giving effect to the distribution, we would be insolvent or if the distribution would exceed our surplus.

                          OWNERSHIP OF OUR SECURITIES

OWNERSHIP PRIOR TO REORGANIZATION TRANSACTIONS


     The following table sets forth the number and percentage of shares of our common stock owned beneficially as of July 13, 2001, (1) by each person known to us to own beneficially more than 5% of the outstanding common stock, (2) by each of our directors and executive officers, and (3) by all of our directors and executive officers as a group. The table also sets forth the business address of each such 5% beneficial owner. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned.



                                                                 NUMBER OF      PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                            SHARES OWNED    OF CLASS
------------------------------------                            ------------    --------
Charles E. Bradley, Jr. ....................................     1,934,706(1)   38.00%
c/o Consumer Portfolio Services, Inc.
16355 Laguna Canyon Road
Irvine, CA 92618
Charles E. Bradley, Sr. ....................................     1,934,706(1)   38.00%
c/o Stanwich Partners, Inc.
One Stamford Landing
62 Southfield Avenue
Stanford, CT 06902
James B. Gardner**..........................................           500           *
Jeffrey W. Kramer**.........................................            --           *
Alan Ferree**...............................................        10,400           *
James E. Hinton**...........................................         2,100           *
All officers and directors as a group.......................     1,947,706(2)   38.26%
(six persons)
Consumer Portfolio Services, Inc............................     1,934,706      38.00%
16355 Laguna Canyon Road
Irvine, CA 92618
Greenhaven Associates, Inc..................................       405,300(3)    7.96%
Three Manhattanville Road
Purchase, N.Y. 10577
Central National-Gottesman, Inc., et al.....................       339,825(4)    6.67%
Three Manhattanville Road
Purchase, N.Y. 10577


---------------

*   Represents less than 1%.

** The address for these individuals is 4144 North Central Expressway, Suite 800, Dallas, Texas 75204.

(1) These shares are owned by Consumer Portfolio Services, Inc. The named individual may be deemed to be a beneficial owner of such shares because he is an executive officer and a director of Consumer Portfolio Services.

(2) Includes the shares as to which note (1), above, applies.


(3) Greenhaven Associates, Inc., an investment adviser under the Investment Advisers Act of 1940 that is owned and controlled by Edgar Wachenheim, III, has sole voting and investment power with respect to 120,900 such shares and shared investment power with respect to 284,400 such shares held in other customers' accounts managed by it. No client has an interest that relates to more than 5% of the outstanding shares of common stock. The above information has been supplied by Greenhaven Associates, Inc.


(4) The following entities and individuals have filed with the Securities and Exchange Commission a joint Amendment No. 3 to Schedule 13G dated January 30, 1997 as to these shares: Central National Gottesman, Inc., Asgot Securities, Inc., Central National Gottesman Profit Sharing Trust, Sue and Edgar Wachenheim Foundation, Cenwac Securities, Inc., Cenro Corporation, Sejak Corporation, Edgar Wachenheim III, James G. Wallach, Kate W. Cassidy, Kenneth L. Wallach and Mary & James G. Wallach Foundation. The filing states that all persons and entities making the filing have shared power to vote and dispose of the shares covered by such filing, except that Mr. Wachenheim has sole power to vote and dispose of 21,375 of such shares.

OWNERSHIP FOLLOWING CONSUMMATION OF REORGANIZATION TRANSACTIONS

     Following the consummation of the reorganization transactions, our common stock will be held as follows:

                                                              NUMBER OF SHARES       PERCENT OF CLASS
                                                              OWNED FOLLOWING           FOLLOWING
                                                               REORGANIZATION         REORGANIZATION
NAME AND ADDRESS OF BENEFICIAL OWNER                            TRANSACTIONS           TRANSACTIONS
------------------------------------                       ----------------------    ----------------
Charles E. Bradley, Jr. ...............................          1,934,706(1)             39.4%
c/o Consumer Portfolio Services, Inc.
16355 Laguna Canyon Road
Irvine, CA 92618
Charles E. Bradley, Sr. ...............................          1,934,706(1)             39.4%
c/o Stanwich Partners, Inc.
One Stamford Landing
62 Southfield Avenue
Stanford, CT 06902
Centex Financial Services, Inc.........................          2,565,196                52.3%
2728 North Harwood
Dallas, Texas 75201
Consumer Portfolio Services, Inc.......................          1,934,706                39.4%
16355 Laguna Canyon Road
Irvine, CA 92618
Greenhaven Associates, Inc.............................            405,300(2)              8.3%
Three Manhattanville Road
Purchase, N.Y. 10577

---------------

(1) These shares are owned by Consumer Portfolio Services, Inc. The named individual may be deemed to be a beneficial owner of such shares because he is an executive officer and a director of Consumer Portfolio Services.


(2) Greenhaven Associates, Inc., an investment adviser under the Investment Advisers Act of 1940 that is owned and controlled by Edgar Wachenheim, III, has sole voting and investment power with respect to 120,900 such shares and shared investment power with respect to 284,400 such shares held in other customers' accounts managed by it. No client has an interest that relates to more than 5% of the outstanding shares of common stock. The above information has been supplied by Greenhaven Associates, Inc.

                            STOCK PURCHASE AGREEMENT

     The following is a brief summary of the material provisions of the stock purchase agreement, a copy of which is attached as Annex B to this disclosure and proxy statement and is incorporated herein by reference. In the event of a discrepancy between the stock purchase agreement and the following summary, the stock purchase agreement will control.


     We entered into the stock purchase agreement with Centex Financial and Stanwich Financial to, among other things, set forth the terms and conditions upon which the parties have agreed to consummate the purchase of common stock and to provide for the reorganization transactions. The stock purchase agreement
was signed on March 16, 2001 and amended and restated on July   , 2001.


PURCHASE AND SALE OF COMMON STOCK

     The stock purchase agreement provides for our issuance and sale of common stock to Centex Financial representing 49.9% of our issued and outstanding common stock following redemption of the common stock held by our shareholders, other than the Consumer Portfolio Services, Centex Financial and Greenhaven Associates.

     In consideration of the issuance and sale of the common stock, Centex Financial has agreed to pay to us the sum of approximately $880,000, plus the amount we owe in the ordinary course of business to third-party vendors, for obligations to employees and directors in the ordinary course of business, for taxes due and for allowed administrative claims as of a date prior to closing. The stock purchase agreement provides that the purchase price may, under certain circumstances, be reduced by the adjustment discussed below. Because the adjustment has been triggered, we will use approximately $280,000 of the purchase price to fund the cash distributions to be made to our shareholders other than Consumer Portfolio Services, Centex Financial and Greenhaven Associates in connection with the reorganization transactions. See
"Summary -- The Reorganization Transactions," "Summary -- Sources and Uses of Funds," "Sources and Uses of Funds" and "Summary of the Plan of Reorganization -- Classification and Treatment of Claims and Interests."

     The closing under the stock purchase agreement will occur as soon as practicable following the satisfaction or waiver of the conditions described under "-- Conditions to Closing," but in no event earlier than the first business day after the first court day that is at least ten days after the date on which the plan is confirmed by the bankruptcy court. We refer to this date as the "closing date."

DETERMINATION AND PAYMENT OF THE PURCHASE PRICE

     Centex Financial will pay a portion of the purchase price to the disbursing agent in two separate parts, as follows:

     - Centex Financial has deposited $250,000 in cash with Commerce Land Title, Inc., as escrow agent, to be held pursuant to an earnest money escrow agreement. On the closing date, Centex Financial will cause the escrow agent to deliver all funds held or invested pursuant to the earnest money escrow agreement to the disbursing agent. We refer to this amount as the "earnest money deposit." We have the ability to borrow money from the earnest money deposit to pay fees and expenses we incur in connection with the reorganization transactions from and after December 15, 2000. On March 19, 2001, we withdrew $50,000 of the earnest money deposit to pay certain expenses and executed a note for such amount payable to Centex Financial. We expect to, immediately prior to the commencement of the reorganization case, withdraw a substantial portion of the remaining escrow amount to pay expenses and execute another note to Centex Financial for such amount.

     - On the closing date, Centex Financial will pay to the disbursing agent an amount equal to the excess of the aggregate amount to be paid to our shareholders whose shares are to be redeemed in the reorganization transactions over the earnest money deposit, as such deposit may be adjusted in accordance with the prior paragraph.

Centex Financial will pay us an amount equal to the excess of the purchase price over the aggregate amount paid to the disbursing agent on the closing date.


     Expenses Adjustment. The stock purchase agreement provides that the purchase price and the aggregate amount to be paid to redeem the shares contemplated by the plan of reorganization will be reduced by the full amount that our expenses incurred in connection with the transactions under the stock purchase agreement, not including a $125,000 fee payable to our financial advisor, exceed $250,000. The maximum amount of reduction for excess expenses is $50,000. Our fees and expenses paid or payable to our legal counsel, Winstead Sechrest & Minick P.C. and independent accountants, KPMG LLP, together with printing and mailing costs payable to our financial printer and the fee paid to Howard Frazier for the reorganization transactions exceed the limits set forth in the stock purchase agreement. As a result the aggregate amount to be paid to our shareholders has been reduced from approximately $330,000 to approximately $280,000.


     Other Adjustments to our Loans from Stanwich Financial. If the closing occurs and the amount of excess expenses is greater than $50,000, then we may offset amounts greater than $50,000 on a dollar for dollar basis against amounts we owe Stanwich Financial under two loans in the aggregate principal amount of $7,101,802.

LOAN TO STANWICH FINANCIAL

     At the closing of the reorganization transactions, Stanwich Financial will borrow $6,401,802, including a commitment fee of $300,000, from Centex Financial or an affiliate of Centex Financial. The loan to Stanwich Financial (1) will have an interest rate equal to 17.1%, (2) will not have any subordination provisions, (3) will be secured by our loans from Stanwich Financial, (4) will be non-recourse to Stanwich Financial's assets and property except for such security and (5) will provide that, except for an aggregate of $1,000,000 in principal payments and certain interest payments, all amounts we pay on our loans from Stanwich Financial will be made to a paying agent for remittance to Centex Financial until Stanwich Financial's borrowings from Centex Financial are paid in full. Stanwich Financial will only be obligated to repay amounts under this loan from funds we pay Stanwich Financial under our loans from Stanwich Financial.

     As part of the reorganization transactions, we have agreed to prepay $250,000 of principal on our loans from Stanwich Financial on each of the six month and one year anniversaries of the closing date.

REPRESENTATIONS AND WARRANTIES

     We make various representations and warranties in the stock purchase agreement including representations and warranties related to:

     -  our corporate organization, existence and good standing;

     - the due authorization, execution, delivery and performance of the stock purchase agreement and its enforceability;

     - the absence of conflicts with other agreements, instruments, laws and regulations;

     -  required governmental consents, approvals and filings;

     -  our capital structure;

     -  our subsidiaries;

     - our compliance with SEC filing requirements and the accuracy of the information contained in our SEC reports;

     -  our recent financial statements;

     -  the absence of undisclosed liabilities;

     -  the absence of certain changes or events;

     - the due authorization and issuance of the common stock to be purchased by Centex Financial;

     -  the receipt of the fairness opinion of Howard Frazier Barker Elliott
        Inc.;

     - the approval of the reorganization transactions by our board of directors and the recommendation of our board to shareholders regarding the acceptance of the plan;

     - compliance of the disclosure and proxy statement with applicable requirements and the accuracy of the information it contains;

     -  various matters relating to our assets and mortgages;

     -  our material contracts and agreements;

     -  pending and threatened litigation involving us;

     -  our compliance with applicable laws;

     -  environmental matters;

     -  taxes;

     -  our employee benefit plans;

     -  labor matters involving us;

     -  our required permits;

     -  our insurance;

     -  transactions with our affiliates; and

     -  the absence of certain business practices involving us.

     Centex Financial and Stanwich Financial also make representations and warranties in the stock purchase agreement including:

     -  their respective corporate organization, existence and good standing;

     - the due authorization, execution, delivery and performance of the stock purchase agreement and its enforceability;

     - the absence of conflicts with other agreements, instruments, laws and regulations;

     -  required consents and filings; and

     - in the case of Centex Financial, its investment experience and the accuracy of the information contained in this disclosure and proxy statement furnished in writing by Centex Financial expressly for use in this disclosure and proxy statement.

COVENANTS REGARDING THE SOLICITATION AND THE REORGANIZATION CASE

     The stock purchase agreement contains covenants regarding the solicitation and the reorganization case. We are filing this disclosure and proxy statement with the SEC and distributing it to our shareholders to satisfy the requirements of the stock purchase agreement and applicable legal requirements. Pursuant to the stock purchase agreement if, at any time prior to the closing date, any fact, event or development relating to us or any of our affiliates is discovered that is required under applicable law to be set forth in a supplement to this disclosure and proxy statement or an amendment to the Schedule 13E-3 we are required to prepare, we will file such a supplement with the SEC or the bankruptcy court, as appropriate, and use our reasonable best efforts to cause the bankruptcy court to approve the supplements and amendments and disseminate the supplements and amendments to our shareholders. We must also use our reasonable best efforts to obtain the requisite number of acceptances of the plan from our shareholders to meet all applicable requirements with respect to accepting classes of claims and interests under section 1126 of the bankruptcy code.

     As promptly as practicable after completion of the solicitation, we have agreed to commence the reorganization case in the United States Bankruptcy Court for the Northern District of Texas. We are not obligated to commence the reorganization case until the first business day after the date on which we have obtained the requisite number of acceptances from our shareholders with respect to the plan.

     Promptly after the commencement of the reorganization case, and in no event later than five business days thereafter, we have agreed to file this disclosure and proxy statement, the plan and the certification of votes for acceptance or rejection of the plan with the bankruptcy court. We will seek from the bankruptcy court and take all steps necessary to obtain a hearing at the earliest practicable date for approval of the solicitation and confirmation of the plan. We have also agreed to promptly file a motion with the bankruptcy court and to use our reasonable best efforts to obtain an interim order contemplated by the stock purchase agreement. The interim order is required to be in substance reasonably satisfactory to Centex Financial and to contain provisions:

     - approving and authorizing our performance of our covenants under the stock purchase agreement, including the covenants to pay the termination fee and to comply with certain procedures with respect to any acquisition proposals received from third parties;

     - providing that, so long as the stock purchase agreement has not been terminated, the bankruptcy court will not permit consideration of or approve any acquisition proposal unless we have fully complied with all the provisions of the stock purchase agreement described below under "-- Covenants Regarding Other Acquisition Proposals" and such proposal is made by a third party that we have determined would provide for an increase of at least $1.0 million in the fair market value of the consideration attributable to our common stock as determined by an investment banking firm and has terms no less favorable to us and our shareholders than the stock purchase agreement;

     - providing that the termination fee will be secured as set forth in the plan; and

     - providing that such interim order cannot be amended or modified without the consent of Centex Financial, which consent will not be unreasonably withheld.

     We have agreed to use our reasonable best efforts to obtain confirmation of the plan by the bankruptcy court using the acceptances of the plan pursuant to the solicitation. We have also agreed to comply with the bankruptcy code in connection with obtaining confirmation of the plan and all other matters in connection with the reorganization case. We will decide, in consultation with, and subject to the approval of, Centex Financial, the extent, method and means of notice of the filing of the reorganization case and meetings of creditors, hearings, objection dates, bar dates for filing proofs of claims or interests, the hearing on approval of the solicitation and the confirmation of the plan, and other significant events in connection with the reorganization case given to creditors, parties in interest and other parties entitled or expected to receive any such notice. The stock purchase agreement requires us to use our reasonable best efforts to obtain, and not to take, or omit to take, any action that could reasonably be expected to prevent or impede, or result in the revocation of:

     -  the confirmation of the plan;

     - a full and complete discharge of all of our debts, except as otherwise specifically provided in the plan; and

     - the vesting of our property in reorganized NAB free and clear of all claims and interests of creditors and shareholders in accordance with the plan, upon the entry of the final confirmation order of the bankruptcy court.

     To the extent the plan requires us to take action in the reorganization case, including, but not limited to, designating executory contracts to be assumed or rejected and making certain elections concerning treatment of claims, we will take action after consultation with and obtaining the approval of Centex Financial.

     The stock purchase agreement provides that we will not consent to any amendment or supplement to, or modification of, the plan or this disclosure and proxy statement that purports to effect any change in the terms or conditions of the reorganization transactions that is, in the reasonable judgment of Centex Financial, unfavorable to it, or any change in the manner in which the payments and distributions under the plan are allocated among our shareholders, without the prior written consent of Centex Financial. We have agreed that we will not impair, within the meaning of the bankruptcy code, the treatment of Stanwich Financial's claims arising out of our loans with Stanwich Financial pursuant to the reorganization plan without the prior written consent of Stanwich Financial.

COVENANTS REGARDING THE CONDUCT OF BUSINESS PRIOR TO THE CLOSING

     We have agreed under the stock purchase agreement that, at all times prior to the closing date, we and our subsidiaries will conduct our businesses in the ordinary and regular course of business. We will use our reasonable best efforts to preserve intact our business organizations, to keep available the services of our present officers and employees and maintain our present relationships with governmental authorities and other persons with whom we have business relationships. In addition, we have agreed that, at all times prior to the closing date, except as provided in the stock purchase agreement or the plan, we and our subsidiaries will not do any of the following without the prior written consent of Centex Financial:

     - amend or make any other change in our articles of incorporation or bylaws;

     - issue, sell, pledge, dispose of or encumber any shares of our capital stock or other equity securities or any options, warrants, calls or other rights to acquire any such shares;

     - sell, lease, transfer or otherwise dispose of any material properties or assets except for (1) mortgages and real estate we own as a result of a foreclosure of any mortgage, in each case disposed of in the ordinary and regular course of business, or (2) assets sold in one or more series of related transactions in an amount not exceeding $15,000, provided that the total of all such transactions will not exceed $50,000 in aggregate;

     - consolidate with, or merge with or into, any corporation or other entity;

     - declare, set aside or pay any dividend or other distribution with respect to our capital stock or redeem, purchase or otherwise acquire any of our capital stock or other equity interests;

     -  reclassify, combine, split or subdivide any shares of our capital stock;

     - incur or assume any indebtedness for borrowed money or issue any debentures, notes or other debt securities or assume or guarantee the obligations of any other person except in connection with the origination of mortgages in the ordinary and regular course of business consistent with past practice;

     - make any loans, advances or capital contributions to, or investments in, any other person except in connection with the origination of mortgages in the ordinary and regular course of business consistent with past practice;

     - acquire any corporation, partnership or other business organization or division thereof;

     - create or incur any liens upon our properties or assets or suffer to exist any such liens, other than specified categories of permitted encumbrances, except in connection with the origination of mortgages in the ordinary and regular course of business and consistent with past practice;

     - enter into any contracts, agreements or commitments or engage in any transactions not in the ordinary and regular course of business;

     - engage in any affiliate transactions, other than transactions between us and any of our direct or indirect wholly-owned subsidiaries, except on terms and conditions at least as favorable to us as those that would apply in the case of a similar arm's-length transaction;

     - enter into any agreement, arrangement or understanding providing for any increased compensation or severance benefits to any of our directors, officers or key employees, or make any loan to or enter into any other material transaction or arrangement with any of our directors, officers or key employees;

     - increase the benefits payable under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, program or arrangement made to, for or with any of our directors, officers or employees;

     - fail to keep all of our properties and assets of insurable character insured;

     - cancel, compromise, waive or release any material claims or rights or change or terminate any material contract, except in the ordinary and regular course of business;

     - fail to maintain in full force and effect all required permits and approvals;

     - change our accounting principles or methods, except as required by law or as a result of any mandatory change in accounting standards;

     - fail to maintain our books and records in the usual, regular and ordinary manner;

     - make any tax elections or settle or compromise any income tax liability, except in the ordinary and regular course of business;

     - prior to the closing date, take any action that would cause any of our representations or warranties contained in the stock purchase agreement to be untrue or incorrect as of the date when made or, except in the case of representations and warranties made as of a specific date, as of any future date; or

     -  authorize, commit or agree to take any of the foregoing actions.

COVENANTS REGARDING OTHER ACQUISITION PROPOSALS

     Pursuant to the stock purchase agreement, we have agreed not to, and to use our best efforts not to permit our affiliates, directors, officers, agents or other representatives to, initiate any contact with, solicit, encourage or enter into, or continue any negotiations, understandings or agreements with any third party with respect to, or furnish or disclose any nonpublic information regarding us or our subsidiaries or our respective businesses to any third party in connection with, an acquisition proposal. These obligations are subject to the following exceptions:

     - To the extent required by the fiduciary obligations of our board of directors after consultation with legal counsel, we may, in response to an unsolicited request, furnish nonpublic information with respect to our business to a third party who our board of directors has reasonably determined is financially capable to consummate an acquisition proposal that is made by such a third party and that we have determined would provide for an increase of at least $1.0 million in the fair market value of the consideration attributable to our common stock as determined by an investment banking firm and has other terms no less favorable to us and our shareholders than the stock purchase agreement. We refer to such parties as a "qualified third party." We can only disclose and discuss nonpublic information pursuant to a customary confidentiality agreement. At this stage, we would not be able to discuss any acquisition proposal or any nonpublic information relating to the structure of the transactions contemplated by the stock purchase agreement.

     - To the extent required by the fiduciary obligations of our board of directors after consultation with legal counsel, we may participate in discussions and negotiations with a qualified third party regarding an unsolicited acquisition proposal if:

       (1) we have complied fully and in a timely manner with our obligations described below to notify Centex Financial of the receipt of the acquisition proposal and the identity of the offeror and the material terms of such proposal;

       (2) our board of directors has reasonably determined the acquisition proposal, if consummated, would constitute an acquisition proposal that is made by a third party that we have determined would provide for an increase of at least $1.0 million in the fair market value of the consideration attributable to our common stock as determined by an investment banking firm and has other terms no less favorable to us and our shareholders than the stock purchase agreement; and

       (3) we have delivered a written notice to Centex Financial advising it of this determination by our board of directors, which notice must be accompanied by copies of the form of definitive agreement or other documentation proposed to be entered into in connection with the acquisition proposal, if any are then prepared.

     If, within ten days after our delivery of written notice to Centex Financial, Centex Financial delivers an offer to us in response to this notice which provides for consideration of at least $100,000 greater than the value of the consideration provided for in competing proposal, we are obligated to immediately cease participating in discussions and negotiations with the competing bidder with regard to the acquisition proposal.

     We may terminate the stock purchase agreement and enter into an agreement with a competing bidder if all of the following conditions have been satisfied:

       (1) we delivered the required notice of the competing proposal to Centex Financial;

       (2) Centex Financial has not delivered to us within ten calendar days after receipt of the notice an offer stating that Centex Financial offers to amend the terms of the stock purchase agreement to provide for consideration having a value at least $100,000 greater than the value of the consideration provided for under the acquisition proposal that is the subject of the notice;

       (3) the terms of the acquisition proposal have not been modified in a manner adverse to us or our shareholders after the date of the notice of the competing proposal;

       (4) we have paid or arranged for the payment of the termination fee in the amount of $500,000 to Centex Financial and we will have paid or will have arranged for the payment of the notes issued in connection with the earnest money deposit; and

       (5) we have taken all action on our part required to cause the escrow agent to deliver to Centex Financial all funds held and invested pursuant to the earnest money escrow agreement.

     If any of our affiliates, directors, officers, agents or other representatives engage in any conduct involving the furnishing of information to, the solicitation of, or participation in discussions or negotiations with, a third party that, if performed by us, would constitute a breach of the provisions of the stock purchase agreement, then the foregoing provisions of the stock purchase agreement will not be available to us.

     If we directly or indirectly receive any offer, proposal or inquiry regarding an acquisition proposal, we must notify Centex Financial within one business day after receipt and indicate the identity of the offeror and all of the material terms of such offer, proposal or inquiry. In addition, we may not modify, or release any third party from, any confidentiality or standstill agreement under which we are a beneficiary.

     Under the limited circumstances described above, we are entitled to terminate the stock purchase agreement and accept a third-party acquisition proposal. Depending on the circumstances, if the plan is approved by the required holders of common stock and we accept such an acquisition proposal, it is possible that such proposal could be approved by the bankruptcy court and implemented without another solicitation of acceptances. However, if the acquisition proposal differs in any material respect, other than an increase in the dollar amount of distributions, from the plan, it is possible that approval and implementation of the acquisition proposal would require a new solicitation of acceptances by the holders of common stock. The decision whether to solicit new acceptances for this type of an acquisition proposal after commencement of the bankruptcy case would be made by the bankruptcy court.

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CERTAIN ADDITIONAL COVENANTS

     The stock purchase agreement includes various other covenants, including covenants that:

     - give Centex Financial and its agents the right to perform a due diligence investigation of our business, prospects, financial condition and results of operations and to be afforded access to our books, records and other documents;


     - require the parties to use their reasonable best efforts to comply with all applicable laws and to obtain all necessary governmental consents to consummate the reorganization transactions and to cause the closing to occur on or before October 31, 2001;


     - until the closing date require us to notify Centex Financial promptly of any pending or threatened legal actions relating to the reorganization transactions or of any fact, development or occurrence that constitutes or could reasonably be expected to cause a material adverse change in our business, prospects, properties, financial condition or results of operations;

     - until the closing date require us to supplement the disclosures made to Centex Financial pursuant to the stock purchase agreement;

     - require us and Centex Financial to use our respective reasonable best efforts to enter into a transition services agreement (see "Special Factors -- Transition Services Agreement" for a discussion of the agreement we and Centex Financial entered into on April 4, 2001); and

     - require us to use commercially reasonable efforts to provide security for the $500,000 termination fee.

CONDITIONS TO CLOSING

     Centex Financial's obligation to consummate the reorganization transactions are subject to the satisfaction or waiver of the following conditions:

     - the accuracy of our representations and warranties in the stock purchase agreement;

     - our performance in all material respects of all covenants in the stock purchase agreement;

     - the receipt of the requisite acceptances of the plan from our shareholders;


     - the entry of an order confirming the plan, in form and substance reasonably satisfactory to Centex Financial, by the Texas bankruptcy court with respect to the reorganization transactions and the absence of any stay of such order that has not been dissolved;



     - the entry of a final order by the Connecticut bankruptcy court approving the stock purchase agreement with respect to Stanwich Financial, in form and substance satisfactory to Centex Financial;



     - the estimation by the Texas bankruptcy court of claims related to the matters described under "Legal Proceedings" at zero or a nominal amount, all claims related to indemnification of our officers and directors at zero or a nominal amount and any other contingent or unliquidated claims at zero or a nominal amount;



     - the absence of any bankruptcy, receivership, insolvency or reorganization proceeding involving NAB other than the reorganization case;


     - the absence of litigation or governmental action with respect to the reorganization transactions or the rights of Centex Financial under the stock purchase agreement;

     - the receipt of all consents and approvals and completion of all filings and notices required in connection with the reorganization transactions;

     - the delivery to Centex Financial of a legal opinion of our legal counsel and of Stanwich Financial's legal counsel; and

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

     - the appointment of the persons identified under "Management -- Management of Reorganized NAB after the Reorganization Transactions" as our directors and executive officers effective as of the closing.

     The obligations of Centex Financial under the stock purchase agreement are not subject to any condition relating to its ability to obtain financing from outside sources for the payment of the purchase price. Centex Financial has advised us that it intends to finance the payment of the purchase price through internally generated funds.

     Our obligation, as well as the obligation of Stanwich Financial, to consummate the transactions contemplated by the stock purchase agreement is subject to the satisfaction or waiver of the following conditions:

     - the accuracy in all material respects of the representations and warranties of Centex Financial in the stock purchase agreement;

     - the performance by Centex Financial in all material respects of its covenants in the stock purchase agreement;

     - the receipt of the requisite acceptances of the plan by our shareholders;

     - the entry of an order by the bankruptcy court confirming the plan and the absence of any stay of such order that has not been dissolved;

     - the absence of any litigation or governmental action prohibiting or restraining the reorganization transactions;

     - the delivery to us of a legal opinion of Centex Financial's general counsel; and

     - in the case of Stanwich Financial, no impairment, within the meaning of the bankruptcy code, of Stanwich Financial's claims under the plan.

INDEMNIFICATION

     Stanwich Financial has agreed to indemnify Centex Financial, us and each of our respective officers, directors, affiliates and other representatives from and after the closing from all damages, liabilities and expenses for any breach or alleged breach of our or Stanwich Financial's representations, warranties, covenants or agreements in the stock purchase agreement, up to a maximum of the amount of principal and accrued interest on our loans from Stanwich Financial on the closing date less $200,000. Stanwich Financial's indemnification will only become effective if the closing occurs and the aggregate damages, liabilities and expenses for which indemnification is sought exceed $150,000. If such damages, liabilities and expenses exceed $150,000, Stanwich Financial's indemnification obligation will extend to all such damages, liabilities and expense and not just to those in excess of $150,000.

     Centex Financial has agreed to indemnify us and Stanwich Financial and our respective officers, directors, affiliates and other representatives from and after the closing from all damages, liabilities and expenses for any breach or alleged breach of Centex Financial's representations, warranties, covenants or agreements in the stock purchase agreement up to a maximum of the purchase price, as adjusted for excess expenses.

     In addition to any other remedy we or Centex Financial may have under the stock purchase agreement, we and Centex Financial may offset (1) all excess expenses that exceed $50,000 and (2) all damages, liabilities and expenses for which Stanwich Financial provides indemnification against any amounts we are required to pay to Stanwich Financial pursuant to our loans from Stanwich Financial.

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

TERMINATION; TERMINATION PAYMENTS

     The stock purchase agreement provides that, at any time prior to the closing date, it may be terminated as follows:

     -  by mutual written consent of the parties;

     - automatically, upon the approval of an acquisition proposal by the bankruptcy court and payment to Centex Financial of the termination fee of $500,000;

     -  by either Centex Financial or us if:

       (1) any federal or state court or other governmental authority enjoins or prohibits the transactions contemplated by the stock purchase agreement and the applicable injunction or order has become final and nonappealable; or


       (2) the closing has not occurred by October 31, 2001, provided that if the closing has not occurred for any reason beyond our control, then this date will be extended for a period not to exceed thirty days, unless extended by mutual agreement of the parties;


     -  by Centex Financial if:

       (1) ten calendar days have elapsed after our delivery of a notice to Centex Financial of a competing proposal that would entitle us to terminate the stock purchase agreement, unless we have notified Centex Financial in writing prior to such time that we have irrevocably determined not to participate in any further discussions or negotiations with any third party with respect to the acquisition proposal that was the subject of the notice;

       (2) we have become a proponent or co-proponent of any plan of reorganization under the bankruptcy code other than the plan;

       (3) there has been any violation or breach on our part of any of our covenants or agreements contained in the stock purchase agreement relating to competing acquisition proposals;

       (4) there has been any violation or breach on our part of any of our covenants or agreements in the stock purchase agreement relating to the conduct of the solicitation and the reorganization case, access to information, best efforts and notification, and such violation or breach has not been cured within five days after receipt of notice from Centex Financial;

       (5) there has been any material violation or breach on our part of any other covenant or agreement contained in the stock purchase agreement, except for the covenants or agreements referred to in clauses (3) or (4) above, and such violation or breach has not been cured within 30 days after receipt of notice from Centex Financial;

       (6) there has been any violation or breach by us of any of our representations or warranties in the stock purchase agreement that, in the reasonable judgment of Centex Financial, has resulted or is reasonably expected to result in any claims in an aggregate amount exceeding $150,000; and

       (7) there has occurred any event that, in the reasonable judgment of Centex Financial, has rendered the fulfillment of any condition to its obligations impossible.

     -  by us or Stanwich Financial if:

       (1) all of the conditions that would allow us to enter into an agreement with a qualified third party with respect to a competing acquisition proposal have been satisfied;

       (2) there has been any material violation or breach by Centex Financial of any of its covenants or agreements in the stock purchase agreement, and such violation or breach has not been cured within ten days after receipt of notice from us; or

       (3) there has occurred any event that, in our or Stanwich Financial's reasonable judgment, has rendered the fulfillment of any condition to our or Stanwich Financial's obligations impossible, except that the stock purchase agreement may be terminated on this basis only if we have diligently and in good faith performed all material aspects of our covenants contained in the stock purchase agreement.

     In the event the stock purchase agreement is terminated, it will immediately become void, and there will be no liability on the part of any party or its affiliates under the stock purchase agreement, except (1) the obligations of the parties to pay their respective fees and expenses incurred in connection with the stock purchase agreement, and our obligation to pay the termination fee, will survive the termination of the stock purchase agreement and (2) no party will be relieved of liability for any breach of the stock purchase agreement.

     If the stock purchase agreement is terminated for any reason other than:

     -  by mutual agreement of the parties;

     - by either Centex Financial or us because a governmental authority permanently enjoins the transactions contemplated by the stock purchase agreement;

     - by us on the basis of a violation or breach of the agreement by Centex Financial which is not cured within ten days after receipt of notice of violation or breach from us;

     - by Centex Financial if the closing has not occurred on or before June 30, 2001, as such date may be extended as described above;

     - due to a failure of a condition of our obligation to close described under "-- Conditions to Closing" above despite the fact that we have diligently and in good faith performed or complied in all material respects with our agreements contained in the stock purchase agreement; or

     - due to the occurrence of any intervening and superseding event, other than an acquisition proposal, which is outside our control;

and within 18 months of the termination we enter into an agreement relating to an acquisition proposal or consummate an acquisition proposal, then we must pay to Centex Financial a termination fee of $500,000.


     In addition, if the stock purchase agreement is terminated for any reason, the funds held and invested pursuant to the earnest money escrow agreement will be released (1) to us, but only to the extent necessary to reimburse us for our expenses in connection with the transactions contemplated by the stock purchase agreement, if the stock purchase agreement is terminated because the closing has not occurred by October 31, 2001, as such date may be extended as described above, and all parties have complied in all material respects with their obligations under the stock purchase agreement or (2) to Centex Financial if the stock purchase agreement is terminated for any other reason. If we are entitled to reimbursement and the amount of the earnest money escrow deposit is insufficient to fully reimburse us, Centex Financial will forgive our borrowings under the earnest money escrow deposit in the amount of the shortfall up to the total amount of such borrowings.


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

                     SUMMARY OF THE PLAN OF REORGANIZATION

     WE HAVE NOT COMMENCED THE REORGANIZATION CASE UNDER THE BANKRUPTCY CODE. HOWEVER, IF WE OBTAIN THE REQUISITE VOTES ACCEPTING THE PLAN AS A RESULT OF THE SOLICITATION, WE WILL FILE A VOLUNTARY PETITION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE TO COMMENCE THE REORGANIZATION CASE.

     The following is a brief summary of certain relevant provisions of the bankruptcy code and material provisions of the plan, a copy of which is attached as Annex A to this disclosure and proxy statement and is incorporated herein by reference. In the event of a discrepancy between the plan and the following summary, the plan will control.

BRIEF EXPLANATION OF CHAPTER 11

     Chapter 11 is the principal business reorganization chapter of the bankruptcy code. Under chapter 11, a debtor is authorized to operate its business in the ordinary course while attempting to reorganize its business for the benefit of its creditors and equity security holders. In addition to facilitating the rehabilitation of the debtor, reorganization under chapter 11 is intended to promote equality of treatment of creditors and equity security holders of equal rank with respect to the distribution of the debtor's assets. In furtherance of these goals, upon filing of a petition for reorganization under chapter 11, section 362 of the bankruptcy code generally provides for an automatic stay of substantially all actions and proceedings against the debtor and its properties, including attempts to collect debts or enforce liens that arose prior to the commencement of the debtor's case under chapter 11.

     Consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. In general, a chapter 11 plan of reorganization:

     -  divides most claims and interests into classes;

     - specifies the property, distribution or other treatment that each member of a class is to receive under the plan on account of its claim or interest, if any; and

     - contains other provisions necessary or appropriate to the reorganization of the debtor.

Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or interest holder of the debtor. Except as specifically provided in the plan of reorganization or the order confirming the plan, the order confirming the plan discharges the debtor from any debt that arose prior to the date that the plan becomes effective to the fullest extent authorized or provided for by the bankruptcy code or other applicable law, and substitutes for such indebtedness the obligations specified in the plan of reorganization.

THE SOLICITATION; VOTING

     We are soliciting votes on the plan only from class 4, our shareholders. Under the bankruptcy code, holders of claims or interests in an unimpaired class are conclusively presumed to have accepted the plan and are not entitled to vote on the plan. Under the plan, only class 4 is impaired. In addition, if holders of claims or interests do not receive or retain any property under a chapter 11 plan, the affected class is deemed not to have accepted the plan. No class under the plan will be deemed not to have accepted the plan on this basis.

     Under the bankruptcy code, a class of claims or interests is considered to be "unimpaired" if a chapter 11 plan (1) does not alter the legal, equitable and contractual rights of the holders of such claims or interests or (2) notwithstanding any contractual or legal entitlement to accelerated payment of a claim or interest upon default, cures any such default, reinstates the maturity of such claim or interest, compensates the holder of such claim or interest for any damages sustained by such holder's reasonable reliance on such contract or law and does not otherwise alter the legal, equitable or contractual rights of such holder. As indicated below, classes 1, 2 and 3 are unimpaired under the plan, and such classes are, therefore, conclusively presumed to have accepted the plan and are not entitled to vote.

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

     Class 4 is impaired and will receive or retain property under the plan and, therefore, is entitled to vote on the plan. An impaired class of interests will be determined to have accepted the plan if votes to accept the plan are cast by the holders of at least two-thirds in amount of allowed interests in such class that actually voted on the plan. As of the voting record date, 5,091,300 shares of common stock were outstanding and entitled to vote on the plan.

     AS MORE FULLY SET FORTH IN "VOTING REQUIREMENTS AND INSTRUCTIONS," THE SOLICITATION OF BALLOTS AND MASTER BALLOTS TO ACCEPT OR REJECT THE PLAN WILL
EXPIRE ON           2001, THE EXPIRATION DATE, UNLESS WE EXTEND THE DATE. IF WE
EXTEND THE DATE, WE WILL MAKE A PUBLIC ANNOUNCEMENT DETAILING THE NEW DATE.

     Pursuant to bankruptcy rule 3018(b), the bankruptcy court must determine that the solicitation period prescribed to accept or reject the plan is not unreasonably short. The bankruptcy court must also determine this disclosure and proxy statement meets the requirements of the bankruptcy code. We believe the prescribed solicitation period is reasonable and that the court will determine this disclosure and proxy statement meets applicable requirements. However, there can be no assurance that the bankruptcy court will agree and, if the bankruptcy court finds the solicitation to be unreasonably short or that the disclosure is unsatisfactory, the votes cast will not be counted for purposes of confirmation of the plan, and we will have to re-solicit such votes.

     BY VOTING TO ACCEPT THE PLAN, YOU WILL EXPRESSLY WAIVE ANY RIGHT YOU OR YOUR SUCCESSORS OR ASSIGNS MAY HAVE TO CHANGE OR WITHDRAW YOUR ACCEPTANCE AFTER THE EXPIRATION DATE UNLESS THE BANKRUPTCY COURT DETERMINES THAT (1) THE DISCLOSURE YOU RECEIVED WAS NOT ADEQUATE AS REQUIRED BY SECTION 1126(b) OF THE BANKRUPTCY CODE OR (2) THE PLAN HAS BEEN MODIFIED IN A MANNER THAT MATERIALLY AND ADVERSELY CHANGES THE TREATMENT OF YOUR INTEREST. If you execute and deliver a ballot without checking any of the boxes entitled "Votes to Accept the Prepackaged Plan" or "Votes to Reject the Prepackaged Plan" in the ballot portion, or if you check both of such boxes, the ballot will be deemed to constitute acceptances of the plan. If you fail to execute and deliver your ballot, or master ballot if applicable, you will not be counted for purposes of determining either acceptance or rejection of the plan by an impaired class of claims or interests.

     Under section 1126(b) of the bankruptcy code, if you accept or reject the plan of reorganization before the chapter 11 case commences, you will be deemed to have accepted or rejected the plan for purposes of confirmation of the plan under chapter 11 if the solicitation complied with any applicable nonbankruptcy law, rule or regulation governing adequacy of disclosure in connection with the solicitation, or, if no such law, rule or regulation applies, the solicitation was made following disclosure of adequate information as defined in the bankruptcy code. In addition, bankruptcy rule 3018(b) requires, in the case of a prepackaged plan of reorganization, that (1) such plan be disseminated to substantially all holders in any impaired class that is solicited, (2) with respect to securities held of record, votes be solicited from the holders of record of such securities on the date specified in the solicitation and (3) the time prescribed for voting on the plan not be unreasonably short. We believe this disclosure and proxy statement and the solicitation comply with the requirements of the bankruptcy code and the bankruptcy rules, as well as the requirements of any applicable nonbankruptcy laws.

     If we receive the requisite acceptances of the plan by the expiration date, we will commence the reorganization case by filing a voluntary petition under chapter 11 and will thereafter continue to operate our business as a debtor in possession. You should be aware we can extend the expiration date in our sole discretion. We will then use the ballots and master ballots received pursuant to the solicitation to seek confirmation of the plan as promptly as practicable.

LIABILITY RELEASES

     Section 7.8 of the plan provides for certain third-party liability releases as described below. See "-- Effects of Plan Confirmation -- Releases." Any shareholder that executes and delivers a ballot and does not make the election provided for in Item 3 of the ballot will have released, and will be deemed to have released, each of our agents, employees, members, accountants, attorneys, financial advisors and representatives, present and former officers and directors, and the entities that elected such directors to the extent they are or may be liable for the actions or inactions of such directors, Stanwich Financial, Centex Financial and its
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


subsidiaries and their respective present and former officers, directors, agents, employees, members, accountants, attorneys, financial advisors and representatives, or any one or more of the foregoing, from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including those arising under the bankruptcy code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before, on or after the petition date and to and including the effective date and in any way relating to us (before, on or after the petition date), the reorganization case, the stock purchase agreement or the plan; provided, however, that the release will not apply to (1) to performance or nonperformance under the plan or the stock purchase agreement or related instruments, securities, agreements or documents, or (2) to any action or omission that constitutes actual fraud or criminal behavior. The release will be subject to the effect of Section 29 of the Securities Exchange Act of 1934, which provides that any agreement binding any person to waive compliance with the exchange act is void. Accordingly, the release may not be effective with respect to certain claims arising under federal securities laws.


     Absent separate consideration supplied by the third parties or where the waivers of releases are voluntary, it is the Commission's view that the third party releases violate section 524(e) of the bankruptcy code. We believe the releases contemplated by the plan comply with section 524(e) of the bankruptcy code and other applicable law because you have the opportunity to elect not to be bound by the releases set forth in section 7.8 of the plan. IF YOU DO NOT WISH TO GRANT THESE RELEASES, YOU MUST CHECK THE BOX PROVIDED FOR SUCH ELECTION IN ITEM 3 OF THE BALLOT AND SIGN AND RETURN THE BALLOT.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

GENERAL

     Section 1123 of the bankruptcy code requires a plan to classify certain claims against and interests in a debtor. In accordance with section 1123, article 3 of the plan divides claims and interests into four classes. Pursuant to section 1123(a)(1) of the bankruptcy code, administrative claims and priority tax claims are not classified in the plan and are treated separately under article 2 of the plan. Article 4 of the plan sets forth the treatment each class will receive under the plan. For each class of claims or interests, the plan also sets forth whether or not such class is impaired under the plan.

     Section 1122 of the bankruptcy code provides that, except for certain unsecured claims that may be classified for administrative convenience, a plan may place a claim or interest in a particular class only if the claim or interest is substantially similar to the other claims or interests of that class. The plan designates three classes of claims and one class of interests. This classification scheme takes into account the differing nature and priority of such claims and interests under the bankruptcy code and other applicable laws in light of their treatment under the plan. For convenience, because the claims are unimpaired and the holders of the claims are conclusively presumed to have accepted the plan pursuant to section 1126(f) of the bankruptcy code and their votes will not be solicited, claims in classes 1, 2 and 3 are classified in the same class notwithstanding the fact such claims are secured by different assets or with different priorities. We believe we have classified all claims and interests in compliance with the provisions of section 1122 of the bankruptcy code. It is possible, however, that a holder of a claim or interest may challenge these classifications, and the bankruptcy court may find that a different classification is required for confirmation of the plan. In the event that the bankruptcy court finds that a different classification is required for the plan to be confirmed, the debtors may seek to (1) modify the plan pursuant to section 1127 of the bankruptcy code to provide for whatever reasonable classification might be required for confirmation and (2) use the acceptances received from the holder of any claim or interest pursuant to the solicitation for the purpose of obtaining the approval of the class or classes of which the holder ultimately is deemed to be a member. Such acceptances may be used for this purpose only if the reclassification does not adversely affect the treatment of the holder. There can be no assurance that the bankruptcy court, after finding that a classification was inappropriate and requiring a reclassification, would approve the plan based upon the reclassification.

     Section 1123(a)(4) of the bankruptcy code provides that a plan must afford the same treatment for all members of a particular class, unless the holder of a particular claim or interest agrees to less favorable treatment. The plan provides for a different treatment for certain types of shareholders in class 4. The shareholders denominated as principal holders will retain an interest in our business following confirmation of the plan. Our other shareholders will receive a distribution of between $0.106 and $0.125 per share. Notwithstanding the difference in treatment of the shareholders in class 4, we believe the plan complies with section 1123(a)(4), particularly with respect to class 4, in which the shareholders classified as principal holders, by voting to accept the plan, will agree to accept less favorable treatment than other members of class 4. See "-- Treatment of Classified Claims and
Interests -- Class 4: Common Stock Interests" and "Special Factors -- Opinion of Financial Advisor." In the event the bankruptcy court finds that the plan violates section 1123(a)(4) and the holders of claims or interests affected do not consent to the plan's treatment, the bankruptcy court could deny confirmation of the plan.

     As described above, the plan provides for the classification and treatment of three classes of claims and one class of interests. In accordance with section 501 of the bankruptcy code and bankruptcy rule 3003(c)(3), we intend to file an application in the reorganization case requesting the bankruptcy court fix a date as the last date by which all holders of claims are required to file proofs of claim in the reorganization case, other than those claims excluded from the application of limited claims bar date. See "Special Factors -- Our Operation During the Reorganization Case -- First Day Orders -- Fixing of the Limited Claims Bar Date and Notice Thereof." Pursuant to bankruptcy rule 3003(c)(2) and in accordance with the limited claims bar date order, if entered, if our schedules either omit a claim (other than an excepted claim) or schedule a claim (other than an excepted claim) as contingent, unliquidated or disputed, the holder of such a claim must file a proof of claim to be treated as a creditor with respect to the claim for purposes of, among other things, receiving a distribution under the plan. The limited claims bar date order, if entered, will provide that "excepted claims" will include, without limitation,
(1) claims for goods provided or services rendered in the ordinary course of business to us following commencement of the reorganization case, (2) claims of any person based on or arising from the matters disclosed in certain schedules to the stock purchase agreement or based on or arising from the same underlying facts as are set forth in such schedule and (3) other claims as to which the bankruptcy court has provided that no proof of claim or request for payment of administrative claim need be filed. In addition, proofs of interest will not be required to be filed on account of the interests evidenced by certificates representing shares of common stock held by or on behalf of our shareholders as of the record date for distribution.

     As provided in the plan, all requests for payment of administrative claims incurred prior to the effective date of the plan (except for trade debt and other excepted claims) of the plan must be filed as ordered by the bankruptcy court, but in no event later than thirty days after the effective date. Any such claim that is not timely filed will be forever barred. Pursuant to section 502(b)(9) of the bankruptcy code, the claims of governmental units, including the holders of priority tax claims, will be timely filed if filed within 180 days after the petition date (or such later date as the bankruptcy rules may provide).

     Claims that are not "allowed" will not be entitled to receive distributions under the plan. "Allowed" is defined in the plan as:

     - with respect to an administrative claim of the kind described in section 503(b)(2), (3), (4) or (5) of the bankruptcy code, an administrative claim that has been allowed by a final order, to the extent so allowed;

     - with respect to any other administrative claim except trade debt, an administrative claim with respect to which a request for payment has been timely filed pursuant to Section 11.2 of the plan or with respect to which no such filing is necessary, and to which no objection has been timely filed;

     - with respect to a disputed claim, a claim that has been allowed by a final order, to the extent so allowed; or

     - with respect to any other claim, a claim with respect to which a proof of claim has been timely filed by the bar date and to which no objection or motion to estimate for purposes of allowance in the reorganization case has been timely filed, or if no proof of claim was so filed, which was or hereafter is listed on the schedules as liquidated in amount and not disputed or contingent.

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

A "disputed claim" under the plan is a claim (1) that we have scheduled as unliquidated, disputed, contingent or subject to offset and which has not been allowed by a final order, or (2) as to which an objection or motion to estimate for purposes of allowance in the reorganization case has been timely filed, but has not been withdrawn or resolved by a final order. Notwithstanding the foregoing, a claim which is allowed in the plan is not a disputed claim.

     The plan provides that, except with respect to excepted claims and those claims the holders of which have and preserve the right to liquidation thereof before a court other than the bankruptcy court pursuant to 28 U.S.C.
sec. 157(b)(5), all disputed claims will be liquidated and determined, and allowed or disallowed, by the bankruptcy court. The bankruptcy court may, on or prior to the confirmation date or such date or dates thereafter as the bankruptcy court may set, fix or liquidate the amount of any contingent or unliquidated claim, including any claim on account of a common stock interest, pursuant to section 502(c) of the bankruptcy code, in which event the amount so set, fixed or liquidated will be deemed to be the amount of such contingent or unliquidated claim, including any claim on account of a common stock interest, pursuant to section 502(c) of the bankruptcy code for purposes of voting and distribution under the plan. We may file objections to claims, including any claim on account of an interest in common stock. We will not be required to create or maintain any reserves for the payment of disputed claims.

SUMMARY OF CLASSIFICATION UNDER THE PLAN

     The following is a brief summary of the four classes of claims and interests under the plan:

                           Classified Priority Claims
                    Class 1 -- Allowed Other Priority Claims

                           Classified Secured Claims
                Class 2 -- Allowed Miscellaneous Secured Claims

                          Classified Unsecured Claims
                      Class 3 -- Allowed Unsecured Claims

                              Classified Interests
                       Class 4 -- Common Stock Interests

TREATMENT OF UNCLASSIFIED CLAIMS

     In accordance with section 1123(a)(1) of the bankruptcy code, the plan does not classify certain priority claims specified in section 507 of the bankruptcy code. These claims will be treated as follows:

     Administrative Claims. An "administrative claim" is a claim to the extent that it is of the kind described in section 503(b) of the bankruptcy code and is entitled to priority under section 507(a)(1) of the bankruptcy code, including, without limitation:

     -  any actual and necessary expenses of preserving our estate;

     -  any actual and necessary expenses of operating our business;

     - any actual indebtedness or obligations incurred or assumed by us as debtor in possession during the pendency of the reorganization case in connection with the conduct of our business;

     - any actual expenses necessary or appropriate to comply with the stock purchase agreement or to facilitate or effectuate the plan;

     - any amount required to be paid under section 365(b)(1) of the bankruptcy code in connection with assumption of executory contracts or unexpired leases;

     - all allowances of compensation or reimbursement of expenses to the extent allowed by the bankruptcy court under section 330(a), 331 or 503(b)(2), (3), (4) or (5) of the bankruptcy code; and

     -  all fees payable to the United States Trustee under 28 U.S.C. sec.1930.
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     The plan provides that each allowed administrative claim will be paid in full in cash in full satisfaction, settlement, release, extinguishing, and discharge of such claim (1) at our option (a) in the ordinary course of business as such claim matures or (b) on or as soon as practicable after the distribution date, unless the holder thereof agrees to less favorable treatment of such claim; or (2) on such other date as the bankruptcy court may order. Notwithstanding the foregoing, all claims for trade debt will be paid in the ordinary course of business. Our failure to object to any administrative claim in the reorganization case is without prejudice to our right to contest or otherwise defend against such claim in any forum when and if such claim is sought to be enforced by the holder thereof after the effective date.

     Assuming that (1) neither significant litigation nor objections are filed with respect to the plan, (2) the plan is confirmed within approximately forty-five days after commencement of the reorganization case and (3) the closing under the stock purchase agreement occurs so that no termination fee is payable to Centex Financial, we estimate that unpaid administrative claims at the effective date of the plan, including fees and expenses of professionals retained by us and any statutory committee appointed in the case, as well as any unpaid trade debt, will not exceed approximately $1,984,000, including $435,000 of fees and expenses associated with the reorganization transaction.

     Priority Tax Claims. A priority tax claim is any claim of the kind entitled to priority in payment under section 507(a)(8) of the bankruptcy code, which, in general, includes unsecured claims of governmental units to the extent such claims are for income tax, property tax, withholding tax, certain kinds of employment tax, excise tax, customs duty arising from the importation of merchandise or a penalty related to the above types of claims and in compensation for actual loss.

     The plan provides that each allowed priority tax claim will be paid full in cash on the distribution date, unless the holder thereof agrees to less favorable treatment of the claim, including any treatment that may be provided for in any documentation, statue or regulation governing such claim; provided, however, that we may elect to have any allowed priority tax claim paid in deferred cash payments over a period not to exceed six years after the date of assessment of the priority tax claim, or a value, as of the effective date of the plan, equal to the amount of the allowed priority tax claim, which option will be exercised by written notice given to the holder of a priority tax claim delivered on or before the distribution date specifying a payment schedule, a rate of interest, and the date by which an objection to such treatment must be filed and served. We will have the right to prepay, without penalty or premium, any allowed priority tax claim, in whole or in part.

     We estimate there will be no allowed priority tax claims as of the effective date of the plan, other than an outstanding tax bill of approximately $88,000.

TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

     Class 1: Allowed Other Priority Claims. Class 1 consists of claims entitled to priority in payment under section 507(a)(3), (4), (5) or (6) of the bankruptcy code, including claims: (1) for wages, salaries or commissions, including vacation, severance and sick leave pay, earned within ninety days before commencement of the reorganization case up to $4,300 for each individual or corporation; and (2) for contributions to employee benefit plans, such as pension plans or health or life insurance plans, arising from services rendered within 180 days before commencement of the reorganization case up to certain dollar limits. The plan provides that each holder of an allowed other priority claim will be paid in full in cash on the distribution date or, at our option, in the ordinary course of business as the claim matures, unless the holder of such claim agrees to less favorable treatment.

     We estimate there will be no allowed other priority claims as of the effective date of the plan because we intend to seek approval of the bankruptcy court pursuant to a first day order to pay any such claims that accrue prepetition, including prepetition wages, salaries and benefits, as soon as practicable after commencement of the reorganization case and any such claims that accrue after the chapter 11 petition is filed in the ordinary course of our business. See "Summary -- Our Operation During the Reorganization Case -- First Day Orders -- Employee Wages and Benefits."

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

     CLASS 1 CLAIMS ARE UNIMPAIRED, AND EACH OF THE HOLDERS THEREOF IS CONCLUSIVELY PRESUMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(F) OF THE BANKRUPTCY CODE.

     Class 2: Allowed Miscellaneous Secured Claims. Class 2 consists of all allowed secured claims. The plan provides that, at our option, each holder of an allowed miscellaneous secured claim will be treated as follows, unless the holder agrees to less favorable treatment of the claim:

     - the legal, equitable and contractual rights to which such claim entitles the holder thereof will be unaltered by the plan;

     - the claim will receive the treatment described in section 1124(2) of the bankruptcy code, which requires that, notwithstanding a contractual provision or applicable law that entitles the holder of a claim or interest to accelerated payment upon a default, the debtor:

       (1) cure pre-petition defaults, other than defaults relating to the bankruptcy filing, the debtor's financial condition or nonmonetary obligations;

       (2)  reinstate the maturity of the holder's claim or interest;

       (3) compensate the holder for any damages incurred as a result of its reasonable reliance on acceleration of the claim or interest; and

       (4) not otherwise alter the legal, equitable or contractual rights to which the holder is entitled; or

     - all collateral securing the claim will be transferred and surrendered to the holder, without representation or warranty by or recourse against us.

With respect to any class 2 claim that receives any treatment described above, our failure to object to such claim in the reorganization case will be without prejudice to our right to contest or otherwise defend against such claim in any forum when and if such claim is sought to be enforced by the holder thereof after the effective date.

     CLASS 2 CLAIMS ARE UNIMPAIRED, AND EACH OF THE HOLDERS THEREOF IS CONCLUSIVELY PRESUMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE.

     Class 3: Allowed Unsecured Claims. Class 3 consists of all allowed unsecured claims. The plan provides that, at our option unless the holder of the claim agrees to less favorable treatment, each holder of an allowed unsecured claim will be treated as follows: (1) the legal, equitable and contractual rights to which the claim entitles the holder thereof will be unaltered by the plan; or (2) the claim will receive the treatment described in section 1124(2) of the bankruptcy code. Our failure to object to any such claim in the reorganization case will be without prejudice to our right to contest or otherwise defend against such claim in any forum when and if such claim is sought to be enforced by the holder thereof after the effective date.

     We estimate that the total amount of allowed unsecured claims as of the effective date of the plan will be $8,298,000, based on the following assumptions:

     - as soon as practicable after the petition date, the bankruptcy court will permit payment of all undisputed prepetition employee claims and all claims for goods provided and services rendered in the ordinary course of our business prior to the petition date (see "Special Factors -- Our Operation During the Reorganization Case -- First Day Orders"); and

     - the above estimate does not include an estimate of potential liability with respect to any legal proceedings against us.

     CLASS 3 CLAIMS ARE UNIMPAIRED, AND EACH OF THE HOLDERS THEREOF IS CONCLUSIVELY PRESUMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE.

     Class 4: Common Stock Interests. Class 4 consists of all common stock interests, meaning any right arising from the ownership, beneficial or otherwise, of common stock, and any outstanding rights, as of the petition date, to acquire common stock, and all claims arising from rescission of a purchase or sale of such stock or right to acquire such stock and for damages arising from such purchase or sale. The plan provides that
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each holder of a class 4 interest as of the record date for distribution other than those shareholders classified as principal holders will receive cash, on the distribution date of the plan, equal to its respective share of the closing payment. In lieu of the treatment specified above, the shareholders classified as principal holders, by voting to accept the plan, agree to less favorable treatment of their class 4 interests by retaining their common stock.

     The board determined that retaining the common stock in lieu of the cash distribution constitutes less favorable treatment than that afforded under the plan to the other holders of common stock based on the factors discussed under the caption "Special Factors -- Recommendation of the Board of Directors; Fairness of the Reorganization Transactions." See also "Special Factors -- Opinion of Financial Advisor."

     In accordance with the above-specified treatment, as a general matter, a holder of a class 4 interest, other than a shareholder classified as a principal holder, will receive its share of an estimated aggregate cash amount of approximately $280,000, or $0.106 per share.


     CLASS 4 INTERESTS ARE IMPAIRED, AND EACH OF THE HOLDERS THEREOF AS OF JULY , 2001, THE VOTING RECORD DATE, IS ENTITLED TO VOTE ON THE PLAN.


CONDITIONS TO CONFIRMATION AND OCCURRENCE OF THE EFFECTIVE DATE

     The plan provides that it is a condition to confirmation of the plan that the stock purchase agreement be in full force and effect. The occurrence of the effective date is conditioned on the satisfaction or waiver of all conditions to closing the transactions contemplated by the stock purchase agreement. See "Stock Purchase Agreement -- Conditions to Closing." In addition, the plan provides that the effective date will not occur before the first business day after the first court day that is at least ten days after entry of the confirmation order.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     The bankruptcy code gives a debtor the power, subject to the approval of the bankruptcy court, to assume or reject executory contracts and unexpired leases. Generally, an "executory contract" is a contract under which material performance, other than the payment of money, is still due by each party. Rejection or assumption may be effected pursuant to a plan of reorganization or with approval of the bankruptcy court after notice and a hearing. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred as a result of the rejection within the time provided in the plan or otherwise by the bankruptcy rules or the bankruptcy court. Damages arising from the rejection of certain employment agreements and leases of real property may be limited under the bankruptcy code. In general, in the case of assumption of an executory contract or unexpired lease, the bankruptcy code requires that the debtor promptly cure or provide adequate assurance that it promptly will cure any existing defaults (other than certain types of nonmonetary defaults, such as defaults based on bankruptcy or the debtor's financial condition) and provide adequate assurance of future performance.

     Under the plan, we will assume, as of the effective date, all executory contracts and unexpired leases, including, specifically and without limitation, the stock purchase agreement, but excluding executory contracts and unexpired leases that are (1) listed on any "Schedule of Rejected Executory Contracts" filed by us before the conclusion of the confirmation hearing, all of which contracts and leases will be rejected on and as of the effective date, (2) rejected by order of the bankruptcy court prior to the effective date or (3) the subject of any motion to reject pending on the confirmation date that is ultimately granted by final order. We must obtain the approval of Centex Financial before filing any schedule of rejected executory contracts or any motion to reject an executory contract or unexpired lease, which approval may be withheld if the effect of such schedule or motion is, or would likely be, in the reasonable judgment of Centex Financial, unfavorable to Centex Financial or us. We will perform executory contracts and leases assumed after the petition date in the ordinary course of business. Additionally, with respect to the executory contracts or unexpired leases assumed,

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we will cure any defaults or provide adequate assurance of the cure of such defaults with respect to each unexpired lease or executory contract sought to be assumed.

EMPLOYEE COMPENSATION AND BENEFIT PROGRAMS

     Pursuant to the plan, we intend that all of our employee compensation and benefit plans, policies and programs, including those benefits that are provided to individuals actually providing services for us or a subsidiary under the lease-employee management contracts with Administaff Companies, Inc., as described more fully herein and in effect on the petition date, will continue in full force and effect, without prejudice to our rights under applicable nonbankruptcy law to modify, amend or terminate any of the foregoing plans, policies and programs.

REJECTION CLAIMS

     Any claims arising out of the rejection of an executory contract or unexpired lease must be filed with the bankruptcy court no later than thirty days after the later of the effective date and the date of any final order approving our rejection of such contract or lease or be forever barred from assertion against us or our properties or estates. Each claim resulting from such rejection will constitute a class 2 claim, if it is an allowed secured claim or, otherwise, a class 3 claim. Section 502(b)(6) and (7) of the bankruptcy code contains limitations on the amount of certain rejection claims that will be allowed. Pursuant to section 502(b)(6), the claims of lessors resulting from termination of a lease of real property are limited to any unpaid rent due under the lease (without acceleration), plus the rent reserved under such lease (without acceleration) for the greater of one year, or fifteen percent, not to exceed the next three years, of the remaining term of the lease, following the earlier of the petition date and the date on which the lessor repossessed, or the lessee surrendered, the leased property. Pursuant to section 502(b)(7), the claims of employees resulting from the termination of an employment contract are limited to any unpaid compensation due under such contract (without acceleration), plus the compensation provided by such contract (without acceleration) for one year following the earlier of the petition date and the date on which the employer directed the employee to terminate, or such employee terminated, performance under such contract.

ASSUMPTION CLAIMS

     All cure and compensation payments that may be required by section 365(b)(1) and (2) of the bankruptcy code under any executory contracts or unexpired leases that are assumed will constitute administrative claims. However, in the event of a dispute regarding the amount of any such payments, the cure of any other defaults, our ability to provide adequate assurance of future performance or any other matter pertaining to assumption, we will make such payments and cure such other defaults and provide adequate assurance of future performance only following the entry of a final order resolving such dispute. We, with the consent of Centex Financial, may (but are not required to) provide notice in writing to a party to an executory contract or unexpired lease to be assumed under the plan setting forth the amount of any cure or compensation payments we intend to pay and any adequate assurance of future performance we intend to provide. If a party to such executory contract or unexpired lease has not filed an appropriate pleading with the bankruptcy court on or before the tenth day after mailing of such notice disputing the terms for assumption set forth in such notice and requesting a hearing, then such party will be deemed to have accepted such terms for assumption and waived its right to dispute such matters.

EFFECTUATION OF COMPETING ACQUISITION PROPOSAL

     As described in "Stock Purchase Agreement -- Covenants Regarding Other Acquisition Proposals," pursuant to the stock purchase agreement, we have agreed not to initiate contact with, solicit, encourage or enter into, or continue any negotiations, understandings or agreements with, any third party, or furnish any nonpublic information regarding us to any third party, with respect to any proposal to acquire all or any substantial portion of us, subject to certain exceptions. In general, to the extent required by the fiduciary obligations of our board of directors, we may respond to an unsolicited request for information from a qualified third party, and engage in negotiations with such party, with respect to a proposal for an acquisition of us,
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subject to the satisfaction of various requirements and following notification of Centex Financial of such third-party proposal.

     If Centex Financial does not offer within ten days of receipt of such notification to amend the terms of the stock purchase agreement to provide for consideration having a value at least $100,000 greater than the third-party proposal that is at least $1 million greater than Centex Financial's prior proposal, we may enter into an acquisition agreement with such third party if various conditions are satisfied. In the event that we enter into an amended stock purchase agreement with Centex Financial or a new purchase agreement, either of which results in increased consideration distributable to holders of the common stock compared to the consideration provided under the stock purchase agreement, the plan will be automatically amended to incorporate such new agreement pursuant to the provisions of Article 9 of the plan. Additionally, if we enter into a new purchase agreement, generally, all references in the plan to "Centex Financial" will automatically refer to the new purchaser under the new purchase agreement. Similarly, generally, all references in the plan to the stock purchase agreement automatically will refer to the amended stock purchase agreement with Centex Financial or the new purchase agreement, as the case may be.

PLAN MODIFICATIONS; SEVERABILITY OF PLAN PROVISIONS

     Under the plan, we have reserved the right, in accordance with and subject to section 1127 of the bankruptcy code and with the approval of Centex Financial in accordance with section 5.03 of the stock purchase agreement, to amend or modify the plan pursuant to section 1127(a), (c) and (d) of the bankruptcy code prior to entry of the confirmation order. In accordance with bankruptcy rule 3019, any modification that does not materially and adversely change the treatment of any claim or interest, the holder of which as of the voting record date voted to accept the plan, may be approved by the bankruptcy court at the confirmation hearing without the necessity of resoliciting votes. After confirmation, we, with the approval of Centex Financial, may seek to amend or modify the plan in accordance with section 1127(b), (c) and (d) of the bankruptcy code. If, prior to confirmation, any term or provision of the plan that does not govern the treatment of claims or interests or the conditions to the effective date of the plan is held by the bankruptcy court to be invalid, void, or unenforceable, the bankruptcy court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable. Without limiting the generality of the foregoing, if and to the extent that the bankruptcy court concludes that the plan cannot be confirmed with any portion of the releases provided in section 7.8 of the plan or the limitation of liability provided in section 11.11 of the plan, then the plan may be confirmed with that portion modified or excised without the consent of the entity that would otherwise receive the release or benefit from the limitation of liability so as to give effect as much as possible to such releases or limitation of liability without precluding confirmation of the plan. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The confirmation order will constitute a judicial determination and will provide that each term and provision of the plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

OFFICERS' AND DIRECTORS' INDEMNIFICATION RIGHTS

     Our obligations to indemnify our directors and officers, or those of our affiliates, as set forth in our articles of incorporation and bylaws will survive confirmation of the plan, remain unaffected by confirmation of the plan and not be discharged, regardless of whether indemnification is owed in connection with an event occurring prior to, on or subsequent to the commencement of the reorganization case. Such officers and directors will be required to prepare and file proofs of claims for any general unsecured claims for indemnification that arose prepetition.

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CONFIRMATION OF THE PLAN

THE CONFIRMATION HEARING

     Section 1128(a) of the bankruptcy code requires the bankruptcy court, after notice, to hold the confirmation hearing at which the debtor will seek confirmation of the plan. Section 1128(b) of the bankruptcy code provides that any party in interest may object to confirmation of the plan.

     Notice of the confirmation hearing will be provided to all holders of claims and interests, and to other parties in interest, in a notice to be approved by the bankruptcy court at our request. We will seek approval of a confirmation notice providing that (1) the confirmation hearing may be adjourned from time to time by the bankruptcy court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any adjournment thereof, (2) objections to confirmation must be made in writing, specifying in detail the name and address of the person or entity objecting, the grounds for the objection, and the nature and amount of the claim or interest held by the objector, if applicable, and (3) objections must be filed with the bankruptcy court, together with proof of service, and served upon the parties designated in the confirmation notice, on or before the time and date designated in the confirmation notice as being the last day for serving and filing objections to confirmation of the plan. See "Special Factors -- Our Operation During the Reorganization Case -- First Day Orders -- Scheduling Order." Objections to confirmation of the plan are governed by bankruptcy rule 9014 and the local rules of the bankruptcy court. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

REQUIREMENTS FOR CONFIRMATION UNDER SECTION 1129(a) OF THE BANKRUPTCY CODE

     In order for the plan to be confirmed, and regardless of whether all impaired classes of claims and interests vote to accept the plan, the bankruptcy code requires the bankruptcy court to determine independently that the plan complies with the requirements of section 1129(a) of the bankruptcy code.

     The requirements of section 1129(a) include, among others:

     - that the plan complies, and we, in proposing the plan complied, with the applicable provisions of chapter 11;

     - that the plan is proposed in good faith and not by any means forbidden by law;

     - that any payment made or to be made by us, or by a person issuing securities or acquiring property under the plan for services, costs or expenses in connection with the reorganization case, or in connection with the plan and incident to the reorganization case, has been approved by or is subject to approval by the bankruptcy court as reasonable;

     - that we have disclosed the identity and affiliations of any individual proposed to serve, after confirmation, as a director, officer or voting trustee of us, and that the appointment to, or continuance in, such office of such individual is consistent with the interests of the holders of claims and interests and with public policy;

     - that we have disclosed the identity of any insider that will be employed or retained by us, and the nature of any compensation for such insider;

     - as discussed more fully below, that, to the extent any holder of a claim or interest in an impaired class under the plan has not accepted the plan, the plan is in the "best interests" of such holder; and

     -  as discussed more fully below, that the plan is "feasible."

     We believe that all applicable requirements of section 1129(a) of the bankruptcy code will be satisfied at the confirmation hearing.

     Best Interests Test. Under the "best interests" test, a plan is confirmable if, with respect to each impaired class of claims or interests, each holder thereof either (1) accepts the plan or (2) will receive or retain under the plan, on account of its claim or interest, property of a value, as of the effective date of the

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plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the bankruptcy code on the effective date of the plan.

     To determine what amount the holders in each impaired class of claims or interests would receive if the debtor were liquidated on the effective date of the plan, the bankruptcy court must determine the dollar amount that would be generated from a liquidation of the assets and properties of the debtor in the context of a hypothetical chapter 7 liquidation case. The cash amount that would be available for non-administrative priority and unsecured claims against, and interests in, the debtor would consist of the proceeds from disposition of the assets of the debtor, augmented by the cash held by the debtor at the time of the commencement of the hypothetical chapter 7 case. This amount would be reduced by the amount of any secured claims, the costs and expenses of the hypothetical chapter 7 liquidation, unpaid administrative expenses of the chapter 11 case and additional administrative expense claims resulting from the termination of the debtor's business in chapter 7.

     Liquidation costs under chapter 7 would include fees payable to the chapter 7 trustee, fees payable to attorneys and other professionals that the trustee might engage, asset disposition expenses, litigation costs and claims arising from the operations of our business during the chapter 7 case. Administrative claims in the liquidation would also include unpaid expenses incurred by the debtor during the chapter 11 case, such as compensation for attorneys, financial advisors and accountants, as well as costs and expenses of members of any committee appointed in the chapter 11 case. In addition, administrative claims may arise by reason of the breach or rejection in the hypothetical chapter 7 case of executory contracts or unexpired leases entered into or assumed by us during the pendency of the chapter 11 case.

     To determine if the plan is in the best interests of our shareholders, the value of the distributions to our shareholders from proceeds of a hypothetical chapter 7 liquidation, less the estimated costs and expenses attributable thereto, is compared to the value offered under the plan to such shareholders. For a summary of the liquidation analysis, and the material assumptions we relied upon, see "Special Factors -- Liquidation Analysis." We are not aware of any events subsequent to such date that would materially impact the liquidation analysis. There can be no assurance that the assumptions underlying the liquidation analysis would be made or accepted by the bankruptcy court. However, as set forth below, we believe that hypothetical liquidation under chapter 7 would result in no distributions being made to general unsecured creditors or our shareholders, compared to full payment of claims of general unsecured creditors, and payments to our shareholders whose stock is being redeemed of $0.106 per share under the plan. Further, in a hypothetical chapter 7 liquidation, no distributions would be made to holders of administrative priority claims. Based upon the liquidation analysis, we believe that the plan is in the best interests of our shareholders because such holders will receive distributions under the plan of a value, as of the effective date, greater than the amount such holders would receive if the debtor were liquidated under chapter 7 of the bankruptcy code as of the effective date.

     Feasibility of the plan. For the plan to be confirmed, the bankruptcy court must also determine that confirmation of the plan is not likely to be followed by liquidation or the need for further financial reorganization. In applying this "feasibility test," the bankruptcy court may consider:

     -  the adequacy of our proposed capital structure;

     -  our earning power;

     -  the overall economic conditions in which we will operate;

     -  the capability of our management;

     -  the continuity of our management; and

     - any other factors the bankruptcy court deems relevant to the successful operation of us and our ability to perform the plan's provisions.

     For purposes of analyzing whether the plan meets the "feasibility" requirement, we have prepared projections of our financial performance for the period beginning June 30, 2001 and ending December 31,

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2005. These projections are described under the caption "Special
Factors -- Certain Financial Projections." Although these projections do not reflect all possible effects of the reorganization transactions, they assume that, following the consummation of the reorganization transactions, our business and operations will initially be continued substantially as they currently are being conducted. See "Special Factors -- Certain Information Regarding Centex Financial and Centex Corporation; Plans for Reorganized NAB After the Reorganization Transactions." Based on these projections, we believe that the plan provides a feasible means of reorganization through which it can be reasonably expected that we will be able to satisfy our obligations on and after the effective date of the plan. In addition, we will ask the court to estimate all contingent or unliquidated claims, including all claims relating to the legal proceedings discussed under "Business -- Legal Proceedings," for allowance under section 502 of the bankruptcy code to prevent undue delay, avoid the need for further financial reorganization, and ensure the feasibility of the plan of reorganization.

     Centex Financial intends to cause the board of directors of reorganized NAB to conduct a detailed review of reorganized NAB to consider what changes, if any, in the business of reorganized NAB are desirable in light of the circumstances as they then exist. No changes will be implemented unless the board of directors of reorganized NAB determines that the changes would benefit reorganized NAB and would create value from reorganized NAB's assets in excess of any increase in operating expenses that might result from effecting such changes. Accordingly, we believe that, following consummation of the reorganization transactions, reorganized NAB will be able to pay its operating indebtedness in the ordinary course of its business as such indebtedness becomes due.

CONFIRMATION UNDER SECTION 1129(b) OF THE BANKRUPTCY CODE -- CRAMDOWN

     Section 1129(b) of the bankruptcy code contains provisions for the confirmation of a plan of reorganization even if the plan is not accepted by the shareholders in class 4 as long as the plan "does not discriminate unfairly" and is "fair and equitable" with respect to each such class. This provision is commonly referred to as "cramdown." Subject to our sole discretion, we anticipate we would seek to utilize the cramdown provisions of section 1129(b) of the bankruptcy code if necessary to confirm the plan.

     A plan does not discriminate unfairly if no class receives more than it is legally entitled to receive for its claims or equity interests. "Fair and equitable," as defined in section 1129(b)(2) of the bankruptcy code, has different meanings for secured claims, unsecured claims and interests. There are no impaired classes of claims under the plan. With respect to interests, such as the holders of the common stock interests in class 4, the condition that a reorganization plan be "fair and equitable" includes the requirement that each class 4 interest holder receive or retain property of a value equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest. We believe that the plan does not discriminate unfairly against, and is fair and equitable with respect to, class 4, inasmuch as holders of interests in class 4 will receive property under the plan of a value substantially greater than the value of such interests.

IMPLEMENTATION OF THE PLAN

DISBURSING AGENT

     We will designate with Centex Financial's consent (which cannot be unreasonably withheld) one or more disbursing agents prior to confirmation that will receive the distributions to be made to holders of class 4 interests, and will make all distributions to such holders as required under the plan. Delivery of such distributions to the disbursing agent will constitute distributions under the plan. The disbursing agent will serve without bond.

CLOSING UNDER STOCK PURCHASE AGREEMENT

     The closing under the stock purchase agreement will occur on the effective date of the plan. On the effective date, as partial consideration for payment of the purchase price under the stock purchase agreement, Centex Financial will acquire shares of common stock representing 49.9% of our outstanding common stock following redemption of the shares contemplated by the plan of reorganization. See "Stock Purchase
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

Agreement -- Purchase and Sale of Common Stock" and "-- Classification and Treatment of Claims and Interests -- Treatment of Classified Claims and Interests -- Class 4: Common Stock Interests."

     In exchange for the foregoing, Centex Financial will, among other things, make a payment to the disbursing agent on the effective date. The amounts paid by Centex Financial pursuant to the stock purchase agreement, currently estimated at $1,549,000, will be used to fund the cash payments to be made to our shareholders whose shares are to be redeemed under the plan and to pay current claims and liabilities as they come due. See "Summary -- Sources and Uses of Funds." For a detailed description of the method of determination and payment of amounts to be paid by Centex Financial under the stock purchase agreement, see "Stock Purchase Agreement -- Determination and Payment of the Purchase Price."

DISTRIBUTIONS, SURRENDER AND CANCELLATION OF COMMON STOCK

     All cash distributions to be made under the plan to shareholders whose shares are to be redeemed under the plan will be made by the disbursing agent as provided in the plan. All other cash distributions to be made under the plan will be made by us or our designee. We can make, at our option, any payment of cash either by check or by wire transfer.

     On the effective date of the plan or as soon thereafter as practicable, we will issue and deliver to Centex Financial the purchased common stock.

     No distribution will be made to or on behalf of a shareholder whose shares are to be redeemed under the plan (other than to the disbursing agent) unless and until such shareholder surrenders its common stock certificate to the disbursing agent for cancellation pursuant to written instructions to such shareholders we will issue following closing. No distribution will be made under the plan to our shareholders whose shares are not being redeemed. Any shareholder whose shares are to be redeemed whose stock certificate has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such certificate, deliver to the disbursing agent (1) evidence satisfactory to us and the disbursing agent of the loss, theft, mutilation or destruction of such certificate and (2) such security or indemnity as may reasonably be required by us and the disbursing agent to hold us and the disbursing agent harmless with respect thereto. Any shareholder whose shares are to be redeemed that has not satisfied the requirements stated above within two years after the effective date of the plan will receive no distribution on account of its common stock and will be forever barred from asserting any claim, right or interest based on its equity ownership interest. As soon as practicable after the second anniversary of the effective date of the plan, the disbursing agent will pay any cash distribution to which such shareholder would have been entitled to those shareholders who did satisfy the requirements stated above within two years after the effective date, in proportion to the amount of common stock such shareholders surrendered.

     On the effective date, all evidences of interests that are impaired under the plan, including, without limitation, the common stock, and any liens, securities, instruments, documents or agreements created or entered into in connection therewith, held by the shareholders whose shares are to be redeemed, and any other liens, securities, instruments, documents and agreements, will be deemed released, cancelled and terminated, and our obligations relating to, arising under, in respect of or in connection with such liens, securities, instruments, documents or agreements will be cancelled, extinguished and discharged; provided, however, that evidences of such claims or interests will, effective on the effective date, represent the right to participate in distributions provided for by the plan.

     Pursuant to the plan, we will make distributions to holders of unclassified claims and creditors in classes 1, 2 and 3 on the distribution date. As part of the consummation of the reorganization transactions, including the stock purchase agreement, Centex Financial will pay to us a capitalization payment sufficient to pay these claims.

OUR MANAGEMENT AFTER THE REORGANIZATION

     On and after the effective date, our management, control and operation will become the general responsibility of our reorganized board of directors. Our initial officers and directors will consist of those

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individuals identified in this disclosure and proxy statement or otherwise disclosed to the bankruptcy court, with the approval of Centex Financial, at or prior to the confirmation hearing. See "Management -- Management of Reorganized NAB After the Reorganization Transactions." All such directors and officers will be deemed elected as of the effective date of the plan pursuant to the confirmation order. Those officers and directors not continuing in office will be deemed removed therefrom as of the effective date pursuant to the confirmation order.

EFFECTS OF PLAN CONFIRMATION

DISCHARGE AND INJUNCTION

     The rights afforded in the plan and the treatment of all claims and interests herein will be in exchange for and in complete satisfaction, discharge and release of all claims and interests of any nature whatsoever, against us or any of our assets or properties. Except as otherwise expressly provided in the plan, and provided that the effective date will have occurred, the confirmation of the plan will discharge all claims and terminate all interests to the fullest extent authorized or provided for by the bankruptcy code, including, without limitation, to the extent authorized or provided for by sections 524 and 1141 thereof. Therefore, on and after the effective date of the plan, except to the extent of the distributions to be made and other treatment provided, under the plan all holders of claims and interests will be precluded from asserting against us, any of our successors, and any of our respective assets or properties, any claims or interests based on any act or omission, transaction or other activity of any kind or nature that occurred prior to the effective date, and the confirmation order will permanently enjoin these holders of claims and interests, and our successors and assigns, from enforcing or seeking to enforce any such claims or interests against us, any of their successors, or any of our respective assets or properties. All common stock held by a shareholder whose shares are to be redeemed will be cancelled on the effective date of the plan and will not be outstanding for any purpose other than to represent the right, on compliance with Section 7.7 of the plan to receive in exchange for their certificates the cash to which such shareholders are entitled pursuant to the plan.

RELEASES

     The plan provides that on the effective date of the plan, we, on our own behalf and as representative of the estate, will release unconditionally, and be deemed to release unconditionally, each of our agents, employees, members, accountants, attorneys, financial advisors and representatives, present and former officers and directors, the entities that elected such directors to the extent that they are or may be liable for the actions or inactions of such directors, Stanwich Financial, Centex Financial and its subsidiaries, and their respective present and former officers, directors, agents, employees, members, accountants, attorneys, financial advisors and representatives, or any one or more of the foregoing, from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the bankruptcy code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before, on or after the petition date and to and including the effective date, and in any way relating to us (before, on or after the petition date), the reorganization case, the stock purchase agreement or the plan; provided, however, that the foregoing release will not apply (1) to performance or nonperformance under the plan or the stock purchase agreement or related instruments, securities, agreements or documents or (2) to any action or omission that constitutes actual fraud or criminal behavior.

     On the effective date of the plan, each shareholder that is entitled to vote on the plan will be deemed to have unconditionally released each of our agents, employees, members, accountants, attorneys, financial advisors and representatives, present and former officers and directors, the entities that elected such directors to the extent that they are or may be liable for the actions or inactions of such directors, Stanwich Financial, Centex Financial and its subsidiaries, and their respective present and former officers, directors, agents, employees, members, accountants, attorneys, financial advisors and representatives, or any one or more of the foregoing, from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the bankruptcy code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or
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

in part on any act, omission, transaction, event or other occurrence taking place before, on or after the petition date and to and including the effective date, and in any way relating to us (before, on or after the petition date), the reorganization case, the stock purchase agreement or the plan; provided, however, that the foregoing release will not apply (1) to performance or nonperformance under the plan or the stock purchase agreement or related instruments, securities, agreements or documents or (2) to any such action or omission that constitutes actual fraud or criminal behavior. EACH INDIVIDUAL HOLDER OF A CLASS 4 INTEREST CAN ELECT NOT TO GRANT THIS RELEASE BY CHECKING THE BOX PROVIDED FOR SUCH ELECTION ON THE BALLOT AND SIGNING AND RETURNING ITS BALLOT TO US.


     The release will be subject to the effect of Section 29 of the Securities Exchange Act of 1934, which provides that any condition, stipulation or provision binding any person to waive compliance with the exchange act or any rule or regulation of the exchange act is void. Accordingly, the release may not be effective with respect to certain claims arising under federal securities laws.


     The confirmation order will contain a permanent injunction to effectuate the releases granted in the plan.

     Notwithstanding the foregoing, if and to the extent that the bankruptcy court concludes that the plan cannot be confirmed with any portion of the foregoing releases, then the plan may be confirmed with that portion excised or modified without the consent of the entity that would otherwise receive the release so as to give effect as much as possible to the foregoing releases without precluding confirmation of the plan.

LIMITATION OF LIABILITY

     Notwithstanding any other provision of the plan, we, Centex Financial, and the disbursing agent as well as each of our and their respective stockholders, directors, officers, agents, employees, members, accountants, attorneys, financial advisors and representatives, or any one or more of the foregoing, will not be liable, other than for willful misconduct, to any holder of a claim or interest or any person or governmental authority, with respect to any action, omission, forbearance from action, decision, or exercise of discretion taken at any time prior to the effective date of the plan in connection with, but not limited to:

     - our management or operation, or the discharge of our duties under the bankruptcy code or applicable nonbankruptcy law;

     -  the filing of the petition for relief;

     - the implementation of any of the transactions provided for, or contemplated in, the plan or the collateral documents;

     - any action taken in connection with either the enforcement of our rights against any person or the defense of claims asserted against us with regard to the reorganization case;

     - any action taken in the negotiation, formulation, development, proposal, disclosure, confirmation or implementation of the plan, including, but not limited to, the stock purchase agreement, any competing acquisition proposal or new agreement; or

     - the administration of the plan or the assets and property to be distributed pursuant to the plan.

     Nothing in the limitation of liability will excuse performance or nonperformance under the stock purchase agreement or any of the documents, instruments, securities or agreements issued or executed to effectuate the transactions contemplated by the plan or the stock purchase agreement; and provided, further, that the liability of any person that solicits acceptance or rejection of the plan, or that participates in the offer, issuance, sale or purchase of a security offered or sold under the plan, on account of such solicitation or participation, or violation of any applicable law, rule, or regulation governing solicitation of acceptance or rejection of the plan or the offer, issuance, sale or purchase of securities, will be limited as set forth in section 1125(e) of the bankruptcy code. We, Centex Financial, and the disbursing agent, as well as each of our and their respective shareholders, directors, officers, agents, employees, members, accountants, attorneys, financial advisors and representatives, or any one or more of the foregoing, may rely reasonably upon the opinions of our and their respective counsel, accountants, and other experts or professionals and such reliance, if reasonable, will conclusively establish good faith and the absence of willful misconduct; provided, however, that a determination that such reliance is unreasonable will not, by itself, constitute a determination of willful
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misconduct. In any action, suit or proceeding by any holder of a claim or interest or any other entity contesting any action by, or non-action of us or of our respective shareholders, directors, officers, agents, employees, members, attorneys, accountants, financial advisors, and representatives, the reasonable attorneys' fees and costs of the prevailing party will be paid by the losing party, and as a condition to going forward with such action, suit, or proceeding at the outset thereof, all parties thereto will be required to provide appropriate proof and assurances of their capacity to make such payments of reasonable attorneys' fees and costs in the event they fail to prevail. The provisions of the limitation of liability are not intended to limit, and will not limit, any defenses to liability otherwise available to any party in interest in this reorganization case.

     Notwithstanding the foregoing, if and to the extent that the bankruptcy court concludes that the plan cannot be confirmed with any portion of the foregoing limitation of liability provisions, then the plan may be confirmed with that portion excised or modified, without the consent of the entity that would otherwise receive the benefit from the limitation of liability, so as to give effect as much as possible to the foregoing limitation of liability provisions without precluding confirmation of the plan.

REVESTING

     On the effective date of the plan, except as otherwise expressly provided in the plan or the confirmation order, we will be vested with all of the property of our estate free and clear of all claims, liens, encumbrances, charges, interests and other interests of any kind or nature of claimants, equity security holders or any other entities arising on or before the effective date, and we may operate our business free of any restrictions imposed by the bankruptcy code or by the bankruptcy court.

RETENTION AND ENFORCEMENT OF CAUSES OF ACTION

     Except as provided in the plan or the confirmation order, any and all claims, rights, or causes of action that constitute property of the estate or of us, whether arising under the bankruptcy code or under nonbankruptcy law, including all avoiding power actions under sections 544, 545, 547, 548, 549, and 550 of the bankruptcy code or under applicable nonbankruptcy law as applied through section 544(b) of the bankruptcy code, (1) are expressly retained and may be enforced by us and any successors in interest, and (2) may be pursued, as appropriate, in accordance with our, or our successors', best interests.

     To our best knowledge, no preferential or fraudulent transfers exist. However, we have not investigated whether any transfers of property that could constitute preferential transfers or fraudulent transfers might have occurred, and expressly reserve the right to make such an investigation and to pursue preference and fraudulent transfer claims, if any, that we may have to the extent permitted by applicable law.

UNCLAIMED DISTRIBUTIONS

     The plan provides that in the event that any distribution of property remains unclaimed for a period of two years after it has been delivered, or delivery has been attempted, or has otherwise been made available, such unclaimed property will be forfeited by such holder, and the unclaimed property will be distributed pro rata to the other holders of common stock, as applicable, to whom distributions were made under the plan.

FURTHER ASSURANCES AND AUTHORIZATIONS

     We, Centex Financial and all holders of claims or interests receiving distributions under the plan and all other parties in interest will, from time to time, if and to the extent necessary, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the plan, the stock purchase agreement and any collateral documents. Following completion of the reorganization transactions, our articles of incorporation will be amended to prohibit the issuance of nonvoting equity securities in accordance with section 1123(a)(6) of the bankruptcy code.

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                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following is a general discussion of the material federal income tax consequences of the reorganization transactions. This summary does not discuss all aspects of federal income taxation that may be relevant in light of your particular circumstances or to certain types of shareholders subject to special treatment under the federal income tax laws, such as life insurance companies, tax-exempt organizations, foreign corporations and individuals who are not citizens or residents of the United States. This summary does not discuss any aspects of state, local or foreign tax laws.

     This discussion is based on the laws, regulations, rulings and decisions now in effect and proposed and temporary regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. In view of the complexity of the reorganization transactions, the lack of applicable legal precedent, the possibility of changes in law and the potential for disputes as to legal and factual matters, we cannot assure you that the Internal Revenue Service will not successfully challenge certain of the conclusions set forth below. We have not obtained a written opinion from our tax counsel with respect to the matters discussed below.

TAX CONSEQUENCES TO SHAREHOLDERS

     Pursuant to the plan, shareholders whose stock is to be redeemed will receive cash in exchange for all of their shares of common stock. These shareholders will recognize taxable gain or loss, as the case may be, on the redemption of their common stock for cash, in an amount equal to the difference between the shareholder's adjusted tax basis in his or her common stock and the cash received in redemption therefor. Such gain or loss, as the case may be, will be a capital gain or loss if the shares of common stock redeemed are held as capital assets on the effective date of the plan.

     The shareholders whose stock is not being redeemed will continue to hold their shares of common stock and will not recognize any taxable gain or loss and will retain their adjusted basis and holding period in their common stock.

TAX CONSEQUENCES TO NAB

     We believe we have net operating loss carryovers from tax years beginning prior to January 1, 2000 of approximately $186 million. We estimate we will have additional net operating losses for the tax year beginning January 1, 2000 through the effective date of the plan of approximately $6 million. The actual amount of such net operating losses will depend on the extent to which we recognize income or loss on operations and asset sales before the effective date of the plan. The reorganization transactions will have no effect on our tax basis in our assets.

     We believe the reorganization transactions will result in our undergoing an "ownership change" within the meaning of section 382(g) of the Internal Revenue Code of 1986, as amended, which would normally result in the applicability of certain limitations under section 382(a) of the Internal Revenue Code on our ability to utilize net operating loss carryovers, tax basis in excess of an asset's fair market value, and other tax attributes to offset taxable income in periods after the date of the ownership change. However, we believe the reorganization transactions should qualify, pursuant to section 382(l)(5) of the Internal Revenue Code, for an exception to such limitation, and as a result, we believe an ownership change resulting from the reorganization transactions should not cause the net operating loss limitations to apply. Our ability to utilize net operating loss carryovers, excess tax basis and other tax attributes will, however, depend on the extent to which we recognize income on operations and asset sales after effective date of the plan. Moreover, if during the two-year period following the effective date of the plan we undergo another ownership change within the meaning of section 382(g) of the Internal Revenue Code, the qualification of the reorganization transactions pursuant to section 382(l)(5) of the Internal Revenue Code would be retroactively eliminated, and we would not be permitted to utilize any of our net operating loss carryovers, excess tax basis and other tax attributes to offset taxable income in periods ending after such second ownership change.
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     AS INDICATED ABOVE, THE FOREGOING DISCUSSION IS INTENDED TO BE A SUMMARY
ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING SUCH TAX CONSEQUENCES.

                      VOTING REQUIREMENTS AND INSTRUCTIONS

VOTING RECORD DATE


     Pursuant to bankruptcy rule 3018(b), we have fixed the close of business on
July   , 2001 as the record date for the determination of shareholders from whom votes on the plan will be accepted.


CLASSES ENTITLED TO VOTE

     Only holders of our common stock are entitled to vote to accept or reject the plan. Holders of other claims or interests and holders of claims and interests not classified under the plan are not impaired under the plan and are not entitled to vote on the plan.

BALLOTS AND DISCLOSURE AND PROXY STATEMENT PACKAGES

     The solicitation materials consist of:

     - this disclosure and proxy statement, which includes a notice of the time fixed for returning ballots;

     - the plan, which is included as Annex A to this disclosure and proxy statement;

     - appropriate ballots or master ballots, as applicable, and voting instructions; and

     -  preaddressed, postage-paid, return envelopes.

     In connection with the solicitation, we will cause a disclosure and proxy statement package to be mailed to each record shareholder as of the record date.

     We will transmit ballots to beneficial owners of common stock who are also the record holders of such stock. These ballots should be filled out by the beneficial owners, executed and returned to us. Banks, brokerage firms and agents through which beneficial owners who are not also record holders hold common stock will receive both ballots and master ballots in their disclosure and proxy statement packages, and are obligated to promptly forward a disclosure and proxy statement containing a ballot to each beneficial owner of common stock for which it holds common stock, along with a return envelope provided by and addressed to the bank, brokerage firm or agent. The beneficial owner will return the ballot to the bank, brokerage firm or agent and the bank, brokerage firm or agent will summarize the votes of its respective beneficial owners on a master ballot and return the master ballot to us.

     All ballots and master ballots must be signed and returned to us by the
expiration date, which is 5:00 p.m., Dallas, Texas time, on           , 2001,
unless we extend the deadline in our sole discretion.

TABULATION OF BALLOTS

     Ballots cast by record holders and beneficial owners of securities will be tabulated as follows:

     - All banks, brokerage firms or agents through which beneficial owners hold common stock will be instructed to aggregate on a master ballot the total of all individual ballots cast by their respective beneficial owners and return the master ballot to us. The bank, brokerage firm or agent will also be instructed to attach to the master ballot a list identifying each voting beneficial owner of common stock by account number or respective sequence number, and the number of shares of common stock held by such beneficial owner voted to accept or reject the plan.

     - Votes cast by beneficial owners holding common stock through a bank, brokerage firm or agent and transmitted by means of a master ballot will be applied against the positions held by the bank,
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

       brokerage firm or agent, as evidenced by the list of record holders. Votes submitted by a bank, brokerage firm or agent on a master ballot will not be counted in excess of the position maintained by that broker.

     - To the extent that conflicting votes or over-votes (i.e., where the aggregate claims as to which the votes have been submitted by a bank, brokerage firm or agent exceed the aggregate claims or interests held of record by that bank, brokerage firm or agent) are submitted by a bank, brokerage firm or agent summarizing votes of beneficial owners of common stock on a master ballot, we will attempt to resolve the conflict or over-vote prior to the expiration date.

     - To the extent that over-votes on a master ballot are not reconcilable prior to the expiration date, votes to accept or reject the plan will be applied by us in the same proportion as the votes to accept or reject the plan submitted on the master ballot that contained the over-vote, but only to the extent of the bank, brokerage firm or agent's position in the common stock.

     - Multiple master ballots may be completed by a single bank, brokerage firm or agent summarizing votes of beneficial owners of common stock and delivered to us. Votes reflected by multiple master ballots will be counted, except to the extent that they are duplicative of other master ballots. If two or more master ballots are inconsistent, the latest master ballot received prior to the expiration date will, to the extent of such inconsistency, supersede and revoke any prior master ballot.

     - For purposes of tabulating votes, each record holder or beneficial owner of common stock will be deemed to have voted the full amount of its claim or interest relating to the common stock.

     - Ballots that are executed and returned without any of the boxes entitled "Votes to Accept the Prepackaged Plan," "Votes to Reject the Prepackaged Plan" in the ballot portion checked, or that have both boxes checked will be deemed to constitute acceptances of the plan.

WAIVERS OF DEFECTS, IRREGULARITIES, ETC.

     Unless otherwise directed by the bankruptcy court, we will determine all questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation of ballots or master ballots in our sole discretion, which determination will be final and binding. We reserve the absolute right to contest the validity of any revocation. We also reserve the right to reject any and all ballots or master ballots not in proper form, the acceptance of which would, in our opinion or the opinion of our counsel, be unlawful. We further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular ballot or master ballot. Our interpretation, including interpretation of the ballot or master ballot and their respective instructions, unless otherwise directed by the bankruptcy court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of ballots or master ballots must be cured within such time as we or the bankruptcy court determine. Neither we nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries or notices of revocation of ballots or master ballots, nor will we or any other person incur any liabilities for failure to provide such notification. Unless otherwise directed by the bankruptcy court, delivery of ballots or master ballots will not be deemed to have been made until the irregularities have been cured or waived. Ballots or master ballots previously furnished and as to which any irregularities have not been cured or waived will be invalidated.

CASTING A BALLOT

     Your vote is important. We strongly urge you to read carefully all information contained in this disclosure and proxy statement and to return the enclosed ballot or master ballot on or before the expiration date. You may not split your vote on the plan with respect to the shares of common stock you hold. Therefore, if you are submitting a vote with respect to common stock you own beneficially, you must vote all of your common stock in the same way (i.e., all "accept" or all "reject"). You may receive multiple mailings containing a ballot, particularly if you own common stock through more than one broker. You should complete each ballot you receive.

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

     DO NOT RETURN YOUR SECURITIES WITH YOUR BALLOT. IF YOU DO NOT RECEIVE A BALLOT, YOU SHOULD PROMPTLY CONTACT US AT 4144 N. CENTRAL EXPRESSWAY, SUITE 800, DALLAS, TEXAS 75204 OR AT (888)451-7830.

AGREEMENT UPON VOTING

     The delivery of a ballot by a holder in accordance with the procedures in this disclosure and proxy statement indicating a vote to accept the plan constitutes an agreement by such holder to accept all the terms of, and conditions to, the solicitation and the plan, including those that operate to allow us to consummate a competing acquisition proposal without any further solicitation of acceptances.

     Ballots or master ballots previously delivered to us may be revoked prior to the earlier of (1) the date petitions for relief commencing the reorganization case are filed and (2) the expiration date. After the date petitions for relief commencing the reorganization case are filed, revocation may be effected only with the approval of the bankruptcy court. To be effective, a written notice of revocation must:

     -  be timely received by us at our address specified under "Voting
        Questions;"

     - specify the name of the shareholder whose vote on the plan is being revoked and, in the case of a nominee using a master ballot, the name or customer account number of the beneficial owner whose vote is being revoked;

     - be signed by the shareholder in the same manner as the original ballot or master ballot; and

     - describe the aggregate number of shares represented by the claim or interest in the same manner as the ballot or master ballot being withdrawn or revoked.

If received on or prior to the expiration date, a signed notice of revocation of a ballot is effective upon receipt by us.

     In addition, by voting to accept the plan, you will expressly waive any right you or your successors or assigns may have to change or withdraw your acceptance after the expiration date, unless the bankruptcy court determines that (1) the disclosure you received was not adequate as required by Section 1126(b) of the bankruptcy code or (2) the plan has been modified in a manner that materially and adversely changes the treatment of your claim or interest.

AUTHORIZATION

     Each ballot and master ballot must be signed by the record shareholder or its duly authorized representative. We will presume the signature of the person executing each ballot and master ballot to be genuine and duly authorized.

EXPIRATION DATE

     The solicitation period for ballots with respect to the plan will expire at
5:00 p.m., Dallas, Texas time, on           , 2001, unless and until we, in our
sole discretion, extend the period of time for which we will accept ballots. Except to the extent allowed by the bankruptcy court, we may not accept or use ballots or master ballots received after the expiration date in connection with our request for confirmation of the plan or any modification of the plan.

     We expressly reserve the right, at any time or from time to time, to extend the expiration date by making a public announcement of the extension no later than 9:00 a.m., Dallas, Texas time, on the business day following any previously announced expiration date. We will not have any obligation to publish, advertise or otherwise communicate any public announcement, other than by making a release to the Dow Jones News Service. We cannot assure you that we will exercise our right to extend the solicitation period for the receipt of ballots.

     Subject only to the provisions of the stock purchase agreement, we may terminate the solicitation or amend the terms of the solicitation at our option at any time. We may terminate the solicitation and refuse to accept ballots and master ballots or extend the solicitation and retain all ballots and master ballots until the expiration date, subject to the rights of holders to revoke the ballots or master ballots. However, pursuant to bankruptcy rule 3018(b), the bankruptcy court must determine that the solicitation period prescribed for equity security holders to accept or reject the plan is not unreasonably short.

VOTING QUESTIONS

     If you have any questions regarding the provisions or requirements for voting to accept the plan or require assistance in completing your ballot, you may contact us at 4144 N. Central Expressway, Suite 800, Dallas, Texas, 75204,
(888) 451-7830.

                            SOLICITATION INFORMATION

     We will bear the expense of preparing, printing and mailing this disclosure and proxy statement and the ballots and master ballots. In addition to the use of the mails, ballots and master ballots may be solicited by our officers and directors without additional remuneration, by personal contact or telephone. We will also request brokerage firms, nominees, custodians and fiduciaries to forward solicitation materials to the beneficial owners of shares of common stock held of record and will provide reimbursement for the cost of forwarding such materials in accordance with customary charges. Except as described above, we will not engage any third parties to make solicitations or recommendations with respect to the reorganization transactions.

                                 OTHER MATTERS

     We must receive shareholder proposals intended to be presented at our next annual meeting of shareholders on or prior to November 30, 2001 in order for such proposals to be considered for inclusion in our proxy statement, if any, relating to our 2001 annual meeting. Please be advised that, if the reorganization transactions are consummated, we will no longer be subject to the proxy rules of the Securities Exchange Act of 1934 and may not circulate a proxy statement in connection with our annual meeting.

                               FEES AND EXPENSES

     The following table presents an estimate of the costs and expenses we have incurred or expect to be incurred in connection with the reorganization transactions subsequent to December 15, 2001, all of which are to be paid by us. Amounts shown below exclude cash payments to shareholders under the plan.


Legal fees and expenses.....................................   $375,000
Accounting fees and expenses................................     20,000
Fees to financial advisors..................................    165,000
Printing, publication and mailing costs.....................     50,000
Filing fees.................................................        500
Miscellaneous...............................................      5,000
                                                               --------
  Total.....................................................   $615,500
                                                               ========

                      WHERE YOU CAN FIND MORE INFORMATION

     We file periodic reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934 relating to our business, financial condition and other matters. We are current in our obligations to file reports, statements and other information with the SEC. We have filed a Schedule 13E-3 with the SEC in connection with the proposed reorganization transactions. This disclosure and proxy statement does not contain all of the information set forth in the Schedule 13E-3, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. You may read and copy any document we file, including the Schedule 13E-3, at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Schedule 13E-3, including copies of any written reports, opinions or appraisals summarized in this disclosure and proxy statement and not provided in one of the annexes, each of which has been filed as an exhibit to the Schedule 13E-3, is also available for inspection and copying at our principal executive offices during normal business hours, at 4144 N. Central Expressway, Suite 800, Dallas, Texas 75204.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Consolidated Financial Statements
  Report of KPMG LLP........................................   F-2
  Consolidated Balance Sheets as of December 31, 2000 and
     1999...................................................   F-3
  Consolidated Statements of Operations for the Years Ended
     December 31, 2000, 1999 and 1998.......................   F-4
  Consolidated Statements of Shareholders' Equity (Deficit)
     for the Years Ended December 31, 2000, 1999 and 1998...   F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2000, 1999 and 1998.......................   F-6
  Notes to Consolidated Financial Statements................   F-7
  Consolidated Balance Sheets as of March 31, 2001
     (unaudited) and December 31, 2000......................  F-30
  Consolidated Statements of Operations for the Three Months
     Ended March 31, 2001 and 2000 (unaudited)..............  F-31
  Consolidated Statements of Cash Flows for the Three Months
     Ended March 31, 2001 and 2000 (unaudited)..............  F-32
  Notes to the Unaudited Consolidated Financial
     Statements.............................................  F-33

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND SHAREHOLDERS
NAB ASSET CORPORATION:

     We have audited the accompanying consolidated balance sheets of NAB Asset Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NAB Asset Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in notes 1 and 16 to the consolidated financial statements, the Company has suffered recurring losses from operations, is in the process of filing for bankruptcy under Chapter 11 of the United States Bankruptcy Code and its line of credit is due August 31, 2001. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in notes 1 and 16. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

     As discussed in Note 2 to the consolidated financial statements, in 1999, the Company changed its method of accounting for organizational costs in accordance with the American Institute of Certified Public Accountants Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities".

                                            KPMG LLP

Dallas, Texas
March 16, 2001, except for note 16,
which is as of April 30, 2001

                             NAB ASSET CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              ------------------
                                                                2000      1999
                                                              --------   -------
ASSETS
  Cash and cash equivalents.................................  $    198   $ 1,397
  Restricted cash...........................................     3,945     1,457
  RECEIVABLES:
     Construction loans, net................................     2,808     3,330
     Residential mortgage loans held for sale...............    51,828    46,029
     Loans to officers......................................       827     2,213
     Other receivables......................................       756       995
  Residual interest in securitization of mortgage loans.....     2,906     3,678
  Real estate owned, net....................................       492       728
  Property and equipment, net...............................       298       612
  Costs in excess of net assets acquired, net...............       230       442
  Net assets of discontinued operations.....................        --     2,855
  Other assets, net.........................................       336       670
                                                              --------   -------
       Total assets.........................................  $ 64,624   $64,406
                                                              ========   =======


LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
  LIABILITIES:
  Warehouse line of credit..................................  $ 48,634   $40,218
  Notes payable to affiliates...............................     7,102     9,277
  Drafts payable............................................     7,673     8,279
  Accounts payable and accrued expenses.....................     3,993     4,539
  Net liabilities of discontinued operations................        40        --
                                                              --------   -------
       Total liabilities....................................    67,442    62,313
  Minority interest.........................................        --        47
  Commitments and contingencies (notes 1, 12 and 16)
  SHAREHOLDERS' EQUITY (DEFICIT):
     Common stock: $.10 par value, 30,000,000 authorized
      shares; 5,091,300 issued and outstanding at December
      31, 2000 and 1999.....................................       509       509
     Additional paid-in capital.............................     7,815     7,815
     Accumulated deficit....................................   (11,142)   (6,278)
                                                              --------   -------
       Total shareholders' equity (deficit).................    (2,818)    2,046
                                                              --------   -------
       Total liabilities and shareholders' equity
        (deficit)...........................................  $ 64,624   $64,406
                                                              ========   =======

          See accompanying notes to consolidated financial statements.

                             NAB ASSET CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2000         1999         1998
                                                           ----------   ----------   ----------
REVENUES:
  Gains on sales of loans................................  $    8,518   $   13,295   $   18,530
  Interest income........................................       4,122        5,375        7,587
  Origination and other fee income.......................       8,307        8,540        9,559
                                                           ----------   ----------   ----------
     Total revenues......................................      20,947       27,210       35,676
                                                           ----------   ----------   ----------
COSTS AND EXPENSES:
  Compensation and benefits..............................      14,634       19,248       20,445
  Interest expense.......................................       3,401        3,799        5,591
  Interest expense-affiliates............................       1,080        1,776        2,432
  General and administrative.............................       6,822        7,385        7,452
  Minority interest......................................         (47)        (468)         224
                                                           ----------   ----------   ----------
     Total costs and expenses............................      25,890       31,740       36,144
                                                           ----------   ----------   ----------
Loss from continuing operations before income taxes and
  cumulative effect of change in accounting principle....      (4,943)      (4,530)        (468)
Income tax expense (benefit).............................         (55)         315          166
                                                           ----------   ----------   ----------
Loss from continuing operations before cumulative effect
  of change in accounting principle......................      (4,888)      (4,845)        (634)
Cumulative effect of change in accounting principle,
  write off of organizational costs......................          --         (155)          --
                                                           ----------   ----------   ----------
Loss from continuing operations..........................      (4,888)      (5,000)        (634)
Earnings (loss) from discontinued operations, net of
  income taxes of $0, $75 and $18........................          24       (1,553)         796
                                                           ----------   ----------   ----------
Net earnings (loss)......................................  $   (4,864)  $   (6,553)  $      162
                                                           ==========   ==========   ==========
Basic and diluted earnings (loss) per share:
Continuing operations before cumulative effect of change
  in accounting principle................................  $    (0.96)  $    (0.95)  $    (0.13)
Cumulative effect of change in accounting principle......          --        (0.03)          --
Earnings (loss) per share from discontinued operations,
  net of income taxes....................................          --        (0.31)        0.16
                                                           ----------   ----------   ----------
Earnings (loss) per share................................  $    (0.96)  $    (1.29)  $     0.03
                                                           ==========   ==========   ==========
Weighted average number of common shares outstanding.....   5,091,300    5,091,300    5,091,300
                                                           ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                             NAB ASSET CORPORATION
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                             RETAINED
                                                              ADDITIONAL     EARNINGS
                                                     COMMON    PAID-IN     (ACCUMULATED
                                                     STOCK     CAPITAL       DEFICIT)      TOTAL
                                                     ------   ----------   ------------   -------
Balance, December 31, 1997.........................   $509      $7,217       $    113     $ 7,839
Issuance of stock of subsidiaries..................     --         598             --         598
Net earnings.......................................     --          --            162         162
                                                      ----      ------       --------     -------
Balance, December 31, 1998.........................    509       7,815            275       8,599
Net loss...........................................     --          --         (6,553)     (6,553)
                                                      ----      ------       --------     -------
Balance, December 31, 1999.........................    509       7,815         (6,278)      2,046
Net loss...........................................     --          --         (4,864)     (4,864)
                                                      ----      ------       --------     -------
Balance, December 31, 2000.........................   $509      $7,815       $(11,142)    $(2,818)
                                                      ====      ======       ========     =======

          See accompanying notes to consolidated financial statements.

                             NAB ASSET CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                                                2000       1999       1998
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss).......................................  $ (4,864)  $ (6,553)  $    162
  Discontinued operations...................................       (24)     1,553       (796)
  Adjustments to reconcile net earnings (loss) to net cash
     provided by (used in) operating activities:
     Non-cash gain on securitization of mortgage loans......        --         --     (3,248)
     Amortization of net interest receivable account........       815        922        348
     Deposits to over-collateralization account.............      (795)    (1,066)      (634)
     Cash released from over-collateralization account......       752         --         --
     Depreciation and amortization..........................       634        784        779
     Deferred compensation charge...........................       184         --         --
     Change in accounting principle.........................        --        155         --
     Reduction in note receivable from affiliate in exchange
       for payment of interest..............................       277        644         --
     Minority interest......................................       (47)      (468)       224
     Net changes in:
       Residential mortgage loans originated, purchased and
          sold, net and real estate owned...................    (5,563)    32,733    (34,005)
       Restricted cash......................................    (2,488)     2,495       (297)
       Loans to officers....................................       826        827     (3,040)
       Other receivables....................................       (86)       367       (395)
       Other assets.........................................       303       (281)       139
       Drafts payable.......................................      (606)    (3,402)     6,256
       Accounts payable and accrued expenses................      (122)      (989)     2,068
                                                              --------   --------   --------
          Net cash provided by (used in) operating
            activities......................................   (10,804)    27,721    (32,439)
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Construction loan repayments, net.........................       522      6,135      3,626
  Note receivable from affiliate............................        --       (921)        --
  Acquisition of businesses, net of cash acquired...........        --        (18)      (195)
  Sales of property and equipment...........................        17         --         --
  Purchases of property and equipment.......................       (94)       (95)      (437)
                                                              --------   --------   --------
          Net cash provided by investing activities.........       445      5,101      2,994
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under (repayments of) warehouse lines of
     credit.................................................     8,416    (33,899)    24,115
  Borrowings on notes payable to affiliates.................        --         --      1,300
  Principal payments on notes payable to affiliates.........    (2,175)    (3,600)    (4,723)
  Payments received on notes receivable from affiliates.....        --         --      1,300
  Issuance of stock of subsidiaries.........................        --         --        598
                                                              --------   --------   --------
          Net cash provided by (used in) financing
            activities......................................     6,241    (37,499)    22,590
Cash provided by discontinued operations....................     2,919      5,128      5,843
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents........    (1,199)       451     (1,012)
Cash and cash equivalents at beginning of year..............     1,397        946      1,958
                                                              --------   --------   --------
Cash and cash equivalents at end of year....................  $    198   $  1,397   $    946
                                                              ========   ========   ========

          See accompanying notes to consolidated financial statements.

                     NAB ASSET CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESS, BANKRUPTCY PROCEEDINGS AND DISCONTINUED OPERATIONS

Description of Business

     NAB Asset Corporation, a Texas Corporation ("NAB") and subsidiaries (together with NAB, the "Company") is primarily engaged in the residential lending business. Prior to June 5, 1996 NAB's business consisted of the acquisition, ownership, management and disposition of loans and real estate for its own account and the account of others.

     NAB was organized on March 31, 1991, by National Asset Bank (a bank in liquidation) (the "Bank") as a wholly-owned subsidiary of the Bank for the purpose of acquiring substantially all of the assets of the Bank through a series of transactions and agreements intended to effect the final liquidation of the Bank. NAB acquired substantially all of the assets of the Bank in consideration of the issuance by the NAB of shares of its common stock, $.01 par value (the "Common Stock"), and the assumption of all the Bank's liabilities. Immediately following such acquisition, the Bank distributed the shares of Common Stock received to the holders of the Bank's common stock, (the "Bank Common Stock"), on the basis of one share of Common Stock for each ten shares of the Bank Common Stock held of record as of the close of business on July 17, 1991. Because NAB was formed for the purpose of effecting the acquisition of substantially all of the Bank's assets, NAB had only limited operating activities prior to such acquisition.

     On June 5, 1996, pursuant to the Plan and Agreement of Merger, CPS Investing Corp. ("CPS Sub"), a wholly owned subsidiary of Consumer Portfolio Services, Inc. ("CPS"), was merged with and into NAB (the "Merger"). Under the terms of the Plan and Agreement of Merger and in exchange for all of the outstanding shares of NAB $.01 par value common stock, the shareholders of NAB received on a pro rata basis (i) an aggregate cash distribution of $15.3 million ($3.64 per share), (ii) an undivided interest in a liquidating trust ("Liquidating Trust"), and (iii) 62% of the outstanding shares of common stock, $.10 par value (the "New Common Stock") of the new combined company which had a net asset value of $7.5 million as of the merger date. The Liquidating Trust was established for the benefit of converting the trust assets to cash for the NAB shareholders. On June 5, 1996 in connection with the Merger, NAB contributed approximately $3.0 million in cash and all of the remaining non-cash assets of NAB with a net book value of $3.7 million to the Liquidating Trust. No gain or loss was recognized by NAB in connection with the merger. In exchange for a $4 million contribution to NAB, CPS received 38% or 1,934,706 shares of the New Common Stock of NAB.

     In July 1996, NAB acquired from CPS 84% percent of the outstanding voting common stock of Mortgage Portfolio Services, Inc. ("MPS") for a purchase price of $300,000. NAB also acquired $2.25 million of MPS preferred stock through conversion of debt to equity and contributed approximately $249,000 to the additional paid-in capital of MPS. The MPS preferred stock acquired by NAB provides cumulative dividends at a rate of 10% per annum and has liquidation preference over the MPS common stock equal to the purchase price of the MPS preferred stock plus any accrued and unpaid dividends.

     MPS is a mortgage banking company that specializes in the purchase, origination, sale and servicing of residential mortgage loans that do not meet traditional secondary market guidelines due to credit or employment history of the borrower, debt-to-income ratios, or the nature of the collateral.

     In August 1997, MPS acquired the fixed assets and employed the personnel of a single-family mortgage lending division of a Dallas based savings and loan. A premium totaling $413,000 was paid for the operation. The division, Pacific American Mortgage Company ("PAMCO") is engaged in mortgage lending, primarily conventional conforming, non-conforming and government insured mortgages (prime).

     Total accumulated amortization of the costs in excess of net assets acquired related to MPS and PAMCO totaled $754,000 and $542,000 at December 31, 2000 and 1999, respectively.

                     NAB ASSET CORPORATION AND SUBSIDIARIES

Proposed Transaction with Centex Financial Services, Inc.

     On March 16, 2001, the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with CFS Financial Services, Inc. ("CFS") and Stanwich Financial Services Corp. ("SFSC"). Pursuant to the Stock Purchase Agreement, the Company agreed to issue to CFS a number of shares of common stock of the Company equal to 49.9% of the issued and outstanding post-redemption (as described below) common stock of the Company. These shares will be in addition to the 117,500 shares of common stock (2.31% of outstanding) of the Company currently owned by CFS. Under the Stock Purchase Agreement, at closing CFS will
(i) pay to a disbursing agent an amount (the "Closing Payment") equal to $0.125 (subject to certain negative adjustments not to exceed $50,000 in the aggregate) multiplied by the number of shares of common stock held by the Non-Principal Holders (the "Closing Payment"), and (ii) pay to the Company approximately $930,000 plus the amount of outstanding trade payables in order to fully satisfy other outstanding debts and claims of the Company. The Non-Principal Holders include all common shareholders of the Company other than CFS, Consumer Portfolio Services, Inc. ("CPS") and Greenhaven Associates, Inc. ("Greenhaven" and, together with CPS and CFS, the "Principal Holders"). Additionally at closing, CFS or an affiliate of CFS, will lend $6,102,000, net of a loan fee, to SFSC. CFS will cause the Company to pay its obligations to SFSC in the ordinary course of business and, using the proceeds from the repayment of the Company's obligations, SFSC will repay CFS or its affiliate the amounts due under the $6,102,000 note.

     As part of the Stock Purchase Agreement, the Company has agreed to solicit acceptances of a prepackaged plan of reorganization (the "Plan of Reorganization") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") from the Company's shareholders that encompasses the transactions described above. The Company has agreed to commence solicitation of these acceptances as soon as practicable following receipt of required Securities and Exchange Commission approvals. Once the Company has received the requisite consents necessary to satisfy applicable Bankruptcy Code requirements, the Company has agreed to file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code with the bankruptcy court. Consummation of transactions contemplated by the Stock Purchase Agreement is contingent upon a number of conditions precedent, including, without limitation, approval of the Plan of Reorganization by the bankruptcy court.

     Upon approval of the Plan of Reorganization, the Company will, through a disbursing agent, redeem the shares held by the Non-Principal Holders by distributing a pro-rata portion of the Closing Payment to each of the Non-Principal Holders. Following the closing, the Principal Holders will retain the number of shares of common stock they currently hold. As a result of the transactions contemplated by the Stock Purchase Agreement, CFS will own a majority of the issued and outstanding common stock of the Company following the closing. See note 16.

Discontinued Operations

     In the third quarter of 1999 the Company elected to dispose of Construction Portfolio Funding, Inc. ("CPFI") and NAFCO, Inc. CPFI began operations in December 1997 and was engaged in the business of providing financing and servicing to residential homebuilders. NAFCO began operations in 1997 and was a lender to companies in the rent-to-own and rental purchase industries.

                     NAB ASSET CORPORATION AND SUBSIDIARIES

     Summarized assets and liabilities for the discontinued operations are as follows (in thousands):

                                                               DECEMBER 31,
                                                              --------------
                                                              2000     1999
                                                              -----   ------
Loans receivable, net.......................................  $  --   $6,096
Other assets................................................    220       87
Line of credit..............................................     --   (2,914)
Other liabilities...........................................   (260)    (414)
                                                              -----   ------
Net assets (liabilities) of discontinued operations.........  $ (40)  $2,855
                                                              =====   ======

     Operating results of the discontinued operations are summarized as follows (in thousands):

                                                  YEAR ENDED DECEMBER 31, 1999
                                              ------------------------------------
                                                PERIOD FROM        PERIOD FROM
                                YEAR ENDED    JULY 1, 1999 TO   JANUARY 1, 1999 TO    YEAR ENDED
                               DECEMBER 31,    DECEMBER 31,       JUNE 30, 1999      DECEMBER 31,
                                   2000            1999         (MEASUREMENT DATE)       1998
                               ------------   ---------------   ------------------   ------------
Revenues.....................      $127           $1,554              $2,124            $7,047
Expenses.....................       103            2,430               2,801             6,251
                                   ----           ------              ------            ------
Net Earnings (loss)..........      $ 24           $ (876)             $ (677)           $  796
                                   ====           ======              ======            ======

     Revenues and expenses for the discontinued construction lending operation consisted primarily of interest income, interest expense and general and administrative expenses. Expenses in 1999 include $346,000 in costs relating to the disposition of loans and severance charges and $2,061,000 of loan losses.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Company has two reportable segments, sub-prime and prime residential mortgage banking. The sub-prime mortgage banking segment originates residential mortgage loans to borrowers who are unable to obtain financing from conventional mortgage sources due to credit problems or income qualification issues. The prime mortgage banking segment originates conventional and government guaranteed or insured mortgage loans.

     The following is a description of significant accounting and financial reporting policies:

Basis of Presentation

     The consolidated financial statements include the accounts of NAB and its majority-owned subsidiaries, with all significant inter-company transactions being eliminated in consolidation.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Restricted Cash

     Restricted cash primarily represents amounts required to be used to fund loans and repay amounts outstanding under the residential mortgage warehouse line of credit.

                     NAB ASSET CORPORATION AND SUBSIDIARIES

Residential Mortgage Loans Held for Sale

     Residential mortgage loans are stated at the lower of cost or market in the aggregate as determined by outstanding commitments from investors or current investor yield requirements.

Construction Loans Receivable

     Construction loans are carried at the outstanding principal balance net of unamortized purchase discount. The outstanding principal balance of construction loans is represented by the loan commitment amount net of the balance of construction loan advances unsettled. At the end of the interim construction phase, loans are modified, transferred to residential mortgage loans held for sale and subsequently sold to outside investors.

Residual Interest in Securitization of Mortgage Loans

     Net gains on securitization of loans represent the excess of the estimated cash to be received and assets retained by the Company over the relative fair value of the loans sold, less transaction costs. Various assumptions are used in the calculation of the gain on the sale of the loans and the valuation of the residual interest in the securitization of mortgage loans.

     The residual interests in the securitization of loans represent the sum of
(1) the net interest receivable (NIR) which is the present value of the difference between the contractual interest rates on the loans and the rate paid to the buyer or bondholder using various assumptions and (2) the over-collateralization account which is the excess monthly cash flows, other than servicing revenues, that are required to be maintained with the trustee until certain over-collateralization levels are met. The residual interest is accounted for as a trading security and as such is recorded at its estimated fair value. The Company is not aware of an active market for the purchase or sale of the residual interests. Accordingly, the Company determines the estimated fair value of the residual interests by discounting the expected cash flows released from the trust (the cash out method) using a discount rate, which the Company believes is commensurate with the risks involved.

Real Estate Owned

     Real estate owned is transferred from the loan portfolio at fair market value less estimated selling costs. The excess carrying value, if any, of the loan over the estimated fair value less selling costs is charged to the accrual for indemnifications. Any subsequent impairments in value are recognized through a valuation allowance.

Property and Equipment, Net

     Property and Equipment are stated at cost, net of accumulated depreciation. Major renewals and improvements are capitalized and depreciated. Repairs and maintenance are expensed as incurred.

     Depreciation is provided on a straight-line basis over the estimated useful lives of depreciable assets. Cost and accumulated depreciation applicable to assets retired or sold are eliminated from the accounts and any resulting gains or losses are recognized at such time.

Costs in Excess of Net Assets Acquired

     Costs in net excess of net assets acquired, which represents the excess of purchase price over fair value of net assets acquired, are amortized on a straight-line basis over five years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the costs in excess of net assets acquired balance over its remaining life can be recovered through undiscounted future operating cash flows. The assessment of the recoverability of costs in excess of assets acquired will be impacted if estimated future operating cash flows are not achieved.

                     NAB ASSET CORPORATION AND SUBSIDIARIES

Organizational Costs

     On January 1, 1999 the Company adopted the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5). SOP 98-5 provides guidance on the financial reporting of start-up costs and organizational costs. It requires costs of start-up activities and organizational costs to be expensed as incurred and currently expense net amounts previously capitalized. The Company charged-off $155,000 in organizational costs as of January 1, 1999. The amount is reported as a cumulative effect of a change in accounting principle as described in Accounting Principles Board (APB) Opinion No. 20, "Accounting Changes".

Drafts Payable

     The Company issues checks or initiates wire transfers in connection with the origination of its residential mortgage loans. Drafts payable represent checks or wire transfers on originated loans that have not been presented for payment to the bank. Upon presentment, the Company either funds the loans with operating cash or borrowings under its warehouse line of credit.

Accrual for Indemnifications


     The Company sells substantially all of its originated and purchased residential mortgage loans to third party investors for cash. The prime loans are sold individually to large mortgage bankers or financial institutions. The Company represents and warrants to the investor that the loans were underwritten to the appropriate guidelines. The sub-prime loans held for sale are being sold on a bulk and flow basis. The Company generally represents and warrants to the investor that each sub-prime loan was underwritten to the Company's guidelines and that the borrowers financial position is the same at the date of delivery to the investor as the origination date. The Company also agrees to reimburse the investor a portion of the purchase premium paid if the loan pays in full over a period of up to one year. The Company defers a portion of the purchase premium, which reduces the gain recorded on each loan sale, to cover potential liability resulting from the warranties given to the investor. The accrual for indemnifications is included in accounts payable and accrued expenses in the consolidated balance sheets.


Revenue Recognition

     Gains on sales of loans are recognized to the extent the selling price exceeds the carrying value of the loans sold based on the estimated relative fair values of the assets transferred, assets obtained and liabilities incurred. A portion of the sales price on loans sold servicing released is recorded as an accrual for indemnifications.

     Non-refundable fees and direct costs associated with the origination of loans are deferred and included in the carrying value until the related loan is sold. Interest is recognized as revenue when earned according to the terms of the security instruments and when, in the opinion of management, it is collectable.

     The Company's gain on sale of loans conforms to the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 125 (SFAS
125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Under SFAS 125, a transfer of financial assets in which control is surrendered is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in the exchange. Liabilities and derivatives incurred or obtained by the transfer of financial assets are required to be measured at fair value, if practical. Also, servicing assets and other retained interests in the transferred assets must be measured by allocating the previous carrying value between the asset sold and the interest retained, if any, based on their relative fair values at the date of transfer. See "New Accounting Pronouncements" below.

                     NAB ASSET CORPORATION AND SUBSIDIARIES

     SFAS 125 also requires an assessment of interest-only strips, loans, other receivables and retained interests in securitization (residuals). If these assets can be contractually prepaid or otherwise settled such that the holder would not recover substantially all of its recorded investment, the asset will be measured like debt securities classified as available for sale or trading securities.

     Construction related lending revenues consist primarily of interest income on loans and loan commitment fees. Interest is recognized as revenue when earned according to the terms of the loan and when, in the opinion of management, it is collectable. Non-refundable fees and direct costs are deferred and income is recognized over the life of the loan commitment using the interest method.

Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

Earnings (Loss) Per Share

     Basic earnings (loss) per share is computed based on the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed based on the weighted average number of common shares and dilutive common share equivalents outstanding during the period. For the years ended December 31, 2000, 1999 and 1998 there were no dilutive common share equivalents.

Consolidated Statements of Cash Flows

     For purposes of reporting cash flows, cash and cash equivalents include cash in banks and interest bearing demand deposits.

                     NAB ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS-SUPPLEMENTAL DISCLOSURE (IN THOUSANDS):

                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                             2000     1999     1998
                                                            ------   ------   -------
Interest paid.............................................  $3,890   $7,267   $11,235
                                                            ======   ======   =======
Taxes paid (received).....................................  $ (217)  $  354   $   163
                                                            ======   ======   =======
NON-CASH ACTIVITIES:
Residential mortgage loans held for sale transferred to
  real estate owned.......................................  $1,313   $  898   $   566
                                                            ======   ======   =======
Retirement of fully depreciated assets....................  $  142   $   --   $    --
                                                            ======   ======   =======
Notes receivable exchanged for reduction in payable to
  affiliates..............................................  $   --   $   --   $ 1,600
                                                            ======   ======   =======
Exchange of Loan to Officer for MPS common stock and
  termination of deferred compensation agreement
  Loan to Officer.........................................  $  560   $   --   $    --
  Interest receivable.....................................      48       --        --
  Accrued deferred compensation...........................    (424)      --        --
                                                            ------   ------   -------
  Charge to compensation expense..........................  $  184   $   --   $    --
                                                            ======   ======   =======

New Accounting Pronouncements

     Statement of Financial Accounting Standards No. 133 and No. 138 (SFAS 133 and 138), "Accounting for Derivative Instruments and Hedging Activities," requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS 133 and 138 require that changes in fair value of a derivative be recognized currently in earnings unless specific hedge accounting criteria are met. The Company adopted SFAS 133 and 138 on January 1, 2001, and there was no impact on the consolidated financial statements.

     In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a Replacement of FASB Statement No. 125" (SFAS 140). This Statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. See note 4 for required disclosures. The Company does not expect the adoption of SFAS 140 to have a significant impact on the consolidated financial statements.

                     NAB ASSET CORPORATION AND SUBSIDIARIES

(3) RESIDENTIAL MORTGAGE LOANS HELD FOR SALE

     Residential mortgage loans originated by the Company are fixed-rate or adjustable-rate, 15 to 30-year fully amortizing loans, secured by first and second liens on single-family residential properties. Loans held for sale were comprised of the following (in thousands):

                                                 DECEMBER 31, 2000    DECEMBER 31, 1999
                                                 ------------------   ------------------
                                                           WEIGHTED             WEIGHTED
                                                           AVERAGE              AVERAGE
                                                 AMOUNT      RATE     AMOUNT      RATE
                                                 -------   --------   -------   --------
Adjustable-rate................................  $ 9,663    10.27%    $13,124     9.52%
Fixed-rate.....................................   42,067     9.15%     32,551     8.96%
                                                 -------              -------
                                                  51,730               45,675
Deferred loan fees (net).......................       98                  354
                                                 -------              -------
                                                 $51,828              $46,029
                                                 =======              =======

     Escrow balances on mortgage loans held for sale are not included in the accompanying consolidated balance sheets and totaled $139,000 and $193,000 at December 31, 2000 and 1999, respectively.

(4) RESIDUAL INTEREST IN SECURITIZATION OF MORTGAGE LOANS

     In June 1998 the Company, through MPS, securitized approximately $51,000,000 of sub-prime mortgage loans. MPS retained the servicing responsibilities for the loans. MPS recorded a net gain of $1,908,000 or 3.74% of the principal balance of the loans sold, which is the excess of the cash received and fair value of the assets retained by the Company over the relative fair value of the loans sold, less transaction costs. No servicing asset was recorded upon securitization of the loans as the service fee represents adequate compensation.

     The performance of the loans underlying the security through December 31, 2000 and 1999 is as follows:

                                      DECEMBER 31, 2000                 DECEMBER 31, 1999
                                ------------------------------    ------------------------------
                                FIXED RATE     ADJUSTABLE RATE    FIXED RATE     ADJUSTABLE RATE
                                -----------    ---------------    -----------    ---------------
Remaining Principal...........  $17,131,000      $6,794,000       $21,925,000      $15,479,000
Annualized prepayment rates...        13.86%          27.09%            12.20%           20.90%
Cumulative losses.............  $     1,000              --       $    28,000               --
Delinquency percentages
  30-59 days..................         1.48%           3.70%              .43%            2.46%
  60-89 days..................          .20%             --               .54%            2.17%
  Over 90 days................           --              --               .81%            1.25%
  Delinquent bankruptcies.....         4.71%           5.71%             1.79%             .98%
  Loans in foreclosure........         2.47%          12.89%             3.53%            4.25%
  Foreclosed loans............         1.85%           4.31%              .86%            4.43%
  Total delinquencies.........        10.71%          26.61%             7.96%           15.54%


     The Company purchased a mortgage pool insurance policy that covers all losses on loan and real estate dispositions up to 5% of the initial pool balances. Claims for losses totaled $929,000 and $60,000 for the years ended December 31, 2000 and 1999 that have been paid to date by the insurer. Total remaining loss coverage under the pool insurance policy is $1,580,000. The fee for the insurance coverage is .52% annually of the unpaid principal of the loans. Losses paid by the insurer have no financial statement impact on the Company.


     In addition, to facilitate the sale, the Company provided a credit enhancement for the benefit of the investors in the form of an over-collateralization account held by the trust. The over-collateralization account is required by the servicing agreement to be maintained at 2.75% of the fixed rate balance and 4% of the

                     NAB ASSET CORPORATION AND SUBSIDIARIES
adjustable rate balance of the securities, subject to certain minimum performance requirements relating to the loans in the security. One of these requirements is a delinquency (60 days or more) ratio that must be less than 10.50% on a six month rolling average basis. In December of 2000, the actual delinquency ratio exceeded 10.50%. As a result, the required levels of over-collateralization were increased to an amount equal to the principal balance of the loans that are 60 days or more delinquent. At December 31, 2000 that amount was $2,862,000. No cash will be released to the Company until the delinquency ratio declines to below 10.50% or the over-collateralization account exceeds the new required levels of over-collateralization. Based upon the projected decline in delinquencies the Company expects to resume receiving distributions in the third or fourth quarter of 2001. Cash released to the Company from the over-collateralization account in 2000 totaled $752,000. No cash had been released prior to the second quarter of 2000.

     At December 31, 2000 and 1999 the residual interests in the securitization consisted of the following:

                                                                 2000         1999
                                                              ----------   ----------
NIR.........................................................  $1,164,000   $1,978,000
Over-collateralization account..............................   1,742,000    1,700,000
                                                              ----------   ----------
                                                              $2,906,000   $3,678,000
                                                              ==========   ==========

     Escrow balances on securitized loans serviced by the Company are not included in the accompanying consolidated balance sheets and totaled $21,000 and $27,000 at December 31, 2000 and 1999, respectively.

     The assumptions used in the valuation of the residual interests at December 31, 2000 and 1999 were as follows:

                                                    DECEMBER 31, 2000         DECEMBER 31, 1999
                                                 -----------------------   -----------------------
                                                   FIXED      ADJUSTABLE     FIXED      ADJUSTABLE
                                                 ----------   ----------   ----------   ----------
Discount rate..................................     12%          12%          12%          12%
Weighted average life..........................  4.95 years   2.02 years   4.58 years   2.77 years
Prepayment speeds-ramp up to...................   20% CPR      70% CPR      17% CPR      35% CPR
Cumulative defaults............................    12.50%       12.50%       15.50%       18.00%
Cumulative losses, net of losses covered by
  pool insurance...............................     .25%         .25%         .62%         .71%

     The general decline in interest rates during 2000 resulted in increasing prepayments that the Company has considered in the valuation at December 31, 2000. Because of the higher prepayment assumptions, the cumulative defaults and resulting loss assumptions decreased as there are less loans that could default. Additionally as discussed above, cash flows from the over-collateralization account are not expected to resume until the third or fourth quarter of 2001. Changes in the assumptions negatively impacted earnings from the residual interest in 2000 by $314,000. Changes in assumptions primarily related to prospective prepayments for adjustable rate loans negatively impacted earnings from the residual interest in 1999 by $217,000.

                     NAB ASSET CORPORATION AND SUBSIDIARIES

     At December 31, 2000, the sensitivity of the fair value of the residual interest to two adverse changes in each of the key assumptions was as follows (in thousands):

Carrying value of residual interest.........................  $2,906
                                                              ======
DISCOUNT RATE:
  Up 10% to 13.2%...........................................  $ (102)
                                                              ======
  Up 20% to 14.4%...........................................  $ (198)
                                                              ======
PREPAYMENT SPEEDS:
  Up 10% to ramp up to 22% CPR for fixed and 77% CPR for
     adjustable.............................................  $ (117)
                                                              ======
  Up 20% to ramp up to 24% CPR for fixed and 84% CPR for
     adjustable.............................................  $ (225)
                                                              ======
CUMULATIVE LOSSES:
  Up 10% to .275%...........................................  $ (127)
                                                              ======
  Up 20% to .3%.............................................  $ (255)
                                                              ======

(5) PROPERTY AND EQUIPMENT, NET

     Property and equipment, stated at cost, consists of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
Furniture and Equipment.....................................  $ 1,007   $   905
Computer Equipment and Software.............................      790       973
Accumulated Depreciation....................................   (1,499)   (1,266)
                                                              -------   -------
                                                              $   298   $   612
                                                              =======   =======

(6) REAL ESTATE OWNED

     Activity in the allowance for real estate losses consists of the following (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
Balance, beginning of year..................................  $ 440    $ 147    $  14
Increase in allowance for foreclosures......................    487      748      230
Charge-offs, net............................................   (421)    (455)     (97)
                                                              -----    -----    -----
Balance, end of year........................................  $ 506    $ 440    $ 147
                                                              =====    =====    =====

(7) WAREHOUSE LINE OF CREDIT

     MPS has a $55,000,000 line of credit agreement with a bank, of which $48,634,000 was outstanding at December 31, 2000. The credit agreement matures April 30, 2001 (see note 16) and requires monthly payments of principal and interest. The interest rate charged the Company is based upon a spread over the one month LIBOR rate plus 1.75% to 2.75%, as defined in the credit agreement. At December 31, 2000 the LIBOR was 6.68%. Generally, the Company must fund 2% of the mortgage loan amount and 10% of the outstanding balance of the construction loan. At December 31, 1999, MPS had an $80,000,000 line of credit agreement with a bank of which $40,218,000 was outstanding. The terms were similar to those in the current line-of-credit agreement. Outstanding amounts are collateralized by residential mortgage loans held for sale and construction loans. Fees paid in association with the line of credit have been capitalized and amortized over the life of the warehouse line of credit. The line of credit is guaranteed by NAB.

                     NAB ASSET CORPORATION AND SUBSIDIARIES

     As of December 31, 2000, MPS had not met its debt to tangible net worth covenant as established by the terms of the line-of-credit agreement. A 10 to 1 debt to tangible net worth ratio must be maintained to be in compliance. At December 31, 2000, MPS's debt to tangible net worth was 10.59 to 1. The covenant violation was due mostly to delays in loan purchases from one investor, which caused the warehouse liability account to be higher than expected. The credit agreement allows the MPS to cure any covenant violation within 30 days. As of January 31, 2001 the covenant violation was cured. In addition, the MPS obtained a waiver from the collateral agent to satisfy the temporary out of compliance condition.

(8) NOTES PAYABLE TO AFFILIATES

     Notes payable to affiliates were comprised of the following (in thousands):

                                                               DECEMBER 31,
                                                              ---------------
                                                               2000     1999
                                                              ------   ------
Note payable to SFSC, unsecured, interest at 14% payable
  monthly, due December 31, 2002............................  $4,000   $   --
Note payable to SFSC, unsecured, interest at 14% payable
  monthly, due December 31, 2002............................   3,102       --
Note payable to SFSC, unsecured, interest at 13% payable
  quarterly, principal due December 31, 2002, restructured
  March 2000................................................      --    4,000
Line of credit payable to SFSC, unsecured, interest at 16%
  payable quarterly, payable in full on December 31, 2002,
  restructured March 2000...................................      --    3,500
Note payable to SFSC, unsecured, interest at 14% payable
  quarterly, due December 31, 2002, restructured March
  2000......................................................      --      900
Note payable to SFSC, unsecured, interest at 13% payable
  quarterly, due December 31, 2002, restructured March
  2000......................................................      --      877
                                                              ------   ------
                                                              $7,102   $9,277
                                                              ======   ======

     On March 15, 2000 NAB entered into a Second Debt Restructure Agreement, effective March 7, 2000, with SFSC in which SFSC agreed to extend the maturity dates on the existing indebtedness to December 31, 2002 and combine the amounts outstanding that date into two notes. Additionally, SFSC agreed to defer monthly interest payments, at NAB's option, on the notes to March 31, 2001; provided that any deferred interest payment will bear interest at 14% per annum until paid. Beginning in March 2001, monthly principal payments of $100,000 are required in addition to monthly interest (and any deferred interest). At December 31, 2000 total interest due including deferred interest was $437,000. NAB has elected to defer interest since July 2000. Charles E. Bradley Sr., NAB's Chairman of the Board owns SFSC. NAB currently does not have the cash resources to make principal or interest payments under the notes.

     Principal repayments related to the notes payable to affiliates are as follows (in thousands):

YEAR ENDED DECEMBER 31,
-----------------------
2001........................................................  $  449
2002........................................................   6,653
                                                              ------
                                                              $7,102
                                                              ======

                     NAB ASSET CORPORATION AND SUBSIDIARIES

(9) ACCRUAL FOR INDEMNIFICATIONS

     The accrual for indemnifications, representing the estimate of the liability as a result of warranties given to investors, is included in accounts payable and accrued expenses in the consolidated balance sheets. Activity in the accrual for indemnifications consisted of the following:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2000      1999      1998
                                                          -------   -------   -------
Balance, beginning of year..............................  $   956   $   830   $   500
Increase in accrual for loans sold and recoveries.......      663     1,141     1,555
Charge-offs, net........................................   (1,277)   (1,015)   (1,225)
                                                          -------   -------   -------
Balance, end of year....................................  $   342   $   956   $   830
                                                          =======   =======   =======

     Increases in the accrual for indemnifications result from a deferral of a portion of the gain resulting from the sale of loans and, to a lesser extent, recoveries of previously written down repurchased loans and real estate owned. Charge offs result from the write-down to fair market value of loans and real estate repurchased from investors and indemnification payments made to investors in lieu of loan repurchase.

(10) SHAREHOLDER AND OPTION AGREEMENTS

     In June 1996 the Board of Directors adopted the 1996 Incentive Stock Option Plan (the "Incentive Plan") and the 1996 Non-Employee Director Stock Option Plan (the "Director Plan" and, together with the Incentive Plan, the Option Plans). The Incentive Plan provided for, among other things, the grant to key employees of the Company options to purchase shares of NAB Common Stock. The Director Plan provided for, among other things, the grant of options to purchase shares of NAB Common Stock to directors of the Company who were not also employees of the Company.

     The Option Plans were not presented to the shareholders for approval. The Company currently has no employee or director stock option plans, and there are no currently outstanding stock options held by any employee or director.

     In April 1998, the board of directors authorized the Company to make payments to officers and directors in lieu of stock options that had been conditionally granted to them under the Option Plans. As a result, the Company recorded a charge of $108,000 in 1999 and $636,000 in 1998. No such charges were made in 2000.

     In 1997, the Company entered into agreements with the executives of MPS that granted options to the executives, exercisable only if certain conditions are satisfied, to acquire up to 20% of the authorized common shares of MPS. The number of shares to be issued pursuant to the agreements was dependent upon several factors, including the future earnings and value of MPS.

     In June 1998, the Company, MPS and the executives entered into a Restructure Agreement, which terminated the options. In exchange for the termination of the options, the Company entered into a deferred compensation arrangement with the executives that requires the Company to pay annual installments of $1,121,000, $1,101,000 and $1,101,000 in the years 1999, 2000 and 2001, respectively, to the executives, as long as the executives continue employment with the Company. If an executive is terminated without cause all remaining amounts due under the deferred compensation arrangement become immediately payable.

     The Company also granted loans totaling $3,040,000 to the executives repayable in three equal annual installments, plus interest at 5.7% per annum, beginning June 30, 1999. The loans are secured by the stock that each executive owns, which aggregates approximately 19% of the outstanding shares of MPS. If the executive terminates for any reason prior to the end of the three-year period, all remaining amounts under the note become immediately payable.

                     NAB ASSET CORPORATION AND SUBSIDIARIES

     In April 2000, the Company and one of the executives agreed to terminate his deferred compensation agreement in exchange for full repayment of the note receivable and return of the executive's stock in MPS. The Company recorded a $184,000 charge to compensation expense as a result.

     Compensation expense totaling $1,197,000, $1,278,000 and $778,000 was recorded in the 2000, 1999 and 1998 financial statements, respectively as a result of these agreements.

(11) INCOME TAXES

     Total income taxes for the three years ended December 31, 2000 were allocated as follows (in thousands):

                                                               YEAR ENDING DECEMBER 31,
                                                              --------------------------
                                                               2000      1999      1998
                                                              ------    ------    ------
From continuing operations..................................   $(55)     $315      $166
From discontinued operations................................     --        75        18
                                                               ----      ----      ----
                                                               $(55)     $390      $184
                                                               ====      ====      ====

     Income taxes from continuing operations are comprised of the following (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                             2000      1999     1998
                                                            -------   -------   -----
CURRENT
  Federal.................................................  $     2   $   190   $  17
  State...................................................     (245)      313     232
DEFERRED
  Federal.................................................   (1,579)   (1,829)   (143)
  State...................................................       (7)     (188)    (27)
                                                            -------   -------   -----
                                                             (1,829)   (1,514)     79
Increase in valuation allowance...........................    1,774     1,829      87
                                                            -------   -------   -----
                                                            $   (55)  $   315   $ 166
                                                            =======   =======   =====

     The Company's tax expense (benefit) before cumulative effect of change in accounting principle differs from the amount determined by applying the statutory federal rate of 35% to loss from continuing operations before income taxes and cumulative effect of change in accounting principle as follows (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                             2000      1999     1998
                                                            -------   -------   -----
Expense (benefit) at Federal rate.........................  $(1,730)  $(1,586)  $(164)
Excess inclusion interest.................................        2       190      --
State taxes...............................................     (164)      (81)    205
Other.....................................................       63       (37)     38
Increase (decrease) in valuation allowance................    1,774     1,829      87
                                                            -------   -------   -----
Expense (benefit) per accompanying consolidated statements
  of operations...........................................  $   (55)  $   315   $ 166
                                                            =======   =======   =====

                     NAB ASSET CORPORATION AND SUBSIDIARIES

     The components of the deferred taxes assets and liabilities are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
DEFERRED TAX ASSETS:
Accrual for indemnifications................................  $    130   $    351
Excess inclusion income.....................................       248        338
Foreclosure allowance.......................................       336        212
Deferred compensation.......................................       120        138
Other.......................................................       123        185
Tax net operating loss carryforwards........................    67,649     65,855
                                                              --------   --------
  Deferred tax assets.......................................    68,606     67,079
Valuation allowance.........................................   (68,569)   (66,795)
                                                              --------   --------
  Deferred tax assets.......................................        37        284
DEFERRED TAX LIABILITIES:
Deferred loan costs.........................................       (37)       (64)
Other.......................................................        --        (32)
                                                              --------   --------
  Deferred tax liabilities..................................       (37)       (96)
                                                              --------   --------
Net deferred tax asset (included in other receivables)......  $     --   $    188
                                                              ========   ========

     Net Federal deferred tax assets on a consolidated basis totaled $68.6 million and $67.0 million at December 31, 2000 and 1999, respectively, with corresponding valuation allowances of $68.6 million and $66.8 million, respectively. No Federal deferred tax assets have been recognized in the 2000 or 1999 consolidated financial statements due to the fact that, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized.

     At December 31, 2000, for federal income tax purposes, the Company had regular tax and alternative minimum tax net operating loss carryforwards of approximately $193 million expiring as follows (in thousands):

YEAR                                                         AMOUNT
----                                                        --------
2003......................................................  $ 51,214
2004......................................................    42,120
2005......................................................    28,004
2006......................................................    11,091
Thereafter................................................    60,196
                                                            --------
                                                            $192,625
                                                            ========

     On June 5, 1996 the Company amended its Articles of Incorporation and By-laws to restrict the acquisition of 5% or more of the outstanding shares of New Common Stock of the Company so as to prevent the occurrence of an ownership change under Section 382 of the federal income tax laws. Section 382 of the Internal Revenue Code of 1986 (Section 382), as amended, provides in general that if a corporation undergoes an ownership change, the amount of taxable income that the corporation may offset after the date of such ownership change will be subject to an annual limitation. The Company's NOL's could become subject to certain limitations on utilization in the event the Company undergoes an ownership change within the meaning of Section 382.

                     NAB ASSET CORPORATION AND SUBSIDIARIES

(12) COMMITMENTS AND CONTINGENCIES

     MPS is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to originate and sell loans and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements.

     Commitments to originate mortgage loans are agreements to provide financing at a fixed or variable interest rate subject to specific terms and a customer's creditworthiness on a case-by-case basis. These commitments have fixed expiration dates and other termination clauses and may require payment of a fee. At December 31, 2000 and 1999 MPS had commitments to originate mortgage loans of approximately $11,733,000 and $14,793,000, respectively. These commitments do not necessarily represent future cash requirements, as some portion of the commitments will expire without being drawn upon or will be declined for credit or other reasons. At December 31, 2000 and 1999, MPS had no outstanding firm commitments to purchase loans. At January 1, 2001 MPS had a $50,000,000 commitment with a remaining balance of $4,084,000 to sell sub-prime loans to an institutional investor. On December 21, 2000, the commitment was extended to January 31, 2001 to allow for additional time to fill the remaining commitment balance. The remaining commitment balance was not fulfilled in January 2001; however, no fee was charged by the investor.

     MPS has entered into loan sale agreements with investors in the normal course of business that includes standard representations and warranties customary to the mortgage banking industry. Violations of these representations and warranties may require MPS to repurchase loans previously sold. As of December 31, 2000 and 1999, MPS had repurchase requests from investors outstanding of $177,000 and $1,248,000, respectively. These amounts may not necessarily represent future repurchases as the Company has not completed its review and analysis of the validity of the repurchase request. MPS may in certain circumstances choose to indemnify the investor rather than repurchase the loan. Generally the Company would prefer to indemnify the investor for losses rather than repurchase the loan or real estate as there can be a significant time period before the loan, or resulting real estate, is foreclosed upon. Under MPS's bank line of credit repurchased loans and foreclosed property require greater amounts of MPS's funds to finance than normal originations and if the loan or foreclosed property remains outstanding for an extended period of time, the asset may not be financed at all. In most instances the investor requires repurchase rather than indemnification. In the opinion of management, the potential exposure related to loan sale agreements of MPS will not have a material adverse effect on the consolidated financial position and results of operations of the Company. Losses resulting from repurchases and indemnifications are charged to the accrual for indemnifications when it is probable that a loss has occurred.

     The Company's originations of conventional and government insured or guaranteed loans are sold to investors on a loan by loan basis. If the loan does not close within the allotted time period, the Company is under no further obligation to the investor.

     The Company has been named as a defendant in the following related lawsuits, all filed in or after December, 2000 in the Superior Court for Los Angeles County, California: Robert Schultz et al. vs. Stanwich Financial Services Corp., et al.; Jerry Walls, et al. vs. Stanwich Financial Services Corp., et al.; Martha Torbitt vs. Merrill Lynch Settlement Services, Inc. et al.; Robert A. Havlik, et al. vs. Morgan Stanley Dean Witter & Co., et al.; and Lawrence M. Gomes, et al. vs. Merrill Lynch Pierce Fenner & Smith Incorporated, et al. The plaintiffs in each of these suits, except the Schultz suit, are structured settlement payees to whom Stanwich Financial Services Corp. ("SFSC") is indebted. In addition to the Company, there are numerous defendants in these suits, including SFSC, Charles E. Bradley, Sr., Charles E. Bradley, Jr., several major financial institutions and certain others. All of these suits arise out of SFSC's default on certain payments to the payees. Although the claims made and the relief sought vary somewhat from suit to suit, in general (1) the suits allege breach of contract, breach of fiduciary duty, negligence, conversion, fraudulent conveyance, fraud

                     NAB ASSET CORPORATION AND SUBSIDIARIES
and violations of certain statutes and (2) the relief sought includes compensatory and punitive damages, statutory penalties and attorneys' fees and costs. The plaintiffs in the Schultz suit, who are former owners of a predecessor of the SFSC business and current operators of a structured settlement business, also claim that their business and reputation has been damaged by SFSC's default in payments to the payees and seek damages for unfair competition. The Walls and Torbitt suits claim class action status, and the plaintiffs in the Schultz suit purport to sue on behalf of the payees. The plaintiffs' theory of liability against the Company in these suits is based on the allegations that the Company is the alter ego of SFSC and Mr. Bradley, Sr., who is the sole shareholder and director of SFSC and the Chairman of the Board of the Company, and that the Company participated in the actions and omissions alleged. The Company denies these allegations and intends to vigorously defend against these lawsuits. No monetary damages have yet been claimed by the plaintiffs.

     The Company is also subject to lawsuits that arise in the ordinary course of its business. Management is of the opinion, based in part upon consultation with its counsel, that although the outcomes cannot be determined at this time the liability of the Company, if any, arising from existing and threatened lawsuits would not have a material adverse effect on the Company's consolidated financial position and results of operations.

     The Company conducts its business from leased facilities. Rent expense for continuing operations of approximately $1,360,000, $1,260,000 and $1,082,000 have been recorded for the years ended December 31, 2000, 1999 and 1998, respectively.

     At December 31, 2000, minimum rental commitments under all noncancelable leases with terms exceeding one year were as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
2001........................................................  $  998
2002........................................................     815
2003........................................................     171
2004........................................................      34
                                                              ------
                                                              $2,018
                                                              ======

(13) RELATED PARTY TRANSACTIONS

     On March 7, 2000, CPFI borrowed $500,000 from two officers of the Company. The notes were paid in July 2000. A renewal note was entered into in July 2000 for $185,000 with one of the officers and is included in net liabilities of discontinued operations in the accompanying consolidated balance sheet at December 31, 2000. The note bears interest at 14% and is due April 30, 2001. The note is secured by real estate owned by CPFI with a net book value of $213,000.

     In May 1999, the Company advanced SFSC $921,000 pursuant to a promissory note. As of December 31, 1999, the note had a balance of $277,000. This note was fully paid by SFSC in March 2000.

     In October 1998, the Company borrowed $800,000 from SFSC pursuant to an unsecured promissory note. The loan was paid off in 1998.

     In September 1998, the Company borrowed $500,000 from SFSC pursuant to an unsecured promissory note. The loan was paid off in 1998.

     In December 1997, the Company borrowed $5,500,000 from CPS pursuant to an unsecured promissory note. The loan was paid off in 1999. Messrs. Bradley, Sr. and Bradley, Jr. are officers and directors of CPS.

     The Company sold its Retail Automotive Sales Segment in June, 1997 to a company controlled by Charles E. Bradley, Sr., the Chief Executive Officer and Chairman of NAB and Charles E. Bradley, Jr., a

                     NAB ASSET CORPORATION AND SUBSIDIARIES
director of NAB, for $1,500,000. The purchase price consisted of a $200,000 cash payment and a note for $1,300,000. The note was satisfied in 1998.

     Also see Note 8 for additional related party transactions.

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made using estimated fair value amounts that have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.

     The carrying values of cash and cash equivalents, restricted cash, loans to officers and drafts payable are a reasonable estimate of their fair value due to the short-term nature of these instruments.

     The estimated fair values of the Company's financial instruments are as follows:

                                                               DECEMBER 31,
                                               ---------------------------------------------
                                                       2000                    1999
                                               ---------------------   ---------------------
                                               CARRYING                CARRYING
                                                VALUE     FAIR VALUE    VALUE     FAIR VALUE
                                               --------   ----------   --------   ----------
FINANCIAL ASSETS:
  Construction loans.........................  $ 2,808     $ 2,808     $ 3,330     $ 3,330
  Residential mortgage loans held for sale...   51,828      52,485      46,029      46,888
  Residual interest in the securitization of
     mortgage loans..........................    2,906       2,906       3,678       3,678
FINANCIAL LIABILITIES:
  Warehouse line of credit...................   48,634      48,634      40,218      40,218
  Notes payable to affiliates................    7,102       7,102       9,277       9,277

     The following methods and assumptions were used in estimating the Company's fair value disclosures for financial instruments:

     Construction loans: The carrying value reported in the consolidated balance sheets approximates fair value as the construction loans are short term and bear interest at a rate that approximates current market interest rates for similar types of credit.

     Residential mortgage loans held for sale: The fair value of loans receivable held for sale is determined in the aggregate based on current investor yield requirements.

     Warehouse line of credit: The fair value of the variable rate line of credit is equal to its carrying value as the variable rates are considered to be the market rates.

     Notes payable to affiliates: The carrying value reported in the consolidated balance sheets approximates fair value based upon current investor yield requirements for similar instruments.

(15) SEGMENT REPORTING

     The Company has two reportable segments, sub-prime and prime residential mortgage banking. The sub prime mortgage banking segment originates residential mortgage loans to borrowers who are unable to obtain financing from conventional mortgage sources due to credit problems or income qualification issues. The prime mortgage banking segment originates conventional and government guaranteed or insured mortgage loans. Both of the business segments operate within the U.S.

                     NAB ASSET CORPORATION AND SUBSIDIARIES

     The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies. The segment data includes charges for interest and taxes from the parent, NAB Asset Corporation. Allocation between segments represents charges from the sub prime mortgage banking operation to the prime mortgage operation for administrative services. The charges are based upon an estimate of actual expenses incurred.

     Information concerning the operations of the segments is as follows (in thousands):

                                                         SUB PRIME    PRIME
                                                         MORTGAGE    MORTGAGE
                                                          BANKING    BANKING     TOTAL
                                                         ---------   --------   -------
YEAR ENDED DECEMBER 31, 2000
Revenues, other than interest..........................   $ 7,721    $ 9,104    $16,825
Interest income........................................     1,983      2,054      4,037
Interest expense.......................................     1,546      2,144      3,690
Depreciation and amortization..........................       283        311        594
Segment loss...........................................    (3,401)       (56)    (3,457)
Segment assets(1)......................................        --         --     65,658
Expenditures for fixed assets(1).......................        --         --         94
YEAR ENDED DECEMBER 31, 1999
Revenues, other than interest..........................   $ 8,062    $13,773    $21,835
Interest income........................................     2,601      2,556      5,157
Interest expense.......................................     1,657      2,522      4,179
Depreciation and amortization..........................       488        346        834
Segment profit.........................................    (4,179)     1,303     (2,876)
Segment assets(1)......................................        --         --     59,969
Expenditures for fixed assets(1).......................        --         --         95
YEAR ENDED DECEMBER 31, 1998
Revenues, other than interest..........................   $11,630    $16,459    $28,089
Interest income........................................     3,797      3,175      6,972
Interest expense.......................................     2,769      3,383      6,152
Depreciation and amortization..........................       403        264        667
Segment profit.........................................       119      2,637      2,756
OTHER NON-CASH ITEMS:
  Securitization of mortgage loans.....................     3,248         --      3,248
Segment assets(1)......................................        --         --    100,680
Expenditures for fixed assets(1).......................        --         --        437

---------------

(1) The Company has not disclosed separate asset information for the sub prime and prime mortgage segments because that information is not produced internally.

                     NAB ASSET CORPORATION AND SUBSIDIARIES

     The reconciliation of the segment information above to that as reported in the Consolidated Balance Sheets and Statements of Operations is as follows (in thousands):

                                                           2000      1999      1998
                                                          -------   -------   -------
Revenues
Total revenues for reportable segments..................  $20,862   $26,992   $35,061
Other revenues..........................................       85       218       615
                                                          -------   -------   -------
     Total consolidated revenues........................  $20,947   $27,210   $35,676
                                                          =======   =======   =======
Interest Income
Total interest income for reportable segments...........  $ 4,037   $ 5,157   $ 6,972
Unallocated interest income.............................      374       598     1,177
Net interest paid to corporate from segments............     (289)     (380)     (562)
                                                          -------   -------   -------
     Total consolidated interest income.................  $ 4,122   $ 5,375   $ 7,587
                                                          =======   =======   =======
Interest Expense
Total interest expense for reportable segments..........  $ 3,690   $ 4,179   $ 6,152
Unallocated interest expense............................    1,080     1,776     2,433
Net interest paid to corporate from segments............     (289)     (380)     (562)
                                                          -------   -------   -------
     Total consolidated interest expense................  $ 4,481   $ 5,575   $ 8,023
                                                          =======   =======   =======
Earnings (loss)
Total segment profit (loss).............................  $(3,457)  $(2,876)  $ 2,756
Unallocated amounts:
  Interest expense......................................   (1,080)   (1,776)   (2,433)
  Corporate income......................................       85       218       615
  Corporate expenses....................................     (772)   (1,259)   (1,910)
  Minority interest.....................................       47       468      (224)
  Net interest paid to corporate from segments..........      289       380       562
                                                          -------   -------   -------
Earnings (loss) from continuing operations, before
  cumulative effect of change in accounting principle...  $(4,888)  $(4,845)  $  (634)
                                                          =======   =======   =======

                                                          2000      1999       1998
                                                         -------   -------   --------
ASSETS
Total assets for reportable segments...................  $65,658   $59,969   $100,680
Elimination of corporate payables/receivables..........   (2,014)   (1,187)      (464)
Net assets of discontinued operations..................       --     2,855      9,536
Other assets...........................................      980     2,769      3,565
                                                         -------   -------   --------
  Total consolidated assets............................  $64,624   $64,406   $113,317
                                                         =======   =======   ========

     During 2000, approximately $6,717,000 or 32% of the Company's revenues were as a result of loan sales to four customers. During 1999, approximately $9,469,000 or 35% of the Company's revenues were as a result of loan sales to three customers. During 1998 approximately $5,619,000 or 16% of the Company's revenues were the result of sub-prime loan sales to one customer.

     In the normal course of its business, the Company has concentrations of credit risk in its mortgage origination activities for loans originated in certain geographic areas. For the three years ended December 31, 2000 the Company originated a majority of the mortgage loans in Texas and California.

                     NAB ASSET CORPORATION AND SUBSIDIARIES

(16) SUBSEQUENT EVENTS AND GOING CONCERN

     The Company has suffered recurring losses from operations. In the third quarter of 1999 NAB elected to dispose of its investments in CPFI and NAFCO in order to reduce its debt to SFSC and to provide operating funds for NAB. The dispositions have been substantially completed.

     NAB's sole source of internally generated cash is from interest and tax sharing payments from MPS. No tax sharing payments are expected until MPS generates sufficient taxable income to offset its accumulated tax losses. Interest payments currently approximate $72,000 each quarter, less than the cash required by NAB to fund operating expenses as they currently exist.

     As discussed in Note 1, the Company has entered into a Stock Purchase Agreement with Centex Financial Services, Inc. The Company will as part of the Stock Purchase Agreement solicit acceptances of a prepackaged plan of reorganization (the "Plan of Reorganization") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") from the Company's shareholders. The Company has agreed to commence solicitation of these acceptances as soon as practicable following receipt of required Securities and Exchange Commission approvals. Once the Company has received the requisite consents necessary to satisfy applicable Bankruptcy Code requirements, the Company has agreed to file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code with the bankruptcy court. Consummation of transactions contemplated by the Stock Purchase Agreement is contingent upon a number of conditions precedent, including, without limitation, approval of the Plan of Reorganization by the bankruptcy court. It is anticipated that upon completion of the transactions contemplated, NAB will have sufficient funds to pay its creditors.

     Management has had no indication that the CFS transactions will not be completed as contemplated. If the CFS transactions do not occur the Company will be required to sell assets, operations or its investment in MPS to settle its obligations. Additionally, MPS's line of credit matured on April 30, 2001 and the maturity date was extended to the earlier of (1) August 31, 2001 or (2) termination of the reorganization transactions. All amounts outstanding at the termination of the line of credit are due within sixty days of maturity. There can be no assurance that the lenders will extend or renew MPS's credit facility. As discussed below MPS has entered into a Master Mortgage Loan Purchase Agreement with Centex Credit Corporation. The agreement may be terminated upon 30 days notice. If the CFS transactions are not completed, it is expected that the CCC agreement would be terminated. If financing is unavailable the Company will be required to sell assets, operations or its investment in MPS to settle its obligations.

     On March 22, 2001, MPS entered into a Master Mortgage Loan Purchase Agreement with Centex Credit Corporation (CCC). The Agreement allows the Company to sell certain mortgage loans, based on product type, to CCC. The Company will assign the collateral, loan file and take out commitment from the investor to CCC, and CCC will fund a portion of the purchase price to the Company. Upon final payment from the investor, CCC will remit the remaining funds to the Company. In addition to the purchase price, the Company will receive interest at the rate stated in the mortgage loan less the Federal Funds rate plus 1.5%.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The above factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                     NAB ASSET CORPORATION AND SUBSIDIARIES

(17) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Selected quarterly financial data was as follows (in thousands, except per share data):

                                                  DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,
                                                      2000           2000          2000       2000
                                                  ------------   -------------   --------   ---------
Revenues........................................     $4,966         $5,823       $ 5,583     $ 4,575
Expenses........................................      5,878          6,514         7,064       6,434
                                                     ------         ------       -------     -------
Loss from continuing operations before income
  taxes.........................................       (912)          (691)       (1,481)     (1,859)
Income tax expense (benefit)....................        (67)             5             5           2
                                                     ------         ------       -------     -------
Loss from continuing operations.................       (845)          (696)       (1,486)     (1,861)
Earnings (loss) from discontinued operations....         --             (7)           45         (14)
                                                     ------         ------       -------     -------
Net loss........................................     $ (845)        $ (703)      $(1,441)    $(1,875)
                                                     ======         ======       =======     =======
Basic and diluted loss per share:
Continuing operations...........................     $(0.17)        $(0.14)      $ (0.29)    $ (0.37)
Earnings (loss) per share from discontinued
  operations....................................         --             --           .01          --
                                                     ------         ------       -------     -------
Loss per share..................................     $(0.17)        $(0.14)      $ (0.28)    $ (0.37)
                                                     ======         ======       =======     =======

                                                  DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,
                                                      1999           1999          1999       1999
                                                  ------------   -------------   --------   ---------
Revenues........................................    $ 5,526         $ 6,861      $ 7,558     $7,265
Expenses........................................      6,864           7,965        8,690      8,221
                                                    -------         -------      -------     ------
Loss from continuing operations before income
  taxes and change in accounting principle......     (1,338)         (1,104)      (1,132)      (956)
Income tax expense..............................         52             198           36         29
                                                    -------         -------      -------     ------
Loss from continuing operations before change in
  accounting principle..........................     (1,390)         (1,302)      (1,168)      (985)
Change in accounting principle..................         --              --           --       (155)
Earnings (loss) from discontinued operations....       (648)           (185)        (911)       191
                                                    -------         -------      -------     ------
Net loss........................................    $(2,038)        $(1,487)     $(2,079)    $ (949)
                                                    =======         =======      =======     ======
Basic and diluted loss per share:
Continuing operations before change in
  accounting principle..........................    $ (0.27)        $ (0.26)     $ (0.23)    $(0.19)
Change in accounting principle..................         --              --           --      (0.03)
Earnings (loss) per share from discontinued
  operations....................................      (0.13)          (0.03)       (0.18)      0.03
                                                    -------         -------      -------     ------
Loss per share..................................    $ (0.40)        $ (0.29)     $ (0.41)    $(0.19)
                                                    =======         =======      =======     ======

                     NAB ASSET CORPORATION AND SUBSIDIARIES

(18) PARENT COMPANY FINANCIAL STATEMENTS

                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
                                                               (IN THOUSANDS)
ASSETS
  Cash and cash equivalents.................................  $    --   $    71
  Loans to MPS officers.....................................      827     2,213
  Note receivable from MPS..................................    1,800     1,800
  Note receivable from affiliate............................       --       277
  Investment in discontinued operations.....................       --     2,855
  Investment in MPS.........................................    5,179     6,637
  Other assets..............................................      168       251
                                                              -------   -------
     Total assets...........................................  $ 7,974   $14,104
                                                              =======   =======
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
LIABILITIES:
  Bank overdraft............................................  $    14   $    --
  Notes payable to affiliates...............................    7,102     9,277
  Payable to MPS............................................    1,985     1,201
  Payable to MPS officers...................................      441       860
  Other accounts payable and accrued expenses...............    1,210       720
  Net liability of discontinued operations..................       40        --
                                                              -------   -------
     Total liabilities......................................   10,792    12,058
SHAREHOLDERS' EQUITY (DEFICIT)..............................   (2,818)    2,046
                                                              -------   -------
     Total liabilities and shareholders' equity (deficit)...  $ 7,974   $14,104
                                                              =======   =======

                            STATEMENTS OF OPERATIONS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2000        1999        1998
                                                              ---------   ---------   --------
                                                                       (IN THOUSANDS)
REVENUES:
  Interest income...........................................   $   374     $   597     $1,177
  Earnings (loss) from MPS..................................    (3,410)     (2,530)     2,532
  Earnings (loss) from discontinued operations..............        24      (1,553)       796
                                                               -------     -------     ------
     Total revenues (loss)..................................    (3,012)     (3,486)     4,505
                                                               -------     -------     ------
COSTS AND EXPENSES:
  Compensation and benefits.................................       260         585      1,316
  Interest expense-affiliates...............................     1,080       1,776      2,433
General and administrative expenses.........................       517         486        576
  Income taxes..............................................        (5)        220         18
                                                               -------     -------     ------
     Total costs and expenses...............................     1,852       3,067      4,343
                                                               -------     -------     ------
Net earnings (loss).........................................   $(4,864)    $(6,553)    $  162
                                                               =======     =======     ======

                     NAB ASSET CORPORATION AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2000        1999        1998
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss).......................................   $(4,864)    $(6,553)    $   162
  Discontinued operations...................................       (24)      1,553        (796)
  Adjustments to reconcile net earnings (loss) to net cash
     used in operating activities:
  Undistributed earnings (loss) from MPS....................     3,410       2,530      (2,532)
  Deferred compensation charge..............................       184          --          --
  MPS intercompany tax (benefit) expense....................      (755)       (562)      1,237
  Depreciation..............................................         9         106         119
  Reduction in note receivable from affiliate in exchange
     for payment of interest................................       277         644          --
  NET CHANGES IN:
     Bank overdraft.........................................        14          --          --
     Other assets...........................................         9          24         134
     Payable to MPS.........................................       784         884         559
     Payable to MPS officers................................         5         177         683
     Accounts payable and accrued expenses..................       490         267        (138)
                                                               -------     -------     -------
       Net cash used in operating activities................      (461)       (930)       (572)
                                                               -------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Repayments from (loans to) MPS............................        --       1,700          --
  Preferred stock dividend from MPS.........................        --          --         463
  Proceeds from sale of property and equipment..............        17          --          --
  Note receivable from affiliate............................        --        (921)         --
  Pushdown of deferred compensation liability...............    (1,197)     (1,278)       (778)
  Acquisition of MPS preferred stock........................        --      (1,000)         --
  Repayments from (loans to) MPS officers...................       826         827      (3,040)
                                                               -------     -------     -------
       Net cash provided by (used in) investing
          activities........................................      (354)       (672)     (3,355)
                                                               -------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on notes payable to affiliates.................        --          --       1,300
  Principal payments on notes payable to affiliates.........    (2,175)     (3,600)     (4,723)
  Payments received on notes receivable from affiliates.....        --          --       1,300
                                                               -------     -------     -------
       Net cash used in financing activities................    (2,175)     (3,600)     (2,123)
  Cash provided by discontinued operations..................     2,919       5,128       5,843
                                                               -------     -------     -------
Net decrease in cash and cash equivalents...................       (71)        (74)       (207)
Cash and cash equivalents at beginning of year..............        71         145         352
                                                               -------     -------     -------
Cash and cash equivalents at end of year....................   $    --     $    71     $   145
                                                               =======     =======     =======

                     NAB ASSET CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                               MARCH 31,    DECEMBER 31,
                                                                 2001           2000
                                                              -----------   ------------
                                                              (UNAUDITED)
ASSETS


Cash and cash equivalents...................................    $    411      $    198
Restricted cash.............................................       3,102         3,945
RECEIVABLES:
  Construction loans, net...................................       1,512         2,808
  Residential mortgage loans held for sale..................      69,705        51,828
  Loans to officers.........................................         827           827
  Other receivables.........................................         681           756
Residual interest in securitization of mortgage loans.......       2,950         2,906
Real estate owned...........................................          97           492
Property and equipment, net.................................         305           298
Costs in excess of net assets acquired, net.................         177           230
Other assets................................................         307           336
                                                                --------      --------
          Total assets......................................    $ 80,074      $ 64,624
                                                                ========      ========


LIABILITIES AND SHAREHOLDERS' DEFICIT

LIABILITIES:
  Warehouse lines of credit.................................    $ 59,269      $ 48,634
  Notes payable to affiliates...............................       7,102         7,102
  Drafts payable............................................      12,761         7,673
  Accounts payable and other liabilities....................       4,821         3,993
  Net liabilities of discontinued operations................          21            40
                                                                --------      --------
          Total liabilities.................................      83,974        67,442
  SHAREHOLDERS' DEFICIT:
     Common stock: $.10 par value, 30,000,000 authorized
      shares, 5,091,300 shares issued and outstanding at
      March 31, 2001 and December 31, 2000..................         509           509
     Additional paid-in capital.............................       7,815         7,815
     Accumulated deficit....................................     (12,224)      (11,142)
                                                                --------      --------
          Total shareholders' deficit.......................      (3,900)       (2,818)
                                                                --------      --------
          Total liabilities and shareholders' deficit.......    $ 80,074      $ 64,624
                                                                ========      ========

     See accompanying notes to unaudited consolidated financial statements

                     NAB ASSET CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
REVENUES:
  Gains on sales of loans...................................  $    2,178   $    1,895
  Interest income...........................................       1,046          978
  Origination and other fee income..........................       3,025        1,702
                                                              ----------   ----------
          Total revenues:...................................       6,249        4,575
COSTS AND EXPENSES:
  Compensation and benefits.................................       4,333        3,863
  Interest expense..........................................         795          725
  Interest expense-affiliates...............................         264          301
  General and administrative................................       1,952        1,592
  Minority interest.........................................          --          (47)
                                                              ----------   ----------
          Total costs and expenses..........................       7,344        6,434
                                                              ----------   ----------
Loss from continuing operations before income taxes.........      (1,095)      (1,859)
Income tax expense..........................................           2            2
                                                              ----------   ----------
Loss from continuing operations.............................      (1,097)      (1,861)
Earnings (loss) from discontinued operations, net of income
  taxes.....................................................          15          (14)
                                                              ----------   ----------
Net loss....................................................  $   (1,082)  $   (1,875)
                                                              ==========   ==========
Basic and diluted loss per share:
Continuing operations.......................................  $    (0.21)  $    (0.37)
Discontinued operations.....................................          --           --
                                                              ----------   ----------
Loss per share..............................................  $    (0.21)  $    (0.37)
                                                              ==========   ==========
Weighted average number of shares outstanding...............   5,091,300    5,091,300
                                                              ==========   ==========

     See accompanying notes to unaudited consolidated financial statements

                     NAB ASSET CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (1,082)   $(1,875)
  Adjustments to reconcile net loss to net cash from (used
     by) operating activities:
     Amortization of net interest receivable account........       141        149
     Deposits to overcollateralization account..............      (185)      (160)
     Depreciation and amortization..........................        90        176
     Minority interest......................................        --        (47)
     Net changes in:
       Restricted cash......................................       843        284
       Residential mortgage loans held for sale and real
        estate owned........................................   (17,482)     5,939
       Construction loans...................................     1,296       (548)
       Other receivables....................................        75        354
       Drafts payable.......................................     5,088        468
       Other assets.........................................        20         77
       Accounts payable and other liabilities...............       828        (60)
  Discontinued operations...................................       (15)        14
                                                              --------    -------
          Net cash from (used by) operating activities......   (10,383)     4,771
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................       (35)       (46)
                                                              --------    -------
          Net cash used by investing activities.............       (35)       (46)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under (repayments of) warehouse lines of
     credit.................................................    10,635     (6,360)
  Principal payments on notes payable to affiliates.........        --     (1,724)
                                                              --------    -------
          Net cash from (used by) financing activities......    10,635     (8,084)
Cash from (used by) discontinued operations.................        (4)     2,009
                                                              --------    -------
Net increase (decrease) in cash and cash equivalents........       213     (1,350)
Cash and cash equivalents at beginning of period............       198      1,397
                                                              --------    -------
Cash and cash equivalents at end of period..................  $    411    $    47
                                                              ========    =======
Supplement disclosure of cash flow information:
  Cash paid during the period for
          Interest..........................................  $    799    $   873
          Taxes.............................................  $      1    $     3

     See accompanying notes to unaudited consolidated financial statements

                     NAB ASSET CORPORATION AND SUBSIDIARIES

            NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESS, BANKRUPTCY PROCEEDINGS AND DISCONTINUED OPERATIONS

     Description of Business

     NAB Asset Corporation, (the "Company" or "NAB") is a financial services company engaged in two reportable segments, sub-prime and prime residential mortgage banking. The residential mortgage banking business is conducted through a majority owned subsidiary, Mortgage Portfolio Services, Inc. ("MPS"). MPS originates, acquires and sells prime and sub-prime mortgage loans. The prime segment of MPS is operated as a division, Pacific American Mortgage ("PAMCO"). Previously, the Company had two additional segments, a residential construction lending business, Construction Portfolio Funding, Inc. ("CPFI"), which originated and held for investment single family residential construction loans to homebuilders and a commercial finance operation, NAFCO Inc. ("NAFCO"), which provided financing to operators of rent-to-own or rental purchase retailers. In the third quarter of 1999, the Company elected to dispose of CPFI and NAFCO.

     NAB was organized on March 31, 1991, by National Asset Bank (a bank in liquidation) (the "Bank") as a wholly-owned subsidiary of the Bank for the purpose of acquiring substantially all of the assets of the Bank through a series of transactions and agreements intended to effect the final liquidation of the Bank. NAB acquired substantially all of the assets of the Bank in consideration of the issuance by the NAB of shares of its common stock, $.01 par value (the "Common Stock"), and the assumption of all the Bank's liabilities. Immediately following such acquisition, the Bank distributed the shares of Common Stock received to the holders of the Bank's common stock, (the "Bank Common Stock"), on the basis of one share of Common Stock for each ten shares of the Bank Common Stock held of record as of the close of business on July 17, 1991. Because NAB was formed for the purpose of effecting the acquisition of substantially all of the Bank's assets, NAB had only limited operating activities prior to such acquisition.

     On June 5, 1996, pursuant to the Plan and Agreement of Merger, CPS Investing Corp. ("CPS Sub"), a wholly owned subsidiary of Consumer Portfolio Services, Inc. ("CPS"), was merged with and into NAB (the "Merger"). Under the terms of the Plan and Agreement of Merger and in exchange for all of the outstanding shares of NAB $.01 par value common stock, the shareholders of NAB received on a pro rata basis (i) an aggregate cash distribution of $15.3 million ($3.64 per share), (ii) an undivided interest in a liquidating trust ("Liquidating Trust"), and (iii) 62% of the outstanding shares of common stock, $.10 par value (the "New Common Stock") of the new combined company which had a net asset value of $7.5 million as of the merger date. The Liquidating Trust was established for the benefit of converting the trust assets to cash for the NAB shareholders. On June 5, 1996 in connection with the Merger, NAB contributed approximately $3.0 million in cash and all of the remaining non-cash assets of NAB with a net book value of $3.7 million to the Liquidating Trust. No gain or loss was recognized by NAB in connection with the merger. In exchange for a $4 million contribution to NAB, CPS received 38% or 1,934,706 shares of the New Common Stock of NAB.

     Proposed Transaction with Centex Financial Services, Inc.

     On March 16, 2001, the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with CFS Financial Services, Inc. ("CFS") and Stanwich Financial Services Corp. ("SFSC"). Pursuant to the Stock Purchase Agreement, the Company agreed to issue to CFS a number of shares of common stock of the Company equal to 49.9% of the issued and outstanding post-redemption (as described below) common stock of the Company. These shares will be in addition to the 117,500 shares of common stock (2.31% of outstanding) of the Company currently owned by CFS. Under the Stock Purchase Agreement, at closing CFS will
(i) pay to a disbursing agent an amount (the "Closing Payment") equal to $0.125 (subject to certain negative adjustments not to exceed $50,000 in the aggregate) multiplied by the number of shares of common stock held by the Non-Principal Holders (the "Closing Payment"), and (ii) pay to the Company approximately $930,000 plus the amount of outstanding trade payables in order to fully satisfy other outstanding debts and claims of the Company. The Non-Principal Holders include all common shareholders of the Company other than CFS, Consumer Portfolio Services, Inc. ("CPS") and Greenhaven

                     NAB ASSET CORPORATION AND SUBSIDIARIES

Associates, Inc. ("Greenhaven" and, together with CPS and CFS, the "Principal Holders"). Additionally at closing, CFS or an affiliate of CFS, will lend $6,102,000, net of a loan fee, to SFSC. CFS will cause the Company to pay its obligations to SFSC in the ordinary course of business and, using the proceeds from the repayment of the Company's obligations, SFSC will repay CFS or its affiliate the amounts due under the $6,102,000 note.

     As part of the Stock Purchase Agreement, the Company has agreed to solicit acceptances of a prepackaged plan of reorganization (the "Plan of Reorganization") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") from the Company's shareholders that encompasses the transactions described above. The Company has agreed to commence solicitation of these acceptances as soon as practicable following receipt of required Securities and Exchange Commission approvals. A Schedule 14a was filed with the Securities and Exchange Commission on April 16, 2001 and the Company is awaiting comments from the Commission. Once the Company has received the requisite consents necessary to satisfy applicable Bankruptcy Code requirements, the Company has agreed to file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code with the bankruptcy court. Consummation of transactions contemplated by the Stock Purchase Agreement is contingent upon a number of conditions precedent, including, without limitation, approval of the Plan of Reorganization by the bankruptcy court.

     Upon approval of the Plan of Reorganization, the Company will, through a disbursing agent, redeem the shares held by the Non-Principal Holders by distributing a pro-rata portion of the Closing Payment to each of the Non-Principal Holders. Following the closing, the Principal Holders will retain the number of shares of common stock they currently hold. As a result of the transactions contemplated by the Stock Purchase Agreement, CFS will own a majority of the issued and outstanding common stock of the Company following the closing.

     Discontinued Operations

     In the third quarter of 1999 the Company elected to dispose of CPFI and NAFCO. CPFI began operations in December 1997 and was engaged in the business of providing financing and servicing to residential homebuilders. NAFCO began operations in 1997 and was a lender to companies in the rent-to-own and rental purchase industries.

     Summarized assets and liabilities for the discontinued operations are as follows (in thousands):

                                                              MARCH 31,   DECEMBER 31,
                                                                2001          2000
                                                              ---------   ------------
Other assets................................................    $ 215        $ 220
Loan from officer...........................................     (185)        (185)
Other liabilities...........................................      (51)         (75)
                                                                -----        -----
          Net liabilities of discontinued operations........    $ (21)       $ (40)
                                                                =====        =====

     Operating results of the discontinued operations are summarized as follows (in thousands):

                                                              THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                              -------------
                                                              2001    2000
                                                              -----   -----
Revenues....................................................  $ --    $ 95
Expenses....................................................   (15)    109
                                                              ----    ----
Net earnings (loss).........................................  $ 15    $(14)
                                                              ====    ====

                     NAB ASSET CORPORATION AND SUBSIDIARIES

     The net earnings in 2001 are attributable to resolution of pending litigation at NAFCO at a cost less than the amount anticipated and accrued.

     On March 7, 2000, CPFI borrowed $500,000 from two officers of the Company. The notes were paid in July 2000. A renewal note was entered into in July 2000 for $185,000 with one of the officers and is included in net liabilities of discontinued operations in the accompanying consolidated balance sheet at December 31, 2000. The note bears interest at 14% and was due April 30, 2001. The maturity date has been extended to July 30, 2001. The note is secured by real estate owned by CPFI with a net book value of $213,000. Interest due at March 31, 2001 totals $9,000.

     New Accounting Pronouncements

     Statement of Financial Accounting Standards No. 133 and No. 138 (SFAS 133 and 138), "Accounting for Derivative Instruments and Hedging Activities," requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS 133 and 138 require that changes in fair value of a derivative be recognized currently in earnings unless specific hedge accounting criteria are met. The Company adopted SFAS 133 and 138 on January 1, 2001, and there was no impact on the consolidated financial statements.

(2) BASIS OF FINANCIAL STATEMENT PRESENTATION

     The consolidated balance sheet of the Company as of March 31, 2001, the related consolidated statements of operations and the cash flows for the three month periods ended March 31, 2001 and 2000 are unaudited. These statements reflect, in the opinion of management, all adjustments consisting only of normal recurring accruals necessary for a fair presentation of the consolidated balance sheet of the Company as of March 31, 2001, and results of consolidated operations and consolidated cash flows for the three months ended March 31, 2001 and 2000. The results of consolidated operations for the three month period ended March 31, 2001 are not necessarily indicative of the results of consolidated operations to be expected for the entire year of 2001.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Securities and Exchange Commission ("SEC") Form 10-Q and therefore do not include all information and footnotes normally included in consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States. Accordingly, these unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's annual report on SEC form 10-K for the year ended December 31, 2000.

(3) WAREHOUSE LINES OF CREDIT

     MPS has a $55,000,000 line of credit agreement with a bank, of which $49,729,000 was outstanding at March 31, 2001. The interest rate charged the Company is based upon a spread over the one month LIBOR rate plus 1.75% to 2.75%, as defined in the credit agreement. At March 31, 2001, the LIBOR was 5.13%. Generally, the Company must fund 2% of the mortgage loan amount and 10% of the outstanding balance of the construction loan. Outstanding amounts are collateralized by residential mortgage loans held for sale and construction loans. Fees paid in association with the line of credit have been capitalized and amortized over the life of the warehouse line of credit. The line of credit is guaranteed by NAB. The line of credit maturity scheduled for April 30, 2001 was extended to the earlier of (i) August 31, 2001 or (ii) termination of the CFS transactions. All amounts outstanding at the termination of the line of credit are due within sixty days of maturity. To provide additional credit enhancement to the lenders, CFS agreed to repurchase any defective loan, as defined by the amended agreement upon demand by the bank. Mortgage loans receivable,

                     NAB ASSET CORPORATION AND SUBSIDIARIES
construction loans receivable and real estate owned totaling $61,720,000 are pledged as collateral under the line of credit.

     On March 22, 2001, MPS entered into a Master Mortgage Loan Purchase Agreement with Centex Credit Corporation (CCC). The Agreement allows the Company to finance certain mortgage loans, based on product type, with CCC. The Company will assign the collateral, loan file and take out commitment from the investor to CCC, and CCC will fund a portion of the purchase price to the Company. Upon final payment from the investor, CCC will remit the remaining funds to the Company. In addition to the purchase price, the Company will receive interest at the rate stated in the mortgage loan less the Federal Funds rate plus 1.5% (5.29% at March 31, 2001). Outstanding borrowings under the agreement total $9,540,000 at March 31, 2001 and are collateralized by mortgage loans held for sale totaling $9,594,000.

(4) NOTES PAYABLE AND OTHER LIABILITIES DUE TO AFFILIATES

     At March 31, 2001, the Company has borrowed under notes from Stanwich Financial Services Corp. ("SFSC") a total of $7,102,000. Charles E. Bradley, Sr., who is an officer and director of NAB, owns SFSC.

     On March 15, 2000 NAB entered into a Second Debt Restructure Agreement, effective March 7, 2000, with SFSC in which SFSC agreed to extend the maturity dates on the indebtedness to December 31, 2002. Additionally, SFSC agreed to defer monthly interest payments, at NAB's option, on the notes to March 31, 2001; provided that any deferred interest payment will bear interest at 14% per annum until paid. Beginning in March 2001, monthly principal payments of $100,000 are required in addition to monthly interest (and any deferred interest). NAB currently does not have the cash resources to make principal or interest payments under the notes.

     CFS advanced $50,000 to NAB pursuant to a note, with interest at 8%, due on demand. Proceeds were used to pay costs associated with the CFS transactions. An officer of the Company advanced MPS $220,000 in March 2001. The amount remains due at March 31, 2001 and is included in accounts payable and other liabilities in the consolidated balance sheet.

(5) SEGMENT REPORTING

     The Company has two reportable segments, sub-prime and prime mortgage banking. The sub-prime mortgage banking segment originates residential mortgage loans to borrowers who are unable to obtain financing from conventional mortgage sources due to credit problems or income qualification issues. The prime mortgage banking segment originates conventional and government guaranteed or insured mortgage loans. All of the business segments operate within the U.S.

     The following is a summary of the results of continuing operations, before change in accounting principle by business line for the three months ended March 31, 2001 as compared to the three months ended March 31, 2000 (in thousands):

                                                                                  LOSS FROM CONTINUING
                                          EXTERNAL REVENUE    INTEREST EXPENSE         OPERATIONS
                                          -----------------   -----------------   ---------------------
BUSINESS LINE                              2001      2000      2001      2000       2001        2000
-------------                             -------   -------   -------   -------   ---------   ---------
Residential mortgage
  banking-sub-prime.....................  $3,405    $2,191    $  269    $  391     $  (461)    $(1,259)
Residential mortgage banking-prime......   2,834     2,344       597       405        (286)       (254)
Corporate and intercompany
  eliminations..........................      10        40       193       230        (350)       (348)
                                          ------    ------    ------    ------     -------     -------
          Total.........................  $6,249    $4,575    $1,059    $1,026     $(1,097)    $(1,861)
                                          ======    ======    ======    ======     =======     =======

                     NAB ASSET CORPORATION AND SUBSIDIARIES

     The following is a summary of total assets by business line for March 31, 2001 as compared to December 31, 2000 (in thousands):

                                                              MARCH 31,   DECEMBER 31,
                                                                2001          2000
                                                              ---------   ------------
Residential mortgage banking-sub-prime(1)...................   $81,323      $65,658
Residential mortgage banking-prime(1).......................       N/A          N/A
Other assets................................................     1,025          980
Elimination of corporate payables/receivables...............    (2,274)      (2,014)
                                                               -------      -------
          Total.............................................   $80,074      $64,624
                                                               =======      =======

---------------

(1) The Company has not disclosed separate total asset information for the sub prime and prime mortgage segments because that information is not produced internally. The information provided for the sub prime segment includes the prime segment.

(6) GOING CONCERN

     The Company has suffered recurring losses from operations. In the third quarter of 1999 NAB elected to dispose of its investments in CPFI and NAFCO in order to reduce its debt to SFSC and to provide operating funds for NAB. The dispositions have been substantially completed.

     NAB's sole source of internally generated cash is from interest and tax sharing payments from MPS. No tax sharing payments are expected until MPS generates sufficient taxable income to offset its accumulated tax losses. Interest payments currently approximate $72,000 each quarter, less than the cash required by NAB to fund operating expenses as they currently exist.

     As discussed in note 1 the Company, on March 16, 2001 entered into a Stock Purchase Agreement with Centex Financial Services, Inc. ("CFS"). The Company will as part of the Stock Purchase Agreement solicit acceptances of a prepackaged plan of reorganization (the "Plan of Reorganization") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") from the Company's shareholders. The Company has agreed to commence solicitation of these acceptances as soon as practicable following receipt of required Securities and Exchange Commission approvals. A Schedule 14a was filed with the Securities and Exchange Commission on April 16, 2001 and the Company is awaiting comment from the Commission. Once the Company has received the requisite consents necessary to satisfy applicable Bankruptcy Code requirements, the Company has agreed to file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code with the bankruptcy court. Consummation of transactions contemplated by the Stock Purchase Agreement is contingent upon a number of conditions precedent, including, without limitation, approval of the Plan of Reorganization by the bankruptcy court. It is anticipated that upon completion of the transactions contemplated, NAB will have sufficient funds to pay its creditors. Additionally the Company will become privately held and the stock will no longer be traded on any exchange.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The above factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                     NAB ASSET CORPORATION AND SUBSIDIARIES

     Management has had no indication that the CFS transactions will not be completed as contemplated. If the CFS transactions do not occur the Company will be required to sell assets, operations or its investment in MPS to settle its obligations. Additionally, MPS's line of credit matures on August 31, 2001. There can be no assurance that the lenders will extend or renew MPS's credit facility. As discussed above MPS has entered into a Master Mortgage Loan Purchase Agreement with Centex Credit Corporation. The agreement may be terminated upon 30 days notice. If the CFS transactions are not completed, it is expected that the CCC agreement and the bank line of credit would be terminated. If financing is unavailable the Company will be required to sell assets, operations or its investment in MPS to settle its obligations.

ANNEX A
C. Mark Brannum

Bar No. ______________

Philip L. Lamberson
Bar No. ______________

WINSTEAD SECHREST & MINICK PC
5400 Renaissance Tower
1201 Elm Street
Dallas, Texas 75270
Telephone: (214) 745-5400
Facsimile: (214) 745-5390

ATTORNEYS FOR NAB ASSET CORPORATION

                     IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                DALLAS DIVISION


---------------------------------------------------------------------------------------------
                    In re:
            NAB ASSET CORPORATION,                               Chapter 11
                   Debtor.                                Case No. ______________
---------------------------------------------------------------------------------------------

                 NAB ASSET CORPORATION'S PLAN OF REORGANIZATION

                           Dated:             , 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PLAN OF REORGANIZATION......................................   A-1
ARTICLE 1 DEFINITIONS AND RULES OF INTERPRETATION...........   A-1
   1.1  "Acquisition Proposal"..............................   A-1
   1.2  "Administrative Claim"..............................   A-1
   1.3  "Affiliate".........................................   A-1
   1.4  "Allowed"...........................................   A-1
   1.5  "Ballot"............................................   A-2
   1.6  "Bankruptcy Code"...................................   A-2
   1.7  "Bankruptcy Court"..................................   A-2
   1.8  "Bankruptcy Rules"..................................   A-2
   1.9  "Bar Date"..........................................   A-2
   1.10 "Business Day"......................................   A-2
   1.11 "Capitalization Payment"............................   A-2
   1.12 "Cash"..............................................   A-2
   1.13 "Centex"............................................   A-2
   1.14 "Claim".............................................   A-2
   1.15 "Class".............................................   A-2
   1.16 "Closing"...........................................   A-2
   1.17 "Closing Date"......................................   A-2
   1.18 "Closing Payment"...................................   A-2
   1.19 "Collateral Document"...............................   A-2
   1.20 "Common Stock"......................................   A-2
   1.21 "Common Stock Interest".............................   A-2
   1.22 "Confirmation"......................................   A-2
   1.23 "Confirmation Date".................................   A-2
   1.24 "Confirmation Hearing"..............................   A-2
   1.25 "Confirmation Order"................................   A-2
   1.26 "Court Day".........................................   A-3
   1.27 "Debtor"............................................   A-3
   1.28 "Disbursing Agent"..................................   A-3
   1.29 "Disclosure Statement"..............................   A-3
   1.30 "Disputed Claim"....................................   A-3
   1.31 "Distribution Date".................................   A-3
   1.32 "Earnest Money Deposit".............................   A-3
   1.33 "Earnest Money Escrow Agent"........................   A-3
   1.34 "Earnest Money Escrow Agreement"....................   A-3
   1.35 "Estate"............................................   A-3
   1.36 "Excepted Claims"...................................   A-3
   1.37 "Excess Expenses"...................................   A-3
   1.38 "Exonerated Parties"................................   A-3
   1.39 "Final Order".......................................   A-3
   1.40 "Governmental Authority"............................   A-4
   1.41 "Interests".........................................   A-4
   1.42 "Interim Motion"....................................   A-4
   1.43 "Interim Order".....................................   A-4
   1.44 "Miscellaneous Secured Claim".......................   A-4
   1.45 "NAB"...............................................   A-4
   1.46 "New Purchase Agreement"............................   A-4
   1.47 "New Purchaser".....................................   A-4

                                                              PAGE
                                                              ----
    1.48 "Other Priority Claim".............................   A-4
    1.49 "Overbid Transaction"..............................   A-4
    1.50 "Person"...........................................   A-4
    1.51 "Petition Date"....................................   A-4
    1.52 "Plan".............................................   A-4
    1.53 "Principal Shareholders"...........................   A-4
    1.54 "Priority Tax Claim"...............................   A-4
    1.55 "Professional".....................................   A-5
    1.56 "Purchase Payment".................................   A-5
    1.57 "Qualified Third Party"............................   A-5
    1.58 "Record Date"......................................   A-5
    1.59 "Released Matters".................................   A-5
    1.60 "Released Parties".................................   A-5
    1.61 "Reorganization Case"..............................   A-5
    1.62 "Reorganized Board"................................   A-5
    1.63 "Reorganized NAB"..................................   A-5
    1.64 "Schedules"........................................   A-5
    1.65 "Secured Claim"....................................   A-5
    1.66 "SFS"..............................................   A-5
    1.67 "Solicitation Materials"...........................   A-5
    1.68 "Stock Acquisition"................................   A-5
    1.69 "Stock Purchase Agreement".........................   A-5
    1.70 "Subsidiary".......................................   A-5
    1.71 "Termination Fee"..................................   A-6
    1.72 "Termination Fee Security".........................   A-6
    1.73 "Third Party"......................................   A-6
    1.74 "Topping Offer"....................................   A-6
    1.75 "Topping Offer Amount".............................   A-6
    1.76 "Trade Debt".......................................   A-6
    1.77 "Unsecured Claim"..................................   A-6
    1.78 "Voting Deadline"..................................   A-6
ARTICLE 2 TREATMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY
  TAX CLAIMS................................................   A-6
    2.1 Administrative Claims...............................   A-6
    2.2 Priority Tax Claims.................................   A-6
ARTICLE 3 CLASSIFICATION OF CLAIMS AND INTERESTS............   A-7
    3.1 General Rules of Classification.....................   A-7
ARTICLE 4 TREATMENT OF CLAIMS AND INTERESTS.................   A-7
    4.1 Class 1 (Allowed Other Priority Claims).............   A-7
    4.2 Class 2 (Allowed Miscellaneous Secured Claims)......   A-7
    4.3 Class 3 (Allowed Unsecured Claims)..................   A-7
    4.4 Class 4 (Common Stock Interests)....................   A-8
ARTICLE 5 IMPAIRMENT OF CLAIMS AND INTERESTS: VOTING........   A-8
    5.1 Impaired and Unimpaired Claims and Interests........   A-8
ARTICLE 6 CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVE
  DATE......................................................   A-8
    6.1 Conditions to Confirmation..........................   A-8
    6.2 Conditions to Occurrence of Closing Date............   A-8
    6.3 Notice to Bankruptcy Court..........................   A-8

                                                              PAGE
                                                              ----
ARTICLE 7 MEANS OF IMPLEMENTING THE PLAN....................   A-9
    7.1 Closing Under Stock Purchase Agreement..............   A-9
    7.2 Corporate Action....................................   A-9
    7.3 Effectiveness of Securities, Instruments and
     Agreements.............................................   A-9
    7.4 Management of Reorganized NAB.......................   A-9
    7.5 Cash Distribution...................................   A-9
    7.6 Setoff..............................................   A-9
    7.7 Surrender of Common Stock...........................  A-10
    7.8 Releases............................................  A-10
ARTICLE 8 TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED
  LEASES....................................................  A-10
    8.1 Assumption and Rejection of Executory Contracts and
     Unexpired Leases.......................................  A-10
    8.2 Employee Compensation and Benefit Programs..........  A-11
    8.3 Rejection Claims....................................  A-11
    8.4 Assumption Claims...................................  A-11
ARTICLE 9 EFFECTUATION OF OVERBID TRANSACTION...............  A-11
    9.1 Automatic Effectuation of Overbid Transaction.......  A-11
ARTICLE 10 EFFECTS OF PLAN CONFIRMATION.....................  A-12
   10.1  Discharge and Injunction...........................  A-12
   10.2  Revesting..........................................  A-12
   10.3  Distributions to Disbursing Agent..................  A-12
   10.4  Retention and Enforcement of Causes of Action......  A-12
   10.5  Cancellation and Release of Liens..................  A-12
   10.6  Retention of Jurisdiction..........................  A-13
   10.7  Failure of Bankruptcy Court to Exercise
     Jurisdiction...........................................  A-13
   10.8  Official Committees................................  A-13
ARTICLE 11 MISCELLANEOUS PROVISIONS.........................  A-14
   11.1  Payment of Statutory Fees..........................  A-14
   11.2  Procedure for Determining Certain Claims...........  A-14
   11.3  Cramdown...........................................  A-14
   11.4  Modification of the Plan...........................  A-14
   11.5  Withdrawal of Plan.................................  A-14
   11.6  Substantial Consummation of Plan...................  A-14
   11.7  Reservation of Rights..............................  A-14
   11.8  Section 1145 Exemption.............................  A-15
   11.9  Section 1146 Exemption.............................  A-15
   11.10 Unclaimed Property.................................  A-15
   11.11 Limitation of Liability............................  A-15
   11.12 Final Order........................................  A-15
   11.13 Record Date for Distribution.......................  A-16
   11.14 Notices and Distributions..........................  A-16
   11.15 Saturday, Sunday or Legal Holiday..................  A-17
   11.16 Time...............................................  A-17
   11.17 Severability of Provisions.........................  A-17
   11.18 Headings...........................................  A-17
   11.19 Binding Effect.....................................  A-17
   11.20 Governing Law......................................  A-17
   11.21 Interpretation of Plan and Related Documents.......  A-17
   11.22 Filing of Additional Documents.....................  A-18
   11.23 Further Assurances.................................  A-18
   11.24 Withholding and Reporting Requirements.............  A-18

                             PLAN OF REORGANIZATION

     NAB Asset Corporation hereby proposes the following plan of reorganization pursuant to chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO READ WITH CARE THE PLAN AND THE ACCOMPANYING DISCLOSURE AND SOLICITATION STATEMENT IN EVALUATING HOW THE PLAN WILL AFFECT THEIR CLAIMS AND/OR INTERESTS.

                                   ARTICLE 1

                    DEFINITIONS AND RULES OF INTERPRETATION

     Unless the context requires otherwise, the following terms shall have the following meanings when used with the initial letter capitalized. Such meanings shall be equally applicable to both the singular and plural, and masculine and feminine, forms of the terms defined. The words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. Captions and headings to articles, sections, schedules and exhibits are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of the Plan. The rules of construction set forth in Section 102 of the Bankruptcy Code shall apply. Any term used herein that is not defined herein but is defined in the Bankruptcy Code or Bankruptcy Rules shall have the meaning ascribed to such term in the Bankruptcy Code or Bankruptcy Rules (with the Bankruptcy Code controlling in the case of a conflict or ambiguity).

     1.1 "Acquisition Proposal" means any bona fide written proposal relating to an acquisition of all or any substantial part of NAB or any Subsidiary or their respective businesses (whether by merger, consolidation, purchase of assets or purchase of stock) or any other transaction of a similar nature.

     1.2 "Administrative Claim" means, except as otherwise set forth herein, a Claim to the extent that it is of the kind described in section 503(b) of the Bankruptcy Code and is entitled to priority under section 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary expenses of preserving the Estate, (b) any actual and necessary expenses of operating the business of the Debtor, (c) any actual indebtedness or obligations incurred or assumed by the Debtor during the pendency of the Reorganization Case in connection with the conduct of its business, (d) any actual expenses necessary or appropriate to comply with the Stock Purchase Agreement or to facilitate or effectuate the Plan, (e) any amount required to be paid under section 365(b)(1) of the Bankruptcy Code in connection with assumption of executory contracts or unexpired leases, and (f) all allowances of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under sections 330(a), 331 or 503(b)(2), (3), (4) or (5) of the Bankruptcy Code.

     1.3 "Affiliate" means, with respect to any Person, any other Person who, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by contract or otherwise.

     1.4 "Allowed" means (a) with respect to an Administrative Claim of the kind described in section 503(b)(2), (3), (4) or (5) of the Bankruptcy Code, an Administrative Claim that has been allowed by a Final Order, to the extent so allowed; (b) with respect to any other Administrative Claim (except Trade Debt), an Administrative Claim with respect to which a request for payment has been timely filed pursuant to Section 11.2 of the Plan or with respect to which no such filing is necessary, and to which no objection has been timely filed; (c) with respect to a Disputed Claim, a claim that has been allowed by a Final Order, to the extent so allowed; or (d) with respect to any other Claim, a Claim with respect to which a proof of claim has been timely filed by the Bar Date and to which no objection or motion to estimate for purposes of allowance in the Reorganization Case has been timely filed, or if no proof of claim was so filed, which was or hereafter is listed on the Schedules as liquidated in amount and not disputed or contingent.

     1.5 "Ballot" means the ballot and/or master ballot, as is appropriate in the circumstances, distributed to a holder of a Class 4 Interest for the purpose of, among other things, voting on the Plan.

     1.6 "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. sec.sec. 101 et seq., as amended by the Bankruptcy Reform Act of 1994, and as amended from time to time.

     1.7 "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of Texas or such other court as may hereafter exercise original jurisdiction over the Reorganization Case or any proceeding therein.

     1.8 "Bankruptcy Rules" means the Bankruptcy Rules promulgated under 28 U.S.C. sec. 2075 and the local rules and standing orders of the Bankruptcy Court, as amended from time to time.

     1.9 "Bar Date" means the date by which the Bankruptcy Court orders that Claims must be filed.

     1.10 "Business Day" means any day other than a Saturday, Sunday or federal holiday.

     1.11 "Capitalization Payment" means an amount in Cash equal to the excess of (i) the sum of (a) $930,000, and (b) the amounts identified pursuant to
Section 6.03(b) of the Stock Purchase Agreement and owed by NAB (1) in the ordinary course of business to third-party vendors which relate to the normal business activity of NAB, (2) for obligations to employees and directors in the ordinary course of business, (3) for taxes due, and (4) for Allowed Administrative Claims, over (ii) the Closing Payment.

     1.12 "Cash" means lawful currency of the United States of America and its equivalents.

     1.13  "Centex" means Centex Financial Services, Inc., a Nevada corporation.

     1.14 "Claim" means a "claim" as defined in section 101(5) of the Bankruptcy Code against the Debtor or property of the Debtor, arising before the Closing Date.

     1.15 "Class" means a category or group of holders of Claims or Interests as designated pursuant to Article 3 of the Plan.

     1.16 "Closing" means the closing of the transactions contemplated by the Stock Purchase Agreement.

     1.17  "Closing Date" means the date on which the Closing occurs.

     1.18 "Closing Payment" means, at the date of determination, the amount equal to (i) the product of (a) $0.125 and (b) the number of shares of Common Stock held by holders other than Principal Shareholders, less (ii) any Excess Expenses up to a maximum of $50,000 in the aggregate.

     1.19 "Collateral Document" means each instrument, agreement, and document to be issued or executed in connection with the Plan.

     1.20 "Common Stock" means the shares of Common Stock, par value $.10 per share, of NAB on the Petition Date.

     1.21 "Common Stock Interest" means any right arising from the ownership, beneficial or otherwise, of Common Stock, and any outstanding rights to acquire Common Stock, and all Claims arising from rescission of a purchase or sale of such stock or right to acquire such stock or for damages arising from such purchase or sale.

     1.22  "Confirmation" means entry of the Confirmation Order.

     1.23 "Confirmation Date" means the date on which the Confirmation Order is entered on the docket by the Clerk of the Bankruptcy Court.

     1.24 "Confirmation Hearing" means the hearing with respect to the Plan required by section 1128(a) of the Bankruptcy Code.

     1.25 "Confirmation Order" means the order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Debtor and Centex, confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Debtor's performance of the Stock Purchase Agreement.

     1.26 "Court Day" means a day which is not a Saturday, Sunday or legal holiday listed in Bankruptcy Rule 9006(a).

     1.27  "Debtor" means NAB, as debtor in possession in the Reorganization
Case.

     1.28 "Disbursing Agent" means one or more disbursing agents, to be designated by NAB with Centex's consent (which shall not be unreasonably withheld) prior to Confirmation, which will receive the distributions to be made to Class 4 under the Plan and make such distributions to the holders of Class 4 Interests as are provided in the Plan.

     1.29  "Disclosure Statement" mean the Debtor's Disclosure and Solicitation
Statement pertaining to the Plan, dated                     , 2001, together
with any appendices or documents attached thereto or otherwise incorporated by reference therein, as the same may be amended, modified, restated or supplemented from time to time.

     1.30 "Disputed Claim" means a Claim (a) that the Debtor or Reorganized NAB has scheduled as unliquidated, disputed, contingent or subject to offset and which has not been allowed by a Final Order, or (b) as to which an objection or motion to estimate for purposes of allowance in the Reorganization Case has been timely filed, but has not been withdrawn or resolved by a Final Order. Notwithstanding the foregoing, a Claim which is Allowed in the Plan is not a Disputed Claim.

     1.31 "Distribution Date" means on or as soon as practicable after the later of (a) the Closing Date and (b) the date on which a Claim becomes an Allowed Claim by Final Order and all other conditions to distribution with respect to such Claim shall have been satisfied.

     1.32 "Earnest Money Deposit" means the funds held and invested by the Earnest Money Escrow Agent under the Earnest Money Escrow Agreement, as such amount may be adjusted in accordance with Section 1.02(b) of the Stock Purchase Agreement.

     1.33 "Earnest Money Escrow Agent" means Commerce Land Title, Inc. in its capacity as escrow agent under the Earnest Money Escrow Agreement.

     1.34 "Earnest Money Escrow Agreement" means the Escrow Agreement entered into as of January 31, 2001 by and among Centex, NAB and the Earnest Money Escrow Agent, a true and correct copy of which is attached hereto as Exhibit B.

     1.35 "Estate" means the estate of the Debtor created in the Reorganization Case pursuant to section 541 of the Bankruptcy Code.

     1.36 "Excepted Claims" mean Claims as to which the Bankruptcy Court orders that no proof of claim or request for payment of Administrative Claim need be filed.

     1.37 "Excess Expenses" means the aggregate amount of fees and expenses incurred by or on behalf of the Debtor or the Subsidiaries, including the Debtor's legal, financial, advisory and other professional fees (exclusive of a maximum fee of $125,000 payable to Samco Capital Markets), in connection with the transactions contemplated by the Stock Purchase Agreement from and after December 15, 2000 to and including the Closing Date (whether or not paid by such date) in excess of $250,000.

     1.38 "Exonerated Parties" means the Debtor, Reorganized NAB, Centex and the Disbursing Agent as well as each of their respective stockholders, directors, officers, agents, employees, members, accountants, attorneys, financial advisors and representatives, or any one or more of the foregoing.

     1.39 "Final Order" means an order or judgment of the Bankruptcy Court or any other court exercising jurisdiction over the subject matter and the parties that has not been reversed, stayed, modified, amended or vacated and as to which no appeal, petition for certiorari or request for reargument or other review or rehearing has been requested or is pending; and as to which the time to appeal, petition for certiorari or seek reargument, other review or rehearing has expired or the right to do so has been fully and effectively waived in writing; or, if an appeal, reargument, writ of certiorari, review or rehearing thereof has been sought, the order or judgment has been affirmed by the highest court to which the order was appealed, or from which the reargument, review

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or rehearing was sought, or the petition for writ of certiorari has been denied, and the time to take any further appeal or to seek certiorari or further reargument, review or rehearing has expired.

     1.40 "Governmental Authority" means any nation or government, any state or political subdivision thereof, any federal or state court and any other agency or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     1.41  "Interests" means Common Stock Interests in the Debtor.

     1.42 "Interim Motion" means a motion filed with the Bankruptcy Court by the Company to enter the Interim Order.

     1.43 "Interim Order" means an order in form and substance reasonably satisfactory to Centex (i) approving the provisions of and authorizing the performance of the Company under Article 6 and Section 9.03 of the Stock Purchase Agreement, (ii) providing that, so long as the Stock Purchase Agreement has not been terminated in accordance with Section 9.01 thereof, the Bankruptcy Court shall not permit consideration of or approve an Acquisition Proposal unless NAB has fully complied with all the provisions of Section 6.02 thereof as they apply to such Acquisition Proposal and such Acquisition Proposal constitutes an Overbid Transaction, (iii) providing that the Termination Fee shall be secured by a first priority lien and security interest in the Termination Fee Security and (iv) providing that such interim order cannot be amended or modified without the consent of Centex, which consent shall not be unreasonably withheld.

     1.44  "Miscellaneous Secured Claim" means any Secured Claim.

     1.45 "NAB" means NAB Asset Corporation, a Texas corporation, and the Debtor in the Reorganization Case.

     1.46 "New Purchase Agreement" means an amended version of the Stock Purchase Agreement or any other substantially similar Stock Purchase Agreement between the New Purchaser and NAB.

     1.47 "New Purchaser" means the purchaser under a New Purchase Agreement other than Centex.

     1.48 "Other Priority Claim" means any Claim to the extent entitled to priority in payment under section 507(a) (3), (4), (5) or (6) of the Bankruptcy Code.

     1.49 "Overbid Transaction" means an Acquisition Proposal made in writing by a Qualified Third Party (i) which would provide for consideration attributable to the holders of Common Stock, other than the Principal Shareholders, having a fair market value, as determined by an investment banking firm of national standing selected by NAB and reasonably acceptable to Centex, which exceeds the Purchase Payment (or, if Centex has delivered a Topping Offer to NAB, the Topping Offer Amount) by at least $1 million and (ii) the terms and conditions of which are reasonably determined by the board of directors of NAB to be, when taken in their entirety, no less favorable to NAB or the holders of Common Stock than the terms and conditions set forth in the Stock Purchase Agreement.

     1.50 "Person" means any individual, corporation, partnership, association, trust or any other entity or organization of any kind or character, including a Governmental Authority.

     1.51 "Petition Date" means the date on which the petition for relief commencing the Reorganization Case is filed.

     1.52 "Plan" means this Plan of Reorganization, and any exhibits and schedules attached hereto (which are hereby incorporated by reference) as the same may be amended, modified or supplemented from time to time in accordance with the provisions set forth herein, the Bankruptcy Code and the Bankruptcy Rules.

     1.53 "Principal Shareholders" means Consumer Portfolio Services, Inc., Greenhaven Associates, Inc., and Centex.

     1.54 "Priority Tax Claim" means any Claim to the extent entitled to priority payment under section 507(a)(8) of the Bankruptcy Code.

     1.55 "Professional" means those persons retained at the expense of the Estate in the Reorganization Case pursuant to an order of the Bankruptcy Court in accordance with sections 327, 328 or 1103 of the Bankruptcy Code.

     1.56 "Purchase Payment" means an amount in Cash equal to the excess of the Closing Payment over the Earnest Money Deposit.

     1.57 "Qualified Third Party" means (subject to the last sentence of Section 6.02(a) of the Stock Purchase Agreement) a Third Party who the board of directors of NAB has reasonably determined, based on the advice of its financial advisors, is financially able to consummate an Overbid Transaction.

     1.58  "Record Date" means, for purposes of voting,             , 2001, and
for purposes of distribution, the Petition Date.

     1.59 "Released Matters" means any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Bankruptcy Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before, on or after the Petition Date and to and including the Closing Date, and in any way relating to the Debtor (before, on or after the Petition Date), the Reorganization Case, the Stock Purchase Agreement or the Plan.

     1.60 "Released Parties" means each of the Debtor's agents, employees, members, accountants, attorneys, financial advisors and representatives, present and former officers and directors, the entities that elected such directors to the extent that they are or may be liable for the actions or inactions of such directors, SFS, Centex and its Subsidiaries, and their respective present and former officers, directors, agents, employees, members, accountants, attorneys, financial advisors and representatives, or any one or more of the foregoing.

     1.61 "Reorganization Case" means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor.

     1.62 "Reorganized Board" means individually or collectively as is appropriate in the context, the board of directors of Reorganized NAB on and after the Closing Date.

     1.63  "Reorganized NAB" means NAB on and after the Closing Date.

     1.64 "Schedules" means the Debtor's Schedules of Assets and Liabilities, which may be filed with the Clerk of the Bankruptcy Court pursuant to Bankruptcy Rule 1007.

     1.65  "Secured Claim" means a Claim which constitutes a secured claim under section 506(a) or 1111 (b) of the Bankruptcy Code.

     1.66 "SFS" means Stanwich Financial Services Corp., a Rhode Island corporation.

     1.67 "Solicitation Materials" means the Disclosure Statement and all exhibits and letters thereto, and all Ballots and instructions and other materials provided by the Debtor to entities entitled to vote on the Plan.

     1.68 "Stock Acquisition" means the issuance and sale by NAB to Centex of shares of Common Stock representing 49.9% of the issued and outstanding Common Stock on the Closing Date.

     1.69 "Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of March 16, 2001, among NAB, SFS, and Centex, a true and correct copy of which is attached hereto as Exhibit A.

     1.70 "Subsidiary" means with respect to NAB (i) any corporation or other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by NAB or (ii) any partnership of which NAB or any Subsidiary is a general partner or of which NAB directly or indirectly owns partnership interests which entitle it to receive more than 50% of the distributions made by such partnership.

     1.71 "Termination Fee" means $500,000, which fee shall be paid no later than one Business Day after the date of consummation of any Acquisition Proposal, by wire transfer of immediately available funds to such account as Centex shall designate in a written notice delivered to NAB.

     1.72  "Termination Fee Security" means [          ].

     1.73 "Third Party" means any Person other than NAB or Centex or any of their respective Affiliates.

     1.74  "Topping Offer" means a written offer by Centex, in accordance with
Section 6.02(a) of the Stock Purchase Agreement, to amend the terms of the Stock Purchase Agreement in order to provide for consideration having a value at least $100,000 greater than the value of the consideration provided for under the Acquisition Proposal.

     1.75 "Topping Offer Amount" means the amount of the consideration specified in the most recent Topping Offer delivered by Centex to NAB pursuant to Section 6.02(a) of the Stock Purchase Agreement.

     1.76 "Trade Debt" means any Claim for goods provided or services rendered in the ordinary course of business to the Debtor on or after the Petition Date.

     1.77 "Unsecured Claim" means a Claim that is not a Secured Claim, an Administrative Claim, a Priority Tax Claim, an Other Priority Claim or a Common Stock Interest.

     1.78 "Voting Deadline" means the date by which Ballots for acceptance or rejection of the Plan must be received by the tabulating agent in order to be counted.

                                   ARTICLE 2

           TREATMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

     2.1 Administrative Claims. Each Allowed Administrative Claim shall be paid in full in Cash in full satisfaction, settlement, release, extinguishment and discharge of such claim (a) at the option of the Debtor (before the Closing
Date) or Reorganized NAB (on or after the Closing Date) (i) in the ordinary course of business as such Claim matures or (ii) on the Distribution Date, unless the holder thereof agrees to less favorable treatment of such Claim (including, without limitation, any treatment that may be provided for in any documentation, statute or regulation governing such Claim) or (b) on such other date as the Bankruptcy Court may order; provided, however, that all Trade Debt will be paid in the ordinary course of business. Notwithstanding the foregoing, the Debtor's or Reorganized NAB's failure to object to any Administrative Claim in the Reorganization Case shall be without prejudice to Reorganized NAB's right to contest or otherwise defend against such Claim in any forum when and if such Claim is sought to be enforced by the holder thereof after the Closing Date.

     2.2 Priority Tax Claims. Each Allowed Priority Tax Claim shall be paid in full in Cash on the Distribution Date, unless the holder thereof agrees to less favorable treatment of such Claim (including, without limitation, any treatment that may be provided for in any documentation, statute or regulation governing such Claim); provided, however, that the Debtor may elect to have any Allowed Priority Tax Claim paid in deferred Cash payments over a period not to exceed six (6) years after the date of assessment of such Priority Tax Claim, of a value, as of the Closing Date, equal to the amount of such Allowed Priority Tax Claim, which option shall be exercised by written notice given to the holder of a Priority Tax Claim delivered on or before the Distribution Date specifying a payment schedule, a rate of interest and the date by which an objection to such treatment must be filed and served. Reorganized NAB shall have the right to prepay without penalty or premium any Allowed Priority Tax Claim, in whole or in part.

                                   ARTICLE 3

                     CLASSIFICATION OF CLAIMS AND INTERESTS

     3.1 General Rules of Classification. Claims and Interests shall be treated in accordance with the classifications scheme set forth in this Article
3. A Claim or Interest that is properly included in more than one class is in a Class to the extent that it qualifies within the description of such Class and is in a different Class to the extent that it qualifies within the description of such different Class, but the same portion of a Claim or Interest may not be in more than one Class. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and shall be paid in accordance with the provisions set forth in Article 2 of the Plan.

          1. Class 1 Claims. Class 1 shall consist of all Allowed Other Priority Claims.

          2. Class 2 Claims. Class 2 shall consist of all Allowed Miscellaneous Secured Claims.

          3. Class 3 Claims. Class 3 shall consist of all Allowed Unsecured Claims.

          4. Class 4 Common Stock Interests. Class 4 shall consist of all Common Stock Interests.

                                   ARTICLE 4

                       TREATMENT OF CLAIMS AND INTERESTS

     Claims and Interests shall be treated in the manner set forth in this
Article 4.

     4.1 Class 1 (Allowed Other Priority Claims). Class l Claims are unimpaired. Each holder of a Class 1 Claim shall be paid in full in Cash on the Distribution Date or, at the option of Reorganized NAB, in the ordinary course of business as such Claim matures, unless such holder agrees to less favorable treatment of such Claim (including, without limitation, any treatment that may be provided for in any documentation, statute or regulation governing such Claim).

     4.2 Class 2 (Allowed Miscellaneous Secured Claims). Class 2 Claims are unimpaired. Unless the holder thereof agrees to less favorable treatment of such Claim, each holder of a Class 2 Claim shall receive one of the following alternative treatments, at the election of the Debtor made prior to the Closing
Date:

          (a) The legal, equitable and contractual rights to which such Claim entitles the holder thereof shall be unaltered by the Plan;

          (b) Such Claim shall receive the treatment described in section 1124(2) of the Bankruptcy Code; or

          (c) All collateral securing such Claim shall be transferred and surrendered to such holder, without representation or warranty by, or recourse against, the Debtor or Reorganized NAB.

     With respect to any Class 2 Claim that receives any treatment described above, the Debtor's or Reorganized NAB's failure to object to such Claim in the Reorganization Case shall be without prejudice to Reorganized NAB's right to contest or otherwise defend against such Claim in any forum when and if such Claim is sought to be enforced by the holder thereof after the Closing Date.

     4.3 Class 3 (Allowed Unsecured Claims). Class 3 Claims are unimpaired. Unless the holder thereof agrees to less favorable treatment of such Claim, each holder of a Class 3 Claim shall receive one of the following alternative treatments, at the election of the Debtor made prior to the Closing Date:

          (a) The legal, equitable and contractual rights to which such Claim entitles the holder thereof shall he unaltered by the Plan; or

          (b) Such Claim shall receive the treatment described in section 1124(2) of the Bankruptcy Code.

     With respect to any Class 3 Claim that receives either treatment described above, the Debtor's or Reorganized NAB's failure to object to such Claim in the Reorganization Case shall be without prejudice to Reorganized NAB's right to contest or otherwise defend against such Claim in any forum when and if such Claim is sought to be enforced by the holder thereof after the Closing Date.

     4.4  Class 4 (Common Stock Interests).

          (a) Class 4 Common Stock Interests are impaired. Subject to Sections
     7.7 and 11.24 of the Plan and except as provided in subsection (b) immediately below, each holder of a Class 4 Interest other than the Principal Shareholders as of the Record Date for distribution shall receive in Cash on the Distribution Date their respective share of the Closing Payment.

          (b) In lieu of the treatment specified in subsection (a) above, the Principal Shareholders, by voting to accept the Plan, agree to less favorable treatment of their Class 4 Interests by retaining their Common Stock.

                                   ARTICLE 5

                   IMPAIRMENT OF CLAIMS AND INTERESTS: VOTING

     5.1 Impaired and Unimpaired Claims and Interests. Because Class 4 is impaired, each holder of record as of the Record Date for voting of a Class 4 Common Stock Interest is entitled to vote to accept or reject the Plan. By voting to accept the Plan, a holder of a Claim or Interest expressly waives any right it or its successors or assigns may have to change or withdraw its acceptance after the Voting Deadline unless the Bankruptcy Court determines that
(a) the disclosure received by such holder was not adequate as required by section 1126(b) of the Bankruptcy Code or (b) the Plan has been modified in a manner which materially and adversely changes the treatment of the holder's Claim or Interest. Holders of Allowed Claims in Classes 1, 2 and 3 are unimpaired under the Plan and, therefore, are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Consequently, their votes on the Plan have not been and will not be solicited.

                                   ARTICLE 6

            CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVE DATE

     6.1 Conditions to Confirmation. It shall be a condition to Confirmation of the Plan that the Stock Purchase Agreement shall be in full force and effect.

     6.2 Conditions to Occurrence of Closing Date. Notwithstanding anything to the contrary contained in any other section of the Plan, it shall he a condition to the occurrence of the Closing Date that all conditions to closing the transactions contemplated by the Stock Purchase Agreement as set forth in
Article 7 therein shall have been satisfied or waived. Any such waiver may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action other than proceeding to consummate the Plan. In addition, the Closing Date shall not occur before the first (1st) Business Day after the first (1st) Court Day that is at least ten (10) days after the Confirmation Date (or such earlier date as is agreed to in writing by the parties to the Stock Purchase Agreement).

     6.3 Notice to Bankruptcy Court. Promptly after the Closing Date, Reorganized NAB shall file with the Clerk of the Bankruptcy Court a notice that the Plan has become effective; provided, however, that failure to file such notice shall not affect the effectiveness of the Plan or the rights and obligations of any entity hereunder, under the Stock Purchase Agreement or any of the documents, instruments, securities or agreements issued or to be issued, or executed or to be executed, to effectuate the transactions contemplated by the Plan or the Stock Purchase Agreement.

                                   ARTICLE 7

                         MEANS OF IMPLEMENTING THE PLAN

     7.1 Closing Under Stock Purchase Agreement. On the Closing Date, NAB shall consummate the Stock Acquisition in consideration of payments by Centex or on behalf of Centex on the Closing Date as follows: Centex (i) shall pay to the Disbursing Agent the Purchase Payment, (ii) shall take all action on its part required to cause the Earnest Money Escrow Agent to deliver the Earnest Money Deposit to the Disbursing Agent, and (iii) shall pay to NAB the Capitalization Payment.

     7.2 Corporate Action. On the Closing Date, all actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtor or Reorganized NAB in connection with the Plan, and any corporate action required by the Debtor or Reorganized NAB in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by security holders or directors of the Debtor or Reorganized NAB. On the Closing Date, the appropriate officers of Reorganized NAB and members of the Reorganized Board are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan and the Stock Purchase Agreement in the name of and on behalf of Reorganized NAB.

     7.3 Effectiveness of Securities, Instruments and Agreements. On the Closing Date, all instruments, documents and agreements authorized, issued or entered into pursuant to the Plan or the Stock Purchase Agreement and, to the extent not already effective in accordance with its terms, each of the other exhibits to the Stock Purchase Agreement, shall become effective, legally binding and enforceable on the parties thereto in accordance with their respective terms and conditions without the requirement of any further action by security holders or directors of the Debtor or Reorganized NAB, and shall be deemed to become effective simultaneously.

     7.4 Management of Reorganized NAB. On and after the Closing Date, the management, control and operation of Reorganized NAB shall become the responsibility of its Reorganized Board. The initial officers and directors of Reorganized NAB shall consist of those individuals identified in the Disclosure Statement or otherwise disclosed to the Bankruptcy Court (with the written approval of Centex) at or prior to the Confirmation Hearing. All such directors and officers shall be deemed elected as of the Closing Date pursuant to the Confirmation Order. Those officers and directors not continuing in office shall be deemed removed therefrom as of the Closing Date pursuant to the Confirmation Order.

     7.5  Cash Distribution.  Payments to the Disbursing Agent pursuant to
Section 7.1 of the Plan shall constitute distributions under the Plan. All payments of Cash to be made under the Plan to holders of Class 4 Interests shall be made by the Disbursing Agent, which shall make the distributions on account of holders of Class 4 Interests as provided for herein. Reorganized NAB shall pay the Disbursing Agent's reasonable fees and expenses (including attorneys' fees and expenses) for services performed in accordance with the Plan. The Disbursing Agent may, with the consent of the Debtor (before the Closing Date) or Reorganized NAB (on or after the Closing Date), employ or contract with other entities to assist in or perform the distribution of property to be distributed. The Disbursing Agent shall serve without bond. All other Cash distributions to be made under the Plan shall be made by Reorganized NAB or its designee. Any payment of Cash may be made either by check or by wire transfer, at the option of Reorganized NAB or the Disbursing Agent, as the case may be.

     7.6 Setoff. Except as otherwise provided for herein, or in the Stock Purchase Agreement, Reorganized NAB may, but shall not be required to, set off against any Claim or Interest, and against the distributions to be made by it pursuant to the Plan in respect of such Claim or Interest, any claims of any nature whatsoever that the Debtor may have against the holder of such Claim or Interest, but neither the failure to do so nor the allowance of any Claim or Interest hereunder shall constitute a waiver or release of any such claim the Debtor may have against such holder.

     7.7  Surrender of Common Stock.

          (a) No distribution shall be made to or on behalf of a holder of a Class 4 Interest other than the Principal Shareholders under the Plan (other than to the Disbursing Agent) unless and until such holder shall surrender its Common Stock certificate to the Disbursing Agent for cancellation pursuant to written instructions to such holders from NAB or Reorganized NAB. Any holder of a Class 4 Interest other than the Principal Shareholders whose Common Stock certificate has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such certificate, deliver to the Disbursing Agent (i) evidence satisfactory to Reorganized NAB and the Disbursing Agent of the loss, theft, mutilation or destruction of such certificate and (ii) such security or indemnity as may reasonably be required by Reorganized NAB and the Disbursing Agent to hold Reorganized NAB and the Disbursing Agent harmless with respect thereto.

          (b) Any holder of a Class 4 Interest other than the Principal Shareholders that has not satisfied the requirement of subsection (a) immediately above within two (2) years after the Closing Date shall receive no distribution on account of its Class 4 Interest and shall be forever barred from asserting any claim, right or interest based thereon. As soon as practicable after the second (2nd) anniversary of the Closing Date, the Disbursing Agent shall pay any Cash distribution to which such holder would have been entitled to the holders of Class 4 Interests who did satisfy the requirements of subsection (a) immediately above within two (2) years after the Closing Date, in proportion to the amount of Common Stock surrendered by such holders.

     7.8  Releases.

          (a) On the Closing Date, Reorganized NAB, on its own behalf and as representative of the Debtor's estate, releases unconditionally, and is hereby deemed to release unconditionally, each of the Released Parties from the Released Matters; provided, however, that the foregoing release shall not apply (i) to performance or nonperformance under the Plan or the Stock Purchase Agreement or related instruments, securities, agreements or documents, or (ii) to any action or omission that constitutes actual fraud or criminal behavior.

          (b) On the Closing Date, each holder of an Interest that is entitled to vote on the Plan shall be deemed to have unconditionally released the Released Parties from the Released Matters; provided, however, that the foregoing release shall not apply (i) to performance or nonperformance under the Plan or the Stock Purchase Agreement or related instruments, securities, agreements or documents or (ii) to any such action or omission that constitutes actual fraud or criminal behavior; provided, further, that a holder may elect, by checking the box provided on the Ballot, not to grant such release.

          (c) The Confirmation Order shall contain a permanent injunction to effectuate the releases granted in this Section 7.8.

                                   ARTICLE 8

             TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     8.1  Assumption and Rejection of Executory Contracts and Unexpired
Leases. On and effective as of the Closing Date, all executory contracts and unexpired leases of the Debtor (including any amendments, revisions or modifications thereto) will be assumed, excluding (a) any and all executory contracts and unexpired leases which are listed on any "Schedule of Rejected Executory Contracts" filed by the Debtor before the conclusion of the Confirmation Hearing, all of which contracts and leases shall be rejected on the Closing Date, (b) any and all such contracts and leases rejected by order of the Bankruptcy Court by the Closing Date and (c) any and all such contracts and leases which are the subject of any motion to reject pending on the Confirmation Date that is ultimately granted by Final Order. The Debtor shall obtain the approval of Centex before filing any "Schedule of Rejected Executory Contracts" or any motion to reject an executory contract or unexpired lease, which approval may be withheld if, in the reasonable judgment of Centex, the effect of such Schedule or motion is or would likely be unfavorable to Centex or Reorganized NAB. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Without limiting the foregoing, the Stock Purchase Agreement shall be assumed under the Plan on the Closing Date. Executory contracts and leases entered into after the Petition Date will be performed by the Debtor or Reorganized NAB in the ordinary course of business.

     8.2 Employee Compensation and Benefit Programs. All employee compensation and benefit plans, policies and programs of the Debtor, including those benefits that are provided to individuals actually providing services for the Debtor or a Subsidiary under the lease-employee management contracts with Administaff Companies, Inc., as described in the Disclosure Statement and in effect on the Petition Date shall continue in full force and effect, without prejudice to Reorganized NAB's rights under applicable nonbankruptcy law to modify, amend or terminate any of the foregoing plans, policies and programs.

     8.3 Rejection Claims. Any Claims arising out of the rejection of an executory contract or unexpired lease must be filed with the Bankruptcy Court no later than thirty (30) days after the later of the Closing Date and the date of any Final Order approving the Debtor's rejection of such contract or lease or be forever barred from assertion against the Debtor, Reorganized NAB, or their properties or Estates. Each Claim resulting from such rejection shall constitute a Class 2 Claim if it is an Allowed Secured Claim or, otherwise a Class 3 Claim.

     8.4 Assumption Claims. All cure and compensation payments which may be required by section 365(b) of the Bankruptcy Code under any executory contracts or unexpired leases which are assumed shall constitute Administrative Claims; provided, however, in the event of a dispute regarding the amount of any such payments, the cure of any other defaults, the ability of Reorganized NAB to provide adequate assurance of future performance or any other matter pertaining to assumption, Reorganized NAB shall make such payments and cure such other defaults and provide adequate assurance of future performance only following the entry of a Final Order resolving such dispute. The Debtor (with the consent of Centex) prior to the Closing Date, and Reorganized NAB after the Closing Date, may (but is not required to) provide notice in writing to a party to an executory contract or unexpired lease to be assumed hereunder setting forth the amount of any cure or compensation payments it intends to pay and any adequate assurance of future performance it intends to provide. If a party to such executory contract or unexpired lease has not filed an appropriate pleading with the Bankruptcy Court on or before the tenth (10th) day after mailing of such notice disputing the terms for assumption set forth in the Debtor's notice and requesting a hearing thereon, then such party shall be deemed to have accepted such terms for assumption and waived its right to dispute such matters.

                                   ARTICLE 9

                      EFFECTUATION OF OVERBID TRANSACTION

     9.1 Automatic Effectuation of Overbid Transaction. If NAB terminates the Stock Purchase Agreement or a New Purchase Agreement pursuant to Section 9.01 (or similar provision) of the Stock Purchase Agreement, or if the Stock Purchase Agreement or a New Purchase Agreement is amended in response to an overbid proposal as contemplated by Section 6.02 (or similar provision) of the Stock Purchase Agreement, then the Plan shall automatically effectuate the last such agreement entered into by NAB with respect to the Overbid Transaction or such amended Stock Purchase Agreement. Subject to the provisions of Article 5 of the Plan, each holder of a Claim or Interest that has accepted or rejected the Plan prior to such automatic effectuation shall be deemed to have accepted or rejected the Plan as so effectuated, and shall not be permitted to change or withdraw its acceptance or rejection based on the changes to the Plan necessary to so effectuate. In such event:

          (a) if the purchaser under a New Purchase Agreement is not Centex, each reference to "Centex" in the Plan, other than in this Article 9 and in the definition of "Earnest Money Escrow Agreement," shall refer to the New Purchaser under the New Purchase Agreement; and

          (b) each reference to the "Stock Purchase Agreement" in the Plan, other than in Section 11.11 of the Plan and in this Article 9, shall refer to (i) in the case of a termination pursuant to Section 9.01 of the

     Stock Purchase Agreement or similar provision of a New Purchase Agreement, the Stock Purchase Agreement between the New Purchaser and NAB, which shall in form and substance (other than the amount of the purchase price) be substantially similar to the Stock Purchase Agreement, or (ii) in the case of an amendment of the Stock Purchase Agreement or New Purchase Agreement in response to an overbid proposal as contemplated by Section 6.02 (or similar provision) thereof, the Stock Purchase Agreement or New Purchase Agreement as so amended.

                                   ARTICLE 10

                          EFFECTS OF PLAN CONFIRMATION

     10.1 Discharge and Injunction. The rights afforded in the Plan and the treatment of all Claims and Interests herein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature whatsoever, against the Debtor or Reorganized NAB or any of their assets or properties. Except as otherwise expressly provided in the Plan, the confirmation of the Plan shall, provided that the Closing Date shall have occurred, discharge all Claims and terminate all Interests to the fullest extent authorized or provided for by the Bankruptcy Code, including, without limitation, to the extent authorized or provided for by sections 524 and 1141 thereof. Therefore, on and after the Closing Date, except to the extent of the distributions to be made, and other treatment provided, under the Plan, all holders of Claims and Interests shall be precluded from asserting against the Debtor, Reorganized NAB, any of their successors, and any of their respective assets or properties, any Claims or Interests based on any act or omission, transaction or other activity of any kind or nature that occurred prior to the Closing Date, and the Confirmation Order shall permanently enjoin said holders of Claims and Interests, and their successors and assigns, from enforcing or seeking to enforce any such Claims or Interests against the Debtor, Reorganized NAB, any of their successors, or any of their respective assets or properties. All Common Stock held by a holder other than a Principal Shareholder shall be cancelled on the Closing Date and shall not be outstanding for any purpose other than the right to receive, in exchange for their certificates, the Cash to which such holders are entitled pursuant to Section 7.7 of the Plan.

     10.2 Revesting. On the Closing Date, except as otherwise expressly provided in the Plan or the Confirmation Order, Reorganized NAB shall be vested with all of the property of its Estate free and clear of all Claims, liens, encumbrances, charges, Interests and other interests of any kind or nature of claimants, equity security holders or any other entities arising on or before the Closing Date, and Reorganized NAB may operate its business free of any restrictions imposed by the Bankruptcy Code or by the Bankruptcy Court.

     10.3 Distributions to Disbursing Agent. On and after the Closing Date, all property distributed to the Disbursing Agent under the Plan shall be free and clear of all Claims, liens, encumbrances, charges, Interests and other interests of any kind or nature of claimants, equity security holders, the Debtor, Reorganized NAB, the Estate, Centex or any other entities, except the rights with respect thereto created pursuant to, provided for or recognized in the Plan or the Confirmation Order.

     10.4 Retention and Enforcement of Causes of Action. Except as provided in the Plan or the Confirmation Order, any and all claims, rights or causes of action that constitute property of the Estate or of the Debtor, whether arising under the Bankruptcy Code or under nonbankruptcy law, including, without limitation, all avoiding power actions under sections 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code or under applicable nonbankruptcy law as applied through section 544(b) of the Bankruptcy Code, (a) are expressly retained and may be enforced by the Debtor and any successors in interest, including Reorganized NAB, and (b) may be pursued, as appropriate, in accordance with the best interests of the Debtor, Reorganized NAB, or their successors.

     10.5 Cancellation and Release of Liens. On the Closing Date, all evidences of Claims or Interests against the Debtor that are impaired under the Plan, including, without limitation, the Common Stock (and any liens, securities, instruments, documents or agreements created or entered into in connection therewith) held by holders other than the Principal Shareholders, and any other liens, securities, instruments, documents and agreements, shall be deemed released, cancelled and terminated, and the obligations of the Debtor relating to, arising under, in respect of or in connection with such liens, securities, instruments, documents or agreements shall be cancelled, extinguished and discharged; provided, however, that notes and other evidences of such Claims or Interests shall, effective on the Closing Date, represent the right to participate in distributions provided for by the Plan.

     10.6  Retention of Jurisdiction.

          (a) Prior to the Closing Date and notwithstanding entry of the Confirmation Order, the Bankruptcy Court shall exercise all jurisdiction as if Confirmation had not occurred, and the Confirmation Order shall so provide. Unless otherwise provided, all injunctions or stays provided for in the Reorganization Case pursuant to sections 105 or 362 of the Bankruptcy Code or otherwise, and in effect on the Confirmation Date, shall remain in full force and effect at least until the Closing Date.

          (b) On and after the Closing Date, the Bankruptcy Court will retain exclusive jurisdiction over the Reorganization Case for the following purposes: (i) to determine requests for payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code and applications for allowance of compensation and reimbursement of expenses of the Professionals and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan, except that, with respect to Excepted Claims, the jurisdiction of the Bankruptcy Court shall be non-exclusive, (ii) to determine all controversies, suits and disputes regarding interpretation and implementation of the Plan, except that, with respect to Excepted Claims, the jurisdiction of the Bankruptcy Court shall be non-exclusive, (iii) to enter orders in aid of execution of the Plan, including orders as authorized by section 1142 of the Bankruptcy Code, (iv) to consider any modifications of the Plan, to cure any defect or omission in the Plan, and to reconcile any inconsistency in any order of the Bankruptcy Court or between any such order and the Plan, (v) to determine applications, adversary proceedings and contested matters pending on the Closing Date or commenced after the Closing Date as contemplated in the Plan, except that, with respect to Excepted Claims, the jurisdiction of the Bankruptcy Court shall be non-exclusive, (vi) to allow, disallow, estimate, liquidate or determine any Claim or Interest, and to enter or enforce any order requiring the filing of any such Claim before a particular date, except that, with respect to Excepted Claims, the jurisdiction of the Bankruptcy Court shall be non-exclusive, (vii) to determine pending applications for the rejection of executory contracts or unexpired leases, or for the assumption or assignment of executory contracts or unexpired leases, and to hear and determine, and if need be liquidate, any and all Claims arising from rejection, assumption or assignment of any executory contract or unexpired lease, (viii) to determine any actions or controversies described in Section 10.4 of the Plan, except that with respect to Excepted Claims, the jurisdiction of the Bankruptcy Court shall be non-exclusive, (ix) to ensure that distributions to holders of Claims and Interests are accomplished as provided for herein, (x) to determine such other matters as may be set forth in the Confirmation Order or as may arise in connection with the Plan or Confirmation Order, and (xi) to enter a final decree closing the Reorganization Case.

     10.7 Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising under, arising in or related to the Reorganization Case, nothing herein shall prohibit or limit the exercise of jurisdiction by any other tribunal having competent jurisdiction with respect to such matter.

     10.8 Official Committees. The appointment of each official statutory committee, if any has been appointed in the Reorganization Case, shall terminate on the Closing Date.

                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

     11.1 Payment of Statutory Fees. All fees payable pursuant to 28 U.S.C. sec. 1930 shall be paid on or before the Closing Date.

     11.2  Procedure for Determining Certain Claims.

          (a) Bar Date for Administrative Claims. All applications for payment of Administrative Claims incurred prior to the Closing Date (except for Trade Debt and other Excepted Claims) shall be filed as ordered by the Bankruptcy Court, but in no event later than thirty (30) days after the Closing Date. Any such claim which is not filed within this time deadline shall be forever barred.

          (b) Disputed Claims. Except with respect to Excepted Claims and those Claims the holders of which have and preserve the right to liquidation of such Claims before a court other than the Bankruptcy Court pursuant to 28 U.S.C. sec. 157(b)(5), all Disputed Claims shall be liquidated and determined, and allowed or disallowed, by the Bankruptcy Court. The Bankruptcy Court may, on or prior to the Confirmation Date or such date or dates thereafter as the Bankruptcy Court may set, fix or liquidate the amount of any contingent or unliquidated Claim or Interest pursuant to section 502(c) of the Bankruptcy Code, in which event the amount so set, fixed or liquidated shall be deemed to be the amount of such contingent or unliquidated Claim or Interest pursuant to section 502(c) of the Bankruptcy Code for purposes of voting and distribution under the Plan. The Debtor (before the Closing Date) and Reorganized NAB (after the Closing Date) may file objections to Claims. Neither the Debtor nor Reorganized NAB shall be required to create or maintain any reserves for the payment of Disputed Claims.

     11.3 Cramdown. The Debtor reserves the right to request that the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

     11.4  Modification of the Plan.

          (a) The Debtor reserves the right, in accordance with and subject to section 1127 of the Bankruptcy Code, and with the approval of Centex in accordance with Section 5.03 of the Stock Purchase Agreement (as long as it remains in effect), to amend or modify the Plan pursuant to section 1127(a), (c) and (d) of the Bankruptcy Code prior to the entry of the Confirmation Order. In accordance with Bankruptcy Rule 3019, any modification that does not materially and adversely change the treatment of any Claim or Interest, the holder of which as of the Record Date for voting voted to accept the Plan, may be approved by the Bankruptcy Court at the Confirmation Hearing without the necessity of resoliciting votes. After Confirmation, the Debtor, with Centex's approval, may seek to amend or modify the Plan in accordance with section 1127(b), (c) and (d) of the Bankruptcy Code.

          (b) Prior to the Closing Date, the parties to the Stock Purchase Agreement may make technical adjustments and modifications to the Stock Purchase Agreement without Bankruptcy Court approval; provided, however, that such adjustments and modifications do not adversely affect the treatment of any Class of Claims or Interests under the Plan.

     11.5 Withdrawal of Plan. Subject to the Stock Purchase Agreement, the Debtor reserves the right, at any time prior to entry of the Confirmation Order, to revoke and withdraw the Plan. If the Debtor revokes or withdraws the Plan under this Section 11.5, or if entry of the Confirmation Order does not occur, then the Plan shall be deemed null and void. In that event, nothing contained in the Plan shall be deemed to constitute a waiver or release of any claims by or against the Debtor or any other entity, or to prejudice in any manner the rights of the Debtor or any other entity in any further proceedings involving the Debtor or any other entity.

     11.6 Substantial Consummation of Plan. The Plan shall be deemed to be substantially consummated on the Closing Date.

     11.7 Reservation of Rights. Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by the Debtor with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtor with respect to holders of Claims or Interests prior to the Closing Date; provided, however, that nothing contained in this Section 11.7 shall affect any rights of the Debtor or Centex under the Stock Purchase Agreement.

     11.8 Section 1145 Exemption. Any securities issued pursuant to the Plan, other than securities purchased by Centex in connection with the Stock Purchase Agreement, will be issued pursuant to the exemption from securities registration set forth in section 1145 of the Bankruptcy Code.

     11.9 Section 1146 Exemption. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under the Plan may not be taxed under any law imposing a stamp tax or similar tax.

     11.10 Unclaimed Property. Subject to Section 7.7 of the Plan with respect to holders of Class 4 Interests, in the event that any distribution of property remains unclaimed for a period of two (2) years after it has been delivered (or delivery has been attempted) or has otherwise been made available, such unclaimed property shall be forfeited by such holder, and the unclaimed property and the right to receive it shall revert to and vest in Reorganized NAB free and clear of the interest of the holder of the Claim or interest. Mailing by regular mail. postage prepaid, to the address specified in Section 11.14 of the Plan shall constitute delivery when mailed.

     11.11 Limitation of Liability. Notwithstanding any other provision of the Plan, the Exonerated Parties shall not be liable other than for willful misconduct to any holder of a Claim or Interest or any Person, with respect to any action, omission, forbearance from action, decision or exercise of discretion taken at any time prior to the Closing Date in connection with, but not limited to: (a) the management or operation of the Debtor or Reorganized NAB, or the discharge of their duties under the Bankruptcy Code or applicable nonbankruptcy law, (b) the filing of the petition for relief, (c) the implementation of any of the transactions provided for, or contemplated in, the Plan or the Collateral Documents, (d) any action taken in connection with either the enforcement of the Debtor's rights against any Person or the defense of Claims asserted against the Debtor with regard to the Reorganization Case, (e) any action taken in the negotiation, formulation, development, proposal, disclosure, Confirmation or implementation of the Plan, including but not limited to the Stock Purchase Agreement, any Overbid Transaction or the New Agreement, or (f) the administration of the Plan or the assets and property to be distributed pursuant to the Plan; provided, however, that nothing in this
Section 11.11 shall excuse performance or nonperformance under the Stock Purchase Agreement or any of the documents, instruments, securities or agreements issued or executed to effectuate the transactions contemplated by the Plan or the Stock Purchase Agreement; and provided, further, that the liability of any person that solicits acceptance or rejection of the Plan, or that participates in the offer, issuance, sale or purchase of a security offered or sold under the Plan, on account of such solicitation or participation, or violation of any applicable law, rule or regulation governing solicitation of acceptance or rejection of the plan or the offer, issuance, sale or purchase of securities, shall be limited as set forth in section 1125(e) of the Bankruptcy Code. Exonerated Parties may rely reasonably upon the opinions of their respective counsel, accountants and other experts or professionals, and such reliance, if reasonable, shall conclusively establish good faith and the absence of willful misconduct; provided, however, that a determination that such reliance is unreasonable shall not, by itself, constitute a determination or finding of willful misconduct. In any action, suit or proceeding by any holder of a Claim or Interest or any other Entity contesting any action by, or non-action of, the Debtor, Reorganized NAB or of their respective stockholders, directors, officers, agents, employees, members, attorneys, accountants, financial advisors and representatives, the reasonable attorneys' fees and costs of the prevailing party shall be paid by the losing party and as a condition to going forward with such action, suit or proceeding at the outset thereof, all parties thereto shall be required to provide appropriate proof and assurances of their capacity to make such payments of reasonable attorneys' fees and costs in the event they fail to prevail. The provisions of this Section 11.11 are not intended to limit, and shall not limit, any defenses to liability otherwise available to any party in interest in this Reorganization Case.

     11.12 Final Order. A requirement in the Plan for a Final Order may be waived by the Debtor with the express written consent of Centex (before the Closing Date) or Reorganized NAB (after the Closing Date);

provided, however, that waiver shall not prejudice the right of any party in interest with standing to seek a stay pending appeal with respect to such order.

     11.13 Record Date for Distribution. As of the close of business on the Record Date for distribution, the transfer ledgers for the Common Stock shall be closed, there shall be no registration of or other changes in the holders of any of the Common Stock on the books of the Debtor (or any trustee, transfer agent or registrar), and none of the Debtor, Reorganized NAB, the Disbursing Agent, the transfer agent with respect to the Common Stock, and any other trustee, transfer agent or registrar shall have any obligation to recognize any transfer of Common Stock occurring thereafter (but shall instead be entitled to recognize and deal with, for all purposes under the Plan except as otherwise provided for herein, only those holders reflected on its books as of the close of business on the Record Date for distribution). Until the certificates which evidence the Common Stock are surrendered pursuant to Section 7.7 of the Plan (or if Section 7.7, as applicable, is otherwise complied with), the holders of record of the Common Stock (and their successors or assigns) other than the Principal Shareholders shall have no rights (and the certificates shall evidence no rights) except the right to receive, in exchange for their certificates, the Cash to which such holders are entitled pursuant to Section 7.7 of the Plan.

     11.14  Notices and Distributions.

          (a) All notices and requests to the Debtor or Reorganized NAB (after the Closing Date) with respect to the Plan shall be in writing and sent to:

           if to the Debtor:

           NAB Asset Corporation
           4144 N. Central Expressway
           Dallas, Texas 75204
           Facsimile: (214) 860-7352
           Attention: Alan Ferree

           with copies to (which shall not constitute notice to the Debtor):

           Winstead Sechrest & Minick PC
           5400 Renaissance Tower
           1201 Elm Street
           Dallas, Texas 75270
           Facsimile: (214) 745-5390
           Attention: C. Mark Brannum

           if to Reorganized NAB:

           Centex Financial Services, Inc.
           2728 North Harwood
           Dallas, Texas 75201
           Facsimile: (214) 981-6855
           Attention: Raymond G. Smerge

           with copies to (which shall not constitute notice to Reorganized
           NAB):

           Baker Botts L.L.P.
           2001 Ross Avenue
           Dallas, Texas 75201
           Facsimile: (214) 953-6503
           Attention: Jack L. Kinzie

          (b) On and after the Closing Date, and except with respect to Class 4 Interests or as set forth in the Stock Purchase Agreement, all notices, requests and distributions with respect to the Plan to a holder of a Claim or an Interest shall be in writing and sent to (i) the last known address of such entity set forth in a proof of Claim or Interest or request for payment of Administrative Claim filed by or on behalf of such entity in the Reorganization Case or to the last known address of such entity's attorney of record in the Reorganization Case, or (ii) if there is no such evidence of a last known address, to the last known address of such entity according to the books and records of the Debtor. Any entity may designate in writing another address for the purposes of this Section 11.14 by written notice to the Debtor (before the Closing Date) or Reorganized NAB (after the Closing Date), which designation will be effective on receipt.

     11.15 Saturday, Sunday or Legal Holiday. If any payment or act under the Plan or the Confirmation Order is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

     11.16 Time. Unless otherwise specified herein, in computing a period of time prescribed or allowed by the Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day in which event the period runs until the end of the next succeeding day which is a Business Day.

     11.17 Severability of Provisions. If, prior to Confirmation, any term or provision of the Plan that does not prescribe the treatment of Claims or Interests or the conditions to the Closing Date is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, so long as such alterations or interpretations do not modify or otherwise affect any express right or obligation of Centex under the Stock Purchase Agreement in any manner which, in the good faith judgment of Centex, is unfavorable to Centex in any significant respect. Without limiting the generality of the foregoing, if and to the extent that the Bankruptcy Court concludes that the Plan cannot be confirmed with any portion of the releases provided in Section 7.8 of the Plan or the limitation of liability provided in Section 11.11 of the Plan, then the Plan may be confirmed with that portion modified or excised without the consent of the entity that would otherwise receive the release or benefit from the limitation of liability so as to give effect as much as possible to such releases or limitation of liability without precluding confirmation of the Plan. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

     11.18 Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

     11.19 Binding Effect. The Plan shall be binding on and inure to the benefit of Reorganized NAB, and all holders of Claims or Interests (whether or not they have accepted the Plan) and their respective heirs, personal representatives, successors and assigns.

     11.20 Governing Law. Unless a rule of law or procedure is supplied by federal law, the laws of the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan.

     11.21 Interpretation of Plan and Related Documents. The Plan, the Stock Purchase Agreement and each Collateral Document shall be construed, to the maximum extent possible, to give effect to every provision contained herein and therein and to avoid any inconsistency between the provisions hereof and thereof. Notwithstanding the foregoing, in the event that any provision of the Plan or any Collateral Document is found to be inconsistent with the provisions of the Stock Purchase Agreement, such inconsistency shall not be resolved in any manner that modifies or otherwise affects any express right or obligation of Centex under the Stock Purchase Agreement in a manner which, in the good faith judgment of Centex, is unfavorable to Centex in any significant respect.

     11.22 Filing of Additional Documents. On or before the Closing Date, the Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

     11.23 Further Assurances. The Debtor, Reorganized NAB, Centex, all holders of Claims and Interests receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan, the Stock Purchase Agreement and the Collateral Documents.

     11.24 Withholding and Reporting Requirements. In connection with the Plan and all distributions hereunder, Reorganized NAB and the Disbursing Agent (with respect to the distributions made by it) shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements. Entities entitled to receive distributions hereunder shall, as a condition to receiving such distributions, provide such information and take such steps as Reorganized NAB or the Disbursing Agent (as the case may be) may reasonably require to ensure compliance with such withholding and reporting requirements, and to enable Reorganized NAB or the Disbursing Agent to obtain the certifications and information as may be necessary or appropriate to satisfy the provisions of any tax law.

Dated:             , 2001

                                            NAB ASSET CORPORATION

                                            By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                                                         ANNEX B

--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                                     AMONG

                             NAB ASSET CORPORATION,

                       STANWICH FINANCIAL SERVICES CORP.,

                                      AND

                        CENTEX FINANCIAL SERVICES, INC.

                           DATED AS OF MARCH 16, 2001

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
ARTICLE I PURCHASE AND SALE OF PURCHASED STOCK; THE
  CLOSING...................................................    B-1
  SECTION 1.01  Purchase and Sale of Purchased Stock........    B-1
  SECTION 1.02  Escrow Arrangements.........................    B-2
  SECTION 1.03  Purchase Price..............................    B-2
  SECTION 1.04  Adjustment of the Purchase Price and the
     Closing Payment........................................    B-2
  SECTION 1.05  Other Adjustments...........................    B-2
  SECTION 1.06  Centex Loan.................................    B-3
  SECTION 1.07  Closing.....................................    B-3
  SECTION 1.08  Closing Deliveries; Certain Actions.........    B-3

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY....    B-4
  SECTION 2.01  Organization and Qualification..............    B-4
  SECTION 2.02  Authority; Binding Effect...................    B-4
  SECTION 2.03  Absence of Conflicts........................    B-5
  SECTION 2.04  Governmental Consents and Filings...........    B-5
  SECTION 2.05  Capitalization..............................    B-5
  SECTION 2.06  Subsidiaries................................    B-6
  SECTION 2.07  Commission Reports..........................    B-7
  SECTION 2.08  Financial Statements........................    B-7
  SECTION 2.09  Absence of Undisclosed Liabilities..........    B-7
  SECTION 2.10  Absence of Certain Changes or Events........    B-7
  SECTION 2.11  Purchased Stock; Fairness Opinion...........    B-8
  SECTION 2.12  Reorganization Plan.........................    B-8
  SECTION 2.13  Disclosure Statement........................    B-9
  SECTION 2.14  Properties and Assets.......................    B-9
  SECTION 2.15  Mortgages...................................    B-9
  SECTION 2.16  Contracts...................................   B-11
  SECTION 2.17  Litigation..................................   B-12
  SECTION 2.18  Compliance with Laws and Other
     Requirements...........................................   B-12
  SECTION 2.19  Environmental Matters.......................   B-12
  SECTION 2.20  Taxes.......................................   B-12
  SECTION 2.21  Employee Benefit Plans......................   B-14
  SECTION 2.22  Labor Matters...............................   B-16
  SECTION 2.23  Permits.....................................   B-16
  SECTION 2.24  Insurance...................................   B-16
  SECTION 2.25  Transactions with Affiliates................   B-16
  SECTION 2.26  Absence of Certain Business Practices.......   B-16
  SECTION 2.27  Disclosure..................................   B-17
  SECTION 2.28  Brokers' or Finders' Fees...................   B-17

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SFS...........   B-17
  SECTION 3.01  Organization and Qualification..............   B-17
  SECTION 3.02  Authority; Binding Effect...................   B-17
  SECTION 3.03  Absence of Conflicts........................   B-17
  SECTION 3.04  Governmental Consents and Filings...........   B-17

                                                               PAGE
                                                               ----

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE
  PURCHASER.................................................   B-18
  SECTION 4.01  Organization................................   B-18
  SECTION 4.02  Authority; Binding Effect...................   B-18
  SECTION 4.03  Absence of Conflicts........................   B-18
  SECTION 4.04  Governmental Consents and Filings...........   B-18
  SECTION 4.05  Purchase for Investment.....................   B-18
  SECTION 4.06  Disclosure Statement........................   B-19
  SECTION 4.07  Brokers' or Finders' Fees...................   B-19
  SECTION 4.08  Share Ownership.............................   B-19

ARTICLE V REORGANIZATION SOLICITATION; BANKRUPTCY MATTERS...   B-19
  SECTION 5.01  Solicitation Materials; Solicitation of
     Acceptances............................................   B-19
  SECTION 5.02  Certain Documents and Motions...............   B-20
  SECTION 5.03  Reorganization Proceedings..................   B-20
  SECTION 5.04  Securities Laws.............................   B-21

ARTICLE VI CERTAIN COVENANTS................................   B-21
  SECTION 6.01  Conduct of Business.........................   B-21
  SECTION 6.02  Other Proposals.............................   B-23
  SECTION 6.03  Access to Information; Audit Rights.........   B-24
  SECTION 6.04  Best Efforts................................   B-25
  SECTION 6.05  Notification of Certain Other Matters.......   B-25
  SECTION 6.06  Supplemental Disclosure.....................   B-25
  SECTION 6.07  Consulting Agreement........................   B-26
  SECTION 6.08  Termination Fee Security....................   B-26

ARTICLE VII CONDITIONS TO CLOSING...........................   B-26
  SECTION 7.01  Conditions to the Obligations of the
     Purchaser..............................................   B-26
  SECTION 7.02  Conditions to the Obligations of the Company
     and SFS................................................   B-27

ARTICLE VIII INDEMNIFICATION................................   B-28
  SECTION 8.01  Indemnification by SFS......................   B-28
  SECTION 8.02  Indemnification by the Purchaser............   B-29
  SECTION 8.03  Third-Party Claims; Procedures..............   B-29
  SECTION 8.04  Survival of Representations, Warranties or
     Covenants..............................................   B-30
  SECTION 8.05  Remedies....................................   B-30
  SECTION 8.06  Cumulative Remedy...........................   B-31

ARTICLE IX TERMINATION......................................   B-31
  SECTION 9.01  Termination.................................   B-31
  SECTION 9.02  Effect of Termination.......................   B-32
  SECTION 9.03  Termination Payments........................   B-32

ARTICLE X DEFINITIONS.......................................   B-33
  SECTION 10.01  Definitions................................   B-33

ARTICLE XI MISCELLANEOUS....................................   B-39
  SECTION 11.01  Fees and Expenses..........................   B-39
  SECTION 11.02  Notices....................................   B-39
  SECTION 11.03  Public Announcements.......................   B-40
  SECTION 11.04  Amendment; Waivers.........................   B-40
  SECTION 11.05  Entire Agreement...........................   B-41
  SECTION 11.06  Parties in Interest; Assignment............   B-41
  SECTION 11.07  Governing Law..............................   B-41

                                                               PAGE
                                                               ----
  SECTION 11.08  Severability...............................   B-41
  SECTION 11.09  Specific Performance.......................   B-41
  SECTION 11.10  Interpretation.............................   B-41
  SECTION 11.11  Counterparts...............................   B-41

LIST OF EXHIBITS

Exhibit A   Form of Reorganization Plan
Exhibit B   Opinion of Winstead Sechrest & Minick PC
Exhibit C   Opinion of Counsel for SFS
Exhibit D   Opinion of Counsel for Purchaser

LIST OF SCHEDULES

Schedule 2.01   Certain Jurisdictions
Schedule 2.03   Certain Conflicts
Schedule 2.05   Capitalization
Schedule 2.06   Subsidiaries
Schedule 2.09   Certain Liabilities
Schedule 2.10   Certain Changes
Schedule 2.14   Real Property
Schedule 2.16   Certain Contracts
Schedule 2.17   Litigation
Schedule 2.18   Compliance with Laws
Schedule 2.19   Environmental Matters
Schedule 2.20   Taxes
Schedule 2.21   Employee Benefit Plans
Schedule 2.22   Labor Matters
Schedule 2.23   Permits
Schedule 2.24   Insurance
Schedule 2.25   Transactions with Affiliates
Schedule 2.28   Brokers' and Finders' Fees

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT, entered into as of March 16, 2001 by and among NAB ASSET CORPORATION, a Texas corporation, STANWICH FINANCIAL SERVICES CORP., a Rhode Island corporation ("SFS"), and CENTEX FINANCIAL SERVICES, INC., a Nevada corporation (the "Purchaser").

                                  WITNESSETH:

     WHEREAS, the Company (as hereinafter defined) is engaged, directly or indirectly through the Subsidiaries (as hereinafter defined), in the business of originating, acquiring, warehousing and selling mortgage loans;

     WHEREAS, the Purchaser, with the cooperation of the Company, has commenced a review and examination of the businesses, properties, financial condition and results of operations of the Company and its Subsidiaries;

     WHEREAS, the Company intends to propose the Reorganization Plan (as hereinafter defined), which will provide for, among other things, (i) the issuance and sale (the "Stock Acquisition") by the Company to the Purchaser of shares of Common Stock (as hereinafter defined) representing 49.9% of the issued and outstanding Common Stock on the Closing Date (as hereinafter defined) (the "Purchased Stock") and (ii) the distribution (the "Cash Distribution") of cash to the Shareholders (as hereinafter defined) of the Company other than the Principal Shareholders (as hereinafter defined) in exchange for the shares of Common Stock held by such Shareholders other than the Principal Shareholders;

     WHEREAS, the Company and the Purchaser desire to effectuate a transaction pursuant to which the Company will, subject to obtaining the Confirmation Order (as hereinafter defined) from the Bankruptcy Court (as hereinafter defined) and to the fulfillment of certain other conditions, consummate the Reorganization Plan;

     WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the Company that the Reorganization Plan be consummated upon the terms and subject to the conditions set forth herein, and such Board of Directors has approved this Agreement and the transactions contemplated hereby and has resolved, as of the date hereof, to recommend acceptance of the Reorganization Plan to the Shareholders; and

     WHEREAS, the Board of Directors of the Purchaser has approved this Agreement and the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

               PURCHASE AND SALE OF PURCHASED STOCK; THE CLOSING

     SECTION 1.01 Purchase and Sale of Purchased Stock. Upon the terms and subject to the conditions set forth herein, on the Closing Date, the Company shall issue, sell, transfer and deliver to the Purchaser the Purchased Stock, free and clear of all Liens, and the Purchaser shall acquire and accept the Purchased Stock from the Company. The Purchaser acknowledges and agrees that the Purchased Securities will not be registered under the Securities Act or any state securities law and that each certificate or instrument representing the Purchased Securities shall bear a legend in substantially the following form:

        "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any applicable state securities laws. The securities may not be offered for sale, sold, assigned, transferred or pledged without registration under the Securities Act and any applicable state securities laws or without an opinion of counsel satisfactory to the corporation that such registration is not required."

     SECTION 1.02 Escrow Arrangements. (a) Prior to the date hereof, the Purchaser has delivered an Earnest Money Deposit in the amount of $250,000 in cash to the Earnest Money Escrow Agent as the deposit under the Earnest Money Escrow Agreement. The Earnest Money Escrow Agent shall be permitted to invest and reinvest the funds held by it under the Earnest Money Escrow Agreement in the manner contemplated thereby.

          (b) Immediately after the execution of this Agreement by the parties hereto, the Purchaser will cause the Earnest Money Escrow Agent to remit to the Company up to a maximum of $50,000 of the Earnest Money Escrow Deposit for the Company to pay fees and expenses incurred by or on behalf of the Company or the Subsidiaries in connection with the transactions contemplated by this Agreement from and after December 15, 2000 to and including the date of such remittance. Upon such remittance, the Company shall execute a promissory note in the amount of such remittance to the order of the Purchaser in the form previously delivered to the Company.

          (c) Immediately prior to the commencement of the Bankruptcy Case and after the successful completion of the Reorganization Solicitation, the Purchaser will cause the Earnest Money Escrow Agent to remit to the Company as much of the Earnest Money Escrow Deposit as is necessary for the Company to pay fees and expenses incurred by or on behalf of the Company or the Subsidiaries in connection with the transactions contemplated by this Agreement from and after December 15, 2000 to and including the date of such remittance. Upon such remittance, the Company shall execute a promissory note in the amount of such remittance to the order of the Purchaser in the form previously delivered to the Company.

     SECTION 1.03 Purchase Price. Subject to Section 1.04 below, as full consideration for the issuance, sale, transfer and delivery to the Purchaser of the Purchased Stock, on the Closing Date, the Purchaser (i) shall pay to the Disbursing Agent an amount in cash equal to the excess of the Closing Payment over the Earnest Money Deposit (the "Purchase Payment"), (ii) shall take all action on its part required to cause the Earnest Money Escrow Agent to deliver the Earnest Money Deposit to the Disbursing Agent and (iii) shall pay to the Company an amount in cash equal to the excess of the Purchase Price over the Closing Payment (the "Capitalization Payment").

     SECTION 1.04 Adjustment of the Purchase Price and the Closing Payment. If the aggregate amount of fees and expenses incurred by or on behalf of the Company or the Subsidiaries, including the Company's legal, financial, advisory and other professional fees (exclusive of a maximum fee of $125,000 payable to Samco Capital Markets), in connection with the transactions contemplated by this Agreement from and after December 15, 2000 to and including the Closing Date (whether or not paid by such date) exceeds $250,000 (such excess amount being referred to as "Excess Expenses"), the Purchase Price and the Closing Payment shall be reduced on a dollar-for-dollar basis by the amount of Excess Expenses up to a maximum of $50,000 in the aggregate.

     SECTION 1.05  Other Adjustments.

          (a) If the Closing occurs and the amount of Excess Expenses exceeds $50,000, then, subject to Section 1.05(c), SFS agrees to pay the excess, in which case the Company may offset such amounts exceeding $50,000 on a dollar-for-dollar basis against amounts owed by the Company under the SFS Loan in accordance with and subject to the provisions of Section 8.05.

          (b) From time to time after the date hereof, the Purchaser may deliver to the Company and SFS one or more written notices (each, a "Purchaser Claim Notice") setting forth its determination as to the amount of any Purchaser Claims which have been incurred by or imposed on the Purchaser, the Company or the Subsidiaries prior to or on the date of such notice or which are more likely than not to be incurred by or imposed on any of them at any time after such date, together with a brief statement as to the basis for such determination. If the aggregate amount of such Purchaser Claims identified by the Purchaser is in excess of the Termination Threshold, then the Purchaser may elect either (i) if the

     Closing occurs, subject to Section 1.05(c), to have SFS pay such amounts, in which case the Company may offset all such amounts (including amounts up to and including the Termination Threshold) on a dollar-for-dollar basis against amounts owed by the Company under the SFS Loan in accordance with and subject to the provisions of Section 8.05 or (ii) to terminate this Agreement in accordance with Section 9.01(d)(vi).

          (c) Subject to Section 8.05(f), the maximum potential liability under this Section 1.05 shall not exceed an amount equal to the SFS Amount minus $200,000.

     SECTION 1.06 Centex Loan. (a) On the Closing Date, SFS shall borrow from the Purchaser or an Affiliate of the Purchaser (the "Centex Lender") and the Centex Lender shall lend to SFS $6,101,802 pursuant to a note (the "Centex Note") to the order of the Centex Lender in a principal amount equal to $6,401,802 (which will include the loan amount plus a loan commitment fee equal to $300,000 that will be owed to the Centex Lender), and the Centex Lender shall advance $6,101,802 in cash to SFS. The Centex Note (i) shall have an interest rate equal to 17.1% per annum, compounded monthly, (ii) shall not contain any subordination provisions, (iii) will be secured by the SFS Loan, (iv) will be non-recourse to any assets or property of SFS except for such security, and (v) will provide that all amounts paid by the Company on the SFS Loan (exclusive of the following, which shall be paid directly to SFS or as SFS shall direct in writing in accordance with the terms of the SFS Loan: the first $600,000 of accrued and unpaid interest payments and the two principal prepayments discussed in Section 1.06(b) and a portion of the final principal payment due on the SFS Loan equal to $500,000 plus a portion of the interest that accrues on such principal payments after the Closing Date calculated at a rate equal to 8% per annum and payable with each such principal payment, as such amounts may be reduced prior to the date of payment thereof by exercise of any rights of offset under Section 8.05) will be made to a paying agent for remittance to the Centex Lender that is the payee under the Centex Note until the Centex Note is paid in full. In the event that the SFS Loan is in default or goes into default before the Closing, then SFS agrees not to pursue any default remedies under the SFS Loan until the earlier of (1) ten days after Closing or (2) the termination of this Agreement.

          (b) The Company agrees to make a prepayment of the principal on the SFS Loan to SFS in the amount of $250,000 on each of the six month anniversary of the Closing Date and the one year anniversary of the Closing Date. Such prepayments shall be subject to any rights of offset as set forth in Section 8.05. The failure of the Company to make any such payments shall be deemed to constitute a default under the promissory notes evidencing the SFS Loan, thereby entitling SFS or any other holder thereof to exercise the remedies under paragraph 5 of each such note.

     SECTION 1.07 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII hereof, but in no event earlier than the first Business Day after the first Court Day which is at least ten days after the date on which the Reorganization Plan is confirmed by the Bankruptcy Court (or on such other date as shall be mutually agreed upon by the parties in writing).

     SECTION 1.08  Closing Deliveries; Certain Actions.

          (a) At the Closing, the Company shall deliver, or cause to be delivered, to the Purchaser each of the following:

             (i) a copy of the entered Confirmation Order, certified by the clerk of the Bankruptcy Court;

             (ii) stock certificates, in definitive form, dated the Closing Date and registered in the name of the Purchaser, evidencing the Purchased Stock;

             (iii) evidence satisfactory to the Purchaser of the termination of all deferred compensation arrangements, loan agreements and pledge agreements between MPS and any of its officers or employees;

             (iv) the officers' certificate referred to in Section 7.01(b) hereof; and

             (v) the opinion of Winstead Sechrest & Minick P.C. referred to in
        Section 7.01(i)(A) hereof.

          (b) At the Closing, the Purchaser shall deliver (i) to the Disbursing Agent immediately available funds in the amount of the Purchase Payment (by wire transfer to such account as the Disbursing Agent shall have designated in writing at least two Business Days prior to the Closing Date) and (ii) to the Company immediately available funds in the amount of the Capitalization Payment (by wire transfer to such account as the Company shall have designated in writing at least two Business Days prior to the Closing Date).

          (c) At the Closing, the Purchaser and the Company shall take such action as is necessary in order to cause the Earnest Money Escrow Agent to deliver the Earnest Money Deposit to the Disbursing Agent (by wire transfer to such account as the Disbursing Agent shall have designated in writing at least two Business Days prior to the Closing Date).

          (d) At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Company each of the following:

             (i) the officers' certificate referred to in Section 7.02(b) hereof; and

             (ii) the opinion of Raymond G. Smerge referred to in Section 7.02(g) hereof.

          (e) At the Closing, the amount of $6,101,802 borrowed by SFS in accordance with Section 1.06(a) shall be delivered to SFS (by wire transfer of immediately available funds to such bank or bank accounts as shall have been previously designated by SFS).

          (f) At the Closing, SFS shall deliver, or cause to be delivered, to the Purchaser, each of the following:

             (i) the executed Centex Note;

             (ii) such documents as are required to grant to the Purchaser and make effective a first priority perfected security interest in and pledge of the SFS Loan to secure the Centex Note; and

             (iii) the opinion of Scott A. Junkin referred to in Section 7.01(i)(B).

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Purchaser as follows:

     SECTION 2.01 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its activities or the character of the properties that it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Schedule 2.01 hereto sets forth a correct and complete list of all such jurisdictions in which the Company is duly qualified to transact business as a foreign corporation. The Company has heretofore furnished the Purchaser with a correct and complete copy of its Charter and Bylaws.

     SECTION 2.02 Authority; Binding Effect. The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings or shareholder actions (other than the Reorganization Solicitation) on the part of or with respect to the Company are necessary to authorize this Agreement, the performance by the Company of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (subject to making the filings and receiving the Consents contemplated by Section 2.04) constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with the terms hereof.

     SECTION 2.03 Absence of Conflicts. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with, or result in any violation or breach of, any provision of the Charter or Bylaws of the Company or the Subsidiaries, (ii) except as set forth in Schedule 2.03 hereto, conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which the Company or any Subsidiary is a party or by which its respective properties or assets are bound, (iii) assuming that the filings referred to in Section 2.04 are made and the Consents referred to in Section 2.04 are obtained, conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or its properties or assets or (iv) result in the creation of, or impose on the Company or any Subsidiary the obligation to create, any Lien upon the properties or assets of the Company or any Subsidiary.

     SECTION 2.04 Governmental Consents and Filings. There is no requirement applicable to the Company or any Subsidiary to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by the Company of this Agreement, the due performance by the Company of its obligations hereunder or the lawful consummation by it of the transactions contemplated hereby, except for (i) filings by the Company required under the Exchange Act in connection with the Reorganization Solicitation and (ii) the Confirmation Order and any other notices, motions or approvals required by the Bankruptcy Court or the Bankruptcy Code and the rules thereunder. No state takeover, business combination or control share acquisition statute or other similar statute or regulation prohibits, restrains or restricts the Stock Acquisition.

     SECTION 2.05  Capitalization.

          (a) As of the date hereof, the authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, of which 5,091,300 shares are issued and outstanding and (ii) 10,000,000 shares of Preferred Stock of which no shares are issued and outstanding, and no shares of Common Stock or Preferred Stock are held in the treasury of the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of capital stock of the Company have been issued in violation of, or subject to, any preemptive rights or rights of subscription. All offers, issuances and sales by the Company of any shares of its capital stock or other equity securities have been made in compliance with the registration and qualification requirements of all applicable federal and state securities laws. Except as set forth above, there are no shares of capital stock or other equity securities of the Company outstanding as of the date hereof. Except as contemplated by this Agreement, there are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Company is or may be obligated to issue or sell any issued or unissued shares of its capital stock or other equity securities or to purchase or redeem any shares of its capital stock or other equity securities or make any other payments in respect thereof, and there are no shares of its capital stock or other equity securities reserved for issuance for any purpose.

          (b) As of the Closing Date, after giving effect to the Reorganization Transactions, the authorized capital stock of the Company will consist of such number of shares of Common Stock as are specified in the Reorganization Plan. As of the Closing Date, the outstanding capital stock of the Company will consist of 4,905,202 shares of Common Stock, including the Purchased Stock to be issued on such date in accordance with the provisions of Article I hereof, and no shares of capital stock of any class will be held in the treasury of the Company. As of the Closing Date, all outstanding shares of Common Stock will have been duly authorized and will be validly issued, fully paid and nonassessable. None of the shares of Common Stock outstanding on the Closing Date will have been issued in violation of, or subject to, any preemptive rights or rights of subscription. All offers, issuances and sales by the Company of any shares of Common Stock or other capital stock made prior to or on the Closing Date, whether in connection with the Reorganization Transactions or otherwise, will be made in compliance with the registration and qualification requirements of all applicable federal and state securities laws. Except as set forth on Schedule 2.05(b) hereto, as of the Closing Date, after giving effect to the Reorganization Transactions, there will be no shares of capital stock or other equity securities of the Company outstanding. As of the Closing Date, after giving effect to the Reorganization Transactions, there will be no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Company will or may be obligated to issue or sell any issued or unissued shares of its capital stock or other equity securities or to purchase or redeem any shares of its capital stock or other equity securities or make any other payments in respect thereof, and there will be no shares of its capital stock or other equity securities reserved for issuance for any purpose.

     SECTION 2.06  Subsidiaries.

          (a) Schedule 2.06(a) hereto sets forth (i) the name of each Subsidiary, (ii) the jurisdiction of incorporation or formation of each Subsidiary, (ii) the authorized, issued and outstanding capital stock or other equity securities of, or ownership interests in, each Subsidiary and
     (iii) the names of the stockholders, equity holders or holders of ownership interests in each Subsidiary. Except as set forth in Schedule 2.06(a) hereto, the Company does not own, directly or indirectly, or have voting rights with respect to, any capital stock or other equity securities of, or other ownership interests in, any corporation, partnership, limited liability company or other Person or have any direct or indirect interest in any business.

          (b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Each Subsidiary that is a limited partnership is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority as a partnership to own lease and operate its properties and to carry on its business as presently conducted. Each Subsidiary is duly qualified to transact business as a foreign corporation or foreign limited partnership (as the case may be) and is in good standing in each jurisdiction in which the nature of its activities or the character of the properties that it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on such Subsidiary. Schedule 2.06(b) hereto sets forth a correct and complete list of all jurisdictions in which each Subsidiary is duly qualified to transact business as a foreign corporation or foreign limited partnership. The Company has heretofore furnished the Purchaser with a correct and complete copy of the Charter and Bylaws or other organizational document of each Subsidiary.

          (c) Except as set forth in Schedule 2.06(c) hereto, all of the issued and outstanding shares of capital stock or other equity securities of, or ownership interests in, each Subsidiary (i) have been duly authorized, (ii) are validly issued, (ii) are (in the case of shares of capital stock) fully paid and nonassessable or not subject to any current or future capital calls and (iii) are owned by the Company, directly or indirectly, free and clear of all Liens. None of the issued and outstanding shares of capital stock or other equity securities of, or ownership interests in, any Subsidiary have been issued in violation of, or subject to, any preemptive rights or rights of subscription. All offers, issuances and sales by the Company or any Subsidiary of any shares of the capital stock or other equity securities of, or other ownership interests in, any Subsidiary have been made in compliance with the registration and qualification requirements of all applicable federal and state securities laws. There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Company or any Subsidiary is or may be obligated to issue or sell any issued or unissued shares of capital stock or other equity securities of, or ownership interests in, any Subsidiary or to purchase or redeem any shares of capital stock or other equity securities of, or ownership interests in, any Subsidiary or make any other payments in respect thereof, and there are no shares of capital stock or other equity securities of, or ownership interests in, any Subsidiary reserved for issuance for any purpose.

     SECTION 2.07 Commission Reports. The Company has filed all reports, schedules, statements, forms and other documents required to be filed with the Commission since January 31, 1998 (collectively, the "Commission Reports"), all of which complied as of the filing date (or, in the case of any Commission Report that has been amended, as of the date of amendment) in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and all applicable rules and regulations thereunder. None of the Commission Reports contained as of the filing date (or, in the case of any Commission Report that has been amended, as of the date of amendment) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Commission Report has been revised or superceded by a later filed Commission Report, none of the Commission Reports contains, and no Commission Report filed after the date of this Agreement and prior to the Closing Date will contain, any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 2.08 Financial Statements. Each of the Company's consolidated financial statements (including, in each case, any notes thereto) contained in the Commission Reports (the "Company Financial Statements") comply or will comply as to form in all material respects with applicable accounting requirements of the Commission with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), and fairly presents or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in cash flows of the Company and its Subsidiaries for the periods indicated. The total Shareholders Deficit as of June 30, 2001 will not be in excess of $4,103,000. If the Closing occurs after June 30, 2001 then the total Shareholders Deficit as of the Closing Date will not be in excess of an amount equal to the sum of $4,103,000 plus $55,000 for each full calendar month ending after June 30, 2001 (or a pro rata portion of such amount for any partial calendar month) to the Closing Date.

     SECTION 2.09 Absence of Undisclosed Liabilities. As of September 30, 2000, there were no liabilities or obligations of the Company or any of its Subsidiaries (whether accrued, contingent, absolute or otherwise), except as set forth or referred to on Schedule 2.09 hereto and on the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2000 or the notes thereto contained in the Company's Quarterly Report on Form 10-Q relating to the fiscal quarter then ended (the "Latest Balance Sheet"). Since the date of the Latest Balance Sheet, the Company has not incurred any liabilities or obligations (whether accrued, contingent, absolute or otherwise), except as set forth on Schedule 2.09 hereto and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice after September 30, 2000 which would not have a Material Adverse Effect. Except as set forth on Schedule 2.09 hereto, the Company does not know of any fact or circumstance which would reasonably be expected to permit or give rise to a right of any maker or purchaser of a Mortgage or purchaser of any servicing rights in respect of any Mortgage (x) to demand repurchase of the Mortgage or the servicing rights thereto or (y) to require indemnification in respect thereof.

     SECTION 2.10 Absence of Certain Changes or Events. Since September 30, 2000, except as contemplated by this Agreement or as set forth in Schedule 2.10 hereto or in the Commission Reports filed during the period after that date and prior to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and regular course and in a manner consistent with past practice, and there has not been with respect to the Company or its Subsidiaries (a) any Material Adverse Change or any event, occurrence or development that will result in or could reasonably be expected to result in a Material Adverse Change, or (b) (i) any amendment or other change in its Charter of Bylaws or other organizational document, except as specifically contemplated by this Agreement, (ii) any issuance, sale, pledge, disposal of or encumbrance or authorization of any such issuance, sale, pledge, disposal of or
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encumbrance of, any of the capital stock of the Company or any Subsidiary, (iii)
any damage, destruction or loss (whether or not covered by insurance) with respect to any properties or assets of the Company or any Subsidiary, (iv) any creation or imposition of any Lien (other than Permitted Liens) with respect to any properties or assets of the Company or any Subsidiary, (v) any revocation or termination, or any notice of revocation or termination, of any Consents or of any license or authority to conduct business held by the Company or any Subsidiary, (vi) any change in the relationships between the Company or any Subsidiary on the one hand and any Persons with whom they have business relationships that will result in or could reasonably be expected to result in a Material Adverse Change, (vii) any consolidation with or merger with or into, any Person, (viii) any reclassification, combination, split or subdivision of any shares of capital stock of the Company or any Subsidiary, (ix) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company or any redemption, purchase or other acquisition of any of the capital stock or other securities of the Company or any Subsidiary, (x) any sale, lease, transfer or other disposition of any properties or assets of the Company or any Subsidiary, except for (A) Mortgages and real estate owned by the Company or any Subsidiary as a result of the foreclosure of any Mortgage, in each case, sold, transferred or disposed of in the ordinary and regular course of business or (B) assets sold in one or more series of related transactions in an amount not exceeding $15,000 per transaction or series of related transactions, provided that the total of all such transactions shall not exceed $50,000 in aggregate
(xi) any acquisition (by merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or division thereof, (xii) any entry into any Contract or transaction (including, but not limited to, any borrowing, issuance of notes or other securities, capital expenditure or sale of assets) other than in the ordinary and regular course of business, (xiii) any entry into any Contract between the Company or any Subsidiary on the one hand and any of their respective directors, officers or key employees on the other hand providing for the employment of any director, officer or key employee or any increase in the compensation, severance or termination benefits payable or to become payable by the Company or any Subsidiary to any such director, officer or key employee, or the making of any loan to or entry into any other material transaction or arrangement with any such director, officer or key employee; (xiv) any increase in the benefits payable by the Company or any Subsidiary under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, program or arrangement made to, for or with any of the directors, officers or employees of the Company or any Subsidiary, (xv) any incurrence, assumption or guarantee by the Company or any Subsidiaries of any indebtedness for borrowed money, (xvi) any material labor dispute, (xvii) any change by the Company in its accounting principles, methods or practices, except for any changes required by law or as a result of any mandatory change in accounting standards or (xviii) any agreement or commitment to do any of the foregoing.

     SECTION 2.11 Purchased Stock; Fairness Opinion. The issuance and sale of the Purchased Stock to the Purchaser have been duly authorized by all necessary corporate action on the part of the Company and, assuming entry of the Confirmation Order, the Purchased Stock, when issued and delivered to and paid for by the Purchaser pursuant to this Agreement, (i) will be validly issued, fully paid and nonassessable and free and clear from all Liens other than those created by the Purchaser, if any, (ii) will not have been issued in violation of, or subject to, any preemptive rights or rights of subscription, or (iii) will have been made in compliance with the registration and qualification requirements of all applicable federal and state securities laws. The Company has received the opinion of Howard Frazier Barker Elliot Inc., dated as of the date of this Agreement, to the effect that the Reorganization Transactions are fair to the Shareholders from a financial point of view and that the treatment of the Principal Shareholders is less favorable than the treatment of the other Shareholders.

     SECTION 2.12 Reorganization Plan. The Board of Directors of the Company has unanimously determined to propose a plan of reorganization (the "Reorganization Plan") which will provide for, among other things, (i) the Stock Acquisition and (ii) the Cash Distribution (collectively, the "Reorganization Transactions"). As of the date hereof, the Board of Directors has further unanimously determined to recommend acceptance of the Reorganization Plan by the Shareholders of the Company.

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     SECTION 2.13  Disclosure Statement.  The Disclosure Statement and the
Schedule 13E-3 shall comply at all relevant times with the applicable requirements of the Exchange Act and the Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder. The Disclosure Statement and Schedule 13E-3, including all information included or incorporated by reference thereto, shall not (i) at any Time of Mailing, (ii) on the date of the confirmation of the Reorganization Plan by the Bankruptcy Court or (iii) on the Closing Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made with respect to any information included in the Disclosure Statement and the Schedule 13E-3 that was furnished by the Purchaser to the Company in writing expressly for use therein.

     SECTION 2.14  Properties and Assets.

          (a) Assets Generally. The Company and the Subsidiaries have good and valid title to all material assets owned by them, in each case free and clear of all Liens except (i) mechanics', carriers', workmen's, repairmen's or other like liens arising under applicable law in the ordinary course of business, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business if the underlying obligations are not overdue for a period of more than 90 days, (iii) Liens for Taxes which are not yet due and payable, (iv) mortgages, liens, security interests and encumbrances which secure debt that is reflected as a liability on the Company Financial Statements and the existence of which is indicated in the notes thereto and
     (v) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation or the marketability of the assets to which they relate (the mortgages, liens, security interests, encumbrances and imperfections of title described in clauses (i) through (v) above are hereinafter referred to collectively as "Permitted Liens").

          All the material tangible personal property of the Company and the Subsidiaries has been maintained in all material respects in accordance with the past practice of the Company and the Subsidiaries and generally accepted industry practice. Each item of material tangible personal property of the Company and the Subsidiaries is in all material respects in good working order and is adequate and sufficient for the Company's or Subsidiaries' intended purposes, ordinary wear and tear excepted.

          This Section 2.14(a) does not relate to real property or interests in real property, such items being the subject of Section 2.14(b).

          (b) Title to Real Property. Schedule 2.14(b) sets forth a complete list of all real property and interests in real property leased by the Company and the Subsidiaries (individually, a "Leased Property") and identifies any material leases relating thereto. The Company or the applicable Subsidiary has good and valid title to the leasehold estates in all Leased Property, free and clear of all Liens and other similar restrictions of any nature whatsoever, except Permitted Liens. The Company and the Subsidiaries own no real property in fee.

     SECTION 2.15  Mortgages.

          (a) Schedule 2.15(a) sets forth a complete list of all Mortgages owned by the Company or the Subsidiaries as of February 28, 2001. Except as set forth in Schedule 2.15(a), the Company or the Subsidiaries have good, marketable and indefeasible title to, and are the sole owners and holders of, all such Mortgages free and clear of all Liens. Except as set forth in
     Schedule 2.15(a), none of the Company or the Subsidiaries have sold, assigned or otherwise transferred any right or interest in or to the Mortgages and has not pledged the Mortgages as collateral for any loan or obligation or other purpose. Except for Mortgages relating to certain construction loans as to which the total amount the Company is committed to advance and any portion remaining unadvanced is set forth on Schedule 2.15(a), at the time of origination, the proceeds for each of the Mortgages were fully disbursed and none of the Mortgages have any provisions for future advances.

          (b) Each Mortgage that is owned by the Company or any Subsidiary is the legal, valid and binding obligation of each mortgagor thereunder, enforceable in accordance with its terms against each purported
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     signatory thereof, and not subject to any discount, allowance, set-off, counterclaim, right of rescission, presently pending bankruptcy or other defenses (including the defense of usury) which could result in any claim or loss of value in excess of any applicable Mortgage Reserve Amount. No foreclosure (including any non-judicial foreclosure) or any other legal action has been brought by the Company or the Subsidiaries or, to the knowledge of the Company, any senior lienholder in connection therewith which could result in any claim or loss of value in excess of any applicable Mortgage Reserve Amount. To the knowledge of the Company, each party to the Mortgages other than the Company or the Subsidiaries has the legal capacity to execute such instrument and to convey the property interest purported to be conveyed. Each Mortgage has been duly and properly executed by all applicable mortgagors and none of such Mortgages has been satisfied, cancelled, released, modified or waived, subordinated or rescinded. The material documents pertaining to the Mortgages (including credit underwriting files, servicing files, records of disbursement and accounting records) are in the books and records of the Company or the Subsidiaries, each of such documents is a true and correct original or copy thereof, and such documents are sufficient to enforce the security interest stated therein.

          (c) Each action taken by the Company or the Subsidiaries with respect to each Mortgage owned by the Company or any Subsidiary and any application, agreement, form, document, letter, notice, statement, and other material used by the Company or the Subsidiaries and, to the knowledge of the Company, in connection with the solicitation, origination, closing, servicing and sale of each such Mortgage complied at all relevant times in all material respects with all state, federal and local laws and regulations, including the Federal Truth-in-Lending Act, the Federal Equal Credit Opportunity Act, the Fair Housing Act, the Fair Credit Reporting Act, and any similar law, regulation or interpretation thereof affecting or regarding the solicitation, origination, closing, servicing, sale or collection of Mortgages. In addition, to the knowledge of the Company, each party to the Mortgages other than the Company or any Subsidiary was also in such compliance.

          (d) Each of the Mortgages owned by the Company and the Subsidiaries represents a perfected security interest of the priority stated therein, on residential real property, and such Mortgage was properly recorded, and all subsequent assignments of the original Mortgage have been recorded in their appropriate jurisdictions wherein such recordation is necessary to perfect the lien as against creditors, or is in the process of being recorded.

          (e) Each of the Mortgages owned by the Company and the Subsidiaries which relates to a first priority perfected security interest on residential real property is covered by an ALTA lender's title insurance policy or other form of title insurance generally accepted by lenders in the jurisdiction where the mortgaged property is located and issued by a title insurer qualified to do business in the jurisdiction where the mortgaged property is located. For each of the Mortgages owned by the Company and the Subsidiaries which relates to a perfected security interest on residential real property of less than a first lien priority, the Company or a Subsidiary has obtained a title report issued by a title insurer qualified to do business in the jurisdiction where the mortgaged property is located. Schedule 2.15(e) contains a list of Mortgages of less than first lien priority, including the total amount of all loans secured thereby. Each of the Mortgages owned by the Company or any Subsidiaries is covered by flood insurance if and to the extent required by federal law. Pursuant to the terms of each such Mortgage, to the knowledge of the Company, all improvements upon the mortgaged property are insured by an insurer acceptable to FNMA against loss by fire and such other risks as are customarily insured against.

          (f) All buildings, improvements and other facilities ("Improvements") on each of the mortgaged properties relating to the Mortgages are located solely within the boundaries of such mortgaged property, and each of the Mortgages is secured solely by such mortgaged property and Improvements. None of the mortgaged properties relating to the Mortgages is subject to any existing, proposed, or to the Company's knowledge, threatened eminent domain proceeding, condemnation proceeding or similar proceeding which could result in the taking of all or part of the mortgaged property. None of the mortgaged properties relating to the Mortgages contains any Hazardous Materials.

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     SECTION  2.16  Contracts.

          (a) Schedule 2.16(a) hereto contains a correct and complete list of each of the following Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are or may be bound:

             (i) all employment, agency, consultation or representation Contracts or other Contracts of any type with any present officer, director, employee, agent, consultant or other similar representative of the Company or any Subsidiary (or former officer, director, employee, agent, consultant or similar representative of the Company or any Subsidiary, if there exists any present or future liability with respect to such Contract, whether now existing or contingent), other than (a) "at will" employment Contracts and (B) any Contract with a consultant or similar representative which provides for aggregate payments by the Company or any Subsidiary of less than $15,000 per annum and is terminable by the Company or any Subsidiary without penalty on not more than 90 days' notice;

             (ii) all Contracts containing any provision or covenant limiting the ability of the Company or any Subsidiary to engage in any line of business or to compete with or to obtain products or services from any Person;

             (iii) all partnership, joint venture or similar Contracts;

             (iv) all Contracts relating to the borrowing of money by the Company or any Subsidiary or providing for any direct or indirect guarantee by the Company or any Subsidiary of any indebtedness of any other Person;

             (v) all Contracts which by their terms provide for the creation, existence or maintenance of a Lien on any properties or assets of the Company or any Subsidiary;

             (vi) all leases or subleases of Property and all other leases, subleases or rental or use Contracts, other than any such leases, subleases or Contracts which provide for aggregate payments by the Company or any Subsidiary of less than $15,000 in any year and are terminable by the Company or any Subsidiary without penalty on not more than 90 days' notice;

             (vii) all Contracts that involve the disposition or acquisition by the Company or any Subsidiary after the date hereof of any material properties or assets not in the ordinary and regular course of business and not in a manner consistent with past practice;

             (viii) all Contracts (including, but not limited to, those relating to allocations of expenses, personnel, services or facilities) between or among the Company or any Subsidiary on the one hand and any of their respective Affiliates (other than direct or indirect wholly owned Subsidiaries of the Company) on the other hand;

             (ix) all outstanding proxies, powers of attorney or similar delegations of authority of the Company or any Subsidiary outside the ordinary course of business;

             (x) all Contracts containing any "change of control" provision or agreement;

             (xi) all Contracts that involve the payment or potential payment by or to the Company or any Subsidiary of aggregate amounts exceeding $15,000 in any year, other than Contracts which are terminable by the Company without penalty on not more than 90 days' notice; and

             (xii) all other Contracts that are material to the Company or any Subsidiary or that could prevent, impede or otherwise affect in any material respect the consummation of the transactions contemplated by this Agreement.

          (b) Prior to the date hereof, the Company has provided or made available to the Purchaser correct and complete copies of all of the Contracts identified or required to be identified in Schedule 2.16(a) hereto or (in the case of oral Contracts) written descriptions of all of the material terms thereof.

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          (c) Each Contract identified or required to be identified on Schedule
     2.16(a) hereto is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the applicable Subsidiary and is enforceable against the Company or the applicable Subsidiary in accordance with its terms. To the knowledge of the Company, each such Contract is a legal, valid and binding obligation of each other party thereto and is enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general application relating to creditors' rights and to general principles of equity. Neither the Company nor, to the knowledge of the Company, any other party to any such Contract is in violation or breach of or default under any such Contract, except any violation, breach or default which could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 2.16(c) hereto, no such Contract contains any provision which prohibits or restricts, or provides that the other party thereto may terminate such Contract in the event or by reason of, the transactions contemplated by this Agreement, or contains any other provision that would be altered or otherwise become applicable by reason of such transactions.

     SECTION 2.17 Litigation. Except as set forth in Schedule 2.17 hereto, there is no action, suit, inquiry or other proceeding (or, to the knowledge of the Company, investigation) pending or threatened against or affecting the Company or any Subsidiary or any of their respective properties or assets in any court or before any arbitrator or any foreign or United States federal, state or local Governmental Authority (i) which could reasonably be expected to have a Material Adverse Effect or (ii) which questions or seeks to enjoin or prevent or which could otherwise be reasonably expected to affect in any material respect the transactions contemplated by this Agreement. Except as reflected on Schedule
2.17 hereto, there are no pending or threatened complaints filed or asserted by any consumer or by any Governmental Authority against the Company or any Subsidiary regarding any violation of statutory requirements or any consumer protection law or rule.

     SECTION 2.18 Compliance with Laws and Other Requirements. Except as set forth on Schedule 2.18, neither the Company nor any Subsidiary is in breach or violation of, or default under, any provision of its Charter or Bylaws or in the case of any Subsidiary that is a limited partnership, other organizational document, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which it is a party or by which its properties or assets are or may be bound or, any term of any law, ordinance, statute, rule or regulation of any Governmental Authority, including, without limitation, GNMA, FNMA, FHLMC or the Department of Housing and Urban Development, or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to it or its properties or assets, except for any breach, violation or default which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company does not know of any proposed law, ordinance, statute, rule or regulation of any Governmental Authority which, if enacted or promulgated, could be reasonably expected to have a Material Adverse Effect.

     SECTION 2.19 Environmental Matters. Except as described in Schedule 2.19, the Company and the Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. For purposes of the immediately preceding sentence, compliance with Environmental Laws includes, but is not limited to, the possession by the Company and the Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws. The Company and the Subsidiaries are in material compliance with the terms and conditions thereof. Except as described in Schedule 2.19, neither the Company nor any of the Subsidiaries has received written notice of, or is the subject of any facts, circumstances or conditions that could reasonably be expected to result in, any Environmental Claims which has had or, if continued, would have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 2.20  Taxes.  Except as set forth in Schedule 2.20:

          (a) All material Tax Returns required to be filed on or before the Closing Date by or on behalf of, or in which is required to be reported the income or other items of, the Company or any Subsidiary have been or will be filed within the time prescribed by law (including extensions of time approved by the appropriate taxing authority). Such Tax Returns accurately and completely set forth or will accurately and completely set forth in all material respects all liabilities for Taxes (if any) and any other items

     (including, but not limited to, items of income, gain, loss, deduction, and credit) required (under applicable tax law) to be reflected or included in such Tax Returns.

          (b) The Company and each Subsidiary has paid or will pay, on a timely basis, all Taxes of the Company and each such Subsidiary that are due on or before the Closing Date (including, but not limited to, Taxes shown to be due on the Tax Returns described in the preceding paragraph), except those Taxes that are being disputed in good faith and for which adequate provision has been made in the consolidated financial statements of the Company and its Subsidiaries.

          (c) To the extent required by GAAP, adequate provision has been made by the Company and each Subsidiary on the Latest Balance Sheet for the payment of Taxes due after the Closing Date.

          (d) As of the date of this Agreement, neither the Company nor any Subsidiary has obtained an extension of time to file any Tax Return. The Company and each Subsidiary will prepare their federal income tax returns, as well as any state, corporate and partnership tax returns, for the tax year ending December 31, 2000, and all subsequent tax years and periods in a timely manner and on a basis consistent with past practice, and the Purchaser shall be given the opportunity to review any such Tax Returns before they are filed.

          (e) There are no Liens for Taxes upon any of the properties or assets of the Company or any Subsidiary, except Liens for Taxes not yet due.

          (f) There are no pending audits, actions, proceedings, disputes, claims or, to the knowledge of the Company, investigations with respect to any Taxes payable by or asserted against the Company or any Subsidiary and, to the knowledge of the Company, there is no basis on which any claim for material Taxes can be asserted with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary has received notice from any taxing authority of its intent to examine or audit any Tax Returns of the Company or any Subsidiary.

          (g) The taxable year or periods for the assessment of federal income Tax of the Company and its Subsidiaries are closed either by agreement with the Internal Revenue Service or by operation of the applicable statute of limitations for all taxable periods through the taxable period ended December 31, 1996. The taxable years or periods for the assessment of state and local income or franchise Tax of the Company and its Subsidiaries are closed either by agreement with the appropriate taxing authority or by application of the applicable statute of limitations for all periods through the taxable period ended December 31, 1996. Neither the Company nor any Subsidiary (i) has given or been requested to give waivers of any statute of limitations relating to the payment of Taxes for taxable periods for which the applicable statutes of limitations have not expired or (ii) has made any election which would result or has resulted in an adjustment under Section 481 of the Internal Revenue Code.

          (h) The Company and its Subsidiaries are not and have not been subject to tax in any jurisdiction outside the United States.

          (i) No agreements relating to allocation or sharing of, or liability or indemnification for, Taxes exist (i) among the Company and any of the Subsidiaries or (ii) among the Company and any of its Shareholders or Affiliates.

          (j) All Taxes required to be withheld, collected or deposited by the Company or any Subsidiary (including, but not limited to, amounts paid or owing to any employee, creditor, independent contractor or other Person) have been timely withheld, collected or deposited and, to the extent required, have been timely paid to the relevant taxing authority.

          (k) Neither the Company nor any Subsidiary has filed a consent pursuant to Section 341(f) of the Internal Revenue Code or agreed to have
     Section 341(f)(2) of the Internal Revenue Code apply to any disposition of a Section 341(f) asset (as such term is defined in Section 341(f)(4) of the Internal Revenue Code).

          (l) Neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Internal Revenue Code.

          (m) Neither the Company nor any Subsidiary has ever been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Internal Revenue Code) other than the group of which the Company is currently the common parent. Neither the Company nor any Subsidiary is or will be liable for the Taxes of any other corporation by reason of being a member of any such affiliated group other than any corporation which is a member of the group of which the Company currently is the common parent.

     SECTION 2.21 Employee Benefit Plans.

          (a) Schedule 2.21(a) sets forth a true, complete and correct list of all "employee benefit plans" (as defined in Section 3(3) of ERISA) and any other employee benefit plans, arrangements, agreements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, profit sharing, hospitalization, sick leave, deferred compensation, bonus or other incentive or executive compensation, fringe benefit and stock purchase plans, agreements, arrangements practices or policies) maintained by the Company or any Subsidiary or to which the Company or any Subsidiary contributes or is obligated to contribute with respect to employees of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any liability or reasonable expectation of liability (collectively, the "Employee Benefit Plans"). The term "Employee Benefit Plan" also includes any of the aforementioned benefits that are provided through plans or programs sponsored by Administaff Companies, Inc. ("Administaff"), but only to the extent that such benefits are provided to individuals providing services for the Company or a Subsidiary. Schedule 2.21(a) sets forth the name, current annual compensation rate (including bonus and commissions), title and current base salary rate of the 10 most highly compensated present employees of the Company or any Subsidiary. There is no trade or business (whether or not incorporated) which is under common control, or treated as a single employer, with the Company or any Subsidiary under Section 414 of the Internal Revenue Code or ERISA Section 4001 (other than the group of which the Company is the common parent). Except as set forth on Schedule 2.21(a), neither the Company nor any Subsidiary is subject to any legal, contractual, equitable or other obligation (nor have they any formal plan or commitment, whether legally binding or not) to enter into any form of compensation or employment agreement or to establish any employee benefit plan of any nature, including (without limitation) any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, deferred compensation or incentive or executive compensation plan, policy or practice or to modify or change any existing Employee Benefit Plan. No Employee Benefit Plans cover persons employed outside of the United States. No Employee Benefit Plans are subject to Section 4063 or 4064 of ERISA. No Employee Benefit Plans are "multiemployer plans" as defined in Section 3(37) of ERISA (collectively, the "Multiemployer Plans"). No Employee Benefit Plans provide for medical or other insurance benefits to current or future retired employees or former employees of the Company or any Subsidiary after termination of employment (other than as required by Section 4980B of the Internal Revenue Code and at the former employee's own expense). No Employee Benefit Plan is a "defined benefit plan" as defined in Section 3(35) of ERISA, or a "pension plan" as defined in Section 3(2) of ERISA, except as noted in Schedule 2.21(a). No under-funded pension plan subject to Section 412 of the Internal Revenue Code has been terminated by or transferred out of the Company or any Subsidiary. Neither the Company nor any Subsidiary has participated in or contributed to, or had an obligation to contribute to, any Multiemployer Plan and has no withdrawal liability with respect to any Multiemployer Plan.

          (b) Each of the Employee Benefit Plans intended to qualify under
     Section 401 of the Internal Revenue Code (collectively, the "Qualified Plans") so qualifies, has been maintained in compliance with, and currently complies with, all qualifications requirements of the Internal Revenue Code in form and operation and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Internal Revenue Code. Any entity maintained or contributed to by the Company or any Subsidiary and which is intended to be an association described in Section 501(c)(9) of the Internal Revenue Code is exempt from federal income Tax under Section 501(a) of the Internal Revenue Code.

          (c) To the knowledge of the Company, all contributions and premiums required by law or by the terms of each Employee Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto).

          (d) There has been no "reportable event," as that term is defined in
     Section 4043 of ERISA and the regulations thereunder, with respect to any of the Qualified Plans which would require the giving of notice, or any event requiring notice to be provided, under Section 4063(a) of ERISA.

          (e) There has been no violation of ERISA that could result in a material liability with respect to the filing of applicable returns, reports, documents or notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

          (f) The Company has delivered to the Purchaser (i) the employee booklets from Administaff that describe the benefits that Administaff provides to its employees who are leased to the Company and its Subsidiaries, and (ii) the contract between Administaff and Mortgage Portfolio Services, Inc. These booklets describe each and every benefit plan, program or practice applicable to such leased employees.

          (g) There are no pending actions, suits or proceedings which have been asserted, instituted or overtly threatened against any Employee Benefit Plan, the assets of any such plan or the Company, or the plan administrator or fiduciary of any Employee Benefit Plan with respect to the operation of any such plan (other than routine, uncontested benefit claims), and there are no facts or circumstances which could reasonably be expected to form the basis for any such action, suit or proceeding. Neither the Company nor any Subsidiary nor any fiduciary of any plan which is not a Multiemployer Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Internal Revenue Code.

          (h) Each of the Employee Benefit Plans has been maintained and administered, in all material respects, in accordance with its terms and all provisions of applicable Legal Requirements, including, but not limited to, the requirements with respect to leased employees, as defined in
     Section 414(n) of the Internal Revenue Code. There has been no breach or violation of or default under any Employee Benefit Plan that will subject the Company or any Subsidiary or such Employee Benefit Plan to any taxes, penalties or claims. All amendments and actions required to bring each of the Employee Benefit Plans into conformity with all of the applicable provisions of ERISA and other applicable Legal Requirements have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed on Schedule 2.21(h).

          (i) Each Employee Benefit Plan complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder; (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder; (iii) the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); (iv) the Health Insurance Portability and Accountability Act of 1996 ("HIPPA"); and (v) the Medicare Secondary Payor Provisions of Section 1862(b) of the Social Security Act.

          (j) Except as set forth on Schedule 2.21(j), the Company is not a party to any agreement, contract or arrangement that would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code.

          (k) Except as set forth in Schedule 2.21(k) hereto, the Company will not have, by reason of the transactions contemplated by this Agreement, any obligation to make any payment to any employee pursuant to any Employee Benefit Plan.

          (l) Except as set forth on Schedule 2.21(l), the Company (or, if applicable, any Subsidiary) has the right to, in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other Person, terminate, modify or amend any of the Employee Benefit Plans (or its participation in any such Employee Benefit Plans) at any time sponsored, maintained or contributed to by the Company (or Subsidiary, if applicable), effective as of any date before, on or after the Closing Date except to the extent that any retroactive amendment would be prohibited by Section 204(g) of ERISA or would adversely affect a vested accrued benefit or a previously granted award under any such plan not subject to Section 204(g) of ERISA.

     SECTION 2.22 Labor Matters. Except as set forth on Schedule 2.22, (i) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by them nor does the Company know of any activities or proceedings of any labor union to organize any such employees and (ii) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board.

     SECTION 2.23 Permits. Except as set forth in Schedule 2.23 hereto, the Company and its Subsidiaries own or validly hold all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments (collectively, "Permits") that are required in connection with the conduct of their respective businesses, including, but not limited to, Permits required under Environmental Laws, except in cases where the failure to own or hold such Permits, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All Permits owned or held by the Company or any Subsidiary are valid and in full force and effect. No proceeding is pending or threatened which could result in the revocation or termination of any such Permits, and the Company knows of no basis on which any such proceeding could be commenced. Except as set forth on
Schedule 2.23, the consummation of the transactions contemplated by this Agreement will not affect the continued validity, effectiveness or terms and conditions of all Permits owned or held by the Company or the Subsidiaries.

     SECTION 2.24 Insurance. Schedule 2.24 sets forth true and correct summaries of all liability and other insurance policies maintained by the Company and its Subsidiaries, and accurately states the coverages, deductible amounts and carriers of each such insurance policy. All such insurance policies are in full force and effect and no notice of cancellation or termination has been received with respect to any such policy. All such insurance policies are maintained with reputable and, to the knowledge of the Company, financially sound insurance companies and associations. There are no circumstances known to the Company that would enable any insurance company or association to avoid liability under any of the insurance policies maintained by the Company or any Subsidiary, other than pursuant to express exclusions and limitations of such policies. The coverage provided by such insurance policies with respect to events occurring prior to the Closing Date will not be affected in any manner by, and will not terminate or lapse by reason of, any of the transactions contemplated by this Agreement. The loss, damage or destruction of any properties and assets of the Company or its Subsidiaries which are not fully covered by insurance would not have a Material Adverse Effect.

     SECTION 2.25  Transactions with Affiliates.  Except as set forth in
Schedule 2.25 hereto, since September 30, 2000, neither the Company nor any Subsidiary has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of, or acquired any capital stock, obligations or securities of, or made any management, consulting or similar fee arrangement with, or entered into or consummated any other material transaction, agreement or arrangement with or for the benefit of, any officer, director or employee of the Company or any of its Affiliates, other than compensation and benefits (including travel advances) provided to any such officer, director or employee in the ordinary course of business and consistent with past practice. No Affiliate of the Company or an Subsidiary (other than the Company or any Subsidiary) has any direct or indirect ownership interest in any Person in which the Company or any Subsidiary has any direct or indirect ownership interest or with which the Company or any Subsidiary competes or has a business relationship.

     SECTION 2.26 Absence of Certain Business Practices. Neither the Company nor any of its Affiliates, directors, officers, employees or agents has, directly or indirectly, given or agreed to give any gift or similar benefit to any competitor or governmental employee or official (domestic or foreign) which could reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

     SECTION 2.27 Disclosure. The representations and warranties by the Company contained in this Agreement, and the statements contained in any Schedule required hereby or any other document, certificate or other writing delivered or to be delivered by or on behalf of the Company pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby, do not and will not contain any untrue statement of a material fact, and do not and will not omit to state any material fact required in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading.

     SECTION 2.28  Brokers' or Finders' Fees.  Except as set forth in Schedule
2.28 hereto, no broker, finder or investment banker is entitled to any brokerage or finder's fee or other fees or commissions in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SFS

     SFS hereby represents and warrants to the Purchaser as follows:

     SECTION 3.01 Organization and Qualification. SFS is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate power and authority to own, lease and operate its properties. SFS is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing could affect in any manner the performance by it of its obligations under this Agreement or the Centex Note.

     SECTION 3.02 Authority; Binding Effect. SFS has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Centex Note and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Centex Note by SFS has been duly and validly authorized by all necessary corporate action on the part of SFS, and no other corporate proceedings or shareholder actions on the part of or with respect to SFS is necessary to authorize this Agreement and the Centex Note, the performance by it of its obligations hereunder and thereunder or the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and as of the Closing Date the Centex Note will be, duly executed and delivered by SFS and constitute the legal, valid and binding obligation of SFS, enforceable against it in accordance with the terms hereof. SFS holds, and at the Closing Date will hold, the SFS Loan free and clear of all Liens.

     SECTION 3.03 Absence of Conflicts. The execution and delivery by SFS of this Agreement and the Centex Note, the performance by SFS of its obligations hereunder and thereunder and the consummation by SFS of the transactions contemplated hereby and thereby will not (i) conflict with, or result in any violation or breach of, any provision of the Charter or Bylaws of SFS, (ii) conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void, voidable or without further effect, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which SFS is a party or by which its properties or assets are bound or (iii) conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to SFS or its properties or assets.

     SECTION 3.04 Governmental Consents and Filings. There is no requirement applicable to SFS to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by SFS of this Agreement and the Centex Note, the due performance by SFS of its obligations hereunder and thereunder or the lawful consummation by SFS of the transactions contemplated hereby and thereby.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser hereby represents and warrants to the Company and SFS as follows:

     SECTION 4.01 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

     SECTION 4.02 Authority; Binding Effect. The Purchaser has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement has been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate proceedings or shareholder actions on the part of or with respect to the Purchaser are necessary to authorize this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser, enforceable against it in accordance with the terms hereof.

     SECTION 4.03 Absence of Conflicts. The execution and delivery by the Purchaser of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby will not (i) conflict with, or result in any violation or breach of, any provision of the Charter or Bylaws of the Purchaser, (ii) conflict with, result in any violation or breach of, or constitute a default under, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which the Purchaser is a party or by which its properties or assets are or may be bound or (iii) conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to the Purchaser or its properties or assets.

     SECTION 4.04 Governmental Consents and Filings. There is no requirement applicable to the Purchaser to obtain any Consent of, or to make or effect any declaration, filing, or registration with, any Governmental Authority for the valid execution and delivery by the Purchaser of this Agreement, the due performance by the Purchaser of its obligations hereunder or the lawful consummation by it of the transactions contemplated hereby.

     SECTION 4.05  Purchase for Investment.

          (a) The Purchaser is an "accredited investor" for purposes of Regulation D under the Securities Act and is acquiring the Purchased Securities at the Closing for investment for its own account, and not with a view to selling or otherwise distributing the Purchased Securities in violation of the Securities Act. Purchaser's principal executive office is located at the address set forth in Section 11.02 of this Agreement.

          (b) The Purchaser has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company, and it is able financially to bear the risks thereof.

          (c) The Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management and has received (or had made available to it) any financial and business documents requested by it.

          (d) The Purchaser understands that (i) the Purchased Securities have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to section 4(2) thereof or Rule 506 under the Securities Act,
     (ii) the Purchased Securities must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Purchased Securities will bear a legend to such effect and (iv) the Company will make a notation on its transfer books to such effect.

     SECTION 4.06 Disclosure Statement. None of the information furnished by the Purchaser in writing expressly for use in the Disclosure Statement shall contain any untrue statement of a material fact or omit to state any material fact required in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.07 Brokers' or Finders' Fees. The Purchaser has not authorized any broker, finder or investment banker to act on its behalf in connection with this Agreement or the transactions contemplated hereby in such a manner as to give rise to a valid claim against the Company or SFS for any brokerage or finder's fee or other fees or commissions.

     SECTION 4.08 Share Ownership. The Purchaser beneficially owns 117,500 shares of the Company's Common Stock.

                                   ARTICLE V

                REORGANIZATION SOLICITATION; BANKRUPTCY MATTERS

     SECTION 5.01  Solicitation Materials; Solicitation of Acceptances.

          (a) As promptly as practicable following the date hereof, the Company
     (1) shall prepare, file with the Commission and distribute to the Shareholders (i) a letter to such Shareholders, (ii) the Disclosure Statement and (iii) the form of acceptance of the Reorganization Plan to be executed by such Shareholders (collectively, the "Solicitation Materials") and (2) shall prepare and file with the Commission the Schedule 13E-3 pursuant to the Exchange Act. The aforementioned letter to the Shareholders, the Disclosure Statement and the Schedule 13E-3 shall contain the recommendation of the Board of Directors of the Company that the Shareholders give their acceptance to the Reorganization Plan, unless such recommendation has been withdrawn or modified because the Overbid Termination Conditions have been met. The Solicitation Materials and the
     Schedule 13E-3 will comply as to form with all applicable requirements of the Exchange Act and the Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder.

          (b) In preparing the Solicitation Materials and the Schedule 13E-3, the Company shall use its reasonable best efforts to (i) obtain and furnish all information required to be included therein under the Exchange Act and the Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder, (ii) file with the Commission pursuant to the Exchange Act preliminary copies of the Solicitation Materials and the
     Schedule 13E-3 for review and comment, (iii) respond promptly to any comments made by the Commission with respect to preliminary copies of the Solicitation Materials and the Schedule 13E-3 and (iv) have the Solicitation Materials cleared with the Commission at the earliest practical date. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Solicitation Materials and the
     Schedule 13E-3 prior to the time they are filed with the Commission. The Company shall provide the Purchaser and its counsel with a copy of any written comments or telephonic notification of any verbal comments that are received by the Company or its counsel from the Commission or its staff with respect to the Solicitation Materials or the Schedule 13E-3 and shall further provide the Purchaser and its counsel with a copy of any written responses and telephonic notification of any verbal responses by the Company or its counsel.

          (c) If at any time prior to the Closing Date any fact, event or development relating to the Company or any of its Affiliates is discovered by the Company which is required under applicable law to be set forth in a supplement to the Disclosure Statement or an amendment to and the Schedule 13E-3, the Company shall prepare, file with the Commission or the Bankruptcy Court, use its reasonable best efforts to cause the Bankruptcy Court to approve, and disseminate to the Shareholders any such supplements and amendments in accordance with applicable law.

          (d) The Company shall use its reasonable best efforts to obtain the requisite number of acceptances of the Reorganization Plan from Shareholders in order to meet all applicable requirements with respect to accepting classes of claims and interests under Section 1126 of the Bankruptcy Code.

     SECTION 5.02  Certain Documents and Motions.

          (a) As promptly as practicable after the successful completion of the Reorganization Solicitation, the Company shall commence the Bankruptcy Case in the United States Bankruptcy Court for the Northern District of Texas; provided, however, that in no event will the Company be obligated to commence the Bankruptcy Case until the first Business Day after the date on which the Company shall have obtained the requisite number of acceptances from Shareholders with respect to the Reorganization Plan in order to meet all applicable requirements with respect to accepting classes of claims and interests under Section 1126 of the Bankruptcy Code.

          (b) Promptly upon the commencement of the Bankruptcy Case, and in no event later than five Business Days thereafter, the Company shall (i) file the Disclosure Statement and the Reorganization Plan and the certification of votes for acceptance or rejection of the Reorganization Plan with the Bankruptcy Court and (ii) seek from the Bankruptcy Court, and take all steps necessary to obtain, a hearing at the earliest practicable date for approval of the Reorganization Solicitation and confirmation of the Reorganization Plan.

          (c) Promptly upon the commencement of the Bankruptcy Case, and in no event later than five Business Days thereafter, the Company shall file the Interim Motion with the Bankruptcy Court and shall use its reasonable best efforts to cause the Bankruptcy Court to enter the Interim Order.

     SECTION 5.03  Reorganization Proceedings.

          (a) The Company shall use its reasonable best efforts to obtain confirmation of the Reorganization Plan by the Bankruptcy Court using the acceptances of the Reorganization Plan received by the Company pursuant to the Reorganization Solicitation.

          (b) The Company shall comply with the Bankruptcy Code and all other laws, rules, regulations, decrees and orders promulgated thereunder in connection with obtaining confirmation of the Reorganization Plan and all other matters in connection with the Bankruptcy Case. Without limiting the generality of the foregoing, the Company shall promptly prepare and file with the Bankruptcy Court all motions, schedules, statements of financial affairs, reports, and all other papers and filings required by the Bankruptcy Code and all other applicable laws, rules, regulations, orders or decrees (the "Bankruptcy Filings"). The Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Bankruptcy Filings prior to the time they are filed with the Bankruptcy Court.

          (c) The extent, method, and means of notice of the filing of the Bankruptcy Case and meetings of creditors, hearings, objection dates, bar dates for filing proofs of claims or interests, the hearing on approval of the Reorganization Solicitation and the confirmation of the Bankruptcy Plan, and other significant events in connection with the Bankruptcy Case, given to creditors, parties in interest, and other parties entitled or expected to receive any such notice, shall be decided by the Company in consultation with, and subject to the approval of, the Purchaser.

          (d) The Company shall use its reasonable best efforts to obtain, and shall not take, or omit to take, any action which could reasonably be expected to prevent or impede, or result in the revocation of, (i) the confirmation of the Reorganization Plan, (ii) a full and complete discharge of all debts of the Company (to the fullest extent possible under Section 1141(d) of the Bankruptcy Code), except as otherwise specifically provided in the Reorganization Plan, and (iii) the vesting upon the entry of the Confirmation Order of the property of the Company in the reorganized entity free and clear of all claims and interests of creditors and equity security holders in accordance with the Reorganization Plan. To the extent that the Reorganization Plan requires the Company to take any action in the Bankruptcy Case, including, but not limited to, designating executory contracts to be assumed or rejected and making elections concerning treatment of claims, the Company shall take such action after consultation with and, in the case of any election to be made, obtaining the approval of the Purchaser.

          (e) The Reorganization Plan will be in the form attached as Exhibit A hereto with such changes therein as shall be approved by the Company and by the Purchaser, in each case in such party's reasonable discretion. The Company shall not consent to any amendment or supplement to, or modification of, the Reorganization Plan or the Disclosure Statement that purports to effect any change in the terms or conditions of the transactions contemplated by this Agreement which is, in the reasonable judgment of the Purchaser, unfavorable to it or any change in the manner in which the total payments and distributions under the Reorganization Plan is allocated among Shareholders without the prior written consent of the Purchaser. The Company agrees that it will not impair (within the meaning of Section 1124 of the Bankruptcy Code) the treatment of SFS's claims arising out of the SFS Loan pursuant to the Reorganization Plan without the prior written consent of SFS. The Company hereby acknowledges and agrees that (i) the amount owed by the Company under the SFS Loan as of February 28, 2001 was $7,710,038.99, consisting of $7,101,801.99 of principal and $608,237.00 of accrued and unpaid interest,
     (ii) the Company has no defenses, setoffs, counterclaims or recoupments to, against or in respect of the SFS Loan except for any rights of offset that may hereafter arise pursuant to this Agreement and (iii) in entering into and performing its obligations under this Agreement, SFS is and will be relying on, among other things, the foregoing acknowledgements set forth in this sentence.

     SECTION 5.04 Securities Laws. The Company shall comply with all filing and other requirements of the Exchange Act, and the rules and regulations thereunder, and any other applicable federal or state securities laws, rules or regulations in connection with the Reorganization Solicitation and the consummation of the Reorganization Transactions.

                                   ARTICLE VI

                               CERTAIN COVENANTS

     SECTION 6.01 Conduct of Business. From the date hereof until the Closing Date, the Company and its Subsidiaries shall conduct their businesses in the ordinary and regular course of business and consistent with past practice and shall use their reasonable best efforts to preserve intact the business organizations of the Company and its Subsidiaries, to keep available the services of their present officers and employees and maintain their present relationships with Governmental Authorities and other Persons having business relationships with the Company or any Subsidiary. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as provided in this Agreement or the Reorganization Plan, neither the Company nor any Subsidiary shall, directly or indirectly, do, or propose or commit to do, any of the following without the prior written consent of the Purchaser:

          (a) amend or make any other change in its Charter or Bylaws or other organization documents, except as specifically contemplated by this Agreement;

          (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock or other equity securities of, or ownership interests in, the Company or any Subsidiary or any options, warrants, calls or other rights to acquire any shares of capital stock or other equity securities of, or ownership interests in, the Company or any Subsidiary;

          (c) sell, lease, transfer or otherwise dispose of any material properties or assets of the Company or any Subsidiary (whether or not reflected on the books of the Company or any Subsidiary and whether real, personal or mixed, tangible or intangible) except for (A) Mortgages and real estate owned by the Company or any Subsidiary as a result of the foreclosure of any Mortgage, in each case, sold, transferred or disposed of in the ordinary and regular course of business or (B) assets sold in one or more series of related transactions in an amount not exceeding $15,000, provided that the total of all such transactions shall not exceed $50,000 in aggregate;

          (d) consolidate with, or merge with or into, any Person;

          (e) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company or redeem, purchase or otherwise acquire any capital stock or other equity interests of, or ownership interests in, the Company or any Subsidiary;

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          (f) reclassify, combine, split or subdivide any shares of the capital stock of the Company or any Subsidiary;

          (g) incur or assume any indebtedness for borrowed money or issue any debentures, notes or other debt securities or assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, except in connection with the origination of Mortgages in the ordinary and regular course of business and consistent with past practice;

          (h) make any loans, advances or capital contributions to, or investments in, any other Person, except in connection with the origination of Mortgages in the ordinary and regular course of business and consistent with past practice;

          (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

          (j) create or incur any Liens upon the properties or assets of the Company or any Subsidiary or suffer to exist any such Liens (other than Permitted Liens), except in connection with the origination of Mortgages in the ordinary and regular course of business and consistent with past practice;

          (k) enter into any Contracts or commitments or engage in any transactions not in the ordinary and regular course of business and consistent with past practice, including, without limitation, opening any new business locations (including any net branch arrangement) or entering into any Contracts or commitments to do the same;

          (l) engage in any transactions with any Affiliate (other than transactions between the Company and any of its direct or indirect wholly owned Subsidiaries), except on terms and conditions at least as favorable to the Company as those that would apply in the case of a similar arm's-length transaction;

          (m) enter into any agreement, arrangement or understanding with any director, officer or key employee of the Company or any Subsidiary providing for the employment of any such director, officer or key employee or any increase in the compensation, severance or termination benefits payable or to become payable by the Company or any Subsidiary to any such director, officer or key employee or make any loan to or enter into any other material transaction or arrangement with any such director, officer or key employee;

          (n) increase the benefits payable by the Company or any Subsidiary under, enter into or adopt any new, or amend any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, program or arrangement made to, for or with any of the directors, officers or employees of the Company or any Subsidiary;

          (o) fail to keep all of the properties and assets of insurable character of the Company or any Subsidiary insured in accordance with the past practices of the Company;

          (p) cancel or compromise any material claim, waive or release any material rights or change or terminate any material Contract of the Company or any Subsidiary, except in the ordinary and regular course of business and consistent with past practice;

          (q) fail to maintain in full force and effect all Permits that are required in connection with the conduct of the businesses of the Company or any Subsidiary;

          (r) change the accounting principles or methods of the Company or any Subsidiary, except as required by law or as a result of any mandatory change in accounting standards;

          (s) fail to maintain the books and records of the Company or any Subsidiary in the usual, regular and ordinary manner;

          (t) make any tax elections or settle or compromise any income tax liability, except in the ordinary and regular course of business and consistent with past practice;

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          (u) prior to the Closing Date, take any action which would cause any representation or warranty of the Company contained in this Agreement to be untrue or incorrect as of the date when made or (except in the case of representations and warranties made as of a specific date) as of any future date; and

          (v) authorize, or commit or agree to take, any of the foregoing actions.

     SECTION 6.02  Other Proposals.

          (a) From the date hereof until the Closing Date, the Company shall not, and shall use its best efforts to ensure that its Affiliates, directors, officers, agents or other representatives (including, but not limited to, any investment banker, financial advisor, attorney or accountant) do not, directly or indirectly initiate any contact with, solicit, encourage or enter into or continue any negotiations, understandings or agreements with any Third Party with respect to, or in connection with, or furnish or disclose any non-public information regarding the Company or its Subsidiaries or their respective businesses to any Third Party in connection with, any Acquisition Proposal. Notwithstanding the foregoing, to the extent required by the fiduciary obligations of the Board of Directors of the Company after consultation with legal counsel, (i) the Company may, in response to an unsolicited request therefor, furnish non-public information with respect to the Company or its Subsidiaries or their respective businesses to any Qualified Third Party pursuant to a customary confidentiality agreement having terms no less favorable to the Company than those in the Confidentiality Agreement and discuss such information (but not any Acquisition Proposal and not any non-public information relating to the structure of the transactions contemplated hereby) with such Qualified Third Party and (ii) upon receipt by the Company of an Acquisition Proposal from a Qualified Third Party, if (A) the Company has complied fully and in a timely manner with its obligations to notify the Purchaser of the receipt of such Acquisition Proposal (and the identity of the offeror and the material terms of such proposal) in accordance with Section 6.02(b) hereof, (B) the Board of Directors of the Company has reasonably determined that such Acquisition Proposal, if consummated, would constitute an Overbid Transaction and (C) the Company has delivered a written notice to the Purchaser (an "Overbid Notice") advising it of the foregoing determination by the Board of Directors (which notice shall be accompanied by copies of the form of definitive agreement or other documentation proposed to be entered into in connection with the Acquisition Proposal, if any are then prepared), the Company may participate in discussions and negotiations with such Qualified Third Party regarding such Acquisition Proposal. Furthermore, if (v) the Company has delivered an Overbid Notice to the Purchaser (after compliance in full with each of the conditions precedent to the delivery of such a notice set forth in clauses (i) and (ii) of the immediately preceding sentence), (w) the Purchaser shall not have delivered to the Company within ten calendar days after receipt of such Overbid Notice a written offer (a "Topping Offer") to amend the terms of this Agreement in order to provide for consideration having a value at least $100,000 greater than the value of the consideration provided for under the Acquisition Proposal to which such Overbid Notice relates, (it being understood and agreed that, if the Purchaser does deliver a Topping Offer to the Company, the Company shall immediately cease to participate in discussions or negotiations with such Qualified Third Party regarding such Acquisition Proposal, unless and until the conditions precedent to engaging in such discussion or negotiations specified in this Section 6.02(a) are satisfied by a proposal thereafter submitted by such Qualified Third Party), (x) the terms of the Acquisition Proposal shall not have been modified in a manner adverse to the Company or the Shareholders after the date of the Overbid Notice (it being understood and agreed that the Company shall promptly advise the Purchaser in writing of the nature of any change in the terms thereof), (y) the Company shall have paid or shall have arranged for the payment of the Termination Fee to the Purchaser in accordance with Section 9.03 and the Company shall have paid or shall have arranged for the payment of the notes referred to in Sections 1.02(b) and 1.02(c) and (z) the Company shall have taken all action on its part required to cause the Earnest Money Escrow Agent to deliver the Earnest Money Deposit to the Purchaser (the conditions set forth in clauses (v), (w), (x), (y) and (z) above being hereinafter collectively referred to as the "Overbid Termination Conditions"), the Company may terminate this Agreement and enter into an agreement with a Qualified Third Party with respect to or in connection with an Overbid Transaction. It is expressly understood and agreed that, if any Affiliates, directors, officers, agents or other

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     representatives (including, but not limited to, any investment banker, financial advisor, attorney or accountant) of the Company, whether or not such persons are purporting to act on behalf of the Company, engage in any conduct involving the furnishing of information to, the solicitation of, or participation in discussions or negotiations with, a Third Party which, if performed by the Company, would constitute a breach of the provisions of this Section 6.02(a), then, notwithstanding anything to the contrary contained herein, such Third Party shall not be deemed a Qualified Third Party for purposes of this Agreement.

          (b) In the event the Company shall directly or indirectly receive any offer, proposal or inquiry regarding an Acquisition Proposal, the Company shall notify the Purchaser prior to the close of the same Business Day upon which it receives such offer, proposal or inquiry (or if an offer, proposal or inquiry is received after the close of business on a Business Day or on a day that is not a Business Day, as promptly as practicable after receipt but in no event later than 10:00 a.m. on the next Business Day) and shall, in any such notice to the Purchaser, indicate the identity of the offeror and all of the material terms of such offer, proposal or inquiry.

          (c) The Company shall not modify, or release any Third Party from any confidentiality or standstill agreement to which the Company or any Subsidiary is a party (exclusive of those in which the Company is solely the recipient rather than the provider of confidential information).

     SECTION 6.03  Access to Information; Audit Rights.

          (a) From the date hereof until the Closing Date, the Company shall permit the Purchaser, and its Affiliates, directors, officers, agents or other representatives to make a full investigation of the business, prospects, properties, financial condition and results of operations of the Company and its Subsidiaries and will afford the Purchaser and such representatives full access to the offices, buildings, real properties, records, files, books of account, tax returns, agreements and commitments, record books and stock books of the Company and its Subsidiaries and to their directors, officers, independent accountants, agents and other representatives, at such reasonable times and as often as the Purchaser may reasonably request. Upon request by the Purchaser, the Company shall request its present and former independent accountants to afford the Purchaser and its representatives access to all accountants' working papers for all audits and reviews of the financial statements of the Company and its Subsidiaries. The Company shall afford to the Purchaser and its representatives access to all such further information relating to the business, prospects, properties, financial condition and results of operations as the Purchaser or such representatives may reasonably request. No investigation pursuant to this Section 6.03 shall affect any representations or warranties made by the Company in this Agreement or the conditions to the obligations of any party hereto to consummate the transactions contemplated hereby. The provisions of the Confidentiality Agreement shall apply to any information provided to the Purchaser, or its Affiliates, directors, officers, agents or other representatives, pursuant to this Section 6.03; provided, however, that as of the Closing Date, the Confidentiality Agreement shall terminate and be of no further force and effect.

          (b) No later than three Business Days prior to the proposed Closing Date, the Company shall deliver to the Purchaser a certificate of the chief financial officer of the Company setting forth (i) a calculation of the amount of the Company's total Shareholders Deficit and of the Company's Payables, in each case as of the most recent practicable date (which, if the Closing is to occur on or after the fifteenth calendar day of a month, shall not be earlier than the end of the most recently completed calendar month) and (ii) an estimate of the total amount of all losses to be incurred by the Company from the date of the calculation of total Shareholders Deficit referred to in clause (i) above to the proposed Closing Date. The foregoing certificate shall include supporting calculations in reasonable detail for all amounts shown thereon and, in the case of any estimates, shall state that such estimates are based upon the best information currently available to management of the Company. In addition to the rights set forth in paragraph (a) above, the Purchaser may audit the books and records of the Company to, among other things, ensure compliance with the Company's representations and warranties contained in the last two sentences of Section 2.08 hereof. If the Purchaser disputes the Company's compliance with the representations and warranties contained in the last two sentences of
     Section 2.08 hereof, the Purchaser will promptly deliver to the Company a written notice (a "Dispute Notice") identifying the disputed item and setting forth a reasonably detailed statement of the basis thereof. For a period of 7 days following the date of delivery of a Dispute Notice by Purchaser (the "Resolution Period"), Purchaser and the Company shall negotiate in good faith in an attempt to resolve the disputed items. If, at the end of the Resolution Period, the parties have not reached agreement as to all disputed items, all unresolved disputed items shall be submitted to an Independent Accountant, who shall be jointly engaged by the Purchaser and the Company within 7 days after the end of the Resolution Period for the purpose of making a final determination with respect to such items. The parties shall take all action reasonably required to cause the Independent Accountant to make its determination within 10 days after the date of its engagement, which determination shall be made in accordance with this
     Section 6.03(b). Upon making its determination, the Independent Accountant shall deliver to the Purchaser and the Company a report outlining its finding. Such report shall be final, conclusive and binding on the parties hereto and not subject to appeal, absent fraud or manifest error. The Purchaser and the Company shall each bear one-half of all the fees and expenses incurred in connection with the engagement of the Independent Accountant. The Purchaser can delay the Closing during the pendency of the dispute resolution proceedings set forth in this Section 6.03(b).

     SECTION 6.04 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things which are necessary, proper or advisable under applicable laws and regulations or otherwise in order to consummate and make effective the transactions contemplated by this Agreement and to cause the Closing to occur on or before June 30, 2001. Without limiting the generality of the foregoing, each of the parties hereto shall execute and deliver, or cause to be executed and delivered, all agreements, certificates and other instruments and shall use its reasonable best efforts promptly to obtain all waivers, permits, consents, approvals and other authorizations from, and to effect all registrations, filings and notices with or to, any Governmental Authorities or other Persons which are necessary or appropriate in connection with said transactions or in order to fulfill all conditions to obligations of the parties under this Agreement.

     SECTION 6.05 Notification of Certain Other Matters. From the date hereof until the Closing Date, the Company shall promptly notify the Purchaser of:

          (a) any actions, suits, inquiries, investigations or proceedings commenced or threatened against or affecting the Company or any Subsidiary which, if pending on the date hereof, would have been required to have been set forth or described in any Schedule required hereby or which relate to the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

          (d) any fact, development or occurrence that constitutes a Material Adverse Change or, so far as reasonably can be foreseen at the time of its occurrence, could have a Material Adverse Effect.

     SECTION 6.06 Supplemental Disclosure. From the date hereof until the Closing Date, the Company shall have the continuing obligation promptly to supplement or amend the Schedules required hereby or any writing previously delivered to the Purchaser with respect to any matter hereafter arising or discovered which, if existing or known at the date hereof, would have been required to be set forth or described in a Schedule required hereby or in any writing delivered to the Purchaser; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date hereof unless so agreed to in writing by the Purchaser. In addition, the Company shall deliver to the Purchaser on or before the Closing a complete list of all Mortgages owned by the Company or the Subsidiaries as of a date within five Business Days of the Closing Date.

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     SECTION 6.07  Consulting Agreement.  The Company and the Purchaser agree to negotiate in good faith and use their respective reasonable best efforts to enter into a consulting and operating assistance agreement with each other (the "Consulting Agreement") within five Business Days after the date of this Agreement, which agreement will contain provisions whereby the Purchaser will provide certain services to the Company in connection with the monitoring and supervision of the conduct of the business of the Company and its Subsidiaries and that the Company and its Subsidiaries will consult and cooperate with the Purchaser in connection with certain operating and business decisions. In the event the Purchaser is to be paid any fees pursuant to the Consulting Agreement, such fees shall not be deemed fees in connection with the transactions contemplated by this Agreement pursuant to Sections 1.04 and 1.05(a) hereof.

     SECTION 6.08 Termination Fee Security. The Company agrees to use commercially reasonable efforts to provide security for the Termination Fee as soon as practicable after the execution of this Agreement.

                                  ARTICLE VII

                             CONDITIONS TO CLOSING

     SECTION 7.01 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, prior to or concurrently with the Closing, of the following conditions (any one or more of which may be waived, in whole or in part, by the Purchaser):

          (a) Representations and Warranties; Covenants and Agreements. Each of the representations and warranties of the Company contained in this Agreement that is not qualified by a "materiality" standard shall be true and correct in all material respects as of the Closing Date as if made on such date, each of the representations and warranties of the Company contained in this Agreement that is qualified by a "materiality" standard shall be true and correct as of the Closing Date as if made on such date and the Company shall have performed and complied in all material respects with all provisions, covenants and conditions contained in this Agreement which are required to be performed or complied with by them prior to or on the Closing Date.

          (b) Officers' Certificate. The Company shall have delivered to the Purchaser a certificate of the chief executive officer or chief financial officer of the Company, dated as of the Closing Date, certifying that, the conditions set forth in paragraph (a) above have been fulfilled.

          (c) Reorganization Solicitation. The Company shall have obtained pursuant to the Reorganization Solicitation acceptances from a number of Shareholders that meets all applicable requirements with respect to accepting classes of claims and interests under Section 1126 of the Bankruptcy Code.

          (d) Confirmation of the Reorganization Plan and Entry of the Confirmation Order; Consummation of the Reorganization Plan. The Confirmation Order shall have been entered by the Bankruptcy Court, and shall be in form and substance reasonably satisfactory to the Purchaser. The Confirmation Order shall provide that, upon the Closing, the Reorganization Plan shall be deemed to have been substantially consummated. Either (i) no stay of the Confirmation Order shall be in effect or (ii) if such a stay has been granted by the Bankruptcy Court or any other court of competent jurisdiction, such stay shall have been dissolved. The Confirmation Order shall not have been modified, amended, dissolved, revoked or rescinded and shall be in full force and effect on the Closing Date. Without the necessity of any further action or proceedings by the Company, the Confirmation Order shall have (x) as of the date of such order and as of the Closing Date, effected a full and complete discharge and release of, and thereby extinguished, all debts of the Company (to the fullest extent possible under Section 1141(d)(1) of the Bankruptcy Code) except as otherwise specifically provided in the Reorganization Plan and
     (y) vested the property of the Company in the reorganized entity, free and clear of all claims and interests of creditors in accordance with the Reorganization Plan and the Confirmation Order.

          (e) Other Bankruptcy Proceedings. Except as contemplated by this Agreement, no proceeding shall have been instituted, consented to, continued or reopened by or against the Company or any

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     Subsidiary seeking to adjudicate any of them a bankrupt or seeking reorganization, arrangement, adjustment, protection, relief or composition of any of their debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, seeking the entry of any order for relief or the appointment of a receiver, trustee, custodian or other similar official for any of them or any substantial part of any of their property or seeking relief for or against the Company which would have the effect of terminating, staying, enjoining or abating the Bankruptcy Case, transferring its venue or converting the Bankruptcy Case or any other proceeding by or against the Company into a case under Chapter 7 of the Bankruptcy Code (any such proceeding being hereinafter referred to as a "Bankruptcy Proceeding"), unless any such Bankruptcy Proceedings shall have been dismissed with prejudice by a Final Order of the court before which such proceedings shall have been instituted, consented to, continued or reopened.

          (f) Litigation. No action, suit or proceeding before any federal or state court or other Governmental Authority shall have been instituted or threatened which, in the reasonable judgment of the Purchaser, shall have the effect or be expected to have the effect of (i) making illegal, impeding or otherwise restraining or prohibiting any of the transactions contemplated by this Agreement; (ii) imposing any material limitations on the ownership or operation by the Company, any Subsidiary or the Purchaser of any substantial portion of its business or assets, or compelling the Company, any Subsidiary or the Purchaser to dispose of or hold separate any substantial portion of its business or assets, as a result of or in connection with any such transactions or (iii) imposing any material limitations on the ability of the Purchaser to exercise full rights of ownership with respect to any of the Purchased Stock (including, but not limited to, the right to vote the Purchased Stock on all matters submitted to the stockholders of the Company), or compelling the Purchaser to dispose of any of the Purchased Stock.

          (g) Other Governmental Action. No statute, rule or regulation shall have been enacted by any Governmental Authority which shall have any of the effects referred to in paragraph (f) above.

          (h) Consents. All of the Consents from, and registrations, filings and notices with or to, any Governmental Authorities or other Persons required in connection with the transactions contemplated by this Agreement shall have been obtained or effected, as the case may be.

          (i) Opinion of Counsel. The Purchaser shall have received (A) an opinion, dated as of the Closing Date, of Winstead Sechrest & Minick PC, counsel for the Company, in the form attached as Exhibit B hereto and (B) an opinion, dated as of the Closing Date, of Scott A. Junkin, counsel for SFS, in the form attached as Exhibit C hereto.

          (j) Directors and Officers. The Company shall (i) have taken all corporate action necessary to ensure that the individuals selected by Centex (as evidenced by a written instrument delivered to the Company prior to Closing) shall be appointed to the offices chosen by Centex and that the Company's officers holding such positions have either resigned or otherwise have been removed from such offices effective as of the Closing, (ii) have taken all corporate action necessary to ensure that the individuals nominated by Centex (as evidenced by a written instrument delivered to the Company prior to Closing) shall become members of the board of directors of the Company effective as of the Closing and (iii) deliver to Centex copies of the resignations of each of the members of the Company's board of directors to become effective as of the Closing.

     SECTION 7.02 Conditions to the Obligations of the Company and SFS. The obligations of the Company and SFS to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, prior to or concurrently with the Closing, of the following conditions:

          (a) Representations and Warranties; Covenants and Agreements. (i) Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on such date; and (ii) the Purchaser shall have performed and complied in all material respects with all provisions, covenants and conditions contained in this Agreement which are required to be performed or complied with by it prior to or on the Closing Date.

          (b) Officers' Certificate. The Purchaser shall have delivered to the Company and SFS a certificate of the chief executive officer of the Purchaser, dated as of the Closing Date, certifying that the conditions set forth in paragraph (a) above have been fulfilled.

          (c) Reorganization Solicitation. The Company shall have obtained pursuant to the Reorganization Solicitation acceptances from a number of Shareholders that meets all applicable requirements with respect to accepting classes of claims and interests under Section 1126 of the Bankruptcy Code.

          (d) Confirmation of the Reorganization Plan and Entry of the Confirmation Order; Consummation of the Reorganization Plan. The Confirmation Order shall have been entered by the Bankruptcy Court. The Confirmation Order shall provide that, upon Closing, the Reorganization Plan shall be deemed to have been substantially consummated. Either (i) no stay of the Confirmation Order shall be in effect or (ii) if such a stay has been granted by the Bankruptcy Court or any other court of competent jurisdiction, such stay shall have been dissolved. The Confirmation Order shall not have been modified, amended, dissolved, revoked or rescinded and shall be in full force and effect on the Closing Date.

          (e) Litigation. No action, suit or proceeding before any federal or state court or other Governmental Authority shall have been instituted or threatened which shall have the effect of making illegal, impeding or otherwise restraining or prohibiting any of the transactions contemplated by this Agreement.

          (f) Other Governmental Action. No statute, rule or regulation shall have been enacted by any Governmental Authority which has the effect referred to in paragraph (d) above.

          (g) Opinion of Counsel. The Company and SFS shall have received an opinion, dated as of the Closing Date, of Raymond G. Smerge, Executive Vice President, Chief Legal Officer and Secretary of the Purchaser, in the form attached as Exhibit D hereto.

          (h) Impairment. In the case of SFS, the treatment of SFS's claims arising out of the SFS Loan shall not be impaired (within the meaning of Section 1124 of the Bankruptcy Code) under the Reorganization Plan.

                                  ARTICLE VIII

                                INDEMNIFICATION

     SECTION 8.01 Indemnification by SFS. In accordance with the terms and subject to the terms and conditions of this Article VIII, from and after the Closing, SFS shall indemnify and hold harmless the Purchaser, the Company, the Subsidiaries and their Representatives (collectively, the "Purchaser Indemnified Parties") from and against any and all demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) which are asserted against, imposed upon or incurred by any such Person as a result of or in connection with the breach or alleged breach by the Company or SFS of any of their respective representations, warranties, covenants or agreements contained in this Agreement (all such demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses for which indemnification is provided pursuant to this Section 8.01 being hereinafter collectively referred to as the "Purchaser Claims"); provided, however, that (A) this indemnification shall only become operative and effective if the Closing occurs and then only to the extent that all such Purchaser Claims incurred hereunder exceeds $150,000 and, in such event, shall include the entire amount of such Purchaser Claims (including amounts up to and including $150,000), (B) subject to the terms of Section 8.05(f), the maximum potential liability of SFS pursuant to this Section 8.01 in respect of Purchaser Claims shall be an amount equal to the SFS Amount minus $200,000, and (C) the obligation of SFS to provide indemnification pursuant to this Section 8.01 in respect of any Purchaser Claims shall terminate as of the date of expiration of the applicable survival period set forth in Section 8.04, unless the Purchaser shall have given notice to SFS prior to such date identifying such Purchaser Claims with reasonable particularity and asserting that it is entitled to indemnification by SFS against such Purchaser Claims pursuant to this Section
8.01. For the avoidance of doubt, it is acknowledged and agreed that SFS shall have no liability or

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obligation, under this Agreement or otherwise, for or relating in any manner to
(i) the Consulting Agreement and (ii) the promissory notes referred to in Sections 1.02(b) and 1.02(c).

     SECTION 8.02 Indemnification by the Purchaser. In accordance with the terms and subject to the conditions of this Article VIII, from and after the Closing, the Purchaser shall indemnify and hold harmless the Company and SFS and their respective Representatives for, from and against any and all demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) which are asserted against, imposed upon or incurred by any such Person as a result of or in connection with the breach or alleged breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement (all such demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses for which indemnification is provided pursuant to this Section 8.02 being hereinafter collectively referred to as the "Company Claims"); provided, however, that (A) the maximum liability of the Purchaser pursuant to this Section 8.02 in respect of such Company Claims shall be an amount equal to the Purchase Price (as adjusted in accordance with Section 1.04) and (B) the obligation of the Purchaser to provide indemnification pursuant to this Section 8.02 in respect of any Company Claims shall terminate as of the applicable survival period set forth in Section 8.04, unless the Person entitled to indemnification shall have given notice to the Purchaser prior to such date identifying such Company Claims with reasonable particularity and asserting that it is entitled to indemnification by the Purchaser against such Company Claims pursuant to this Section 8.02.

     SECTION 8.03 Third-Party Claims; Procedures. The obligations of the parties provided for under Sections 8.01 and 8.02 hereof in respect of any Purchaser Claims or Company Claims, as the case may be ("Claims"), made or asserted by a third party ("Third-Party Claims") shall be performed in accordance with the following procedures:

          (a) Each Person entitled to indemnification under Section 8.01 or 8.02 (each, an "Indemnified Party") shall give the party or parties from whom it is seeking indemnification hereunder (collectively, the "Indemnifying Party") written notice as promptly as reasonably practicable after the written assertion of any Third-Party Claim or commencement of any action, suit or proceeding in respect thereof (it being understood that notice shall be deemed to have been delivered as promptly as reasonably practicable if given no later than seven days after the assertion of such a claim or commencement of any such action, suit or proceeding); provided, however, that, if an Indemnified Party fails to give Indemnifying Party written notice as provided herein, Indemnifying Party shall only be relieved of its obligations under this Article VIII in respect of such Third-Party Claim if and to the extent that the Indemnifying Party is materially prejudiced thereby (whether as a result of the forfeiture of substantive defenses or otherwise).

          (b) Promptly after receipt of written notice of a Third-Party Claim as contemplated by Section 8.03(a), the Indemnifying Party may in its sole discretion elect to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (i) if the Indemnifying Party fails, within a reasonable time after receipt of written notice of such Third-Party Claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party (upon notifying the Indemnified Party of its election to do so) to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party at any time prior to the settlement, compromise, judgment or other final determination thereof, (ii) if in the reasonable judgment of the Indemnified Party a direct or indirect conflict of interest exists between the Indemnified Party and the Indemnifying Party in respect of the Third-Party Claim that would prohibit the assumption of the defense by the Indemnified Party under the applicable principles of legal ethics, the Indemnified Party shall (upon written notice to the Indemnifying Party of its election to do so) have the right to undertake the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party (it being understood and agreed that the Indemnifying Party shall not be entitled to assume the defense of such Third-Party Claim), (iii) if the Indemnified Party in its sole discretion so elects, it shall be entitled to employ separate counsel and to participate in
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     the defense of such Third-Party Claim (and the Indemnifying Party shall cooperate with the Indemnified Party so as to allow it to participate in the defense thereof), but the fees and expenses of counsel so employed shall (except as otherwise contemplated by clauses (i) and (ii) above) be borne solely by the Indemnified Party and (iv) without the prior written consent of the Indemnified Party, the Indemnifying Party shall not settle or compromise any Third-Party Claim, or consent to the entry of any judgment relating thereto, that does not include as an unconditional term thereof the grant by the claimant or plaintiff to each Indemnified Party of a release from any and all liability in respect thereof.

     SECTION 8.04 Survival of Representations, Warranties or Covenants. The representations and warranties of the parties and the rights of the parties to indemnification in the event of a breach or alleged breach thereof shall survive the Closing and shall continue in full force and effect until the second anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 2.18 (Compliance with Laws), 2.19 (Environmental Matters), 2.20 (Taxes) and 2.21 (Employee Benefit Plans) shall survive until the expiration of the latest statute of limitations applicable to Third-Party Claims that could be asserted against the Purchaser, the Company, the Subsidiaries or SFS based on the matters covered by such representations and warranties. All covenants and agreements of the parties hereto shall be continuing and shall survive the Closing Date pursuant to the terms hereof.

     SECTION 8.05  Remedies.

          (a) In addition to any other remedy the Purchaser Indemnified Parties may have under this Agreement, the Purchaser Indemnified Parties shall have the right to offset against any amounts required to be paid (but not yet then paid) to SFS by the Company pursuant to the SFS Loan (i) all Excess Expenses that exceed $50,000 and (ii) any Purchaser Claims (subject to the limitations set forth in Section 8.01); provided that the Purchaser Indemnified Parties may not pursue any other collection remedies with respect to the first $1.0 million of Purchaser Claims and Excess Expenses that exceed $50,000 unless the Company has first offset such amount against the SFS Loan to the extent possible, and provided further that such offset shall be applied to the two prepayments referred to in Section 1.06(b) and a portion of the final principal amount due on the SFS Loan equal to $500,000. At any time, the Purchaser or the Company may provide to SFS written notice of its intent to offset (the "Offset Notice") against amounts under the SFS Loan by setting forth the amounts (the "Offset Amount") of Excess Expenses or Purchaser Claims, as the case may be.

          (b) SFS may dispute any Offset Amount if, and only if, SFS delivers a written notice to the Company and the Purchaser setting forth in reasonable detail the amount and nature of each disputed matter (each such notice being hereinafter referred to as a "Response Notice") within 10 days after receiving the Offset Notice relating thereto. Each party shall provide the other with such additional information as may be reasonably requested as to the basis of such dispute. The parties shall attempt in good faith to resolve any dispute as to any matter set forth in a Response Notice. If within 10 days following the date of the receipt of the Response Notice, the dispute cannot be resolved through negotiation, mediation or some other form of alternative dispute resolution, the dispute shall be submitted for resolution to binding arbitration pursuant to Section 8.05(c).

          (c) Any dispute or controversy arising under this Section 8.05 that is required to be settled by arbitration pursuant to the terms of this Section 8.05, shall be settled by arbitration by one arbitrator in accordance with the rules of the American Arbitration Association, whose decision shall be final, binding and non-appealable. The arbitrator shall be selected pursuant to the rules of the American Arbitration Association from a panel of independent and disinterested persons with at least ten years experience in significant corporate, business or accounting matters, and who are familiar with the purchase and sale of business concerns. The arbitration shall be administered in Dallas, Texas. The expenses of both parties in the arbitration, including reasonable attorneys' fees and arbitration expenses, shall be paid by the party that does not prevail in such arbitration. If each party prevails in part, the arbitrator will determine the appropriate allocation of expenses among the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties may pursue all other remedies with respect to any claim not subject to arbitration.

                                       B-30
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          (d) Upon (i) the expiration of the 10-day period commencing on the date of delivery of an Offset Notice, in the event SFS fails to deliver a Response Notice within such 10-day period or (ii) the resolution of any dispute in respect of an Offset Amount, either through negotiation, mediation, some other form of alternative dispute resolution or arbitration, the aggregate amount required to be paid pursuant to the SFS Loan shall immediately and without necessity of any further action on the part of the Company, the Purchaser, SFS or any other Person, be reduced by an amount equal to the Offset Amount, as adjusted as a result of the resolution of any dispute (it being understood that, for each $1.00 of such Offset Amount, $1.00 of the amount required to be paid pursuant to the SFS Loan shall be decreased). The rights of offset granted in Section 8.05(a) shall in no way limit the rights of the Purchaser Indemnified Parties to seek indemnification under Section 8.01 or the other remedies of the Purchaser Indemnified Parties against SFS.

          (e) The exercise by the Company or the Purchaser of such right of offset shall not in any case be construed as a breach of, or a default under, this Agreement or the SFS Loan.

          (f) The maximum potential liability of SFS under this Article VIII shall be reduced dollar-for-dollar by any liability of SFS under Section 1.05, and vice versa.

     SECTION 8.06 Cumulative Remedy. The remedy set forth in this Article VIII shall be cumulative and shall not limit or affect any other remedy that any party to this Agreement may have in respect of a breach by the other party of its covenants and agreements to be performed at or after the Closing.

                                   ARTICLE IX

                                  TERMINATION

     SECTION 9.01 Termination. At any time prior to Closing, this Agreement may be terminated:

          (a) by mutual written consent of the parties hereto;

          (b) automatically and without any action or notice by any party, upon the approval of an Acquisition Proposal by the Bankruptcy Court and payment to Purchaser of the Termination Fee;

          (c) by either the Purchaser or the Company:

             (i) if any federal or state court or other Governmental Authority shall have issued an order, writ, injunction, judgment or decree which shall have the effect of making illegal, impeding or otherwise restraining or prohibiting any of the transactions contemplated by this Agreement and such order, writ, injunction, judgment or decree shall have become final and nonappealable; or

             (ii) if the Closing shall not have occurred on or before June 30, 2001 for any reason; provided, however, that if the Closing shall have not occurred for any reason beyond the control of the Company, such date shall be extended for a period not to exceed 30 days (unless extended by mutual agreement of the parties);

          (d) by the Purchaser if:

             (i) ten calendar days shall have elapsed after the delivery by the Company of an Overbid Notice to the Purchaser, unless the Company shall have notified the Purchaser in writing prior to such time that it has irrevocably determined not to participate in any further discussions or negotiations with any Third Party with respect to the Acquisition Proposal that was the subject of such notice;

             (ii) the Company shall have become a proponent or co-proponent of any plan of reorganization under the Bankruptcy Code other than the Reorganization Plan;

             (iii) there shall have been any violation or breach on the part of the Company of any covenant or agreement contained in Section 6.02 (Other Proposals), and such violation or breach has not been waived by the Purchaser;

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

             (iv) there shall have been any violation or breach on the part of the Company of any covenant or agreement contained in Article V hereof or Section 6.03, 6.04 or 6.05 hereof which shall not have been cured within five days after receipt of notice of such violation or breach from the Purchaser;

             (v) there shall have been any material violation or breach by the Company of any covenant or agreement (other than the covenants and agreements referred to in clauses (iii) and (iv) above) contained in this Agreement which shall not have been cured within 30 days after receipt of notice of such violation or breach from the Purchaser;

             (vi) there shall have been any violation or breach by the Company of any representation or warranty contained in this Agreement, which in the reasonable judgment of the Purchaser, has resulted or is reasonably expected to result in any Purchaser Claims in an aggregate amount exceeding the Termination Threshold (it being understood and agreed that for purposes of this clause (vi) all such representations and warranties shall be construed as if they were not qualified in any manner as to materiality); or

             (vii) there shall have occurred any event, fact or development which, in the reasonable judgment of the Purchaser, has rendered the fulfillment of any condition to the obligations of the Purchaser set forth in Section 7.01 hereof impossible; provided, however, that, in the case of any termination pursuant to this clause (vii) the Purchaser has diligently and in good faith performed or complied in all material respects with the agreements and covenants required to be performed by it hereunder.

          (e) by the Company or SFS if

             (i) all of the Overbid Termination Conditions shall have been satisfied;

             (ii) there shall have been any material violation or breach by the Purchaser of any covenant or agreement contained in this Agreement which shall not have been cured within 10 days after receipt of notice of such violation or breach from the Company; or

             (iii) there shall have occurred any event, fact or development which, in the reasonable judgment of the Company or SFS, has rendered the fulfillment of any condition to the obligations of the Company or SFS set forth in Section 7.02 hereof impossible; provided, however, that, in the case of any termination pursuant to clause (ii) above or this clause (iii), the Company has diligently and in good faith performed or complied in all material respects with the agreements and covenants required to be performed by it hereunder.

     SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.01 hereof, this Agreement shall forthwith become void and of no further force or effect, and there shall be no liability hereunder on the part of any party or its Affiliates, directors, officers, shareholders, agents or other Representatives; provided, however, that
(i) this Section 9.02 and Sections 9.03, 11.01 and 11.03 hereof shall survive any termination of this Agreement and (ii) nothing contained herein shall relieve any party from liability for any breach of this Agreement.

     SECTION 9.03  Termination Payments.

          (a) If this Agreement is terminated for any reason (other than (1) pursuant to Sections 9.01(a), (c)(i), or (e)(ii), (2) by the Purchaser pursuant to Section 9.01(c)(ii), (3) due to the failure of a condition in
     Section 7.02 to be satisfied despite the fact that the Company has diligently and in good faith performed or complied in all material respects with the agreements and covenants required to be performed by it hereunder or (4) due to the occurrence of any intervening and superseding event (other than an Acquisition Proposal) which is outside the control of the Company, its Shareholders or creditors) and within eighteen (18) months of such termination the Company or any of the Subsidiaries enters into an agreement related to an Acquisition Proposal or consummates an Acquisition Proposal, then the Company shall pay to the Purchaser a fee of five hundred thousand dollars ($500,000) (the "Termination Fee"), which fee shall be paid no later than one Business Day after the date of consummation of any Acquisition Proposal, as the case may be, by wire transfer of immediately available funds to such account as the Purchaser shall designate in a written notice delivered to the Company. For the avoidance of doubt, the parties acknowledge and agree that SFS shall have no liability for the Termination Fee.

          (b) If this Agreement is terminated for any reason, the parties shall take all action necessary in order to cause the Earnest Money Escrow Agent promptly to deliver the Earnest Money Deposit as follows:

             (i) to the Purchaser, if this Agreement is terminated (whether automatically or by the Purchaser or the Company) for any reason other than as specified in clause (ii) below; or

             (ii) Subject to the proviso set forth in this subparagraph (ii), to the Company, if (A) the Closing does not occur by the time specified in
        Section 9.01(c)(ii), (B) this Agreement is terminated by the Purchaser or the Company as a result of such failure to close and (C) both the Purchaser and the Company have diligently and in good faith performed or complied in all material respects with the agreements and covenants required to be performed by each of them hereunder; provided, however that the Company shall only be entitled to receive that portion of the Earnest Money Deposit which will reimburse the Company for the reasonable expenses, including professional fees, incurred and paid by it in connection with the transactions contemplated by this Agreement from and after December 15, 2000 to the date of termination. Any amounts in excess of the amount paid to the Company under this subparagraph (ii) shall be paid by the Earnest Money Escrow Agent to the Purchaser. If the amount of the Earnest Money Deposit is insufficient to reimburse the Company for the expenses to which it is entitled pursuant to this
        Section 9.03(b)(ii) (such insufficient amount is hereinafter referred to as the "Expense Reimbursement Shortfall"), the Purchaser will forgive an aggregate amount due under the notes referred to in Sections 1.02(b) and 1.02(c) (up to the maximum amount due under such notes) equal to the Expense Reimbursement Shortfall. Prior to the payment of all or any portion of the Earnest Money Deposit to the Company pursuant to this
        Section 9.03(b) or the forgiveness of the notes as described in the preceding sentence, the Company shall provide to the Purchaser, in form reasonably satisfactory to the Purchaser, evidence of all reimbursable expenses described in this subparagraph (ii).

          (c) If either the Purchaser or the Company is required for any reason to seek judicial enforcement of any of the obligations of the other party under this Section 9.03, such other party shall pay, or reimburse, all costs and expenses (including fees and disbursements of counsel) that are incurred by the party enforcing the provisions of this Section 9.03.

          (d) Any amounts paid pursuant to this Section 9.03 shall be paid without set-off or deduction of any kind.

          (e) Exercise by the Company of its rights granted pursuant to Section
     6.02 and/or this Article IX will not be deemed to be a breach of the Company's obligation pursuant to Article V.

                                   ARTICLE X

                                  DEFINITIONS

     SECTION 10.01 Definitions. As used in this Agreement, the terms set forth below shall have the following meanings:

          "Acquisition Proposal" means any bona fide written proposal relating to an acquisition of all or any substantial part of the Company or any Subsidiary or their respective businesses (whether by merger, consolidation, purchase of assets or purchase of stock) or any other transaction of a similar nature.

          "Administaff" has the meaning set forth in Section 2.21(a) hereof.

          "Affiliate" means, with respect to any Person, any other Person who, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by contract or otherwise.
                                       B-33
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          "Agreement" means this Stock Purchase Agreement, as the same may be amended from time to time.

          "Bankruptcy Case" means the case under the Bankruptcy Code to be commenced by the Company.

          "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. sec.sec.101 et. seq., as amended by the Bankruptcy Reform Act of 1994, and as amended from time to time, to the extent applicable to the Bankruptcy Case, and includes the Rules of Bankruptcy Procedure and the applicable local rules of the United States Bankruptcy Court and the United States District Court for the Northern District of Texas.

          "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of Texas or such other court as may hereafter exercise original jurisdiction over the Bankruptcy Case or any proceeding therein.

          "Bankruptcy Filings" has the meaning set forth in Section 5.03(b) hereof.

          "Bankruptcy Proceeding" has the meaning set forth in Section 7.01(e) hereof.

          "Business Day" means any day except a Saturday, Sunday or federal holiday.

          "Bylaws" means, with respect to any corporation, the bylaws of such corporation, as in effect from time to time on or after the date hereof.

          "Capitalization Payment" has the meaning set forth in Section 1.03 hereof.

          "Cash Distribution" has the meaning set forth in the recitals.

          "Centex Lender" has the meaning set forth in Section 1.06(a) hereof.

          "Centex Note" has the meaning set forth in Section 1.06(a) hereof.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including any successor statute).

          "Charter" means, with respect to any corporation, the certificate or articles of incorporation (or similar governing document) of such corporation, as in effect from time to time on or after the date hereof.

          "Closing" has the meaning set forth in Section 1.07 hereof.

          "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 1.07 hereof.

          "Closing Payment" means, at the date of determination, the amount equal to the product of (A) $0.125 and (B) the number of shares of Common Stock held by Shareholders other than Principal Shareholders.

          "Common Stock" means the Common Stock, par value $.10 per share, of the Company.

          "Commission" means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act.

          "Commission Reports" has the meaning set forth in Section 2.07 hereof.

          "Company" means NAB Asset Corporation and its successors (including, with respect to actions to be taken on or after the effective date of the Reorganization Plan, the reorganized entity in which the property of the Company will be vested in accordance with the Reorganization Plan and the Confirmation Order).

          "Company Financial Statements" has the meaning set forth in Section
     2.08 hereof.

          "Confidentiality Agreement" means the letter agreement, dated as of January 2, 2001 between the Company and Centex Corporation.

          "Confirmation Order" means an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Company and the Purchaser, confirming the Reorganization Plan and approving the performance by the Company of this Agreement pursuant to Section 1129 of the Bankruptcy Code.

          "Consent" means any consent, approval, permit, notice, action or authorization of any Person not a party to this Agreement.

          "Consulting Agreement" has the meaning set forth in Section 6.07 hereof.

          "Contract" means any contract, subcontract, letter contract, agreement, purchase order, delivery order, arrangement, understanding or other instrument, obligation or commitment of any kind or character (whether oral or written, pending or executory).

          "Court Day" means a day which is not a Saturday, Sunday or legal holiday listed in Bankruptcy Rule 9006(a).

          "Disbursing Agent" means one or more disbursing agents to be designated by the Company with the consent of the Purchaser (which shall not be unreasonably withheld) for the purposes set forth in the Reorganization Plan.

          "Disclosure Statement" means the disclosure and solicitation statement to be disseminated to all creditors and Shareholders of the Company who are entitled to accept or reject the Reorganization Plan in accordance with the Exchange Act and in compliance with Section 1126(b) of the Bankruptcy Code.

          "Dispute Notice" has the meaning set forth in Section 6.03(b) hereof.

          "Earnest Money Deposit" means the funds held and invested by the Earnest Money Escrow Agent under the Earnest Money Escrow Agreement, as such amount may be adjusted in accordance with Sections 1.02(b) and 1.02(c).

          "Earnest Money Escrow Agent" means Commerce Land Title, Inc. in its capacity as escrow agent under the Earnest Money Escrow Agreement.

          "Earnest Money Escrow Agreement" means the Escrow Agreement, entered into as of January 31, 2001 among the Purchaser, the Company and the Earnest Money Escrow Agent.

          "Employee Benefit Plan" has the meaning set forth in Section 2.21(a) hereof.

          "Environmental Claim" means any claim (including, but not limited to, any claim under CERCLA), action, cause of action, investigation or notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, assessment costs, cleanup costs, response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from
     (a) the release by the Company or any Subsidiary (or any of their respective predecessors) into the environment of any Hazardous Materials at any location, whether or not owned by the Company or any Subsidiary (or any of their respective predecessors), (b) the presence of any Hazardous Materials at any location owned or leased by the Company or any Subsidiary (or any of their respective predecessors), or (c) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law by the Company or any Subsidiary or any of their respective predecessors.

          "Environmental Laws" means all federal, state, local and foreign laws (including common law), statutes, codes, ordinances, rules and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws, statutes, codes, ordinances, rules and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended (including any successor statute).
                                       B-35
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          "ERISA Affiliate" means, with respect to the Company, any corporation or other trade or business under common control with the Company (within the meaning of Section 414 of the Internal Revenue Code or Section 4001(a)(14) or 4001(b) of ERISA), either presently or at any time since April 2, 1984.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended (including any successor statute).

          "Excess Expenses" has the meaning set forth in Section 1.04 hereof.

          "Expense Reimbursement Shortfall" has the meaning set forth in Section 9.03(b)(ii) hereof.

          "FHLMC" means the Federal Home Loan Mortgage Corporation.

          "Final Order" means an order or judgment of the Bankruptcy Court or any other court exercising jurisdiction over the subject matter and the parties that has not been reversed, stayed, modified or vacated and as to which no appeal, petition for certiorari or request for reargument or other review or rehearing has been requested or is pending; and as to which the time to appeal, petition for certiorari or seek reargument, other review or rehearing has expired or the right to do so has been fully and effectively waived in writing; or, if an appeal, reargument, writ of certiorari, review or rehearing thereof has been sought, the order or judgment has been affirmed by the highest court to which the order was appealed, from which the reargument, review or rehearing was sought, or the petition for writ of certiorari has been denied, and the time to take any further appeal or to seek certiorari or further reargument, review or rehearing has expired.

          "FNMA" means Federal National Mortgage Association.

          "GAAP" means United States generally accepted accounting principles as in effect at the time of the application thereof as described in or contemplated by this Agreement.

          "GNMA" means Government National Mortgage Association.

          "Governmental Authority" means any nation or government, any state or political subdivision thereof, any federal or state court and any other agency or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Materials" means (i) any substance, material or waste defined or characterized as hazardous, extremely hazardous, toxic or dangerous within the meaning of any Environmental Law, (ii) any substance, material or waste classified as a contaminant or pollutant under any Environmental Law or (iii) any other substance (including, but not limited to, petroleum), material or waste, the manufacture, processing, distribution, use, treatment, storage, placement, disposal, removal or transportation of which is subject to regulation under any Environmental Law.

          "Independent Accountant" shall mean an independent accounting firm of international standing jointly selected by the Purchaser and the Company.

          "Interim Motion" means a motion filed with the Bankruptcy Court by the Company to enter the Interim Order.

          "Interim Order" means an order in form and substance reasonably satisfactory to the Purchaser (i) approving the provisions of and authorizing the performance of the Company under Article VI and Section
     9.03 hereof, (ii) providing that, so long as the Agreement has not been terminated in accordance with Section 9.01 hereof, the Bankruptcy Court shall not permit consideration of or approve an Acquisition Proposal unless the Company has fully complied with all the provisions of Section 6.02 hereof as they apply to such Acquisition Proposal and such Acquisition Proposal constitutes an Overbid Transaction, (iii) providing that the Termination Fee shall be secured as set forth in the Reorganization Plan and (iv) providing that such interim order cannot be amended or modified without the consent of the Purchaser, which consent shall not be unreasonably withheld.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time (including any successor statute).

          "Lien" means (i) any mortgage, pledge, hypothecation, assignment, security interest, option, lien or any preference, priority or other right or interest granted pursuant to a security agreement or preferential arrangement of any kind or character whatsoever (including, but not limited to, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction), and (ii) any other lien, charge, levy or encumbrance, whether arising by operation of law or otherwise.

          "Material Adverse Change" means any change, event, effect or occurrence that has or would reasonably be expected to have Material Adverse Effect.

          "Material Adverse Effect" means any change, event, effect or occurrence that (i) has or would reasonably be expected to have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, (ii) impairs, or would reasonably be expected to impair, the ability of the Company to perform its obligations under this Agreement in any material respect or (iii) prevents or materially delays, or would reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          "Mortgage Reserve Amount" means amounts reserved, if any, in the Company Financial Statements which have been specifically allocated for claims in respect of, any diminution in value of, or collection issues in respect of, Mortgages held by the Company or any Subsidiaries.

          "Mortgages" means mortgages, deeds of trust, security deeds or other instruments creating a lien on residential real property to secure repayment of such loan and any and all rights, benefits, collateral, payments, recoveries, proceeds and obligations arising therefrom or in connection therewith which are owned by the Company or any Subsidiary.

          "MPS" means Mortgage Portfolio Services, Inc., a Delaware corporation.

          "Multiemployer Plans" has the meaning set forth in Section 2.21(a) hereof.

          "Offset Amount" has the meaning set forth in Section 8.05(a) hereof.

          "Offset Notice" has the meaning set forth in Section 8.05(a) hereof.

          "Overbid Notice" has the meaning set forth in Section 6.02(a) hereof.

          "Overbid Termination Conditions" has the meaning set forth in Section 6.02(a) hereof.

          "Overbid Transaction" means an Acquisition Proposal made in writing by a Qualified Third Party (i) which would provide for consideration attributable to the Shareholders other than the Principal Shareholders having a fair market value, as determined by an investment banking firm of national standing selected by the Company and reasonably acceptable to the Purchaser, which exceeds the Purchase Price (or, if the Purchaser has delivered a Topping Offer to the Company, the Topping Offer Amount) by at least $1,000,000 and (ii) the terms and conditions of which are reasonably determined by the Board of Directors of the Company to be, when taken in their entirety, no less favorable to the Company or the Shareholders than the terms and conditions set forth in this Agreement.

          "Payables" means, as of a particular date, the amounts owed by the Company (i) in the ordinary course of business to third-party vendors which relate to the normal business activity of the Company, (ii) for obligations to employees and directors in the ordinary course of business, (iii) for taxes due and (iv) for Allowed Administrative Claims (as defined in the Reorganization Plan) in the Bankruptcy Case.

          "Permits" has the meaning set forth in Section 2.23 hereof.

          "Permitted Liens" has the meaning set forth in Section 2.14 hereof.

          "Person" means any individual, corporation, partnership, association, trust or any other entity or organization of any kind or character, including a Governmental Authority.

          "Preferred Stock" means the preferred stock, par value $.10 per share, of the Company.

          "Principal Shareholders" means Consumer Portfolio Services, Inc., Greenhaven Associates, Inc., and the Purchaser.

          "Purchase Payment" has the meaning set forth in Section 1.03 hereof.

          "Purchase Price" means the sum of (i) $930,000 and (ii) the amount of Payables identified on the certificate delivered to the Purchaser pursuant to Section 6.03(b) hereof.

          "Purchased Stock" has the meaning set forth in the recitals.

          "Purchaser" means Centex Financial Services, Inc., a Nevada corporation.

          "Purchaser Claims" has the meaning set forth in Section 8.01.

          "Purchaser Claim Notice" has the meaning set forth in Section 1.05(b). hereof.

          "Purchaser Indemnified Parties" has the meaning set forth in Section
     8.01 hereof.

          "Qualified Plans" has the meaning set forth in Section 2.21(b) hereof.

          "Qualified Third Party" means (subject to the last sentence of Section 6.02(a) hereof) a Third Party who the Board of Directors of the Company has reasonably determined based on the advice of its financial advisors is financially able to consummate an Overbid Transaction.

          "Reorganization Plan" has the meaning set forth in Section 2.12 hereof.

          "Reorganization Solicitation" means the solicitation by the Company of acceptances of the Reorganization Plan in accordance with the Exchange Act and in compliance with Section 1126(b) of the Bankruptcy Code.

          "Reorganization Transactions" has the meaning set forth in Section
     2.12 hereof.

          "Representative" means, with respect to a Person, the Affiliates of such Person, and its and their respective stockholders, partners, members, officers, directors, employees, agents and other representatives.

          "Resolution Period" has the meaning set forth in Section 6.03(b) hereof.

          "Response Notice" has the meaning set forth in Section 8.05(b) hereof.

          "Schedule 13E-3" means a transaction statement on Schedule 13E-3 to be filed by the Company with the Commission pursuant to Section 13(e)(3) of the Exchange Act and Rule 13e-3 thereunder in connection with the transactions contemplated by this Agreement.

          "Securities Act" means the Securities Act of 1933, as amended (including any successor statute).

          "SFS" means Stanwich Financial Services Corp., a Rhode Island corporation.

          "SFS Amount" means the principal amount and all accrued interest owed in respect of the SFS Loan on the Closing Date.

          "SFS Loan" means collectively the loans evidenced by those two certain Promissory Notes both issued March 15, 2000 and effective as of March 7, 2000 by the Company to SFS in the respective principal amounts of $3,553,169.20 and $4,000,000.

          "Shareholders" means, at any date, the holders of the Company's Common Stock.

          "Shareholders Deficit" means the shareholders deficit of the Company and its Subsidiaries on a consolidated basis computed in accordance with GAAP. The calculation of Shareholders Deficit will exclude the aggregate amount of fees and expenses incurred by the Company or the Subsidiaries, including the Company's legal, financial, advisory and other professional fees (including a fee of $125,000 that may become payable to Samco Capital Markets), in connection with the transactions contemplated by this Agreement from and after December 15, 2000 to and including the Closing Date.

          "Solicitation Materials" has the meaning set forth in Section 5.01(a) hereof.

          "Stock Acquisition" has the meaning set forth in the recitals hereof.

          "Subsidiary" means with respect to the Company (i) any corporation or other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company or (ii) any partnership of which the Company or any Subsidiary is a general partner or of which the Company directly or indirectly owns partnership interests which entitle it to receive more than 50% of the distributions made by such partnership.

          "Tax Returns" means any returns, declarations, reports, claims for refund and informational returns or statements relating to Taxes, including any schedules or attachments thereto.

          "Taxes" means all taxes, charges, fees, levies or other assessments (including, without limitation, income, gross receipts, excise, property, sales, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges) imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, penalties and additions to any Tax.

          "Termination Fee" has the meaning set forth in Section 9.03(a) hereof.

          "Termination Threshold" means $150,000.

          "Third Party" means any Person other than the Company or the Purchaser or any of their respective Affiliates.

          "Time of Mailing" means the time the Disclosure Statement (or any supplement thereto) is mailed to Shareholders.

          "Topping Offer" has the meaning set forth in Section 6.02(a) hereof.

          "Topping Offer Amount" means the amount of the consideration specified in the most recent Topping Offer delivered by the Purchaser to the Company pursuant to Section 6.02(a) hereof.

                                   ARTICLE XI

                                 MISCELLANEOUS

     SECTION 11.01 Fees and Expenses. Except as expressly provided herein, all fees and expenses incurred by any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees and expenses.

     SECTION 11.02 Notices. All notices and other communications hereunder shall be in writing and shall be given by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon), by overnight mail or courier service, or by cable, telex or facsimile transmission to the parties at the following addresses (or at such other address as any party shall have furnished to the others in accordance with the terms of this Section 11.02):

        if to the Purchaser:

        Centex Financial Services, Inc.
        2728 North Harwood
        Dallas, Texas 75201
        Facs: (214) 981-6855
        Attention: Raymond G. Smerge
        with copies to (which shall not constitute notice to the Purchaser):

        Baker Botts L.L.P.
        2001 Ross Avenue
        Dallas, Texas 75201
        Facs: (214) 953-6503
        Attention: Geoffrey L. Newton

        if to the Company:

        NAB Asset Corporation
        4144 N. Central Expressway
        Dallas, Texas 75204
        Facs: (214) 860-7352
        Attention: Alan Ferree

        with copies to (which shall not constitute notice to the Company):

        Winstead Sechrest & Minick PC
        5400 Renaissance Tower
        1201 Elm Street
        Dallas, Texas 75270
        Facs: (214) 745-5390
        Attention: Mark Brannum

        if to SFS:

        Stanwich Financial Services Corp.
        One Stamford Landing
        62 Southfield Avenue
        Stamford, CT 06902
        Facs: (203) 967-3923
        Attention: President

All notices and other communications hereunder that are addressed as provided in or pursuant to this Section 11.02 shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by registered or certified mail (return receipt requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails, (c) if delivered by overnight courier service, upon delivery, and (d) if delivered by cable, telex or facsimile transmission, upon transmission thereof and receipt of the appropriate answer back.

     SECTION 11.03 Public Announcements. The Company, SFS and the Purchaser will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Bankruptcy Case, the Reorganization Plan or the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or automated quotation system upon which the securities of such issuer are traded.

     SECTION 11.04 Amendment; Waivers. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same. Except as expressly provided herein to the contrary, no failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

     SECTION 11.05 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and the certificates, opinions and documents delivered in accordance with the provisions hereof), the Confidentiality Agreement and the Earnest Money Escrow Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof supersedes all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof and thereof. All Exhibits and Schedules hereto are expressly made a part of this Agreement.

     SECTION 11.06 Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (it being understood and agreed that nothing contained in this Agreement is intended to confer any rights, benefits or remedies of any kind or character on any Shareholder or, except as expressly provided herein, any other Person under or by reason of this Agreement). No party may assign this Agreement without the prior written consent of each of the other parties hereto; provided, however, that after the Closing Date, the Purchaser may assign this Agreement to any of its Affiliates without the consent of any other party, but such assignment shall not relieve the Purchaser of any of its obligations hereunder to the extent that such obligations are not performed by the assignee. It is expressly understood and agreed that any attempted or purported assignment by any party of this Agreement in violation of this Section 11.06 shall be null and void.

     SECTION 11.07 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, without regard to the principles of conflicts of law that would result in the application of the laws of any other jurisdiction.

     SECTION 11.08 Severability. In the event any provision contained herein shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.

     SECTION 11.09 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof. Accordingly, the parties agree that each of them shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek specific performance of the terms hereof, in addition to any other remedy now or hereafter available at law or in equity, or otherwise.

     SECTION 11.10  Interpretation.

          (a) The headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit, extend or otherwise affect the meaning of any of the provisions hereof.

          (b) In interpreting the provisions of this Agreement, time is of the essence in the performance of the obligations of the parties.

          (c) The obligations of the Company set forth in this Agreement shall in no event be limited by or subject to their obligations under any other agreement or document to which any of them is a party or is bound as of the date hereof.

     SECTION 11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                            COMPANY:

                                            NAB ASSET CORPORATION

                                            By:       /s/ ALAN FERREE
                                              ----------------------------------
                                            Name: Alan Ferree
                                            Title:  Chief Financial Officer

                                            SFS:

                                            STANWICH FINANCIAL SERVICES CORP.

                                            By:   /s/ CHARLES E. BRADLEY
                                              ----------------------------------
                                            Name: Charles E. Bradley
                                            Title:  President

                                            PURCHASER:

                                            CENTEX FINANCIAL SERVICES, INC.

                                            By:    /s/ RAYMOND G. SMERGE
                                              ----------------------------------
                                            Name: Raymond G. Smerge
                                            Title:  Executive Vice President

                                                                         ANNEX C

                                 HOWARD FRAZIER
                               BARKER ELLIOTT INC

                                                     Valuation and Financial
                                                     Advisors
                                                     The Melle Esperson Building
                                                     815 Walker, Suite 1140
                                                     Houston, Texas 77002
                                                     Phone: 713-225-9580
                                                     Fax: 713-225-9588

March 16, 2001

Board of Directors
NAB Asset Corporation
4144 N. Central Expy, Suite 800
Dallas, TX 75204

Dear Sirs:

     You have requested Howard Frazier Barker Elliott, Inc., ("HFBE") to render its opinion (the "Opinion") to the Board of Directors of NAB Asset Corporation ("NAB" or the "Company"), a Texas corporation, in connection with a plan of reorganization and certain transactions contemplated thereunder (the "Reorganization Transactions"), from a financial point of view, that: (i) the consideration to be received by the shareholders of the Company (the "Non-Principal Shareholders") other than the Principal Shareholders (defined below) is fair to such holders; and (ii) the treatment of the Principal Shareholders is less favorable than the Non-Principal Shareholders. As described in the Stock Purchase Agreement dated March 16, 2001 among the Company, Stanwich Financial Services Corp., and Centex Financial Services, Inc. ("Centex"), the Company intends to propose a plan of reorganization, which will provide for, among other things, (i) the issuance and sale by the Company to Centex of shares of new common stock (the "Common Stock") of the Company representing 49.9 percent of the issued and outstanding Common Stock following redemption of the Non-Principal Shareholders and (ii) the distribution to the Non-Principal Shareholders of $0.125 cash per share of Common Stock (subject to certain possible reductions not to exceed $50,000 in the aggregate) at Closing in exchange for shares of Common Stock held by them. The Principal Shareholders of the Company are Consumer Portfolio Services, Inc., Greenhaven Associates, Inc. and Centex. The Closing Date will not occur until the Reorganization Plan is confirmed by the bankruptcy court.

     As part of our financial advisory activities, HFBE engages in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. We are experienced in these activities and have performed assignments similar in nature to that requested by you on numerous occasions.

     In rendering our written opinion, HFBE: (i) reviewed NAB's Form 10-K and related financial information for the years ended December 31, 1996 through 1999; (ii) reviewed NAB's Form 10-Q for the quarters ended September 30, 2000, June 30, 2000 and March 31, 2000; (iii) reviewed certain information relating to the business, earnings, cash flow, assets and prospects of NAB furnished to HFBE by the Company; (iv) conducted discussions with members of senior management of NAB concerning the Company's business and prospects; (v) conducted discussions with management of Samco Capital Markets, the Company's investment banker, regarding the sale of the Common Stock and negotiations with Centex; (vi) reviewed the historical market prices and trading activity for the Company's common stock (vii) compared the results of operations of NAB with that of certain companies which it deemed to be reasonably similar to NAB; (viii) reviewed the projected operating results for the Company for the years ended December 31, 2001 and 2002; (ix) reviewed the Stock Purchase Agreement dated March 16, 2001; (x) reviewed the Plan of Reorganization dated March 2001; (xi) reviewed the appraisals or other estimated values of certain assets held by the Company provided by management including the report of Charbonneau-Klein, Inc. dated November 8, 2000 regarding strategic alternatives for the Company's principal operating subsidiary; (xii) reviewed NAB's internally prepared financial statements dated December 31, 2000; and
(xiii) reviewed such other matters as HFBE deemed necessary, including an assessment of general economic, market and monetary conditions.

     In preparing its opinion, HFBE relied on the accuracy and completeness of all information supplied or otherwise made available to HFBE by NAB and assumed that financial forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of NAB as to the expected future financial performance of the Company. HFBE did not independently verify such information or assumptions, including any financial forecasts, or undertake an independent appraisal of the assets of the Company. HFBE will consent to a description and inclusion of the Opinion in the disclosure statements to be filed with the Securities and Exchange Commission and with the bankruptcy court and mailed to the Company's shareholders for the purposes of approving the reorganization plan for the Company; provided, however, that the Opinion is reproduced in full, and any description of or reference to HFBE or summary of the Opinion will be in a form acceptable to HFBE and its counsel. HFBE's opinion is based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of the opinion and we do not have any obligation to update, revise or reaffirm this Opinion. In rendering our Opinion, we did not perform any procedures or analysis regarding the potential environmental liabilities of the Company, nor did we consider the impact of changes in the regulatory environment in which the Company operates.

     The opinion of HFBE was undertaken at the behest of and for the benefit of the Board of Directors alone. To the extent a vote of the Company's shareholders is required or sought, HFBE's opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Reorganization Transactions. The opinion does not address the relative merits of the Reorganization Transactions and any other transaction or business strategies discussed by the Company's Board of Directors as alternatives to the Reorganization Transactions or the decision of the Company's Board of Directors to proceed with the Reorganization Transactions. HFBE has not been requested to and did not solicit third party indications of interest in acquiring all or any part of the Company. No opinion is expressed by HFBE as to the price at which NAB Common Stock may trade at anytime following the Reorganization Transactions.

     HFBE assumed that there had been no material change in the Company's financial condition, results of operations, business or prospects since the date of the last financial statements made available to HFBE. In addition, HFBE did not make an independent evaluation appraisal or physical inspection of the assets or individual properties of the Company.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to the partial analysis or summary description. Furthermore, in arriving at our opinion, HFBE did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, HFBE believes that our analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In our analyses, HFBE made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values which may be significantly more or less favorable than as set forth therein.

     Neither HFBE nor our employees have any present or contemplated future interest in the Company which might tend to prevent us from rendering a fair and unbiased opinion.

     Subject to and based upon the foregoing, it is our opinion that, as of the date of this letter, (a) the consideration to be received by the Non-Principal Shareholders is fair, from a financial point of view, to such holders, and (b) that the treatment of the Principal Shareholders (pursuant to the Reorganization
Plan) is less favorable than the Non-Principal Shareholders.

                                          Sincerely,

                                          HOWARD FRAZIER BARKER ELLIOTT, INC.

                                          By:      /s/ ALEX W. HOWARD
                                            ------------------------------------
                                            Alex W. Howard
                                            Senior Managing Director

                                          By:     /s/ ALAN B. HARP, JR.
                                            ------------------------------------
                                            Alan B. Harp, Jr.
                                            Managing Director

                                                                         ANNEX D

                   IMPORTANT: A BANKRUPTCY CASE HAS NOT BEEN
                   COMMENCED AS OF THE DATE OF THIS DOCUMENT.

                             NAB ASSET CORPORATION

                                     BALLOT

                           FOR ACCEPTING OR REJECTING
                     THE PREPACKAGED PLAN OF REORGANIZATION
                            OF NAB ASSET CORPORATION

                CLASS 4: COMMON STOCK, PAR VALUE $0.10 PER SHARE

            THE EXPIRATION DATE TO ACCEPT OR REJECT THE PREPACKAGED
                     PLAN IS 5:00 P.M., DALLAS, TEXAS TIME,
                     ON             , 2001, UNLESS EXTENDED

     This ballot (the "Ballot") is submitted to you to solicit your vote to accept or reject the Prepackaged Plan of Reorganization (the "Plan") of NAB Asset Corporation ("NAB") referred to in the accompanying Disclosure and Proxy
Statement, dated             , 2001 (the "Proxy Statement"). The Plan is to be
filed in connection with a case to be commenced in the future by NAB under Chapter 11 of the U.S. Bankruptcy Code. At this time, NAB has not commenced a Chapter 11 case. If sufficient votes are received accepting the Plan, it is NAB's present intention to commence a Chapter 11 case and seek to have the Plan confirmed by the bankruptcy court as promptly as practicable.

     THIS BALLOT IS NOT A LETTER OF TRANSMITTAL AND MAY NOT BE USED FOR ANY PURPOSE OTHER THAN TO VOTE TO ACCEPT OR REJECT THE PLAN. YOU SHOULD NOT SURRENDER ANY DOCUMENTS REPRESENTING SECURITIES AT THIS TIME, AS NAB WILL NOT ACCEPT DELIVERY OF ANY SUCH DOCUMENTS.

     To vote on the Plan, you should review the Proxy Statement, complete the Ballot in accordance with the enclosed instructions and return the completed Ballot for processing. If neither the "Accepts" nor "Rejects" box on the Ballot is checked, the Ballot will be deemed to constitute an acceptance of the Plan. If the Ballot is not properly signed, it will not be counted as having cast a vote. You must vote your entire equity interest to either accept or reject the Plan. You may not split your vote. If your Ballot purports to split your vote, your Ballot will not be counted. PLEASE COMPLETE ITEMS 1-3.

     Item 3 of the Ballot provides you the opportunity to opt-out of the release provided in Section 7.8(b) of the Plan. Section 7.8(b) of the Plan generally provides that, unless you check the box in Item 3, on the effective date of the plan, NAB and each shareholder who does not opt-out will be deemed to unconditionally release certain parties, including, without limitation, each of NAB's present and former officers and directors, employees, agents, attorneys, financial advisors and other representatives, and Center Financial Services and Stanwich Financial Services from all claims and liabilities relating to the reorganization transactions, except for performance or nonperformance under the plan of reorganization or stock purchase agreement or any action or omission that constitutes actual fraud or criminal behavior. In addition, the release may not release such parties from liabilities under the federal securities laws. IF YOU DO NOT WISH TO GRANT THIS RELEASE, YOU SHOULD CHECK THE BOX IN ITEM 3 OF THE BALLOT.

     PLEASE READ THE ATTACHED VOTING INFORMATION AND INSTRUCTIONS BEFORE COMPLETING THE BALLOT.

               [X]  PLEASE MARK YOUR VOTES AS THIS EXAMPLE

     ITEM 1. The undersigned, a holder of a Class 4 Interest, as defined in the Plan, is the beneficial owner of the number of shares of common stock, par value $0.10 per share of NAB Asset Corporation ("Common Shares") listed below:

     ------------------------------------ Common Shares (enter amount)

     ITEM 2. Vote. The undersigned votes all Common Shares referenced in Item 1 (check one box):

                To Accept the Plan                       To Reject the Plan

                         [ ]                                   [ ]

     ITEM 3. Release. Please indicate whether you elect to opt out of the mutual release provided in Section 7.8(b) of the Plan by checking the box below.

              [ ]  The undersigned DOES NOT CONSENT to the release provided in
                   Section 7.8(b) of the Plan.

     ITEM 4. By signing this Ballot, the undersigned certifies that the undersigned is the beneficial owner(s) of the Common Shares voted on this Ballot and/or has full power and authority to vote to accept or reject the Plan. The undersigned also acknowledges receipt of the Proxy and other applicable solicitation materials as well as all terms and conditions set forth therein.

The signature(s) below should conform to the name(s) shown on the document(s) representing the Common Shares being voted. Where Common Shares are held in the names of more than one person, all such owners should sign below.


Signature
                                                            Dated
-----------------------------------------------------       -----------------------------------------------------

Signature of Co-Owner, if applicable
                              --------------------------------------------------

If by Authorized Agent, name and title
                               -------------------------------------------------

                             NAB ASSET CORPORATION

                      VOTING INFORMATION AND INSTRUCTIONS
                           FOR COMPLETING THE BALLOT

     1. For your vote to be counted, you must complete, sign and return the Ballot as follows:

          (A) If your Common Shares are held through a broker, bank, or other nominee. To have your vote count you must complete items 1-3 and return this Ballot to such broker, bank or nominee. You must return the Ballot to such entity early enough for your vote to be processed and forwarded to and received by NAB prior to the expiration date. The broker, bank or other nominee should indicate on the Ballot the number of Common Shares held in your account as
              of the close of business on           , 2001 (the "Record Date").
              Please locate that data and use that total number when completing
              Item 1. If that data has not been provided, please contact the institution(s) at which your account(s) are held and request the same.

          (B) If your Common Shares are registered in your own name. For your vote to be counted, you must complete Items 1-3 and return this Ballot to NAB, at the address set forth on the enclosed pre-addressed postage pre-paid business reply envelope. You will find the number of Common Shares you held as of the close of business on the Record Date indicated on the address label affixed to the front of the Ballot. That total should be entered in Item 1.

              If for any reason you did not receive a pre-address postage pre-paid business reply envelope or if the amount of your holdings indicated on the aforementioned label is unclear, please contact Alan Ferree at the telephone number listed below.

     BALLOTS MUST BE RECEIVED BY 5:00 P.M., DALLAS, TEXAS TIME ON           ,
2001 (THE "EXPIRATION DATE"). IF A BALLOT IS RECEIVED AFTER THE EXPIRATION DATE IT WILL NOT BE COUNTED.

     2. The Ballot is not a letter of transmittal and may not be used for any other purpose other than to vote to accept or reject the Plan. You should not surrender any documents representing your Common Shares at this time and NAB will not accept delivery of any such documents transmitted together with a Ballot. Surrender of documents for exchange pursuant to the Plan may be made only pursuant to a letter of transmittal, which will be furnished to you after confirmation of the Plan by the bankruptcy court.

     3. The Ballot is for voting purposes only and does not constitute and shall not be deemed a proof of claim or interest or an assertion of a claim or interest.

                      PLEASE RETURN YOUR BALLOT PROMPTLY!

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE VOTING PROCEDURES, PLEASE
                                     CALL:

                             NAB ASSET CORPORATION
                                 (888) 451-7830

                   IMPORTANT: A BANKRUPTCY CASE HAS NOT BEEN
                   COMMENCED AS OF THE DATE OF THIS DOCUMENT.

                             NAB ASSET CORPORATION

                                 MASTER BALLOT

                           FOR ACCEPTING OR REJECTING
                     THE PREPACKAGED PLAN OF REORGANIZATION
                            OF NAB ASSET CORPORATION

                             CLASS 4: COMMON SHARES

            THE EXPIRATION DATE TO ACCEPT OR REJECT THE PREPACKAGED
                     PLAN IS 5:00 P.M., DALLAS, TEXAS TIME,
                         ON           , UNLESS EXTENDED

     This Master Ballot is submitted to you to solicit and obtain the vote of the beneficial owners of the securities described below to accept or reject the Prepackaged Plan of Reorganization (the "Plan") of NAB Asset Corporation ("NAB") referred to in the accompanying Disclosure and Proxy Statement, dated
               , 2001 (the "Proxy Statement"). If the required vote of the shareholders of NAB is received, the Plan is to be filed in connection with a case to be commenced in the future by NAB under Chapter 11 of the Bankruptcy Code. At this time, NAB has not commenced a Chapter 11 case. If sufficient votes are received accepting the Plan, it is NAB's present intention to commence a Chapter 11 case and seek to have the Plan confirmed by the Bankruptcy Court as promptly as practicable.

     PLEASE READ THE VOTING INFORMATION AND INSTRUCTIONS CONTAINED HEREIN BEFORE COMPLETING THIS MASTER BALLOT.

     ITEM 1.  Tabulation of Beneficial Class 4 Voting.  The undersigned
              certifies that           [insert number] beneficial owners of
                        [insert number] shares of common stock, par value $0.10
              per share of NAB (the "Common Shares"), have delivered ballots to the undersigned voting Class 4 interests to ACCEPT the Plan. The
              undersigned certifies that           [insert number] beneficial
              owners of           [insert number] Common Shares have delivered
              ballots to the undersigned voting Class 4 interests to REJECT the Plan.

     ITEM 2.  Releases.  The undersigned certifies that           [insert
              number] beneficial owners of           [insert number] Common
              Shares have delivered ballots to the undersigned voting Common Shares to NOT CONSENT to the release (the "Release") provided in
              Section 7.8(b) of the Plan. The undersigned certifies that
                        [insert number] beneficial owners of           [insert
              number] Common Shares have delivered ballots to the undersigned voting Class 4 interests to CONSENT to the Release provided in
              Section 7.8(b) of the Plan.

     ITEM 3. Class 4 Beneficial Owner Information. The undersigned certifies that listed below (or attached hereto) is a true and accurate schedule of the beneficial owners of Common Shares that have delivered ballots to the undersigned voting Common Shares to accept or reject the Plan and to consent or not consent to the Release. (Please complete the following table or attach the information requested by this Item 3 in the following format:)

   ----------------------------------------------------------------------------------------------------------------------
         YOUR CUSTOMER ACCOUNT NUMBER(S)           NUMBER OF     TO ACCEPT   TO REJECT   TO CONSENT TO   TO NOT CONSENT
            FOR EACH BENEFICIAL OWNER            COMMON SHARES   THE PLAN    THE PLAN     THE RELEASE    TO THE RELEASE
   ----------------------------------------------------------------------------------------------------------------------


    1.

    ---------------------------------------------------------------------------------------------------------------------


    2.

    ---------------------------------------------------------------------------------------------------------------------


    3.

    ---------------------------------------------------------------------------------------------------------------------


    4.

    ---------------------------------------------------------------------------------------------------------------------


    4.

    ---------------------------------------------------------------------------------------------------------------------


    5.

    ---------------------------------------------------------------------------------------------------------------------


    6.

    ---------------------------------------------------------------------------------------------------------------------


    7.

    ---------------------------------------------------------------------------------------------------------------------


    8.


    ---------------------------------------------------------------------------------------------------------------------

     ITEM 4. The undersigned certifies that the undersigned is an agent of the registered owner with full power and authority to execute this document in its own name or through a position held at a securities depository of the Common Shares set forth in Item 1. The undersigned further certifies that none of the Common Share accounts identified in Item 3 above have previously been voted by any other Master Ballot, except to the extent provided in Item 5 of the Voting Information and Instructions attached hereto, submitted by the undersigned. The undersigned also acknowledges the terms and conditions set forth in the Proxy Statement.

Return this Master Ballot by mail to NAB Asset Corporation at 4144 N. Central Expressway, Suite 800, Dallas, Texas 75204, Attention: Alan Ferree.

PRINT OR TYPE NAME  ------------------------------------------------------------

IF BY AN AUTHORIZED AGENT, NAME AND TITLE    -----------------------------------

DATED     ----------------------------------------------------------------------

SIGNATURE      -----------------------------------------------------------------

ADDRESS (STREET)    ------------------------------------------------------------

NAME OF BROKER, BANK OR OTHER NOMINEE   ----------------------------------------

CITY, STATE, ZIP CODE    -------------------------------------------------------

                      VOTING INFORMATION AND INSTRUCTIONS
                        FOR COMPLETING THE MASTER BALLOT

     1. The Master Ballot is to be used by brokerage firms, banks or proxy intermediaries for summarizing votes cast by beneficial owners of the securities in Class 4 to accept or reject the Plan.

     2. Master Ballots must be received by NAB, at the address indicated above
on this Master Ballot by 5:00 p.m., Dallas, Texas time, on           (the
"Expiration Date"). Master Ballots not received by the expiration date will not be counted.

     3. The Master Ballot is not a letter of transmittal and may not be used for any purpose other than to transmit votes to accept or reject the Plan. Holders should not surrender certificates representing their Common Shares at this time, and NAB will not accept delivery of any such certificates transmitted together with a Master Ballot. Surrender of Common Shares for exchange pursuant to the Plan may be made only pursuant to a letter of transmittal which will be furnished to you by NAB (or its agent) after confirmation of the Plan by the Bankruptcy Court.

     4. With respect to any individual ballots returned to you by the beneficial owner, you must either complete a Master Ballot summarizing the voting with respect to such individual ballots, return the Master Ballot to NAB, and retain all such individual ballots for inspection by the Bankruptcy Court until 90 days after confirmation of the Plan by the Bankruptcy Court or return the ballots to us.

     5. Multiple Master Ballots may be completed and delivered to NAB. Votes reflected by multiple Master Ballots will be counted except to the extent that they are duplicative of other Master Ballots submitted by you. If two or more Master Ballots submitted by you are inconsistent in whole or in part, the latest Master Ballot received prior to the expiration date will, to the extent of such inconsistency, supersede and revoke any prior Master Ballot submitted by you. If more than one Master Ballot is submitted by you and the later Master Ballot(s) supplement rather than supersede earlier Master Ballot(s), please mark the subsequent Master Ballot(s) with the words "Additional Vote" or such other language as you customarily use to indicate an additional vote that is not meant to revoke an earlier vote.

     6. Item 3 of the Master Ballot requests that you provide information in the indicated format for each individual beneficial owner on whose behalf you are executing the Master Ballot. To identify such beneficial owners without disclosing their names, please use the customer account number assigned by you to each such beneficial owner. In the event that a single customer has more than one account with the identical registration, that customer should be listed no more than once in Item 3. In completing Item 3, the total number of Common Shares of all accounts voted with respect to a single customer should be listed in a single line entry, so that each line will represent a different beneficial owner.


     7. Each beneficial owner must vote its entire equity interest within a single class under the Plan to either accept or reject the Plan. A beneficial owner may not split its vote within a class and accordingly, an individual ballot (or multiple individual ballots with respect to multiple claims or equity interests within a single class) received from a beneficial owner that partially rejects and partially accepts the Plan should not be counted. Furthermore, for purposes of computing the vote on a Master Ballot, each voting beneficial owner should be deemed to have voted the full amount of its holdings according to your
records as of the close of business on July   , (the "Voting Record Date").


     8. If neither the "Accepts" nor "Rejects" box on the Ballot is checked, the Ballot will be deemed to constitute an acceptance of the Plan. If the Ballot is not properly signed, it will not be counted as having cast a vote.

     9. No fees or commissions or other remuneration will be payable to any broker, dealer or other person in connection with the solicitation by NAB pursuant to the Plan. NAB will, however, upon written request, reimburse you for customary mailing and handling expenses incurred by you in forwarding individual ballots and accompanying solicitation packages to your clients.

     Nothing contained herein or in the enclosed documents shall constitute you or any other person as the agent of NAB, or authorize you or any person to use any document or make any statements on behalf of any of them with respect to the Plan, except for the statements contained in the documents enclosed herewith.

     If you have any questions regarding this Master Ballot or the voting procedures, or if you need additional copies of the Master Ballot, individual Ballots or solicitation packages, including the Plan and the Proxy Statement, please call Alan Ferree, Chief Financial Officer of NAB, at (888) 451-7830.